EXHIBIT 9.1


                               DEFINED ASSET FUNDS
                               -------------------

                         MUNICIPAL INVESTMENT TRUST FUND
                            MUNICIPAL INSURED SERIES

                             INFORMATION SUPPLEMENT


   This Information Supplement provides additional information concerning the structure, operations and risks of municipal bond trusts (each, a "Fund") of Defined Asset Funds not found in the prospectuses for the Funds. This Information Supplement is not a prospectus and does not include all of the information that a prospective investor should consider before investing in a Fund. This Information Supplement should be read in conjunction with the prospectus for the Fund in which an investor is considering investing ("Prospectus"). Copies of the Prospectus can be obtained by calling or writing the Trustee at the telephone number and address indicated in Part A of the Prospectus.

This Information Supplement is dated February 29, 1996. Capitalized terms have been defined in the Prospectus.

                                TABLE OF CONTENTS
                                -----------------

Description of Fund Investments . . . . . . . . . . . . . . . . .    3
 Fund Structure     . . . . . . . . . . . . . . . . . . . . . . .    3
 Portfolio Supervision        . . . . . . . . . . . . . . . . . .    3
Risk Factors        . . . . . . . . . . . . . . . . . . . . . . .    5
 Concentration      . . . . . . . . . . . . . . . . . . . . . . .    5
 General Obligation Bonds     . . . . . . . . . . . . . . . . . .    5
 Moral Obligation Bonds       . . . . . . . . . . . . . . . . . .    6
 Refunded Bonds     . . . . . . . . . . . . . . . . . . . . . . .    6
 Industrial Development Revenue Bonds . . . . . . . . . . . . . .    6
 Municipal Revenue Bonds      . . . . . . . . . . . . . . . . . .    6
  Municipal Utility Bonds       . . . . . . . . . . . . . . . . .    6
  Lease Rental Bonds            . . . . . . . . . . . . . . . . .    9
  Housing Bonds     . . . . . . . . . . . . . . . . . . . . . . .    9
  Hospital and Health Care Bonds  . . . . . . . . . . . . . . . .   10
  Facility Revenue Bonds        . . . . . . . . . . . . . . . . .   11
  Solid Waste Disposal Bonds    . . . . . . . . . . . . . . . . .   12
  Special Tax Bonds             . . . . . . . . . . . . . . . . .   12
  Student Loan Revenue Bonds    . . . . . . . . . . . . . . . . .   12
  Transit Authority Bonds       . . . . . . . . . . . . . . . . .   13
  Municipal Water and Sewer Revenue Bonds . . . . . . . . . . . .   13
  University and College Bonds  . . . . . . . . . . . . . . . . .   13
 Puerto Rico        . . . . . . . . . . . . . . . . . . . . . . .   13
 Bonds Backed by Letters of Credit or Repurchase Commitments  . .   14
 Liquidity          . . . . . . . . . . . . . . . . . . . . . . .   17
 Bonds Backed by Insurance  . . . . . . . . . . . . . . . . . . .   18
 State Risk Factors . . . . . . . . . . . . . . . . . . . . . . .   22
 Payment of Bonds and Life of a Fund  . . . . . . . . . . . . . .   22
 Redemption         . . . . . . . . . . . . . . . . . . . . . . .   22
 Tax Exemption      . . . . . . . . . . . . . . . . . . . . . . .   23
Income and Returns  . . . . . . . . . . . . . . . . . . . . . . .   23

Income              . . . . . . . . . . . . . . . . . . . . . . .  23
State Matters       . . . . . . . . . . . . . . . . . . . . . . .  24
 Alabama            . . . . . . . . . . . . . . . . . . . . . . .  24
 Arizona            . . . . . . . . . . . . . . . . . . . . . . .  27
 California         . . . . . . . . . . . . . . . . . . . . . . .  31
 Colorado           . . . . . . . . . . . . . . . . . . . . . . .  44
 Connecticut        . . . . . . . . . . . . . . . . . . . . . . .  47
 Florida            . . . . . . . . . . . . . . . . . . . . . . .  49
 Georgia            . . . . . . . . . . . . . . . . . . . . . . .  56
 Illinois           . . . . . . . . . . . . . . . . . . . . . . .  59
 Louisiana          . . . . . . . . . . . . . . . . . . . . . . .  61
 Maine              . . . . . . . . . . . . . . . . . . . . . . .  64
 Maryland           . . . . . . . . . . . . . . . . . . . . . . .  70
 Massachusetts      . . . . . . . . . . . . . . . . . . . . . . .  75
 Michigan           . . . . . . . . . . . . . . . . . . . . . . .  81
 Minnesota          . . . . . . . . . . . . . . . . . . . . . . .  84
 Mississippi        . . . . . . . . . . . . . . . . . . . . . . .  86
 Missouri           . . . . . . . . . . . . . . . . . . . . . . .  88
 New Jersey         . . . . . . . . . . . . . . . . . . . . . . .  89
 New Mexico         . . . . . . . . . . . . . . . . . . . . . . .  94
 New York           . . . . . . . . . . . . . . . . . . . . . . .  97
 North Carolina     . . . . . . . . . . . . . . . . . . . . . . .  103
 Ohio               . . . . . . . . . . . . . . . . . . . . . . .  109
 Oregon             . . . . . . . . . . . . . . . . . . . . . . .  113
 Pennsylvania       . . . . . . . . . . . . . . . . . . . . . . .  119
 Tennessee          . . . . . . . . . . . . . . . . . . . . . . .  120
 Texas              . . . . . . . . . . . . . . . . . . . . . . .  122
 Virginia           . . . . . . . . . . . . . . . . . . . . . . .  126

DESCRIPTION OF FUND INVESTMENTS

Fund Structure

   The Portfolio contains different issues of Bonds with fixed final maturity or disposition dates. In addition up to 10% of the initial value of the Portfolio may have consisted of units ("Other Fund Units") of previously-issued Series of Municipal Investment Trust Fund ("Other Funds") sponsored and underwritten by certain of the Sponsors and acquired by the Sponsors in the secondary market. The Other Fund Units are not bonds as such but represent interests in the securities, primarily state, municipal and public authority bonds, in the portfolios of the Other Funds. See Investment Summary in Part A for a summary of particular matters relating to the Portfolio.

   The portfolios underlying any Other Fund Units (the units of no one Other Fund represented more than 5%, and all Other Fund Units represented less than 10%, of the aggregate offering side evaluation of the Portfolio on the Date of Deposit) are substantially similar to that of the Fund. The percentage of the Portfolio, if any, represented by Other Fund Units on the Evaluation Date is set forth under Investment Summary in Part A. On their respective dates of deposit, the underlying bonds in any Other Funds were rated BBB or better by Standard & Poor's or Baa or better by Moody's. While certain of those bonds may not currently meet these criteria, they did not represent more than 0.5% of the face amount of the Portfolio on the Date of Deposit. Bonds in each Other Fund which do not mature according to their terms within 10 years after the Date of Deposit had an aggregate bid side evaluation of at least 40% of the initial face amount of the Other Fund. The investment objectives of the Other Funds are similar to the investment objective of the Fund, and the Sponsors, Trustee and Evaluator of the Other Funds have responsibilities and authority paralleling in most important respects those described in this Prospectus and receive similar fees. The names of any Other Funds represented in the Portfolio and the number of units of each Other Fund in the Fund may be obtained without charge by writing to the Trustee.

Portfolio Supervision

   Each Fund is a unit investment trust which follows a buy and hold investment strategy. Traditional methods of investment management for mutual funds typically involve frequent changes in fund holdings based on economic, financial and market analyses. Because a Fund is not actively managed, it may retain an issuer's securities despite financial or economic developments adversely affecting the market value of the securities held by a Fund. However, Defined Asset Funds' financial analysts regularly review a Fund's Portfolio, and the Sponsors may instruct a Trustee to sell securities in a Portfolio in the following circumstances: (i) default in payment of amounts due on the security;
(ii) institution of certain legal proceedings; (iii) other legal questions or impediments affecting the security or payments thereon; (iv) default under certain documents adversely affecting debt service or in payments on other securities of the same issuer or guarantor; (v) decline in projected income pledged for debt service on a revenue bond; (vi) if a security becomes taxable or otherwise inconsistent with a Fund's investment objectives; (vii) a right to sell or redeem the security pursuant to a guarantee or other credit support; or
(viii) decline in security price or other market or credit factors (including advance refunding) that, in the opinion of Defined Asset Funds research, makes retention of the security detrimental to the interests of Holders. If there is a payment default on any Bond and the Agent for the Sponsors fails to instruct the Trustee within 30 days after notice of the default, the Trustee will sell the Bond.

   A Trustee must reject any offer by an issuer of a Bond to exchange another security pursuant to a refunding or refinancing plan unless (a) the Bond is in default or (b) in the written opinion of Defined Asset Funds research analysts, a default is probable in the reasonably foreseeable future, and the Sponsors instruct the Trustee to accept the offer or take any other action with respect to the offer as the Sponsors consider appropriate.

   Units offered in the secondary market may reflect redemptions or prepayments, in whole or in part, or defaults on, certain of the Bonds originally deposited in the Fund or the disposition of certain Bonds originally deposited in the Fund to satisfy redemptions of Units (see Redemption) or pursuant to the exercise by the Sponsors of their supervisory role over the Fund (see Risk Factors--Payment of the Bonds and Life of the Fund). Accordingly, the face amount of Units may be less than their original face amount at the time of the creation of the Fund. A reduced value per Unit does not therefore mean that a Unit is necessarily valued at a market discount; market discounts, as well as market premiums, on Units are determined solely by a comparison of a Unit's outstanding face amount and its evaluated price.

   The Portfolio may contain debt obligations rated BBB by Standard & Poor's and Baa by Moody's, which are the lowest "investment grade" ratings assigned by the two rating agencies or debt obligations rated below investment grade. The Portfolio may also contain debt obligations that have received investment grade ratings from one agency but "junk Bond" ratings from the other agency. In addition, the Portfolio may contain debt obligations which are not rated by either agency but have in the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agent for the Sponsors, comparable credit characteristics to debt obligations rated near or below investment grade. Investors should therefore be aware that these debt obligations may have speculative characteristics and that changes in economic conditions or other circumstances are more likely to lead to a weakened capacity to make principal and interest payments on these debt obligations than is the case with higher rated bonds. Moreover, conditions may develop with respect to any of the issuers of debt obligations in the Portfolio which may cause the rating agencies to lower their ratings below investment grade on a given security or cause the Agent for the Sponsors to determine that the credit characteristics of a given security are comparable to debt obligations rated below investment grade. As a result of timing lags or a lack of current information, there can be no assurance that the rating currently assigned to a given debt obligation by either agency or the credit assessment of the Agent for the Sponsors actually reflects all current information about the issuer of that debt obligation.

   Subsequent to the Date of Deposit, a Debt Obligation or other obligations of the issuer or guarantor or bank or other entity issuing a letter of credit related thereto may cease to be rated, its rating may be reduced or the credit assessment of the Agent for the Sponsors may change. Because of the fixed nature of the Portfolio, none of these events require an elimination of that Debt Obligation from the Portfolio, but the lowered rating or changed credit assessment may be considered in the Sponsors' determination to direct the disposal of the Debt Obligation (see Administration of the Fund -- Portfolio Supervision).

   Because ratings may be lowered or the credit assessment of the Agent for the Sponsors may change, an investment in Units of the Trust should be made with an understanding of the risks of investing in "junk bonds" (bonds rated below investment grade or unrated bonds having similar credit characteristics), including increased risk of loss of principal and interest on the underlying debt obligations and the risk that the value of the Units may decline with increases in interest rates. In recent years there have been wide fluctuations in interest rates and thus in the value of fixed-rate debt obligations generally. Debt obligations which are rated below investment grade or unrated debt obligations having similar credit characteristics are often subject to greater market fluctuations and risk of loss of income and principal than securities rated investment grade, and their value may decline precipitously in response to rising interest rates. This effect is so not only because increased interest rates generally lead to decreased values for fixed-rate instruments, but also because increased interest rates may indicate a slowdown in the economy generally, which could result in defaults by less creditworthy issuers. Because investors generally perceive that there are greater risks associated with lower-rated securities, the yields and prices of these securities tend to fluctuate more than higher-rated securities with changes in the perceived credit quality of their issuers, whether these changes are short-term or structural, and during periods of economic uncertainty. Moreover, issuers whose obligations have been recently downgraded may be subject to claims by debtholders and suppliers which, if sustained, would make it more difficult for these issuers to meet payment obligations.

   Debt rated below investment grade or having similar credit characteristics also tends to be more thinly traded than investment-grade debt and held primarily by institutions, and this lack of liquidity can negatively affect the value of the debt. Debt which is not rated investment grade or having similar credit characteristics may be subordinated to other obligations of the issuer. Senior debtholders would be entitled to receive payment in full before subordinated debtholders receive any payment at all in the event of a bankruptcy or reorganization. Lower rated debt obligations and debt obligations having similar credit characteristics may also present payment-expectation risks. For example, these bonds may contain call or redemption provisions that would make it attractive for the issuers to redeem them in periods of declining interest rates, and investors would therefore not be able to take advantage of the higher yield offered.

   The value of Units reflects the value of the underlying debt obligations, including the value (if any) of any issues which are in default. In the event of a default in payment of principal or interest, the Trust may incur additional expenses in seeking payment under the defaulted debt obligations. Because amounts recovered (if any) in respect of a defaulted debt obligation may not be reflected in the value of Units until actually received by the Trust, it is possible that a Holder who sells Units would bear a portion of the expenses without receiving a portion of the payments received. It is possible that new laws could be enacted which could hurt the market for bonds which are not rated investment grade. For example, federally regulated financial institutions could be required to divest their holdings of these bonds, or proposals could be enacted which might limit the use, or tax or other advantages, of these bonds.


RISK FACTORS

Concentration

   A Portfolio may contain or be concentrated in one or more of the types of Bonds discussed below. An investment in a Fund should be made with an understanding of the risks that these bonds may entail, certain of which are described below. Political restrictions on the ability to tax and budgetary constraints affecting the state or local government may result in reductions of, or delays in the payment of, state aid to cities, counties, school districts and other local units of government which, in turn, may strain the financial operations and have an adverse impact on the creditworthiness of these entities. State agencies, colleges and universities and health care organizations, with municipal debt outstanding, may also be negatively impacted by reductions in state appropriations.

General Obligation Bonds

   General obligation bonds are backed by the issuer's pledge of its full faith and credit and are secured by its taxing power for the payment of principal and interest. However, the taxing power of any governmental entity may be limited by provisions of state constitutions or laws and an entity's credit will depend on many factors, including an erosion of the tax base due to population declines, natural disasters, declines in the state's industrial base or inability to attract new industries, economic limits on the ability to tax without eroding the tax base and the extent to which the entity relies on Federal or state aid, access to capital markets or other factors beyond the entity's control.

   Over time, many state and local governments may confront deficits due to economic or other factors. In addition, a Portfolio may contain obligations of issuers who rely in whole or in part on ad valorem real property taxes as a source of revenue. Certain proposals, in the form of state legislative proposals or voter initiatives, to limit ad valorem real property taxes have been introduced in various states, and an amendment to the constitution of the State of California, providing for strict limitations on ad valorem real property taxes, has had a significant impact on the taxing powers of local governments and on the financial condition of school districts and local governments in California. It is not possible at this time to predict the final impact of such measures, or of similar future legislative or constitutional measures, on school districts and local governments or on their abilities to make future payments on their outstanding bonds.

Moral Obligation Bonds

   The repayment of a "moral obligation" bond is only a moral commitment, and not a legal obligation, of the state or municipality in question. Even though the state may be called on to restore any deficits in capital reserve funds of the agencies or authorities which issued the bonds, any restoration generally requires appropriation by the state legislature and accordingly does not constitute a legally enforceable obligation or debt of the state. The agencies or authorities generally have no taxing power.

Refunded Bonds

   Refunded Bonds are typically secured by direct obligations of the U.S. Government, or in some cases obligations guaranteed by the U.S. Government, placed in an escrow account maintained by an independent trustee until maturity or a predetermined redemption date. These bonds are generally noncallable prior to maturity or the predetermined redemption date. In a few isolated instances, however, bonds which were thought to be escrowed to maturity have been called for redemption prior to maturity.
Industrial Development Revenue Bonds

   Industrial Development Revenue Bonds, or "IDRs", including pollution control revenue bonds, are tax-exempt bonds issued by states, municipalities, public authorities or similar entities to finance the cost of acquiring, constructing or improving various projects, including pollution control facilities and certain manufacturing facilities. These projects are usually operated by private corporations. IDRs are not general obligations of governmental entities backed by their taxing power. Municipal issuers are only obligated to pay amounts due on the IDRs to the extent that funds are available from the unexpended proceeds of the IDRs or from receipts or revenues under arrangements between the municipal issuer and the corporate operator of the project. These arrangements may be in the form of a lease, installment sale agreement, conditional sale agreement or loan agreement, but in each case the payments to the issuer are designed to be sufficient to meet the payments of amounts due on the IDRs.

   IDRs are generally issued under bond resolutions, agreements or trust indentures pursuant to which the revenues and receipts payable to the issuer by the corporate operator of the project have been assigned and pledged to the holders of the IDRs or a trustee for the benefit of the holders of the IDRs. In certain cases, a mortgage on the underlying project has been assigned to the holders of the IDRs or a trustee as additional security for the IDRs. In addition, IDRs are frequently directly guaranteed by the corporate operator of the project or by an affiliated company. Regardless of the structure, payment of IDRs is solely dependent upon the creditworthiness of the corporate operator of the project, corporate guarantor and credit enhancer. Corporate operators or guarantors that are industrial companies may be affected by many factors which may have an adverse impact on the credit quality of the particular company or industry. These include cyclicality of revenues and earnings, regulatory and environmental restrictions, litigation resulting from accidents or environmentally-caused illnesses, extensive competition (including that of low-cost foreign companies), unfunded pension fund liabilities or off-balance sheet items, and financial deterioration resulting from leveraged buy-outs or takeovers. However, certain of the IDRs in the Portfolio may be additionally insured or secured by letters of credit issued by banks or otherwise guaranteed or secured to cover amounts due on the IDRs in the event of a default in payment.

Municipal Revenue Bonds

   Municipal Utility Bonds. The ability of utilities to meet their obligations under revenue bonds issued on their behalf is dependent on various factors, including the rates they may charge their customers, the demand for their services and the cost of providing those services. Utilities, in particular investor-owned utilities, are subject to extensive regulation relating to the rates which they may charge customers. Utilities can experience regulatory, political and consumer resistance to rate increases. Utilities engaged in long-term capital projects are especially sensitive to regulatory lags in granting rate increases. Any difficulty in obtaining timely and adequate rate increases could adversely affect a utility's results of operations.

   The demand for a utility's services is influenced by, among other factors, competition, weather conditions and economic conditions. Electric utilities, for example, have experienced increased competition as a result of the availability of other energy sources, the effects of conservation on the use of electricity, self-generation by industrial customers and the generation of electricity by co-generators and other independent power producers. Also, increased competition will result if federal regulators determine that utilities must open their transmission lines to competitors. Utilities which distribute natural gas also are subject to competition from alternative fuels, including fuel oil, propane and coal.

   The utility industry is an increasing cost business making the cost of generating electricity more expensive and heightening its sensitivity to regulation. A utility's costs are affected by its cost of capital, the availability and cost of fuel and other factors. There can be no assurance that a utility will be able to pass on these increased costs to customers through increased rates. Utilities incur substantial capital expenditures for plant and equipment. In the future they will also incur increasing capital and operating expenses to comply with environmental legislation such as the Clean Air Act of 1990, and other energy, licensing and other laws and regulations relating to, among other things, air emissions, the quality of drinking water, waste water discharge, solid and hazardous substance handling and disposal, and citing and licensing of facilities. Environmental legislation and regulations are changing rapidly and are the subject of current public policy debate and legislative proposals. It is increasingly likely that many utilities will be subject to more stringent environmental standards in the future that could result in significant capital expenditures. Future legislation and regulation could include, among other things, regulation of so-called electromagnetic fields associated with electric transmission and distribution lines as well as emissions of carbon dioxide and other so-called greenhouse gases associated with the burning of fossil fuels. Compliance with these requirements may limit a utility's operations or require substantial investments in new equipment and, as a result, may adversely affect a utility's results of operations.

   The electric utility industry in general is subject to various external factors including (a) the effects of inflation upon the costs of operation and construction, (b) substantially increased capital outlays and longer construction periods for larger and more complex new generating units, (c) uncertainties in predicting future load requirements, (d) increased financing requirements coupled with limited availability of capital, (e) exposure to cancellation and penalty charges on new generating units under construction, (f) problems of cost and availability of fuel, (g) compliance with rapidly changing and complex environmental, safety and licensing requirements, (h) litigation and proposed legislation designed to delay or prevent construction of generating and other facilities, (i) the uncertain effects of conservation on the use of electric energy, (j) uncertainties associated with the development of a national energy policy, (k) regulatory, political and consumer resistance to rate increases and (l) increased competition as a result of the availability of other energy sources. These factors may delay the construction and increase the cost of new facilities, limit the use of, or necessitate costly modifications to, existing facilities, impair the access of electric utilities to credit markets, or substantially increase the cost of credit for electric generating facilities.

   The National Energy Policy Act ("NEPA"), which became law in October, 1992, makes it mandatory for a utility to permit non-utility generators of electricity access to its transmission system for wholesale customers, thereby increasing competition for electric utilities. NEPA also mandated demand-side management policies to be considered by utilities. NEPA prohibits the Federal Energy Regulatory Commission from mandating electric utilities to engage in retail wheeling, which is competition among suppliers of electric generation to provide electricity to retail customers (particularly industrial retail customers) of a utility. However, under NEPA, a state can mandate retail wheeling under certain conditions. California, Michigan, New Mexico and Ohio have instituted investigations into the possible introduction of retail wheeling within their respective states, which could foster competition among the utilities. Retail wheeling might result in the issue of stranded investment (investment in assets not being recovered in base rates), thus hampering a utility's ability to meet its obligations.

   There is concern by the public, the scientific community, and the U.S. Congress regarding environmental damage resulting from the use of fossil fuels. Congressional support for the increased regulation of air, water, and soil contaminants is building and there are a number of pending or recently enacted legislative proposals which may affect the electric utility industry. In particular, on November 15, 1990, legislation was signed into law that substantially revises the Clean Air Act (the "1990 Amendments"). The 1990 Amendments seek to improve the ambient air quality throughout the United States by the year 2000. A main feature of the 1990 Amendments is the reduction of sulphur dioxide and nitrogen oxide emissions caused by electric utility power plants, particularly those fueled by coal. Under the 1990 Amendments the U.S. Environmental Protection Agency ("EPA") must develop limits for nitrogen oxide emissions by 1993. The sulphur dioxide reduction will be achieved in two phases. Phase I addresses specific generating units named in the 1990 Amendments. In Phase II the total U.S. emissions will be capped at 8.9 million tons by the year 2000. The 1990 Amendments contain provisions for allocating allowances to power plants based on historical or calculated levels. An allowance is defined as the authorization to emit one ton of sulphur dioxide.

   The 1990 Amendments also provide for possible further regulation of toxic air emissions from electric generating units pending the results of several federal government studies to be presented to Congress by the end of 1995 with respect to anticipated hazards to public health, available corrective technologies, and mercury toxicity.

   Electric utilities which own or operate nuclear power plants are exposed to risks inherent in the nuclear industry. These risks include exposure to new requirements resulting from extensive federal and state regulatory oversight, public controversy, decommissioning costs, and spent fuel and radioactive waste disposal issues. While nuclear power construction risks are no longer of paramount concern, the emerging issue is radioactive waste disposal. In addition, nuclear plants typically require substantial capital additions and modifications throughout their operating lives to meet safety, environmental, operational and regulatory requirements and to replace and upgrade various plant systems. The high degree of regulatory monitoring and controls imposed on nuclear plants could cause a plant to be out of service or on limited service for long periods. When a nuclear facility owned by an investor-owned utility or a state or local municipality is out of service or operating on a limited service basis, the utility operator or its owners may be liable for the recovery of replacement power costs. Risks of substantial liability also arise from the operation of nuclear facilities and from the use, handling, and possible radioactive emissions associated with nuclear fuel. Insurance may not cover all types or amounts of loss which may be experienced in connection with the ownership and operation of a nuclear plant and severe financial consequences could result from a significant accident or occurrence. The Nuclear Regulatory Commission has promulgated regulations mandating the establishment of funded reserves to assure financial capability for the eventual decommissioning of licensed nuclear facilities. These funds are to be accrued from revenues in amounts currently estimated to be sufficient to pay for decommissioning costs. Since there have been very few nuclear plants decommissioned to date, these estimates may be unrealistic.

   The ability of state and local joint action power agencies to make payments on bonds they have issued is dependent in large part on payments made to them pursuant to power supply or similar agreements. Courts in Washington, Oregon and Idaho have held that certain agreements between the Washington Public Power Supply System ("WPPSS") and the WPPSS participants are unenforceable because the participants did not have the authority to enter into the agreements. While these decisions are not specifically applicable to agreements entered into by public entities in other states, they may cause a reexamination of the legal structure and economic viability of certain projects financed by joint action power agencies, which might exacerbate some of the problems referred to above and possibly lead to legal proceedings questioning the enforceability of agreements upon which payment of these bonds may depend.

   Lease Rental Bonds. Lease rental bonds are issued for the most part by governmental authorities that have no taxing power or other means of directly raising revenues. Rather, the authorities are financing vehicles created solely for the construction of buildings (administrative offices, convention centers and prisons, for example) or the purchase of equipment (police cars and computer systems, for example) that will be used by a state or local government (the "lessee"). Thus, the bonds are subject to the ability and willingness of the lessee government to meet its lease rental payments which include debt service on the bonds. Willingness to pay may be subject to changes in the views of citizens and government officials as to the essential nature of the finance project. Lease rental bonds are subject, in almost all cases, to the annual appropriation risk, i.e., the lessee government is not legally obligated to
                    ----
budget and appropriate for the rental payments beyond the current fiscal year. These bonds are also subject to the risk of abatement in many states--rental obligations cease in the event that damage, destruction or condemnation of the project prevents its use by the lessee. (In these cases, insurance provisions and reserve funds designed to alleviate this risk become important credit factors). In the event of default by the lessee government, there may be significant legal and/or practical difficulties involved in the reletting or sale of the project. Some of these issues, particularly those for equipment purchase, contain the so-called "substitution safeguard", which bars the lessee government, in the event it defaults on its rental payments, from the purchase or use of similar equipment for a certain period of time. This safeguard is designed to insure that the lessee government will appropriate the necessary funds even though it is not legally obligated to do so, but its legality remains untested in most, if not all, states.

   Housing Bonds. Multi-family housing revenue bonds and single family mortgage revenue bonds are state and local housing issues that have been issued to provide financing for various housing projects. Multi-family housing revenue bonds are payable primarily from the revenues derived from mortgage loans to housing projects for low to moderate income families. Single-family mortgage revenue bonds are issued for the purpose of acquiring from originating financial institutions notes secured by mortgages on residences.
   Housing bonds are not general obligations of the issuer although certain obligations may be supported to some degree by Federal, state or local housing subsidy programs. Budgetary constraints experienced by these programs as well as the failure by a state or local housing issuer to satisfy the qualifications required for coverage under these programs or any legal or administrative determinations that the coverage of these programs is not available to a housing issuer, probably will result in a decrease or elimination of subsidies available for payment of amounts due on the issuer's bonds. The ability of housing issuers to make debt service payments on their bonds will also be affected by various economic and non-economic developments including, among other things, the achievement and maintenance of sufficient occupancy levels and adequate rental income in multi-family projects, the rate of default on mortgage loans underlying single family issues and the ability of mortgage insurers to pay claims, employment and income conditions prevailing in local markets, increases in construction costs, taxes, utility costs and other operating expenses, the managerial ability of project managers, changes in laws and governmental regulations and economic trends generally in the localities in which the projects are situated. Occupancy of multi-family housing projects may also be adversely affected by high rent levels and income limitations imposed under Federal, state or local programs.

   All single family mortgage revenue bonds and certain multi-family housing revenue bonds are prepayable over the life of the underlying mortgage or mortgage pool, and therefore the average life of housing obligations cannot be determined. However, the average life of these obligations will ordinarily be less than their stated maturities. Single-family issues are subject to mandatory redemption in whole or in part from prepayments on underlying mortgage loans; mortgage loans are frequently partially or completely prepaid prior to their final stated maturities as a result of events such as declining interest rates, sale of the mortgaged premises, default, condemnation or casualty loss. Multi-family issues are characterized by mandatory redemption at par upon the occurrence of monetary defaults or breaches of covenants by the project operator. Additionally, housing obligations are generally subject to mandatory partial redemption at par to the extent that proceeds from the sale of the obligations are not allocated within a stated period (which may be within a year of the date of issue).

   The tax exemption for certain housing revenue bonds depends on qualification under Section 143 of the Internal Revenue Code of 1986, as amended (the "Code"), in the case of single family mortgage revenue bonds or Section 142(a)(7) of the Code or other provisions of Federal law in the case of certain multi-family housing revenue bonds (including Section 8 assisted bonds). These sections of the Code or other provisions of Federal law contain certain ongoing requirements, including requirements relating to the cost and location of the residences financed with the proceeds of the single family mortgage revenue bonds and the income levels of tenants of the rental projects financed with the proceeds of the multi-family housing revenue bonds. While the issuers of the bonds and other parties, including the originators and servicers of the single-family mortgages and the owners of the rental projects financed with the multi-family housing revenue bonds, generally covenant to meet these ongoing requirements and generally agree to institute procedures designed to ensure that these requirements are met, there can be no assurance that these ongoing requirements will be consistently met. The failure to meet these requirements could cause the interest on the bonds to become taxable, possibly retroactively from the date of issuance, thereby reducing the value of the bonds, subjecting Holders to unanticipated tax liabilities and possibly requiring a Trustee to sell these bonds at reduced values. Furthermore, any failure to meet these ongoing requirements might not constitute an event of default under the applicable mortgage or permit the holder to accelerate payment of the bond or require the issuer to redeem the bond. In any event, where the mortgage is insured by the Federal Housing Administration, its consent may be required before insurance proceeds would become payable to redeem the mortgage bonds.

   Hospital and Health Care Bonds. The ability of hospitals and other health care facilities to meet their obligations with respect to revenue bonds issued on their behalf is dependent on various factors, including the level of payments received from private third-party payors and government programs and the cost of providing health care services.

   A significant portion of the revenues of hospitals and other health care facilities is derived from private third-party payors and government programs, including the Medicare and Medicaid programs. Both private third-party payors and government programs have undertaken cost containment measures designed to limit payments made to health care facilities. Furthermore, government programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially decrease the rate of program payments for health care facilities. Certain special revenue obligations (i.e., Medicare or Medicaid revenues) may be payable subject to appropriations by state legislatures. There can be no assurance that payments under governmental programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients participating in these programs. In addition, there can be no assurance that a particular hospital or other health care facility will continue to meet the requirements for participation in these programs.

   The costs of providing health care services are subject to increase as a result of, among other factors, changes in medical technology and increased labor costs. In addition, health care facility construction and operation is subject to federal, state and local regulation relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, rate-setting, and compliance with building codes and environmental laws. Facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. These regulatory requirements are subject to change and, to comply, it may be necessary for a hospital or other health care facility to incur substantial capital expenditures or increased operating expenses to effect changes in its facilities, equipment, personnel and services.

   Hospitals and other health care facilities are subject to claims and legal actions by patients and others in the ordinary course of business. Although these claims are generally covered by insurance, there can be no assurance that a claim will not exceed the insurance coverage of a health care facility or that insurance coverage will be available to a facility. In addition, a substantial increase in the cost of insurance could adversely affect the results of operations of a hospital or other health care facility. The Clinton Administration may impose regulations which could limit price increases for hospitals or the level of reimbursements for third-party payors or other measures to reduce health care costs and make health care available to more individuals, which would reduce profits for hospitals. Some states, such as New Jersey, have significantly changed their reimbursement systems. If a hospital cannot adjust to the new system by reducing expenses or raising rates, financial difficulties may arise. Also, Blue Cross has denied reimbursement for some hospitals for services other than emergency room services. The lost volume would reduce revenues unless replacement patients were found.

   Certain hospital bonds provide for redemption at par at any time upon the sale by the issuer of the hospital facilities to a non-affiliated entity, if the hospital becomes subject to ad valorem taxation, or in various other circumstances. For example, certain hospitals may have the right to call bonds at par if the hospital may be legally required because of the bonds to perform procedures against specified religious principles or to disclose information that is considered confidential or privileged. Certain FHA-insured bonds may provide that all or a portion of those bonds, otherwise callable at a premium, can be called at par in certain circumstances. If a hospital defaults upon a bond, the realization of Medicare and Medicaid receivables may be uncertain and, if the bond is secured by the hospital facilities, legal restrictions on the ability to foreclose upon the facilities and the limited alternative uses to which a hospital can be put may severely reduce its collateral value.

   The Internal Revenue Service is currently engaged in a program of intensive audits of certain large tax-exempt hospital and health care facility organizations. Although these audits have not yet been completed, it has been reported that the tax-exempt status of some of these organizations may be revoked.
   Facility Revenue Bonds. Facility revenue bonds are generally payable from and secured by the revenues from the ownership and operation of particular facilities such as airports (including airport terminals and maintenance facilities), bridges, marine terminals, turnpikes and port authorities. For example, the major portion of gross airport operating income is generally derived from fees received from signatory airlines pursuant to use agreements which consist of annual payments for airport use, occupancy of certain terminal space, facilities, service fees, concessions and leases. Airport operating income may therefore be affected by the ability of the airlines to meet their obligations under the use agreements. The air transport industry is experiencing significant variations in earnings and traffic, due to increased competition, excess capacity, increased aviation fuel, deregulation, traffic constraints and other factors. As a result, several airlines are experiencing severe financial difficulties. Several airlines including America West Airlines have sought protection from their creditors under Chapter 11 of the Bankruptcy Code. In addition, other airlines such as Midway Airlines, Inc., Eastern Airlines, Inc. and Pan American Corporation have been liquidated. However, Continental Airlines and Trans World Airlines have emerged from bankruptcy. The Sponsors cannot predict what effect these industry conditions may have on airport revenues which are dependent for payment on the financial condition of the airlines and their usage of the particular airport facility. Furthermore, proposed legislation would provide the U.S. Secretary of Transportation with the temporary authority to freeze airport fees upon the occurrence of disputes between a particular airport facility and the airlines utilizing that facility.


   Similarly, payment on bonds related to other facilities is dependent on revenues from the projects, such as use fees from ports, tolls on turnpikes and bridges and rents from buildings. Therefore, payment may be adversely affected by reduction in revenues due to these factors and increased cost of maintenance or decreased use of a facility, lower cost of alternative modes of transportation or scarcity of fuel and reduction or loss of rents.

   Solid Waste Disposal Bonds. Bonds issued for solid waste disposal facilities are generally payable from dumping fees and from revenues that may be earned by the facility on the sale of electrical energy generated in the combustion of waste products. The ability of solid waste disposal facilities to meet their obligations depends upon the continued use of the facility, the successful and efficient operation of the facility and, in the case of waste-to-energy facilities, the continued ability of the facility to generate electricity on a commercial basis. All of these factors may be affected by a failure of municipalities to fully utilize the facilities, an insufficient supply of waste for disposal due to economic or population decline, rising construction and maintenance costs, any delays in construction of facilities, lower-cost alternative modes of waste processing and changes in environmental regulations. Because of the relatively short history of this type of financing, there may be technological risks involved in the satisfactory construction or operation of the projects exceeding those associated with most municipal enterprise projects. Increasing environmental regulation on the federal, state and local level has a significant impact on waste disposal facilities. While regulation requires more waste producers to use waste disposal facilities, it also imposes significant costs on the facilities. These costs include compliance with frequently changing and complex regulatory requirements, the cost of obtaining construction and operating permits, the cost of conforming to prescribed and changing equipment standards and required methods of operation and, for incinerators or waste-to-energy facilities, the cost of disposing of the waste residue that remains after the disposal process in an environmentally safe manner. In addition, waste disposal facilities frequently face substantial opposition by environmental groups and officials to their location and operation, to the possible adverse effects upon the public health and the environment that may be caused by wastes disposed of at the facilities and to alleged improper operating procedures. Waste disposal facilities benefit from laws which require waste to be disposed of in a certain manner but any relaxation of these laws could cause a decline in demand for the facilities' services. Finally, waste-to-energy facilities are concerned with many of the same issues facing utilities insofar as they derive revenues from the sale of energy to local power utilities.

   Special Tax Bonds. Special tax bonds are payable from and secured by the revenues derived by a municipality from a particular tax such as a tax on the rental of a hotel room, on the purchase of food and beverages, on the rental of automobiles or on the consumption of liquor. Special tax bonds are not secured by the general tax revenues of the municipality, and they do not represent general obligations of the municipality. Therefore, payment on special tax bonds may be adversely affected by a reduction in revenues realized from the underlying special tax due to a general decline in the local economy or population or due to a decline in the consumption, use or cost of the goods and services that are subject to taxation. Also, should spending on the particular goods or services that are subject to the special tax decline, the municipality may be under no obligation to increase the rate of the special tax to ensure that sufficient revenues are raised from the shrinking taxable base.

   Student Loan Revenue Bonds. Student loan revenue bonds are issued by various authorities to finance the acquisition of student loan portfolios or to originate new student loans. These bonds are typically secured by pledged student loans, loan repayments and funds and accounts established under the indenture. Student loans are generally either guaranteed by eligible guarantors under the Higher Education Act of 1965, as amended, and reinsured by the Secretary of the U.S. Department of Education, directly insured by the federal government or financed as part of supplemental or alternative loan programs with a state (e.g., loan repayment is not guaranteed).
         ----

   Certain student loan revenue bonds may permit the issuer to enter into an "interest rate swap agreement" with a counterparty obligating the issuer to pay either a fixed or a floating rate on a notional principal amount of bonds and obligating the counterparty to pay either a fixed or a floating interest rate on the issuer's bonds. The payment obligations of the issuer and the counterparty to each other will be netted on each interest payment date, and only one payment will be made by one party to the other. Although the choice of counterparty typically requires a determination from a rating agency that any rating of the bonds will not be adversely affected by the swap, payment on the bonds may be subject to the additional risk of the counterparty's ability to fulfill its swap obligation.

   Transit Authority Bonds. Mass transit is generally not self-supporting from fare revenues. Therefore, additional financial resources must be made available to ensure operation of mass transit systems as well as the timely payment of debt service. Often these financial resources include Federal and state subsidies, lease rentals paid by funds of the state or local government or a pledge of a special tax such as a sales tax or a property tax. If fare revenues or the additional financial resources do not increase appropriately to pay for rising operating expenses, the ability of the issuer to adequately service the debt may be adversely affected.

   Municipal Water and Sewer Revenue Bonds. Water and sewer bonds are generally payable from user fees. The ability of state and local water and sewer authorities to meet their obligations may be affected by failure of municipalities to utilize fully the facilities constructed by these authorities, economic or population decline and resulting decline in revenue from user charges, rising construction and maintenance costs and delays in construction of facilities, impact of environmental requirements, failure or inability to raise user charges in response to increased costs, the difficulty of obtaining or discovering new supplies of fresh water, the effect of conservation programs and the impact of "no growth" zoning ordinances. In some cases this ability may be affected by the continued availability of Federal and state financial assistance and of municipal bond insurance for future bond issues.

   University and College Bonds. The ability of universities and colleges to meet their obligations is dependent upon various factors, including the size and diversity of their sources of revenues, enrollment, reputation, management expertise, the availability and restrictions on the use of endowments and other funds, the quality and maintenance costs of campus facilities, and, in the case of public institutions, the financial condition of the relevant state or other governmental entity and its policies with respect to education. The institution's ability to maintain enrollment levels will depend on such factors as tuition costs, demographic trends, geographic location, geographic diversity and quality of the student body, quality of the faculty and the diversity of program offerings.

   Legislative or regulatory action in the future at the Federal, state or local level may directly or indirectly affect eligibility standards or reduce or eliminate the availability of funds for certain types of student loans or grant programs, including student aid, research grants and work-study programs, and may affect indirect assistance for education.

Puerto Rico

   Various Bonds may be affected by general economic conditions in Puerto Rico. Puerto Rico's unemployment rate remains significantly higher than the U.S. unemployment rate. Furthermore, the Puerto Rican economy is largely dependent for its development upon U.S. policies and programs that are being reviewed and may be eliminated.

   The Puerto Rican economy is affected by a number of Commonwealth and Federal investment incentive programs. For example, Section 936 of the Code provides for a credit against Federal income taxes for U.S. companies operating on the island if certain requirements are met. The Omnibus Budget Reconciliation Act of 1993 imposes limits on this credit, effective for tax years beginning after 1993. In addition, from time to time proposals are introduced in Congress which, if enacted into law, would eliminate some or all of the benefits of Section 936. Although no assessment can be made at this time of the precise effect of this limitation, it is expected that the limitation of Section 936 credits would have a negative impact on Puerto Rico's economy.

   Aid for Puerto Rico's economy has traditionally depended heavily on Federal programs, and current Federal budgetary policies suggest that an expansion of aid to Puerto Rico is unlikely. An adverse effect on the Puerto Rican economy could result from other U.S. policies, including a reduction of tax benefits for distilled products, further reduction in transfer payment programs such as food stamps, curtailment of military spending and policies which could lead to a stronger dollar.

   In a plebiscite held in November, 1993, the Puerto Rican electorate chose to continue Puerto Rico's Commonwealth status. Previously proposed legislation, which was not enacted, would have preserved the federal tax exempt status of the outstanding debts of Puerto Rico and its public corporations regardless of the outcome of the referendum, to the extent that similar obligations issued by states are so treated and subject to the provisions of the Code currently in effect. There can be no assurance that any pending or future legislation finally enacted will include the same or similar protection against loss of tax exemption. The November 1993 plebiscite can be expected to have both direct and indirect consequences on such matters as the basic characteristics of future Puerto Rico debt obligations, the markets for these obligations, and the types, levels and quality of revenue sources pledged for the payment of existing and future debt obligations. The possible consequences include legislative proposals seeking restoration of the status of Section 936 benefits otherwise subject to the limitations discussed above. However, no assessment can be made at this time of the economic and other effects of a change in federal laws affecting Puerto Rico as a result of the November 1993 plebiscite.

Bonds Backed by Letters of Credit or Repurchase Commitments

   In the case of Bonds secured by letters of credit issued by commercial banks or savings banks, savings and loan associations and similar institutions ("thrifts"), the letter of credit may be drawn upon, and the Bonds consequently redeemed, if an issuer fails to pay amounts due on the Bonds or defaults under its reimbursement agreement with the issuer of the letter of credit or, in certain cases, if the interest on the Bonds is deemed to be taxable and full payment of amounts due is not made by the issuer. The letters of credit are irrevocable obligations of the issuing institutions, which are subject to extensive governmental regulations which may limit both the amounts and types of loans and other financial commitments which may be made and interest rates and fees which may be charged.

   Certain Intermediate Term and Put Series and certain other Series contain Bonds purchased from one or more commercial banks or thrifts or other institutions ("Sellers") which have committed under certain circumstances specified below to repurchase the Bonds from the Fund ("Repurchase Commitments"). The Bonds in these Funds may be secured by one or more Repurchase Commitments (see Investment Summary in Part A) which, in turn may be backed by a letter of credit or secured by a security interest in collateral. A Seller may have committed to repurchase from the Fund any Bonds sold by it, within a specified period after receiving notice from the Trustee, to the extent necessary to satisfy redemptions of Units despite the market-making activity of the Sponsors (a "Liquidity Repurchase"). The required notice period may be 14 days (a "14 Day Repurchase") or, if a repurchase date is set forth under Investment Summary in Part A, the Trustee may at any time not later than two hours after the Evaluation Time on the repurchase date (or if a repurchase date is not a business day, on the first business day thereafter), deliver this notice to the Seller. Additionally, if the Sponsors elect to remarket Units which have been received at or before the Evaluation Time on any repurchase date (the "Tendered Units"), a Seller may have committed to repurchase from the Fund on the date 15 business days after that repurchase date, any Bonds sold by the Seller to the Fund in order to satisfy any tenders for redemption by the Sponsors made within 10 business days after the Evaluation Time. A Seller may also have made any of the following commitments: (i) to repurchase at any time on 14 calendar days' notice any Bonds if the issuer thereof shall fail to make any payments of principal thereof and premium and interest thereon (a "Default Repurchase"); (ii) to repurchase any Bond on a fixed disposition date (a "Disposition Date") if the Trustee elects not to sell the Bond in the open market (because a price in excess of its Put Price (as defined under Investment Summary in Part A) cannot be obtained) on this date (a "Disposition Repurchase")); (iii) to repurchase at any time on 14 calendar days' notice any Bond in the event that the interest thereon should be deemed to be taxable (a "Tax Repurchase"); and (iv) to repurchase immediately all Bonds if the Seller becomes or is deemed to be bankrupt or insolvent (an "Insolvency Repurchase"). (See Investment Summary in Part A.) Any repurchase of a Bond will be at a price no lower than its original purchase price to the Fund, plus accrued interest to the date of repurchase, plus any further adjustments as described under Investment Summary in Part A.

   Upon the sale of a Bond by the Fund to a third party prior to its Disposition date, any related Liquidity and Disposition Repurchase commitments will be transferable, together with an interest in any collateral or letter of credit backing the repurchase commitments and the Liquidity Repurchase commitments will be exercisable by the buyer free from the restriction that the annual repurchase right may only be exercised to meet redemptions of Units. Any Default Repurchase, Tax Repurchase and Insolvency Repurchase commitments also will not terminate upon disposition of the Bond by the Fund but will be transferable, together with an interest in the collateral or letter of credit backing the Repurchase Commitments or both, as the case may be.

   A Seller's Repurchase Commitments apply only to Bonds which it has sold to the Fund; consequently, if a particular Seller fails to meet its commitments, no recourse is available against any other Seller nor against the collateral or letters of credit of any other Seller. Each Seller's Repurchase Commitments relating to any Bond terminate (i) upon repurchase by the Seller of the Bond,
(ii) on the Disposition Date of the Bond if its holder does not elect to have the Seller repurchase the Bond on that date and (iii) in the event notice of redemption shall have been given on or prior to the Disposition Date for the entire outstanding principal amount of the Bond and that redemption or maturity of the Bond occurs on or prior to the Disposition Date. On the scheduled Disposition Date of a Bond the Trustee will sell that Bond in the open market if a price in excess of the Put Price as of the Disposition Date can be obtained.

   An investment in Units of a Fund containing any of these types of credit-supported Bonds should be made with an understanding of the characteristics of the commercial banking and thrift industries and of the risks which an investment in Units may entail. Banks and thrifts are subject to extensive governmental regulations which may limit both the amounts and types of loans and other financial commitments which may be made and interest rates and fees which may be charged. The profitability of these industries is largely dependent upon the availability and cost of funds for the purpose of financing lending operations under prevailing money market conditions. Also, general economic conditions play an important part in the operations of this industry and exposure to credit losses arising from possible financial difficulties of borrowers might affect an institution's ability to meet its obligations. These factors also affect bank holding companies and other financial institutions, which may not be as highly regulated as banks, and may be more able to expand into other non-financial and non-traditional businesses.

   In December 1991 Congress passed and the President signed into law the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the Resolution Trust Corporation Refinancing, Restructuring, and Improvement Act of 1991. Those laws imposed many new limitations on the way in which banks, savings banks, and thrifts may conduct their business and mandated early and aggressive regulatory intervention for unhealthy institutions.

   The thrift industry has experienced severe strains as demonstrated by the failure of numerous savings banks and savings and loan associations. One consequence of this was the insolvency of the deposit insurance fund of the Federal Savings and Loan Insurance Corporation ("FSLIC"). As a result, in 1989 Congress enacted the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") which significantly altered the legal rules and regulations governing banks and thrifts. Among other things, FIRREA abolished the FSLIC and created a new agency, the Resolution Trust Corporation ("RTC"), investing it with certain of the FSLIC's powers. The balance of the FSLIC's powers were transferred to the Federal Deposit Insurance Corporation ("FDIC"). Under FIRREA, as subsequently amended, the RTC is normally appointed as receiver or conservator of thrifts that fail between January 1, 1989 and a date that may occur as late as July 1, 1995 if their deposits, prior to FIRREA, were insured by the FSLIC. The

FDIC is normally appointed as receiver or conservator for all thrifts the deposits of which, before FIRREA, were insured by the FDIC, and those thrifts the deposits of which, prior to FIRREA, were insured by the FSLIC that fail on or after the end of the RTC appointment period.

   In certain cases, the Sponsors have agreed that the sole recourse in connection with any default, including insolvency, by thrifts whose collateralized letter of credit, guarantee or Repurchase Commitments may back any of the Debt Obligations will be to exercise available remedies with respect to the collateral pledged by the thrift; should the collateral be insufficient, the Fund will, therefore, be unable to pursue any default judgment against that thrift. Certain of these collateralized letters of credit, guarantees or Repurchase Commitments may provide that they are to be called upon in the event the thrift becomes or is deemed to be insolvent. Accordingly, investors should recognize that they are subject to having the principal amount of their investment represented by a Debt Obligation secured by a collateralized letter of credit, guarantee or Repurchase Commitment returned prior to the termination date of the Fund or the maturity or disposition dates of the Debt Obligations if the thrift becomes or is deemed to be insolvent, as well as in any of the situations outlined under Repurchase Commitments below.

   Moreover, FIRREA generally permits the FDIC or the RTC, as the case may be, to prevent the exercise of a Seller's Insolvency Repurchase commitment and empowers that agency to repudiate a Seller's contracts, including a Seller's other Repurchase Commitments. FIRREA also creates a risk that damages against the FDIC or RTC would be limited and that investors could be left without the full protections afforded by the Repurchase Commitments and the Collateral. Policy statements adopted by the FDIC and the RTC concerning collateralized repurchase commitments have partially ameliorated these risks for the Funds. According to these policy statements, the FDIC or the RTC, as conservator or receiver, will not assert the position that it can repudiate the repurchase commitments without the payment of damages from the collateral, and will instead either (i) accelerate the collateralized repurchase commitments, in which event payment will be made under the repurchase commitments to the extent of available collateral, or (ii) enforce the repurchase commitments, except that any insolvency clause would not be enforceable against the FDIC and the RTC. Should the FDIC choose to accelerate, however, there is some question whether the payment made would include interest on the defaulted Debt Obligations for the period after the appointment of the receiver or conservator through the payment date.

   The RTC has also given similar comfort with respect to collateralized letters of credit, but the FDIC has not done so at this time. Consequently, there can be no assurance that collateralized letters of credit issued by thrifts for which the FDIC would be the receiver or conservator appointed, as described three paragraphs earlier, will be available in the event of the failure of any such thrift.

   The possibility of early payment has been increased significantly by the enactment of FDICIA, which requires federal regulators of insured banks, savings banks and thrifts to act more quickly to address the problems of undercapitalized institutions than previously, and specifies in more detail the actions they must take. One requirement virtually compels the appointment of a receiver for any institution when its ratio of tangible equity to total assets declines to two percent. Others force aggressive intervention in the business of an institution at even earlier stages of deterioration. Upon appointment of a receiver, if the FDIC or RTC pays as provided, in the policy statements and notwithstanding the possibility that the institution might not have deteriorated to zero book net worth (and therefore might not satisfy traditional definitions of "insolvent"), the payment could therefore come substantially earlier than might have been the case prior to FDICIA.

   Certain letters of credit or guarantees backing Bonds may have been issued by a foreign bank or corporation or similar entity (a "Foreign Guarantee").
Foreign Guarantees are subject to the risk that exchange control regulations might be adopted in the future which might affect adversely payments to the Fund. Similarly, foreign withholding taxes could be imposed in the future although provision is made in the instruments governing any Foreign Guarantee that, in substance, to the extent permitted by applicable law, additional payments will be made by the guarantor so that the total amount paid, after deduction of any applicable tax, will not be less than the amount then due and payable on the Foreign Guarantee. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of any Bonds backed by a Foreign Guarantee.

Liquidity

   Certain of the Bonds may have been purchased by the Sponsors from various banks and thrifts in large denominations and may not have been issued under bond resolutions or trust indentures providing for issuance of bonds in small denominations. These Bonds were generally directly placed with the banks or thrifts and held in their portfolios prior to sale to the Sponsors. There is no established secondary market for those Bonds. The Sponsors believe that there should be a readily available market among institutional investors for the Bonds which were purchased from these portfolios in the event it is necessary to sell Bonds to meet redemptions of Units (should redemptions be made despite the market making activity of the Sponsors) in light of the following considerations: (i) the credit characteristics of the companies obligated to make payments on the Bonds; (ii) the fact that these Bonds may be backed by irrevocable letters of credit or guarantees of banks or thrifts; and (iii) the fact that banks or thrifts selling these Bonds to the Sponsors for deposit in the Fund or the placement agent acting in connection with their sale generally have stated their intentions, although they are not legally obligated to do so, to remarket or to repurchase, at the then-current bid side evaluation, any of these Bonds proposed to be sold by the Trustee. The interest on these Bonds received by the Fund is net of the fee for the related letter of credit or guarantee charged by the bank or thrift issuing the letter of credit or guarantee.

   Any Bonds which were purchased from these portfolios are exempt from the registration provisions of the Federal securities laws, and, therefore, can be sold free of the registration requirements of the securities laws. Because there is no established secondary market for these Bonds, however, there is no assurance that the price realized on sale of these Bonds will not be adversely affected. Consequently it is more likely that the sale of these Bonds may cause a decline in the value of Units than a sale of debt obligations for which an established secondary market exists. In addition, in certain Intermediate Term and Put Series and certain other Series, liquidity of the Fund is additionally augmented by the Sellers' collateralized or letter of credit-backed Liquidity Repurchase commitment in the event it is necessary to sell any Bond to meet redemptions of Units. If, upon the scheduled Disposition Date for any Bond, the Trustee elects not to sell the Bond scheduled for disposition on this date in the open market (because, for example, a price in excess of its Put Price cannot be obtained), the Seller of the Bond is obligated to repurchase the Bond pursuant to its collateralized or letter of credit-backed Disposition Repurchase commitment. There can be no assurance that the prices that can be obtained for the Bonds at any time in the open market will exceed the Put Price of the Bonds. In addition, if any Seller should become unable to honor its repurchase commitments and the Trustee is consequently forced to sell the Bonds in the open market, there is no assurance that the price realized on this sale of the Bonds would not be adversely affected by the absence of an established secondary market for certain of the Bonds.

   In some cases, the Sponsors have entered into an arrangement with the Trustee whereby certain of the Bonds may be transferred to a trust (a "Participation Trust") in exchange for certificates of participation in the Participation Trust which could be sold in order to meet redemptions of Units. The certificates of participation would be issued in readily marketable denominations of $5,000 each or any greater multiple thereof and the holder thereof would be fully entitled to the repayment protections afforded by collateral arrangements to any holder of the underlying Bonds. These certificates would be exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(2) thereof.

   For Bonds that have been guaranteed or similarly secured by insurance companies or other corporations or entities, the guarantee or similar commitment may constitute a security (a "Restricted Security") that cannot, in the opinion of counsel, be sold publicly by the Trustee without registration under the Securities Act of 1933, as amended, or similar provisions of law subsequently exacted. The Sponsors nevertheless believe that, should a sale of these Bonds be necessary in order to meet redemptions, the Trustee should be able to consummate a sale with institutional investors. Up to 40% of the Portfolio may initially have consisted of Bonds purchased from various banks and thrifts and other Bonds with guarantees which may constitute Restricted Securities.

   The Fund may contain bonds purchased directly from issuers. These Bonds are generally issued under bond resolutions or trust indentures providing for the issuance of bonds in publicly saleable denominations (usually $5,000), may be sold free of the registration requirements of the Securities Act of 1933 and are otherwise structured in contemplation of ready marketability. In addition, the Sponsors generally have obtained letters of intention to repurchase or to use best efforts to remarket these Debt Obligations from the issuers, the placement agents acting in connection with their sale or the entities providing the additional credit support, if any. These letters do not express legal obligations; however, in the opinion of the Sponsors, these Bonds should be readily marketable.

Bonds Backed by Insurance

   Municipal bond insurance may be provided by one or more of AMBAC Indemnity Corporation ("AMBAC"), Asset Guaranty Reinsurance Co. ("Asset Guaranty"), Capital Guaranty Insurance Company ("CGIC"), Capital Markets Assurance Corp. ("CAPMAC"), Connie Lee Insurance Company ("Connie Lee"), Continental Casualty Company ("Continental"), Financial Guaranty Insurance Company ("Financial Guaranty"), Financial Security Assurance Inc. ("FSA"), Firemen's Insurance Company of Newark, New Jersey ("Firemen's"), Industrial Indemnity Insurance Company ("IIC"), which operates the Health Industry Bond Insurance ("HIBI") Program or Municipal Bond Investors Insurance Corporation ("MBIA") (collectively, the "Insurance Companies"). The claims-paying ability of each of these companies, unless otherwise indicated, is rated AAA by Standard & Poor's or another acceptable national rating agency. The ratings are subject to change at any time at the discretion of the rating agencies. In determining whether to insure bonds, the Insurance Companies severally apply their own standards. The cost of this insurance is borne either by the issuers or previous owners of the bonds or by the Sponsors. The insurance policies are non-cancellable and will continue in force so long as the insured Bonds are outstanding and the insurers remain in business. The insurance policies guarantee the timely payment of principal and interest on but do not guarantee the market value of the insured Bonds or the value of the Units. The insurance policies generally do not provide for accelerated payments of principal or cover redemptions resulting from events of taxability. If the issuer of any insured Bond should fail to make an interest or principal payment, the insurance policies generally provide that a Trustee or its agent will give notice of nonpayment to the Insurance Company or its agent and provide evidence of the Trustee's right to receive payment. The Insurance Company is then required to disburse the amount of the failed payment to the Trustee or its agent and is thereafter subrogated to the Trustee's right to receive payment from the issuer.

   Financial information relating to the Insurance Companies has been obtained from publicly available information. No representation is made as to the accuracy or adequacy of the information or as to the absence of material adverse changes since the information was made available to the public. Standard & Poor's has rated the Units of any Insured Fund AAA because the Insurance Companies have insured the Bonds. The assignment of a AAA rating is due to Standard & Poor's assessment of the creditworthiness of the Insurance Companies and of their ability to pay claims on their policies of insurance. In the event that Standard & Poor's reassesses the creditworthiness of any Insurance Company which would result in the rating of an Insured Fund being reduced, the Sponsors are authorized to direct the Trustee to obtain other insurance.

   Certain Bonds may be entitled to portfolio insurance ("Portfolio Insurance") that guarantees the scheduled payment of the principal of and interest on those Bonds ("Portfolio-Insured Bonds") while they are retained in the Fund. Since the Portfolio Insurance applies to Bonds only while they are retained in the Fund, the value of Portfolio-Insured Bonds (and hence the value of the Units) may decline if the credit quality of any Portfolio-Insured Bonds is reduced. Premiums for Portfolio Insurance are payable monthly in advance by the Trustee on behalf of the Fund.

   As Portfolio-Insured Bonds are redeemed by their respective issuers or are sold by the Trustee, the amount of the premium payable for the Portfolio Insurance will be correspondingly reduced.

Nonpayment of premiums on any policy obtained by the Fund will not result in the cancellation of insurance but will permit the portfolio insurer to take action against the Trustee to recover premium payments due it. Upon the sale of a Portfolio-Insured Bond from the Fund, the Trustee has the right, pursuant to an irrevocable commitment obtained from the portfolio insurer, to obtain insurance to maturity ("Permanent Insurance") on the Bond upon the payment of a single predetermined insurance premium from the proceeds of the sale. It is expected that the Trustee will exercise the right to obtain Permanent Insurance only if the Fund would receive net proceeds from the sale of the Bond (sale proceeds less the insurance premium attributable to the Permanent Insurance) in excess of the sale proceeds that would be received if the Bonds were sold on an uninsured basis. The premiums for Permanent Insurance for each Portfolio-Insured Bond will decline over the life of the Bond.

   The Public Offering Price does not reflect any element of value for Portfolio Insurance. The Evaluator will attribute a value to the Portfolio Insurance (including the right to obtain Permanent Insurance) for the purpose of computing the price or redemption value of Units only if the Portfolio-Insured Bonds are in default in payment of principal or interest or, in the opinion of the Agent for the Sponsors, in significant risk of default. In making this determination the Agent for the Sponsors has established as a general standard that a Portfolio-Insured Bond which is rated less than BB by Standard & Poor's or Ba by Moody's will be deemed in significant risk of default although the Agent for the Sponsors retains the discretion to conclude that a Portfolio-Insured Bond is in significant risk of default even though at the time it has a higher rating, or not to reach that conclusion even if it has a lower rating. The value of the insurance will be equal to the difference between (i) the market value of the Portfolio-Insured Bond assuming the exercise of the right to obtain Permanent Insurance (less the insurance premium attributable to the purchase of Permanent Insurance) and (ii) the market value of the Portfolio-Insured Bond not covered by Permanent Insurance.

   In addition, certain Funds may contain Bonds that are insured to maturity as well as being Portfolio-Insured Bonds.

   The following are brief descriptions of the Insurance Companies. The financial information presented for each company has been determined on a statutory basis and is unaudited.

   AMBAC is a Wisconsin-domiciled stock insurance company, regulated by the Insurance Department of the State of Wisconsin, and licensed to do business in various states. AMBAC is a wholly-owned subsidiary of AMBAC Inc., a financial holding company which is publicly owned following a complete divestiture by Citibank during the first quarter of 1992.

   Asset Guaranty is a New York State insurance company licensed to write financial guarantee, credit, residual value and surety insurance. Asset Guaranty commenced operations in mid-1988 by providing reinsurance to several major monoline insurers. The parent holding company of Asset Guaranty, Asset Guarantee Inc. (AGI), merged with Enhance Financial Services (EFS) in June, 1990 to form Enhance Financial Services Group Inc. (EFSG). The two main, 100%-owned subsidiaries of EFSG, Asset Guaranty and Enhance Reinsurance Company (ERC), share common management and physical resources. After an initial public offering completed in February 1992 and the sale by Merrill Lynch & Co. of its state, EFSG is 49.8%-owned by the public, 29.9% by US West Financial Services, 14.1% by Manufacturers Life Insurance Co. and 6.2% by senior management. Both ERC and Asset Guaranty are rated "AAA" for claims paying ability by Duff & Phelps, and ERC is rated triple-A for claims-paying-ability for both S&P and Moody's. Asset Guaranty received a "AA" claims-paying-ability rating from S&P during August 1993, but remains unrated by Moody's.

   CGIC, a monoline bond insurer headquartered in San Francisco, California, was established in November 1986 to assume the financial guaranty business of United States Fidelity and Guaranty Company ("USF&G"). It is a wholly-owned subsidiary of Capital Guaranty Corporation ("CGC") whose stock is owned by: Constellation Investments, Inc., an affiliate of Baltimore Gas & Electric, Fleet/Norstar Financial Group, Inc., Safeco Corporation, Sibag Finance Corporation, an affiliate of Siemens AG,

USF&G, the eighth largest property/casualty company in the U.S. as measured by net premiums written, and CGC management.

   CAPMAC commenced operations in December 1987, as the second mono-line financial guaranty insurance company (after FSA) organized solely to insure non-municipal obligations. CAPMAC, a New York corporation, is a wholly-owned subsidiary of CAPMAC Holdings, Inc. (CHI), which was sold in 1992 by Citibank (New York State) to a group of 12 investors led by the following: Dillon Read's Saratoga Partners II, L.P., an acquisition fund; Caprock Management, Inc., representing Rockefeller family interests; Citigrowth Fund, a Citicorp venture capital group; and CAPMAC senior management and staff. These groups control approximately 70% of the stock of CHI. CAPMAC had traditionally specialized in guaranteeing consumer loan and trade receivable asset-backed securities. Under the new ownership group CAPMAC intends to become involved in the municipal bond insurance business, as well as their traditional non-municipal business.

   Connie Lee is a wholly owned subsidiary of College Construction Loan Insurance Association ("CCLIA"), a government-sponsored enterprise established by Congress to provide American academic institutions with greater access to low-cost capital through credit enhancement. Connie Lee, the operating insurance company, was incorporated in 1987 and began business as a reinsurer of tax-exempt bonds of colleges, universities, and teaching hospitals with a concentration on the hospital sector. During the fourth quarter of 1991 Connie Lee began underwriting primary bond insurance which will focus largely on the college and university sector. CCLIA's founding shareholders are the U.S. Department of Education, which owns 14% of CCLIA, and the Student Loan Marketing Association ("Sallie Mae"), which owns 36%. The other principal owners are:
Pennsylvania Public School Employees' Retirement System, Metropolitan Life Insurance Company, Kemper Financial Services, Johnson family funds and trusts, Northwestern University, Rockefeller & Co., Inc. administered trusts and funds, and Stanford University. Connie Lee is domiciled in the state of Wisconsin and has licenses to do business in 47 states and the District of Columbia.

   Continental is a wholly-owned subsidiary of CNA Financial Corp. and was incorporated under the laws of Illinois in 1948. Continental is the lead property-casualty company of a fleet of carriers nationally known as "CNA Insurance Companies". CNA is rated AA+ by Standard & Poor's.

   Financial Guaranty, a New York stock insurance company, is a wholly-owned subsidiary of FGIC Corporation, which is wholly owned by General Electric Capital Corporation. The investors in the FGIC Corporation are not obligated to pay the debts of or the claims against Financial Guaranty. Financial Guaranty commenced its business of providing insurance and financial guarantees for a variety of investment instruments in January 1984 and is currently authorized to provide insurance in 49 states and the District of Columbia. It files reports with state regulatory agencies and is subject to audit and review by those authorities.

   FSA is a monoline property and casualty insurance company incorporated in New York in 1984. It is a wholly-owned subsidiary of Financial Security Assurance Holdings Ltd., which was acquired in December 1989 by US West, Inc., the regional Bell Telephone Company serving the Rocky Mountain and Pacific Northwestern states. U.S. West is currently seeking to sell FSA. FSA is licensed to engage in the surety business in 42 states and the District of Columbia. FSA is engaged exclusively in the business of writing financial guaranty insurance, on both tax-exempt and non-municipal securities.

   Firemen's, which was incorporated in New Jersey in 1855, is a wholly-owned subsidiary of The Continental Corporation and a member of The Continental Insurance Companies, a group of property and casualty insurance companies the claims paying ability of which is rated AA- by Standard & Poor's. It provides unconditional and non-cancellable insurance on industrial development revenue bonds.

   IIC, which was incorporated in California in 1920, is a wholly-owned subsidiary of Crum and Forster, Inc., a New Jersey holding company and a wholly-owned subsidiary of Xerox Corporation. IIC is a property and casualty insurer which, together with certain other wholly-owned insurance subsidiaries of Crum and Forster, Inc., operates under a Reinsurance Participation Agreement whereby all insurance written by these companies is pooled among them. Standard & Poor's has rated IIC's claims-paying ability A. Any IIC/HIBI-rated Debt Obligations in an Insured Series are additionally insured for as long as they remain in the Fund and as long as IIC/HIBI's rating is below AAA, in order to maintain the AAA-rating of Fund Units. The cost of any additional insurance is paid by the Fund and such insurance would expire on the sale or maturity of the Debt Obligation.

   MBIA is the principal operating subsidiary of MBIA Inc. The principal shareholders of MBIA Inc. were originally Aetna Casualty and Surety Company, The Fund American Companies, Inc., subsidiaries of CIGNA Corporation and Credit Local de France, CAECL, S.A. These principal shareholders now own approximately 13% of the outstanding common stock of MBIA Inc. following a series of four public equity offerings over a five-year period.

   Insurance companies are subject to regulation and supervision in the jurisdictions in which they do business under statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. This regulation, supervision and administration relate, among other things, to: the standards of solvency which must be met and maintained; the licensing of insurers and their agents; the nature of and limitations on investments; deposits of securities for the benefit of policyholders; approval of policy forms and premium rates; periodic examinations of the affairs of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; and requirements regarding reserves for unearned premiums, losses and other matters. Regulatory agencies require that premium rates not be excessive, inadequate or unfairly discriminatory. Insurance regulation in many states also includes "assigned risk" plans, reinsurance facilities, and joint underwriting associations, under which all insurers writing particular lines of insurance within the jurisdiction must accept, for one or more of those lines, risks that are otherwise uninsurable. A significant portion of the assets of insurance companies is required by law to be held in reserve against potential claims on policies and is not available to general creditors.

   Although the Federal government does not regulate the business of insurance, Federal initiatives can significantly impact the insurance business. Current and proposed Federal measures which may significantly affect the insurance business include pension regulation (ERISA), controls on medical care costs, minimum standards for no-fault automobile insurance, national health insurance, personal privacy protection, tax law changes affecting life insurance companies or the relative desirability of various personal investment vehicles and repeal of the current antitrust exemption for the insurance business. (If this exemption is eliminated, it will substantially affect the way premium rates are set by all property-liability insurers.) In addition, the Federal government operates in some cases as a co-insurer with the private sector insurance companies.

   Insurance companies are also affected by a variety of state and Federal regulatory measures and judicial decisions that define and extend the risks and benefits for which insurance is sought and provided. These include judicial redefinitions of risk exposure in areas such as products liability and state and Federal extension and protection of employee benefits, including pension, workers' compensation, and disability benefits. These developments may result in short-term adverse effects on the profitability of various lines of insurance. Longer-term adverse effects can often be minimized through prompt repricing of coverages and revision of policy terms. In some instances these developments may create new opportunities for business growth. All insurance companies write policies and set premiums based on actuarial assumptions about mortality, injury, the occurrence of accidents and other insured events. These assumptions, while well supported by past experience, necessarily do not take account of future events. The occurrence in the future of unforeseen circumstances could affect the financial condition of one or more insurance companies. The insurance business is highly competitive and with the deregulation of financial service businesses, it should become more competitive. In addition, insurance companies may expand into non-traditional lines of business which may involve different types of risks.

State Risk Factors

   Investment in a single State Trust, as opposed to a Fund which invests in the obligations of several states, may involve some additional risk due to the decreased diversification of economic, political, financial and market risks. See "State Matters" for brief summaries of some of the factors which may affect the financial condition of the States represented in various State Trusts of Defined Asset Funds, together with summaries of tax considerations relating to those States.

Payment of Bonds and Life of a Fund

   Because Bonds from time to time may be redeemed or prepaid or will mature in accordance with their terms or may be sold under certain circumstances described herein, no assurance can be given that a Portfolio will retain for any length of time its present size and composition. Bonds may be subject to redemption prior to their stated maturity dates pursuant to optional refunding or sinking fund redemption provisions or otherwise. In general, optional refunding redemption provisions are more likely to be exercised when the offer side evaluation is at a premium over par than when it is at a discount from par. Generally, the offer side evaluation of Bonds will be at a premium over par when market interest rates fall below the coupon rate on the Bonds. Bonds in a Portfolio may be subject to sinking fund provisions early in the life of a Fund. These provisions are designed to redeem a significant portion of an issue gradually over the life of the issue; obligations to be redeemed are generally chosen by lot. Additionally, the size and composition of a Portfolio will be affected by the level of redemptions of Units that may occur from time to time and the consequent sale of Bonds. Principally, this will depend upon the number of Holders seeking to sell or redeem their Units and whether or not the Sponsors continue to reoffer Units acquired by them in the secondary market. Factors that the Sponsors will consider in the future in determining to cease offering Units acquired in the secondary market include, among other things, the diversity of a Portfolio remaining at that time, the size of a Portfolio relative to its original size, the ratio of Fund expenses to income, a Fund's current and long-term returns, the degree to which Units may be selling at a premium over par relative to other funds sponsored by the Sponsors and the cost of maintaining a current prospectus for a Fund. These factors may also lead the Sponsors to seek to terminate a Fund earlier than would otherwise be the case.

Redemption

   The Trustee is empowered to sell Bonds in order to make funds available for redemption if funds are not otherwise available in the Capital and Income Accounts. The Bonds to be sold will be selected from a list supplied by the Sponsors. Securities will be chosen for this list by the Sponsors on the basis of those market and credit factors as they may determine are in the best interests of the Fund. Provision is made under the Indenture for the Sponsors to specify minimum face amounts in which blocks of Bonds are to be sold in order to obtain the best price for the Fund. While these minimum amounts may vary from time to time in accordance with market conditions, the Sponsors believe that the minimum face amounts which would be specified would range from $25,000 for readily marketable Bonds to $250,000 for certain Restricted Securities which can be distributed on short notice only by private sale, usually to institutional investors. Provision is also made that sales of Bonds may not be made so as to (i) result in the Fund owning less than $250,000 of any Restricted Security or (ii) result in more than 50% of the Fund consisting of Restricted Securities. In addition, the Sponsors will use their best efforts to see that these sales of Bonds are carried out in such a way that no more than 40% in face amount of the Fund is invested in Restricted Securities, provided that sales of unrestricted Securities may be made if the Sponsors' best efforts with regard to timely sales of Restricted Securities at prices they deem reasonable are unsuccessful and if as a result of these sales more than 50% of the Fund does not consist of Restricted Securities. Thus the redemption of Units may require the sale of larger amounts of Restricted Securities than of unrestricted Securities.

Tax Exemption

   In the opinion of bond counsel rendered on the date of issuance of each Bond, the interest on each Bond is excludable from gross income under existing law for regular Federal income tax purposes (except in certain circumstances depending on the Holder) but may be subject to state and local taxes and may be a preference item for purposes of the Alternative Minimum Tax. Interest on Bonds may become subject to regular Federal income tax, perhaps retroactively to their date of issuance, as a result of changes in Federal law or as a result of the failure of issuers (or other users of the proceeds of the Bonds) to comply with certain ongoing requirements.

   Moreover, the Internal Revenue Service has announced an expansion of its examination program with respect to tax-exempt bonds. The expanded examination program will consist of, among other measures, increased enforcement against abusive transactions, broader audit coverage (including the expected issuance of audit guidelines) and expanded compliance achieved by means of expected revisions to the tax-exempt bond information return forms.

   In certain cases, a Bond may provide that if the interest on the Bond should ultimately be determined to be taxable, the Bond would become due and payable by its issuer, and, in addition, may provide that any related letter of credit or other security could be called upon if the issuer failed to satisfy all or part of its obligation. In other cases, however, a Bond may not provide for the acceleration or redemption of the Bond or a call upon the related letter of credit or other security upon a determination of taxability. In those cases in which a Bond does not provide for acceleration or redemption or in which both the issuer and the bank or other entity issuing the letter of credit or other security are unable to meet their obligations to pay the amounts due on the Bond as a result of a determination of taxability, a Trustee would be obligated to sell the Bond and, since it would be sold as a taxable security, it is expected that it would have to be sold at a substantial discount from current market price. In addition, as mentioned above, under certain circumstances Holders could be required to pay income tax on interest received prior to the date on which the interest is determined to be taxable.


INCOME AND RETURNS

Income

   Because accrued interest on Bonds is not received by a Fund at a constant rate throughout the year, any monthly income distribution may be more or less than the interest actually received by the Fund. To eliminate fluctuations in the monthly income distribution, a portion of the Public Offering Price consists of an advance to the Trustee of an amount necessary to provide approximately equal distributions. Upon the sale or redemption of Units, investors will receive their proportionate share of the Trustee advance. In addition, if a Bond is sold, redeemed or otherwise disposed of, a Fund will periodically distribute the portion of the Trustee advance that is attributable to that Bond to investors.

   The regular monthly income distribution stated in Part A of the Prospectus is based on a Public Offering Price of $1,000 per Unit after deducting estimated Fund expenses, and will change as the composition of the Portfolio changes over time.

   Income is received by a Fund upon semi-annual payments of interest on the Bonds held in a Portfolio. Bonds may sometimes be purchased on a when, as and if issued basis or may have a delayed delivery. Since interest on these Bonds does not begin to accrue until the date of delivery to a Fund, in order to provide tax-exempt income to Holders for this non-accrual period, the Trustee's Annual Fee and Expenses is reduced by the interest that would have accrued on these Bonds between the initial settlement date for Units and the delivery dates of the Bonds. This eliminates reduction in Monthly Income Distributions.
Should when-issued Bonds be issued later than expected, the fee reduction will be increased correspondingly. If the amount of the Trustee's Annual Fee and Expenses is insufficient to cover the additional accrued interest, the Sponsors will treat the contracts as Failed Bonds. As the Trustee is authorized to draw on the letter of credit deposited by the Sponsors before the settlement date for these Bonds and deposit the proceeds in an account for the Fund on which it pays no interest, its use of these funds compensates the Trustee for the reduction described above.


STATE MATTERS

ALABAMA

   RISK FACTORS--During recent years the economy of Alabama has grown at a slower rate than that of the U.S. The State of Alabama, other governmental units and agencies, school systems and entities dependent on government appropriations or economic conditions have, in varying degrees, suffered budgetary difficulties. These conditions and other factors described below could adversely affect the Debt Obligations that the Trust acquires and the value of Units in the Trust. The following information constitutes only a brief summary, does not purport to be a complete description of potential adverse economic effects and is based primarily on material presented in various government documents, official statements, offering circulars and prospectuses. While the Sponsors have not independently verified such information, they have no reason to believe that such information is not correct in all material respects.

   Limitations on State Indebtedness. Section 213 of the Constitution of Alabama, as amended, requires that annual financial operations of Alabama must be on a balanced budget and prohibits the State from incurring general obligation debt unless authorized by an amendment to the Constitution. Although conventions proposed by the Legislature and approved by the electorate may be called for the purpose of amending the Alabama Constitution, amendments to the Constitution have generally been adopted through a procedure that requires each amendment to be proposed by a favorable vote of three-fifths of all the members of each house of the Legislature and thereafter approved by a majority of the voters of the State voting in a statewide election. The State has statutory budget provisions which create a proration procedure in the event estimated budget resources in a fiscal year are insufficient to pay in full all appropriations for such fiscal year. Proration has a materially adverse effect on public entities, such as boards of education, that are substantially dependent on state funds.

   Court decisions have indicated that certain State expenses necessary for essential functions of government are not subject to proration under applicable law. The Supreme Court of Alabama has held that the debt prohibition contained in the constitutional amendment does not apply to obligations incurred for current operating expenses payable during the current fiscal year, debts incurred by separate public corporations, or state debt incurred to repel invasion or suppress insurrection. The State may also make temporary loans not exceeding $300,000 to cover deficits in the state treasury. Limited obligation debt may be authorized by the legislature without amendment to the Constitution. The State has followed the practice of financing certain capital improvement programs--principally for highways, education and improvements to the State Docks--through the issuance of limited obligation bonds payable solely out of certain taxes and other revenues specifically pledged for their payment and not from the general revenues of the State.

   Medicaid. Because of Alabama's relatively high incidence of poverty, health care providers in Alabama are more heavily dependent on Medicaid than are health care providers in other states. Contributions to Medicaid by the State of Alabama are financed through the General Fund of the State of Alabama. As discussed above, because deficit spending is prohibited by the Constitution of Alabama, allocations from the General Fund, including Medicaid payments, may be subject to proration. In recent years the General Fund has been subject to proration by virtue of insufficient tax revenues and excessive expenditures, and there can be no assurance that proration of the General Fund budget will not continue. If continued, such proration may have a materially adverse effect on Alabama Medicaid payments.

   The Alabama legislature has recently enacted legislation to increase the State portion of Medicaid funding. Nevertheless, factors such as the increasing pressure on sources of Medicaid funding, at both the State and the Federal level, and the expanding number of people covered by this program, are likely to cause future concern over the Alabama Medicaid budget. It is likely that reductions in payments made under the Federal Medicaid program will occur in the future. If such reductions occur, it is unlikely that the State of Alabama will be able to fund completely any resulting short-falls.

   A federal district court has held that Alabama's Medicaid program violates Federal law because it fails to provide Medicaid recipients with adequate non-emergency transportation for medical services. According to the court, the State's program for providing non-emergency transportation recipients involved the use of volunteer, unpaid drivers. The court found that this Alabama plan failed to insure necessary transportation to Medicaid recipients. Therefore, the State of Alabama is currently under a court order to submit a plan that will provide every Medicaid recipient in Alabama with necessary transportation to and from health care providers. In addition, in December 1995, an Alabama Circuit Court held that the Alabama Medicaid program has underpaid providers and that the program must reimburse those providers for such underpayment. Reports in the media state that such reimbursement could cost the State of Alabama $72 million. The State plans to appeal this decision. Any increase in expenses resulting from these holdings could have a materially adverse effect on other Alabama Medicaid payments. Further, although some health care providers could benefit from these holdings, many providers will receive no material benefit. Nevertheless, the General Fund of the State may experience financial pressures if legal fees and increased reimbursements are required.

   According to reports in the news media, a study by a private consumer group indicates that the level of benefits available are materially lower and the eligibility standards significantly more stringent under the Alabama Medicaid program than in most other states. Although, as stated above, Alabama health care facilities are dependent on Medicaid payments, it should be expected that health care facilities in Alabama will receive substantially less in Medicaid payments than would health care facilities in most other states.

   Health Care Services. In recent years, the importance of service industries to Alabama's economy has increased significantly. One of the major service industries in the State is general health care. Because of cost concerns, health care providers and payors are restructuring and consolidating. Consolidation resulting in a reduction of services in the health care industry may have a material adverse effect on the economy of Alabama in general and, in particular, on the issuers of Debt Obligations in the Trust secured by revenues of health care facilities. Moreover, a recent study has concluded that, after cost-of-living adjustments are made, Medicare payments per enrollee in Alabama are among the highest in the nation. Changes in the Medicare program to reduce such expenditures could have a materially adverse effect on health care providers in Alabama. In addition, there are many possible financial effects that could result from enactment of any federal or state legislation proposing to regulate or reform the health care industry, and it is not possible at this time to predict with assurance the effect of any health care reform proposals that might be enacted.

   Fob James, the Governor of Alabama, has imposed a moratorium on the Alabama State Health Planning and Development Agency ("SHPDA") that affects all filings with SHPDA. During the time that the moratorium remains in effect, health care providers will be unable to obtain Certificates of Need for any new or expanded health services. The moratorium may have a material adverse effect on the revenues of such providers.

   Dependence on Federal Education Funds. Alabama is disproportionately dependent on federal funds for secondary and higher education, predominantly because of insufficient state and local support. Recent federal cutbacks on expenditures for education have had, and if continued will have, an adverse impact on educational institutions in Alabama.

   On December 30, 1991, the District Court for the Northern District of Alabama issued an opinion holding Alabama's institutions of higher learning liable for operating a racially discriminatory dual university system. The Court ordered several remedies and has maintained jurisdiction for ten years to insure compliance. The Circuit Court of Appeals upheld parts of this verdict and maintained control over the institutions. On August 1, 1995, a new ruling was issued in this case, requiring additional funding for certain universities and colleges in Alabama. The new funding requirements may have an adverse impact on the State budget and could require that the current and upcoming fiscal year budgets be prorated. Such proration would have a materially adverse effect on public entities throughout the state. In addition, this change in funding could adversely affect certain educational institutions in Alabama. However, if the State and the universities fail to comply with the Court's orders, the Court may rule that Federal funds for higher education be withheld. A ruling depriving the State of Federal funds for higher education would have a materially adverse effect on certain Alabama colleges and universities.

   Challenge to School Funding Mechanism. On April 1, 1993, Montgomery Circuit Court Judge Gene Reese ruled that an unconstitutional disparity exists among Alabama's school districts because of inequitable distribution of tax funds. Judge Reese issued an order calling for a new design for the distribution of funds for educational purposes as well as a new system for funding public education.

   A new funding program has been enacted, which is designed to reduce the funds available for two-year colleges and universities in order to increase the funding available for elementary and secondary schools. In addition, the new law provides more funds to school districts with lower property values by withholding some funds from wealthier school districts. Any allocation of funds away from school districts could impair the ability of such districts to service debt. It is impossible to predict whether this new law will comply with Judge Reese's ruling or whether future challenges will occur.

   Alabama Industrial Characteristics. Alabama industrial capacity has traditionally been concentrated in those areas sensitive to cyclical economic trends, such as textiles and iron and steel production. To the extent that American iron and steel and textile production continues to suffer from foreign competition and other factors, the general economy of the State and the ability of particular issuers, especially pollution-control and certain IDB issuers, would be materially adversely affected. The State has recently taken steps to diversify and increase its industrial capacity. Although these efforts have been somewhat successful, they include significant tax and other benefits which could have a mutually adverse effect on the state's tax revenues.

   General Obligation Warrants. Municipalities and counties in Alabama traditionally have issued general obligation warrants to finance various public improvements. Alabama statutes authorizing the issuance of such interest-bearing warrants do not require an election prior to issuance. On the other hand, the Constitution of Alabama (Section 222) provides that general obligation bonds may not be issued without an election.

   The Supreme Court of Alabama has held that general obligation warrants do not require an election under Section 222 of the Constitution of Alabama. In so holding, the Court found that warrants are not "bonds" within the meaning of
Section 222. According to the Court, warrants are not negotiable instruments and transferees of warrants cannot be holders in due course. Therefore, a transferee of warrants is subject to all defenses that the issuer of such warrants may have against the transferor.

   Allocation of Local Taxes for Public Education. Under Alabama law, a city with a population in excess of 5,000 is entitled to establish a separate public school system within its jurisdiction with its own board of education, members of which are elected by the governing body of such city. If a city school system is established within a county, the county-wide taxes for general educational purposes will, absent specific law to the contrary, be apportioned among the county board of education and each city board of education within the county according to a statutory formula based on the state's uniform minimum educational program for public school systems. This formula has many factors, but is based largely on the relative number of students within the boundaries of each school system.

   Local boards of education, whether city board or county board, may borrow money by issuing interest-bearing warrants payable solely out of such board's allocated or apportioned share of a specified tax. The county board's apportioned share of such tax may be diminished upon the establishment of a city school system, which could jeopardize the payment of the county board's warrants.

   Limited Taxing Authority. Political subdivisions of the State have limited taxing authority. Ad valorem taxes may be levied only as authorized by the Alabama Constitution. In order to increase the rate at which any ad valorem tax is levied above the limit otherwise provided in the Constitution, the increase must be proposed by the governing body of the taxing authority after a public hearing, approved by an act of the Alabama Legislature and approved at an election within the taxing authority's jurisdiction. In addition, the Alabama Constitution limits the total amount of state, county, municipal and other ad valorem taxes that may be imposed on any class of property in any one tax year. This limitation is expressed in terms of a specified percentage of the market value of such property. In some jurisdictions in the State this limit has already been exceeded for one or more classes of property.

   Specific authorizing legislation is required for the levy of taxes by local governments. In addition, the rate at which such taxes are levied may be limited by the authorizing legislation or judicial precedent. For example, the Alabama Supreme Court has held that sales and use taxes, which usually comprise a significant portion of the revenues for local governments, may not be levied at rates that are confiscatory or unreasonable. The total sales tax (state and local) in some jurisdictions is 9%. In November 1995, the United States Supreme Court agreed to hear an appeal of an Alabama Supreme Court ruling that denied the right of taxpayers to challenge an occupational tax levied by Jefferson Courty, Alabama, in which Birmingham is located. The tax generates approximately $39 million annually and is imposed on the income of persons who work in Jefferson County; however, certain professionals are exempt from paying the tax. Non-exempt taxpayers sued the county on the basis that their due process and equal protection rights had been violated. The Alabama Supreme Court rejected this lawsuit based on an earlier, unsuccessful challenge of the tax. As a result of the determination by the United States Supreme Court that it will hear an appeal of the Alabama Supreme Court decision, Moody's Credit Perspectives has placed the bond ratings of Jefferson County under review. Any downgrading of Jefferson County's bond rating could have a material adverse effect on the county's ability to borrow money, to provide services, and to service current debt.

   Dependence on Certain Taxes. State and local governments in Alabama are more dependent on general and special sales taxes and user fees than are state and local governments in many states, and less dependent on property taxes. Because sales taxes and user fees are less stable sources of revenue than are property taxes, state and local governments in Alabama may be subject to shortfalls in revenue due to economic cycles. Such revenue shortfalls could have a materially adverse effect on Alabama debt obligations in the Alabama Trust.

   Priority for Essential Governmental Functions.   Numerous decisions of the
Alabama Supreme Court hold that a governmental unit may first use its taxes and other revenues to pay the expenses of providing necessary governmental services before paying debt service on its bonds, warrants or other indebtedness.


ARIZONA

   RISK FACTORS--The State Economy. The Arizona economy over the last several years was one of subdued growth, but in 1994 portions of the economy rebounded due in part to a strong single family home market, new business incorporation, and tourism spending. Permits for new home construction increased by 23% from 1992 to 1993 and 17% from 1993 to 1994. The single-family sector remains strong, with more than 26,600 single-family residential building permits issued in Maricopa County during 1994 and more than 28,000 housing permits estimated during 1995. Growth in the housing market is projected to continue in 1996. The commercial real estate market, which has been lagging behind the housing market, is also expected to improve in 1996.

   Arizona's tourism industry is expected to fare well in the early part of 1996. Super Bowl XXX, held in January 1996, is expected to bring more than $200 million into the Arizona economy.

   In the aftermath of the savings and loan crisis, which hit Arizona hard beginning in the late 1980's, the RTC sold approximately $23.6 billion in Arizona assets as of December 31, 1994, with $1.16 billion in assets, mostly real-estate secured loans and real property, still to be sold as of that date. The RTC ceased to exist on December 31, 1995, with the FOIC taking over any remaining functions of the RTC.

   The trend in the Arizona banking community for the past several years has been one of consolidation. In the early 1980's, 56 banks operated in Arizona; as of December 1995 there were 34. As financial institutions within the state consolidate, many branch offices have been closed, displacing workers. Three acquisitions were completed in 1995. Although more acquisitions are expected, the pace has slowed.

   America West Airlines, a Phoenix-based carrier, emerged from Chapter 11 reorganization on August 25, 1994. Prior to the reorganization, America West was the sixth largest employer in Maricopa County, employing approximately 10,000 of its 15,000 employees within the county. Currently, America West employs just under 6,000 in Maricopa County. America West presently serves 46 domestic and 6 international destinations with 93 aircraft. America West posted operating income of $54.2 million and net income of $21.7 million for the third quarter of 1995, reflecting eight consecutive quarters of profitability. The continuation of America West's recovery and its effect on the state economy and, more particularly, the Phoenix economy, is uncertain.

   More than 1,700 jobs were lost by the closing of Williams Air Force Base in Chandler, Arizona, on September 30, 1993 when Williams Air Force Base was selected as one of the military installations to be closed as a cost-cutting measure by the Defense Base Closure and Realignment Commission, whose recommendations were subsequently approved by the President and the United States House of Representatives. Williams Air Force Base injected an estimated $300 million in the local economy annually and employed approximately 3,800 military and civilian personnel. The base has been renamed the Williams Gateway Airport, and has been converted into a regional civilian airport, including an aviation, educational and business complex which is now recruiting for aerospace-industry tenants.

   Of the state's 10 largest corporate employers, nine reduced their Arizona-based staffs in 1994. Only one of the ten largest employers further reduced employment in 1995. American Express Co., which had previously announced a restructuring in 1994 in which 2,000 Arizona jobs would be cut over two years, reduced the number of planned layoffs in 1995. A number of new high-tech expansion projects have been announced and/or commenced in 1995. However, not all high-tech operations are faring well. Honeywell Inc. decreased its Arizona work force from 8,200 to less than 6,900 by the end of 1994 and laid off another 140 contract and full-time engineers in May 1995.

   Job growth in Arizona, defined as growth of total wage and salary employment, was consistently in the range of 2.1% to 2.5% for the years 1988 through 1990, declined to 0.6% in 1991, then increased to 1.7% in 1992, 3.0% in 1993, and 5.9% in 1994. Job growth was 5.8% in 1995 and is currently forecast at 3.9% for 1996.

   The unemployment rate in Arizona was 5.3% in 1990, which was similar to the national rate of 5.4%. Arizona's unemployment rate in 1991 was 5.6%, compared to a national rate of 6.7%. Arizona's unemployment rate in 1992 increased to 7.4%, matching the national rate. The Arizona unemployment rate decreased in 1993, to 6.2%, compared with the national figure of 6.8%. In 1994, Arizona's unemployment rate was 6.3%, compared to 6.1% nationally. In August 1995, Arizona's unemployment rate was 5.4%.

   Current personal income in Arizona has continued to rise, but at slower rates than in the early to mid-1980's. Personal income grew at a rate of 5.8% in 1990 and dropped to 4.6% in 1991. Growth in personal income increased to 6.7% in 1992, 6.5% in 1993, 8.5% in 1994 and was forecast to increase at a rate of 8.2% in 1995.

   Bankruptcy filings in the District of Arizona increased dramatically in the mid-1980's, but percentage increases have decreased over the last several years, with 1993 resulting in the first drop in bankruptcy filings since 1984. Bankruptcy filings totalled 15,767 in 1995, 15,008 in 1994, 17,381 in 1993, 19,883 in 1992 and 19,686 in 1991.

   The inflation rate, as measured by the consumer price index in the Phoenix, Arizona area, including all of Maricopa County, has hovered around the national average for the last several years, increasing from 4.1% in 1988 to 5.6% in 1990. The inflation rate decreased to 2.8% in 1991, compared to 4.2% on a national level, and decreased slightly to 2.7% in 1992, compared to a national rate of 3.0%. The inflation rate was 4.5% in 1993. In 1994, the Phoenix metropolitan area inflation rate at 4.1% was higher than the national rate of 2.7%.

   The population of Arizona grew consistently at a rate between 2.2% and 2.4% annually during the years 1988 through 1993, increased slightly to 2.6% in 1994, and was forecast to be 2.9% in 1995. Although significantly greater than the national average population growth, it is lower than Arizona's population growth in the mid-1980's. The 1990 census results indicate that the population of Arizona rose 35% between 1980 and 1990, a rate exceeded only in Nevada and Alaska. Nearly 950,000 residents were added during this period.

   The State Budget, Revenues and Expenditures. The state operates on a fiscal year beginning July 1 and ending June 30. Fiscal year 1996 refers to the year ending June 30, 1996.

   Total General Fund revenues of $4.359 billion are expected during fiscal year 1996. Approximately 47% of this expected revenue comes from sales and use taxes, 35% from income taxes (both individual and corporate) and 4% from property taxes. In addition to taxes, revenue includes non-tax items such as income from the state lottery, licenses, fees and permits, and interest.

   For fiscal year 1996, General Fund expenditures of $4.466 billion are expected. Approximately 39.8% of major General Fund appropriations are for the Department of Education for K-12, 15.9% is for higher education, 10.7% is for the administration of the AHCCCS program (the State's alternative to Medicaid), 8.8% is for the Department of Economic Security, and 8.7% is for the Department of Corrections. The expenditures for fiscal year 1995 are estimated at approximately $4.472 billion.

   Most or all of the Debt Obligations of the Arizona Trust are not obligations of the State of Arizona, and are not supported by the State's taxing powers.
The particular source of payment and security for each of the Debt Obligations is detailed in the instruments themselves and in related offering materials. There can be no assurances, however, with respect to whether the market value or marketability of any of the Debt Obligations issued by an entity other than the State of Arizona will be affected by the financial or other condition of the State or of any entity located within the State. In addition, it should be noted that the State of Arizona, as well as counties, municipalities, political subdivisions and other public authorities of the state, are subject to limitations imposed by Arizona's constitution with respect to ad valorem taxation, bonded indebtedness and other matters. For example, the state legislature cannot appropriate revenues in excess of 7% of the total personal income of the state in any fiscal year. These limitations may affect the ability of the issuers to generate revenues to satisfy their debt obligations.

   School Finance. In 1991, the State of Arizona was sued by four school districts within the state, claiming that the state's funding system for school buildings, equipment and other capital expenses is unconstitutional. The lawsuit was filed by the Arizona Center for Law in the Public Interest and Southern Arizona Legal Aid Inc., but fifty other school districts helped finance the lawsuit. A state judge rejected the lawsuit in September of 1992, and the school districts appealed. In July of 1994, the Supreme Court of Arizona reversed the lower court ruling and found that the formulas for funding public schools in Arizona cause "gross disparities" among school districts and therefore violate the Arizona Constitution. The lawsuit did not seek damages. It remains unclear what effect the judgment will have on state finances or school district budgets.

   Health Care Facilities. Arizona does not participate in the federally administered Medicaid program. Instead, the state administers an alternative program, the Arizona Health Care Cost Containment

System ("AHCCCS"), which provides health care to indigent persons meeting certain financial eligibility requirements, through managed care programs. AHCCCS is financed by a combination of federal, state and county funds.

   Under state law, hospitals retain the authority to raise rates with notification and review by, but not approval from, the Department of Health Services. Hospitals in Arizona have experienced profitability problems along with those in other states.

   Health care firms have been in the process of consolidating. Eli Lilly and Co. bought prescription- benefits manager PCS Health Systems, Inc. of Scottsdale for $4 billion in November 1994. Two other large Arizona health-care organizations were purchased in 1994. Intergroup Healthcare Corp. of Tucson was purchased by California-based Foundation Health Corp. for about $720 million in stock, and St. Luke's Health System was bought by OrNda HealthCorp. for $122 million. Continuing consolidation and merger activity in the health care industry is expected.

   A number of health care organizations have announced plans to expand facilities in Arizona, including Mayo Clinic, who announced plans to build a 132 bed hospital in North Scottsdale that could create as many as 700 jobs when the hospital opens in 1998. Meanwhile, St. Joseph's Hospital and Medical Center announced plans in May 1995 to lay off 250 workers at its Phoenix complex.

   Utilities. Arizona's utilities are subject to regulation by the Arizona Corporation Commission. This regulation extends to, among other things, the issuance of certain debt obligations by regulated utilities and periodic rate increases needed by utilities to cover operating costs and debt service. The inability of any regulated public utility to secure necessary rate increases could adversely affect the utility's ability to pay debt service.

   Arizona's largest regulated utility, Arizona Public Service Company ("APS"), serves all or part of 11 of Arizona's 15 counties. APS is a significant part owner of Arizona's nuclear generator, the Palo Verde Nuclear Generating Station. APS is owned by Pinnacle West Capital Corporation ("Pinnacle West"). APS and Pacificorp, an Oregon utility, entered into a standstill agreement under which Pacificorp agreed not to attempt a takeover of APS or Pinnacle West through early 1995. Earlier offers by Pacificorp to purchase Pinnacle West had been rejected. The agreement also provides for a seasonal swap of power, allowing Pacificorp to purchase electricity from APS during the winter in exchange for selling electricity to APS in the summer. In May 1994 APS entered into a rate agreement with the Arizona Corporation Commission which decreased its electric rate by an average of 2.2%. Under the agreement, neither APS nor the Arizona Corporation Commission can propose new rates until December 31, 1996. Pinnacle West, APS's parent company, had 1994 earnings of $173.8 million, compared with $170 million in 1993. The company announced that it expects 1995 results to decline in comparison to 1994 due to reductions in non-cash income in 1995 and 1994's hot summer, which bolstered 1994 earnings.

   The Salt River Project Agricultural Improvement and Power District ("SRP") is an agricultural improvement district organized under state law. For this reason, SRP is not subject to regulation by the Arizona Corporation Commission. SRP, one of the nation's five largest locally owned public power utilities, provides electric service to approximately 600,000 customers (consumer, commercial and industrial) within a 2,900 square mile area in parts of Maricopa, Gila and Pinal Counties in Arizona.

   Under Arizona law, SRP's board of directors has the exclusive authority to establish rates for electricity. SRP must follow certain procedures, including certain public notice requirements and a special board of directors meeting, before implementing any changes in standard electric rates. SRP instituted an average rate increase of 2.9% in January of 1992 (the actual increases ranged from 2.4% to 3.4%, depending on the class of customer).

   SRP reported increases in its net income for the fiscal years ended in both 1994 and 1995. The previous two fiscal years, which were also profitable, followed two consecutive years of losses. In July 1993, SRP renegotiated two key coal contracts, announcing that it expected the new contracts to cut its production costs by $40 million over the next five years. Due to increased earnings and savings, SRP cancelled a planned 1994 rate increase, and has indicated that it will seek to avoid another increase until 1999. SRP is planning a rate decrease in mid-1996. SRP has laid off about 3,600 employees over the last seven years. SRP has announced that it does not expect any growth in its work force through 1996.


CALIFORNIA

   The following information constitutes only a brief summary, does not purport to be a complete description, and is based on information drawn from official statements and prospectuses relating to securities offerings of the State of California and various local agencies in California, available as of the date of this Prospectus. While the Sponsors have not independently verified such information, they have no reason to believe that such information is not correct in all material respects.

   Economic Factors. The Governor's 1993-1994 Budget, introduced on January 8, 1993, proposed general fund expenditures of $37.3 billion, with projected revenues of $39.9 billion. To balance the budget in the face of declining revenues, the Governor proposed a series of revenue shifts from local government, reliance on increased federal aid, and reductions in state spending.

   The Department of Finance of the State of California's May Revision of General Fund Revenues and Expenditures (the "May Revision"), released on May 20, 1993, projected the State would have an accumulated deficit of about $2.75 billion by June 30, 1993, essentially unchanged from the prior year. The Governor proposed to eliminate this deficit over an 18-month period. Unlike previous years, the Governor's Budget and May Revision did not calculate a "gap" to be closed, but rather set forth revenue and expenditure forecasts and proposals designed to produce a balanced budget.

   The 1993-1994 budget act (the "1993-94 Budget Act") was signed by the Governor on June 30, 1993, along with implementing legislation. The Governor vetoed approximately $71 million in spending.

   The 1993-94 Budget Act was predicated on general fund revenues and transfers estimated at $40.6 billion, $400 million below 1992-93 (and the second consecutive year of actual decline). The principal reasons for declining revenue were the continued weak economy and the expiration (or repeal) of three fiscal steps taken in 1991--a half cent temporary sales tax, a deferral of operating loss carryforwards, and repeal by initiative of a sales tax on candy and snack foods.

   The 1993-94 Budget Act also assumed special fund revenues of $11.9 billion, an increase of 2.9 percent over 1992-93.

   The 1993-94 Budget Act included general fund expenditures of $38.5 billion (a
6.3 percent reduction from projected 1992-93 expenditures of $41.1 billion), in order to keep a balanced budget within the available revenues. The 1993-94 Budget Act also included special fund expenditures of $12.1 billion, a 4.2 percent increase. The 1993-94 Budget Act reflected the following major adjustments:

   1. Changes in local government financing to shift about $2.6 billion in property taxes from cities, counties, special districts and redevelopment agencies to school and community college districts, thereby reducing general fund support by an equal amount. About $2.5 billion is permanent, reflecting termination of the State's "bailout" of local governments following the property tax cuts of Proposition 13 in 1978 (See "Constitutional, Legislative and Other Factors" below).

   The property tax revenue losses for cities and counties were offset in part by additional sales tax revenues and mandate relief.

   2. The 1993-94 Budget Act projected K-12 Proposition 98 funding on a cash basis at the same per-pupil level as 1992-93 by providing schools a $609 million loan payable from future years' Proposition 98 funds.

   3. The 1993-94 Budget Act assumed receipt of about $692 million of aid to the State from the federal government to offset health and welfare costs associated with foreign immigrants living in the State, which would reduce a like amount of General Fund expenditures. About $411 million of this amount was one-time funding. Congress ultimately appropriated only $450 million.

   4. Reductions of $600 million in health and welfare programs and $400 million in support for higher education (partly offset by fee increases at all three units of higher education) and various miscellaneous cuts (totalling approximately $150 million) in State government services in many agencies, up to 15 percent.

   5. A 2-year suspension of the renters' tax credit ($390 million expenditure reduction in 1993-94).

   6. Miscellaneous one-time items, including deferral of payment to the Public Employees Retirement Fund ($339 million) and a change in accounting for debt service from accrual to cash basis, saving $107 million.

   The 1993-94 Budget Act contained no general fund tax/revenue increases other than a two year suspension of the renters' tax credit. The 1993-94 Budget Act suspended the 4 percent automatic budget reduction "trigger", as was done in 1992-93, so cuts could be focused.

   Administration reports during the course of the 1993-94 Fiscal Year indicated that while economic recovery appeared to have started in the second half of the fiscal year, recessionary conditions continued longer than had been anticipated when the 1993-94 Budget Act was adopted. Overall, revenues for the 1993-94 Fiscal Year were about $800 million lower than original projections, and expenditures were about $780 million higher, primarily because of higher health and welfare caseloads, lower property taxes which required greater State support for K-14 education to make up the shortfall, and lower than anticipated federal government payments for immigration-related costs. The reports in May and June, 1994, indicated that revenues in the second half of the 1993-94 Fiscal Year have been very close to the projections made in the Governor's Budget of January 10, 1994, which is consistent with a slow turnaround in the economy.

   The Department of Finance's July 1994 Bulletin, including the final June receipts, reported that June revenues were $114 million (two and one half percent) above projections, with final end-of-year results at $377 million (about one percent) above the May Revision projections. Part of this result was due to end-of-year adjustments and reconciliations. Personal income tax and sales tax continued to track projections. The largest factor in the higher than anticipated revenues was from bank and corporation taxes, which were $140 million (18.4 percent) above projections in June. While the higher June receipts were reflected in the actual 1993-94 Fiscal Year cash flow results, and helped the starting cash balance for the 1994-95 Fiscal Year, the Department of Finance did not adjust any of its revenue projections for the 1994-95 or 1995-96 Fiscal Years.

   During the 1993-94 Fiscal Year, the State implemented the deficit retirement plan, which was part of the 1993-94 Budget Act, by issuing $1.2 billion of revenue anticipation warrants in February 1994 maturing December 21, 1994. This borrowing reduced the cash deficit at the end of the 1993-94 Fiscal Year. Nevertheless, because of the $1.5 billion variance from the original 1993-94 Budget Act assumptions, the General Fund ended the fiscal year at June 30, 1994 carrying forward an accumulated deficit of approximately $2 billion.

   Because of the revenue shortfall and the State's reduced internal borrowable cash resources, in addition to the $1.2 billion of revenue anticipation warrants issued as part of the deficit retirement plan, the State issued an additional $2.0 billion of revenue anticipation warrants, maturing July 26, 1994, which were needed to fund the State's obligations and expenses through the end of the 1993-94 Fiscal Year.

   On January 17, 1994, a major earthquake measuring an estimated 6.8 on the Richter Scale struck Los Angeles. Significant property damage to private and public facilities occurred in a four-county area including northern Los Angeles County, Ventura County, and parts of Orange and San Bernardino

Counties, which were declared as State and federal disaster areas by January 18. Current estimates of total property damage (private and public) are in the range of $20 billion, but these estimates are still subject to change.

   Despite such damage, on the whole, the vast majority of structures in the areas, including large manufacturing and commercial buildings and all modern high-rise offices, survived the earthquake with minimal or no damage, validating the cumulative effect of strict building codes and thorough preparation for such an emergency by the State and local agencies.

   Damage to state-owned facilities included transportation corridors and facilities such as Interstate Highways 5 and 10 and State Highways 14, 118 and
210. Major highways have now been reopened. The campus of California State University at Northridge (very near the epicenter) suffered an estimated $350 million damage, resulting in temporary closure of the campus. It has now reopened. There was also some damage to the University of California at Los Angeles and to an office building in Van Nuys (now open after a temporary closure). Overall, except for the temporary road and bridge closures, and CSU-Northridge, the earthquake did not and is not expected to significantly affect State government operations.

   The State in conjunction with the federal government is committed to providing assistance to local governments, individuals and businesses suffering damage as a result of the earthquake, as well as to provide for the repair and replacement of State-owned facilities. The federal government provided substantial earthquake assistance totaling in excess of $9.5 billion.

   The 1994-95 Fiscal Year represented the fourth consecutive year the Governor and Legislature were faced with a very difficult budget environment to produce a balanced budget. The Governor's Budget proposal, as updated in May and June, 1994, recognized that the accumulated deficit could not be repaid in one year, and proposed a two-year solution. The budget proposal projected revenue and expenditure forecasts and revenue and expenditure proposals which resulted in operating surpluses for the budget for both 1994-95 and 1995-96, and lead to the elimination of the accumulated budget deficit, estimated at about $1.8 billion at June 30, 1994, by June 30, 1996.

   The 1994-95 Budget Act, signed by the Governor on July 8, 1994, projected revenues and transfers of $41.9 billion, $2.1 billion higher than revenues in 1993-94, reflecting the Administration's forecast of an improving economy.

   The 1994-95 Budget Act projected Special Fund revenues of $12.1 billion, a decrease of 2.4% from 1993-94 estimated revenues.

   The 1994-95 Budget Act projected General Fund expenditures of $40.9 billion, an increase of $1.6 billion over 1993-94. The 1994-95 Budget Act also projected Special Fund expenditures of $12.3 billion, a 4.7% decrease from 1993-94 estimated expenditures. The principal features of the 1994-95 Budget Act were the following:

   1. Receipt of additional federal aid in 1994-95 of about $760 million for costs of refugee assistance and medical care for undocumented immigrants, thereby offsetting a similar General Fund cost. These funds ultimately were not budgeted by the Federal Government.

   2. Reductions of approximately $1.1 billion in health and welfare costs. A 2.3% reduction in Aid to Family with Dependent Children payments (equal to about $56 million for the entire fiscal year) has been temporarily suspended by court order.

   3. A General Fund increase of approximately $38 million in support for the University of California and $65 million for California State University. It anticipated that student fees for both the University of California and the California State University would increase up to 10%.

   4. Proposition 98 funding for K-14 schools was increased by $526 million from 1993-94 levels, representing an increase for enrollment growth and inflation. Consistent with previous budget agreements, Proposition 98 funding provided approximately $4,217 per student for K-12 schools, equal to the level in the past three years.

   5. Legislation enacted with the Budget clarifies laws passed in 1992 and 1993 which require counties and other local agencies to transfer funds to local school districts, thereby reducing State aid. Some counties had implemented a method of making such transfers which provided less money for schools if there were redevelopment agency projects. The new legislation banned this method of transfer. If all counties had implemented this method, General Fund aid to K-12 schools would have been $300 million higher in each of the 1994-95 and 1995-96 Fiscal Years.

   6. The 1994-95 Budget Act provided funding for anticipated growth in the State's prison inmate population, including provisions for implementing recent legislation (the so-called "Three Strikes" law) which requires mandatory life prison terms for certain third-time felony offenders.

   7. Additional miscellaneous cuts ($500 million) and fund transfers ($255 million) totalling in the aggregate approximately $755 million.

   The 1994-95 Budget Act contained no tax increases. Under legislation enacted for the 1993-94 Budget, the renters' tax credit was suspended for two years (1993 and 1994). A ballot proposition to permanently restore the renters' tax credit after this year failed at the June, 1994 election. The Legislature enacted a further one-year suspension of the renters' tax credit, for 1995, saving about $390 million in the 1995-96 Fiscal Year.

   The 1994-95 Budget assumed that the State would use a cash flow borrowing program in 1994-95 which combined one-year notes and two-year warrants, which have now been issued. Issuance of warrants allowed the State to defer repayment of approximately $1.0 billion of its accumulated budget deficit into the 1995-96 Fiscal Year.

   The State's cash flow management plan for the 1994-95 fiscal year included the issuance of $4.0 billion of revenue anticipation warrants on July 26, 1994, to mature on April 25, 1996, as part of a two-year plan to retire the accumulated State budget deficit.

   Because preparation of cash flow estimates for the 1995-96 Fiscal Year necessarily entails greater risks of variance from assumptions, and because the Governor's two-year budget plan assumes receipt of a large amount of federal aid in the 1995-96 Fiscal Year for immigration-related costs which is uncertain, the Legislature enacted a backup budget adjustment mechanism to mitigate possible deviations from projected revenues, expenditures or internal borrowable resources which might reduce available cash resources during the two-year plan, so as to assure repayment of the warrants.

   Pursuant to Section 12467 of the California Government Code, enacted by Chapter 135, Statutes of 1994 (the "Budget Adjustment Law"), the State Controller was required to make a report by November 15, 1994 on whether the projected cash resources for the General Fund as of June 30, 1995 would decrease more than $430 million from the amount projected by the State in its Official Statement in July, 1994 for the sale of $4,000,000,000 of Revenue Anticipation Warrants. On November 15, 1994, the State Controller issued the report on the State's cash position required by the Budget Adjustment Law. The report indicated that the cash position of the General Fund on June 30, 1995 would be $581 million better than was estimated in the July, 1994 cash flow projections and therefore, no budget adjustment procedures would be invoked for the 1994-95 Fiscal Year. As explained earlier, the Law would only be implemented if the State Controller estimated that borrowable resources on June 30, 1995 would be at least $430 million lower than projected.

   The State Controller's report identified a number of factors which have led to the improved cash position of the State. Estimated revenues and transfers for the 1994-95 Fiscal Year other than federal reimbursement for immigration costs were up about $650 million. The largest portion of this was in higher bank and corporation tax receipts, but all major tax sources were above original projections. However, most of the federal immigration aid revenues projected in connection with the 1994-95 Budget Act and in the July, 1994 cash flows will not be received, as indicated above, leaving a net increase in revenues of $322 million.

   On the expenditure side, the State Controller reported that estimated reduced caseload growth in health and welfare programs, reduced school enrollment growth, and an accounting adjustment reducing a transfer from the General Fund to the Special Fund for Economic Uncertainties resulted in overall General Fund expenditure reductions (again before adjusting for federal aid) of $672 million. However, the July, 1994 cash flows projected that General Fund health and welfare and education expenditures would be offset by the anticipated receipt of $407 million in federal aid for illegal immigrant costs. The State Controller now estimates that none of these funds will be received, so the net reduction in General Fund expenditures is $265 million.

   Finally, the State Controller indicated that a review of balances in special funds available for internal borrowing resulted in an estimated reduction of such borrowable resources of $6 million. The combination of these factors results in the estimated improvement of the General Fund's cash position of $581 million. The State Controller's revised cash flow projections for 1994-95 have allocated this improvement to two line items: an increase from $0 to $427 million in the estimated ending cash balance of the General Fund on June 30, 1995, and an increase in unused borrowable resources of $154 million.

   The State Controller's report indicated that there was no anticipated cash impact in the 1994-95 Fiscal Year for recent initiatives on "three strikes" criminal penalties and illegal immigration which were approved by voters on November 8, 1994. At a hearing before a committee of the Legislature on November 15, 1994, both the Legislative Analyst and the Department of Finance concurred in the reasonableness of the State Controller's report. (The Legislative Analyst had issued a preliminary analysis on November 1, 1994 which reached a conclusion very close to that of the State Controller.) The State Controller's report makes no projections about whether the Law may have to be implemented in 1995-96. However, both the State Controller and the Legislative Analyst in the November 15 hearing noted that the July, 1994 cash flows for the 1995-96 Fiscal Year place continued reliance on large amounts of federal assistance for immigration costs, which did not materialize this year, indicating significant budget pressures for next year. The Department of Finance indicated that the budgetary issues identified in the hearing would be addressed in the Governor's Budget proposal for the 1995-96 Fiscal Year, which will be released in early January, 1995.

   The 1995-96 Governor's Budget, discussed below, contains a reforecast of revenues and expenditures for the 1994-95 Fiscal Year. The Department of Finance Bulletins for February and March 1995 report that combined General Fund revenues for February, 1995 were about $356 million below forecast, but combined revenues for January and February were only about $82 million (or 0.3 percent) below the 1995-96 Governor's Budget forecast. The largest component of the decrease is attributable to personal income tax receipts, which were about $131 million (or
1.1 percent) below the two months' forecast. This decrease in personal income tax receipts appears to be largely attributable to fourth quarter 1994 activity, probably in the anticipation of tax reform, with some taxpayers shifting income into 1995 to the extent possible. The withholding component comprised $77 million of this shortfall, but the Department of Finance does not yet view this as significant. Additionally, sales and use tax receipts were very close to forecast for the two-month period, while bank and corporation tax receipts were about $42 million (or 1.5 percent) below the two months' forecast. Miscellaneous revenues were about $117 million (or 6.2 percent) above forecast for the two months, but the Department of Finance is not yet able to determine whether this gain is real, or is instead attributable to cash flow factors.

   Initial analysis of the federal Fiscal Year 1995 budget by the Department of Finance indicates that about $98 million was appropriated for California to offset costs of incarceration of undocumented and refugee immigrants, less than the $356 million which was assumed in the State's 1994-95 Budget Act. Because of timing considerations in applying for these federal funds, the Department estimates that about

$33 million of these funds will be received during the State's 1994-95 Fiscal Year, with the balance received in the following fiscal year. It does not appear that the federal budget contains any of the additional $400 million in funding for refugee assistance and health costs which were also assumed in the 1994-95 Budget Act, but the Department expects the State to continue its efforts to obtain some or all of these federal funds.

   On January 10, 1995, the Governor presented his 1995-96 Fiscal Year Budget Proposal (the "Proposed Budget"). The Proposed Budget estimates General Fund revenues and transfers of $42.5 billion (an increase of 0.2 percent over 1994-
95). This increase from the 1994-95 Fiscal Year reflected the Governor's realignment proposal (a proposal to shift various state obligations to local government) and the first year of a tax cut proposal of personal income and corporate taxes. Neither of such proposals was approved by the Legislature. The 1995-96 Budget was signed by the Governor on August 3, 1995, 34 days following the commencement of the State's fiscal year, resulting in a revised projection of General Fund revenues of approximately $44.1 billion, or an increase of 3.5 percent over 1994-95. Expenditures are budgeted at $43.4 billion (a four percent increase over 1994-95). Special Fund revenues are estimated at $13.5 billion (10.7 percent higher than 1994-95) and Special Fund expenditures are estimated at $13.8 billion (12.2 percent higher than 1994-95). The Budget projects that the General Fund will end the fiscal year at June 30, 1996 with a budget surplus in the Special Fund for Economic Uncertainties of about $28 million, or less than 1 percent of General Fund expenditures, and will have repaid all of the accumulated budget deficits.

   The Department of Finance projects cash flow borrowings in the 1995-96 Fiscal Year will be the smallest in many years, comprising about $2 billion of notes to be issued in April 1996, and maturing by June 30, 1996. With full payment of $4 billion of revenue anticipation warrants on April 25, 1996, the Department sees no further need for borrowing over the end of the fiscal year. The available internal borrowable cash resources of the General Fund at June 30, 1996 are projected at almost $2 billion.

   The following are the principal features of the Budget:

        1. Proposition 98 funding for schools and community colleges will increase by about $1.0 billion (General Fund) and $1.2 billion total above revised 1994-95 levels. Because of higher than projected revenues in 1994-95, an additional $543 million ($91 per K-12 ADA) is appropriated to the 1994-95 Proposition 98 entitlement. A large part of this is a block grant of about $54 per pupil for any one-time purpose. Per-pupil expenditures are projected to increase by another $126 in 1995-96 to $4,435. For the first time in several years, a full 2.7 percent cost of living allowance is funded. The Governor proposed to set aside about $514 million of the Proposition 98 funding increase to repay prior years' loans from the General Fund to schools. As the legality of these loans is currently being challenged in a lawsuit, the Governor proposed to set the amount aside in escrow until the litigation is resolved. The Budget Committee anticipates a settlement of this litigation.

        2. Further cuts in health and welfare costs totaling about $0.9 billion. Some of these cuts (approximately $500 million) would require federal legislative approval.

        3. Increases in funding for the University of California ($90 million General Fund) and the California State University system ($24 million General
   Fund).

        4. Assumed receipt of $473 million in new federal aid for costs of undocumented and refugee immigrants, above commitments already made by the federal government. This amount is substantially less than estimates made in the summer of 1994 as part of the two-year budget proposal and less than estimates in the January 1995 Governor's Budget.

        5. General Fund support for the Department of Corrections was increased approximately eight percent, reflecting estimates of increased prison population; however, funding was less than proposed in the original budget.

   Subsequent Developments -- Reports from the Department of Finance indicate that General Fund revenues through the first three months of the fiscal year were about $525 million, or 5.3%, above projections made for the enactment of the Budget Act. For the first quarter, personal income tax (primarily estimated tax payments) were $224 million (5.1%) above projection; sales and use taxes were $99 million (2.9%) above projection, and bank and corporation taxes (also primarily estimated tax payments) were $154 million (12.5%) above projection.

   The State Controller's "October Trigger Report," while finding no need to impose automatic budget cuts, noted a number of areas where there was likely to be a divergence from the original budget estimates. (See "STATE FINANCES--The Budget Process--Budget Adjustment Law" above.) On the positive side, the State Controller noted that improving economic conditions were leading to improved cash receipts. On the negative side, the State Controller's Report estimated that federal actions to allow health and welfare cuts and to reimburse the State for illegal immigrant costs were not likely to provide as much money as had been planned, and that Proposition 98 expenditures for K-14 schools had been underestimated. In addition, the State Controller reported that an annual review of internal borrowable resources resulted in a $705 million increase of estimated available internal borrowable resources. In total, therefore, the State Controller estimated that the State's cash position on June 30, 1996 would be about $500 million worse than the estimate of $1.9 billion of available internal cash resources included in the original budget, but still large enough to avoid the Budget Adjustment Law cuts.

   The Budget contains a cash flow projection (based on all the assumptions described above) which shows approximately $1 billion of unused borrowable resources at June 30, 1996, providing this amount of "cushion" before the budget "trigger" would have to be invoked.

   However, a report issued by the Legislative Analyst in February 1995 notes that the Proposed Budget is subject to a number of major risks, including receipt of the expected federal immigration aid and other federal actions to allow health and welfare costs, and the outcome of several lawsuits concerning previous budget actions which the State has lost at the trial court level, and which are under appeal. This Analyst's Report also estimates that, despite more favorable revenues, the two-year budget estimates made in July, 1994 are about $2 billion out of balance, principally because federal immigration aid appears likely to be much lower than previously estimated. This shortfall is much smaller than the State has faced in recent years, and has been addressed in the Governor's Budget.

   The Director of Finance is required to include updated cash-flow statements for the 1994-95 and 1995-96 Fiscal Years in the May revision to the 1995-96 Fiscal Year budget proposal. By June 1, 1995, the State Controller must concur with these updated statements or provide a revised estimate of the cash condition of the General Fund for the 1994-95 and the 1995-96 Fiscal Years. For the 1995-96 Fiscal Year, Chapter 135 prohibits any external borrowing as of June 30, 1996, thereby requiring the State to rely solely on internal borrowable resources, expenditure reductions or revenue increases to eliminate any projected cash flow shortfall.

   Commencing on October 15, 1995, the State Controller will, in conjunction with the Legislative Analyst's Office, review the estimated cash condition of the General Fund for the 1995-96 Fiscal Year. The "1996 cash shortfall" shall be the amount necessary to bring the balance of unused borrowable resources on June 30, 1996 to zero. On or before December 1, 1995, legislation must be enacted providing for sufficient General Fund expenditure reductions, revenue increases, or both, to offset any such 1996 cash shortfall identified by the State Controller. If such legislation is not enacted, within five days thereafter the Director of Finance must reduce all General Fund appropriations for the 1995-96 Fiscal Year, except the Required Appropriations, by the percentage equal to the ratio of the 1996 cash shortfall to total remaining General Fund appropriations for the 1995-96 Fiscal Year, excluding the Required Appropriations.

   On December 6, 1994, Orange County, California and its Investment Pool (the "Pool") filed for bankruptcy under Chapter 9 of the United States Bankruptcy Code. Approximately 187 California public entities, substantially all of which are public agencies within the County, invested funds in the Pool. Many of the agencies have various bonds, notes or other forms of indebtedness outstanding, in some instances the proceeds of which were invested in the Pool. Various investment advisors were employed by the County to restructure the Pool. Such restructuring led to the sale of substantially all of the Pool's portfolio, resulting in losses estimated to be approximately $1.7 billion or approximately 22% of amounts deposited by the Pool investors, including the County. It is anticipated that such losses may result in delays or failures of the County as well as investors in the Pool to make scheduled debt service payments. Further, the County expects substantial budget deficits to occur in Fiscal Year 1995 with possibly similar effects upon operations of investors in the Pool.

   Investor access to monies in the Pool subsequent to the filing was pursuant to Court order only and severely limited. On May 2, 1995, the Bankruptcy Court approved a comprehensive settlement agreement (the "CSA") between the County and Pool investors which, among other things, (i) established a formula for distribution of all available cash and securities from the Pool to the Pool investors, including the County, (ii) established formulas for distribution among certain settling Pool investors of several tranches of new County obligations to be payable from, and in some instances secured by, certain designated sources of potential recoveries on Pool related claims, and (iii) designated certain outstanding short term note obligations of the County to be senior to or on a parity with certain of the new County obligations. By order dated May 22, 1995, following distribution of all available cash and securities from the Pool to the Pool investors, including the County, the Bankruptcy Court dismissed the bankruptcy filing of the Pool based upon the Court's finding that the Pool was not eligible for relief under Chapter 9 of the Bankruptcy Code because it is not a municipality and it has not been specifically authorized to file under Chapter 9 as required by the Bankruptcy Code. In negotiations regarding a plan of arrangement for the County, many municipal investors in the Pool have indicated a willingness to subordinate their remaining claims against the County to those of other creditors and to make their further recovery contingent on recovery by the County in litigation with brokerage houses, investment advisors and other defendants regarding the Pool's investments.

   On December 21, 1995, the County filed a proposed plan based on this premise, pursuant to which most creditors other than municipal investors would be paid in full or reinstated. On January 19, 1996, the County filed a disclosure statement with regard to this plan. As of January 22, no hearing has been scheduled yet on the disclosure statement.

   Following its bankruptcy filing, the County has, with Bankruptcy Court approval, made payments of scheduled principal and interest on its outstanding obligations where no alternative source of payment (such as reserve funds on deposit with indenture trustees, letters of credit, municipal bond insurance policies or other alternative payment sources) were available. The County has not replenished such reserve funds or reimbursed the issuers of such letters of credit or municipal bond insurance policies. In addition, the County ceased making set aside deposits for repayment of certain of its short term indebtedness. The Bankruptcy Court subsequently ruled that the rights of the holders of such short term indebtedness to require the set aside deposits from County revenues received following the filing were cut off by operation of the Bankruptcy Code. In the proposed plan the County proposes to cancel obligations to make such set-asides for certain bonds, and to increase the applicable interest rates in compensation. In addition, the County has failed to satisfy its obligation to accept tenders of its $110,200,000 aggregate principal amount of Taxable Pension Obligation Bonds, Series B, used to finance County pension obligations. Interest at a rate set pursuant to the bond documents has been timely paid on such Pension Bonds. The failure to satisfy the contractual obligations discussed above may constitute defaults under the documents governing such securities.

   To June 30, 1995 there had been no default in payment of scheduled interest and principal (excluding the tender payment described above and the Note Debt hereinafter described) to holders of County securities, although certain securities are scheduled to mature at various times thereafter and the Fund is unable to predict whether or to what extent such securities will be timely paid by the County. On June 27, 1995, the Bankruptcy Court approved a Stipulation and an Extension Agreement that offered to holders of certain short term note obligations of the County ("Note Debt") who elected to be treated thereunder:
(i) extension of maturity dates to June 30, 1996; (ii) payment of monthly interest at a rate below existing contract rates; (iii) accrual of monthly interest equal to the difference between the amount paid and the contract rate, plus a settlement adjustment of 0.95%; (iv) waiver of post-bankruptcy interest recapture or disallowance; (v) waiver of defenses to repayment of the Note Debt claims based on California limitations on municipal indebtedness; and (vi) allowance of the Note Debt claims, subject to certain reserved rights. The holders of in excess of 90% of the outstanding aggregate principal amount of all Note Debt obligations elected such treatment on July 7, 1995. Certain of the holders did not approve the agreement and those notes, in the amount of $2.8 million, were defaulted upon by the County on July 18, 1995.

   Both Standard & Poor's and Moody's Investors Service have suspended or downgraded ratings on various debt securities of the County and certain of the investors in the Pool and, following the defeat of the proposition submitted to the voters on June 27, announced their intention to downgrade the County's debt to default status, regardless of whether the Stipulation and Extension Agreement received approval by holders of the Note Debt. On July 18, 1995, Standard & Poor's declared the Note Debt in default in spite of the approval of the Stipulation and Extension Agreement. Standard & Poor's further stated that it had no reason to believe that the County would be able to fulfill the terms of the Stipulation and Extension Agreement on June 30, 1996. Such suspensions or downgradings could affect both price and liquidity of the County's securities. The Fund is unable to predict (i) the occurrence of covenant and/or payment defaults with respect to obligations of the County and/or investors in the Pool or (ii) the financial impact of any such defaults or credit rating suspensions or downgradings upon the value of such securities.

   Constitutional, Legislative and Other Factors. Certain California constitutional amendments, legislative measures, executive orders, administrative regulations and voter initiatives could result in the adverse effects described below.

   Certain Debt Obligations in the Portfolio may be obligations of issuers which rely in whole or in part on California State revenues for payment of these obligations. Property tax revenues and a portion of the State's general fund surplus are distributed to counties, cities and their various taxing entities and the State assumes certain obligations theretofore paid out of local funds. Whether and to what extent a portion of the State's general fund will be distributed in the future to counties, cities and their various entities, is unclear.

   In 1988, California enacted legislation providing for a water's-edge combined reporting method if an election fee was paid and other conditions met. On October 6, 1993, the Governor signed Senate Bill 671 (Alquist) which modified the unitary tax law by deleting the requirements that a taxpayer electing to determine its income on a water's-edge basis pay a fee and file a domestic disclosure spreadsheet and instead requiring an annual information return. Significantly, the Franchise Tax Board can no longer disregard a taxpayer's election. The Franchise Tax Board is reported to have estimated state revenue losses from the Legislation as growing from $27 million in 1993-94 to $616 million in 1999-2000, but others, including Assembly Speaker Willie Brown, disagreed with that estimate and assert that more revenue will be generated for California, rather than less, because of an anticipated increase in economic activity and additional revenue generated by the incentives in the Legislation.

   Certain of the Debt Obligations may be obligations of issuers who rely in whole or in part on ad valorem real property taxes as a source of revenue. On June 6, 1978, California voters approved an amendment to the California Constitution known as Proposition 13, which added Article XIIIA to the California Constitution. The effect of Article XIIIA is to limit ad valorem taxes on real property and to restrict the ability of taxing entities to increase real property tax revenues. On November 7, 1978, California voters approved Proposition 8, and on June 3, 1986, California voters approved Proposition 46, both of which amended Article XIIIA.

   Section 1 of Article XIIIA limits the maximum ad valorem tax on real property to 1% of full cash value (as defined in Section 2), to be collected by the counties and apportioned according to law; provided that the 1% limitation does not apply to ad valorem taxes or special assessments to pay the interest and redemption charges on (i) any indebtedness approved by the voters prior to July 1, 1978, or (ii) any bonded indebtedness for the acquisition or improvement of real property approved on or after July 1, 1978, by two-thirds of the votes cast by the voters voting on the proposition. Section 2 of Article XIIIA defines "full cash value" to mean "the County Assessor's valuation of real property as shown on the 1975/76 tax bill under "full cash value" or, thereafter, the appraised value of real property when purchased, newly constructed, or a change in ownership has occurred after the 1975 assessment." The full cash value may be adjusted annually to reflect inflation at a rate not to exceed 2% per year, or reduction in the consumer price index or comparable local data, or reduced in the event of declining property value caused by damage, destruction or other factors. The California State Board of Equalization has adopted regulations, binding on county assessors, interpreting the meaning of "change in ownership" and "new construction" for purposes of determining full cash value of property under Article XIIIA.

   Legislation enacted by the California Legislature to implement Article XIIIA (Statutes of 1978, Chapter 292, as amended) provides that notwithstanding any other law, local agencies may not levy any ad valorem property tax except to pay debt service on indebtedness approved by the voters prior to July 1, 1978, and that each county will levy the maximum tax permitted by Article XIIIA of $4.00 per $100 assessed valuation (based on the former practice of using 25%, instead of 100%, of full cash value as the assessed value for tax purposes). The legislation further provided that, for the 1978/79 fiscal year only, the tax levied by each county was to be apportioned among all taxing agencies within the county in proportion to their average share of taxes levied in certain previous years. The apportionment of property taxes for fiscal years after 1978/79 has been revised pursuant to Statutes of 1979, Chapter 282 which provides relief funds from State moneys beginning in fiscal year 1979/80 and is designed to provide a permanent system for sharing State taxes and budget funds with local agencies. Under Chapter 282, cities and counties receive more of the remaining property tax revenues collected under Proposition 13 instead of direct State aid. School districts receive a correspondingly reduced amount of property taxes, but receive compensation directly from the State and are given additional relief. Chapter 282 does not affect the derivation of the base levy ($4.00 per $100 assessed valuation) and the bonded debt tax rate.

   On November 6, 1979, an initiative known as "Proposition 9" or the "Gann Initiative" was approved by the California voters, which added Article XIIIB to the California Constitution. Under Article XIIIB, State and local governmental entities have an annual "appropriations limit" and are not allowed to spend certain moneys called "appropriations subject to limitation" in an amount higher than the "appropriations limit." Article XIIIB does not affect the appropriation of moneys which are excluded from the definition of "appropriations subject to limitation," including debt service on indebtedness existing or authorized as of January 1, 1979, or bonded indebtedness subsequently approved by the voters. In general terms, the "appropriations limit" is required to be based on certain 1978/79 expenditures, and is to be adjusted annually to reflect changes in consumer prices, population, and certain services provided by these entities. Article XIIIB also provides that if these entities' revenues in any year exceed the amounts permitted to be spent, the excess is to be returned by revising tax rates or fee schedules over the subsequent two years.

   At the November 8, 1988 general election, California voters approved an initiative known as Proposition 98. This initiative amends Article XIIIB to require that (i) the California Legislature establish a prudent state reserve fund in an amount as it shall deem reasonable and necessary and (ii) revenues in excess of amounts permitted to be spent and which would otherwise be returned pursuant to Article XIIIB by revision of tax rates or fee schedules, be transferred and allocated (up to a maximum of 4%) to the State School Fund and be expended solely for purposes of instructional improvement and accountability. No such transfer or allocation of funds will be required if certain designated state officials determine that annual student expenditures and class size meet certain criteria as set forth in Proposition 98. Any funds allocated to the State School Fund shall cause the appropriation limits established in Article XIIIB to be annually increased for any such allocation made in the prior year.

   Proposition 98 also amends Article XVI to require that the State of California provide a minimum level of funding for public schools and community colleges. Commencing with the 1988-89 fiscal year, state monies to support school districts and community college districts were required to equal or exceed the lesser of (i) an amount equalling the percentage of state general revenue bonds for school and community college districts in fiscal year 1986-87, or (ii) an amount equal to the prior year's state general fund proceeds of taxes appropriated under Article XIIIB plus allocated proceeds of local taxes, after adjustment under Article XIIIB. The initiative permits the enactment of legislation, by a two-thirds vote, to suspend the minimum funding requirement for one year.

   On June 30, 1989, the California Legislature enacted Senate Constitutional Amendment 1, a proposed modification of the California Constitution to alter the spending limit and the education funding provisions of Proposition 98. Senate Constitutional Amendment 1, on the June 5, 1990 ballot as Proposition 111, was approved by the voters and took effect on July 1, 1990. Among a number of important provisions, Proposition 111 recalculates spending limits for the State and for local governments, allows greater annual increases in the limits, allows the averaging of two years' tax revenues before requiring action regarding excess tax revenues, reduces the amount of the funding guarantee in recession years for school districts and community college districts (but with a floor of 40.9 percent of State general fund tax revenues), removes the provision of Proposition 98 which included excess moneys transferred to school districts and community college districts in the base calculation for the next year, limits the amount of State tax revenue over the limit which would be transferred to school districts and community college districts, and exempts increased gasoline taxes and truck weight fees from the State appropriations limit. Additionally, Proposition 111 exempts from the State appropriations limit funding for capital outlays.

   Article XIIIB, like Article XIIIA, may require further interpretation by both the Legislature and the courts to determine its applicability to specific situations involving the State and local taxing authorities. Depending upon the interpretation, Article XIIIB may limit significantly a governmental entity's ability to budget sufficient funds to meet debt service on bonds and other obligations.

   On November 4, 1986, California voters approved an initiative statute known as Proposition 62. This initiative (i) requires that any tax for general governmental purposes imposed by local governments be approved by resolution or ordinance adopted by a two-thirds vote of the governmental entity's legislative body and by a majority vote of the electorate of the governmental entity, (ii) requires that any special tax (defined as taxes levied for other than general governmental purposes) imposed by a local governmental entity be approved by a two-thirds vote of the voters within that jurisdiction, (iii) restricts the use of revenues from a special tax to the purposes or for the service for which the special tax was imposed, (iv) prohibits the imposition of ad valorem taxes on real property by local governmental entities except as permitted by Article XIIIA, (v) prohibits the imposition of transaction taxes and sales taxes on the sale of real property by local governments, (vi) requires that any tax imposed by a local government on or after August 1, 1985 be ratified by a majority vote of the electorate within two years of the adoption of the initiative or be terminated by November 15, 1988, (vii) requires that, in the event a local government fails to comply with the provisions of this measure, a reduction in the amount of property tax revenue allocated to such local government occurs in an amount equal to the revenues received by such entity attributable to the tax levied in violation of the initiative, and (viii) permits these provisions to be amended exclusively by the voters of the State of California.

   In September 1988, the California Court of Appeal in City of Westminster v.
                                                        ----------------------
County of Orange, 204 Cal. App. 3d 623, 215 Cal. Rptr. 511 (Cal. Ct. App. 1988),
----------------
held that Proposition 62 is unconstitutional to the extent that it requires a general tax by a general law city, enacted on or after August 1, 1985 and prior to the effective date of Proposition 62, to be subject to approval by a majority of voters. The Court held that the California Constitution prohibits the imposition of a requirement that local tax measures be submitted to the electorate by either referendum or initiative. It is not possible to predict the impact of this decision on charter cities, on special taxes or on new taxes imposed after the effective date of Proposition 62.

   On November 8, 1988, California voters approved Proposition 87. Proposition 87 amended Article XVI, Section 16, of the California Constitution by authorizing the California Legislature to prohibit redevelopment agencies from receiving any of the property tax revenue raised by increased property tax rates levied to repay bonded indebtedness of local governments which is approved by voters on or after

January 1, 1989. It is not possible to predict whether the California Legislature will enact such a prohibition nor is it possible to predict the impact of Proposition 87 on redevelopment agencies and their ability to make payments on outstanding debt obligations.

   Certain Debt Obligations in the Portfolio may be obligations which are payable solely from the revenues of health care institutions. Certain provisions under California law may adversely affect these revenues and, consequently, payment on those Debt Obligations.

   The Federally sponsored Medicaid program for health care services to eligible welfare beneficiaries in California is known as the Medi-Cal program. Historically, the Medi-Cal program has provided for a cost-based system of reimbursement for inpatient care furnished to Medi-Cal beneficiaries by any hospital wanting to participate in the Medi-Cal program, provided such hospital met applicable requirements for participation. California law now provides that the State of California shall selectively contract with hospitals to provide acute inpatient services to Medi-Cal patients. Medi-Cal contracts currently apply only to acute inpatient services. Generally, such selective contracting is made on a flat per diem payment basis for all services to Medi-Cal beneficiaries, and generally such payment has not increased in relation to inflation, costs or other factors. Other reductions or limitations may be imposed on payment for services rendered to Medi-Cal beneficiaries in the future.

   Under this approach, in most geographical areas of California, only those hospitals which enter into a Medi-Cal contract with the State of California will be paid for non-emergency acute inpatient services rendered to Medi-Cal beneficiaries. The State may also terminate these contracts without notice under certain circumstances and is obligated to make contractual payments only to the extent the California legislature appropriates adequate funding therefor.


   California enacted legislation in 1982 that authorizes private health plans and insurers to contract directly with hospitals for services to beneficiaries on negotiated terms. Some insurers have introduced plans known as "preferred provider organizations" ("PPOs"), which offer financial incentives for subscribers who use only the hospitals which contract with the plan. Under an exclusive provider plan, which includes most health maintenance organizations ("HMOs"), private payors limit coverage to those services provided by selected hospitals. Discounts offered to HMOs and PPOs may result in payment to the contracting hospital of less than actual cost and the volume of patients directed to a hospital under an HMO or PPO contract may vary significantly from projections. Often, HMO or PPO contracts are enforceable for a stated term, regardless of provider losses or of bankruptcy of the respective HMO or PPO. It is expected that failure to execute and maintain such PPO and HMO contracts would reduce a hospital's patient base or gross revenues. Conversely, participation may maintain or increase the patient base, but may result in reduced payment and lower net income to the contracting hospitals.

   These Debt Obligations may also be insured by the State of California pursuant to an insurance program implemented by the Office of Statewide Health Planning and Development for health facility construction loans. If a default occurs on insured Debt Obligations, the State Treasurer will issue debentures payable out of a reserve fund established under the insurance program or will pay principal and interest on an unaccelerated basis from unappropriated State funds. At the request of the Office of Statewide Health Planning and Development, Arthur D. Little, Inc. prepared a study in December, 1983, to evaluate the adequacy of the reserve fund established under the insurance program and based on certain formulations and assumptions found the reserve fund substantially underfunded. In September of 1986, Arthur D. Little, Inc. prepared an update of the study and concluded that an additional 10% reserve be established for "multi-level" facilities. For the balance of the reserve fund, the update recommended maintaining the current reserve calculation method. In March of 1990, Arthur D. Little, Inc. prepared a further review of the study and recommended that separate reserves continue to be established for "multi-level" facilities at a reserve level consistent with those that would be required by an insurance company.

   Certain Debt Obligations in the Portfolio may be obligations which are secured in whole or in part by a mortgage or deed of trust on real property. California has five principal statutory provisions which limit the remedies of a creditor secured by a mortgage or deed of trust. Two limit the creditor's right to obtain a deficiency judgment, one limitation being based on the method of foreclosure and the other on the type of debt secured. Under the former, a deficiency judgment is barred when the foreclosure is accomplished by means of a nonjudicial trustee's sale. Under the latter, a deficiency judgment is barred when the foreclosed mortgage or deed of trust secures certain purchase money obligations. Another California statute, commonly known as the "one form of action" rule, requires creditors secured by real property to exhaust their real property security by foreclosure before bringing a personal action against the debtor. The fourth statutory provision limits any deficiency judgment obtained by a creditor secured by real property following a judicial sale of such property to the excess of the outstanding debt over the fair value of the property at the time of the sale, thus preventing the creditor from obtaining a large deficiency judgment against the debtor as the result of low bids at a judicial sale. The fifth statutory provision gives the debtor the right to redeem the real property from any judicial foreclosure sale as to which a deficiency judgment may be ordered against the debtor.

   Upon the default of a mortgage or deed of trust with respect to California real property, the creditor's nonjudicial foreclosure rights under the power of sale contained in the mortgage or deed of trust are subject to the constraints imposed by California law upon transfers of title to real property by private power of sale. During the three-month period beginning with the filing of a formal notice of default, the debtor is entitled to reinstate the mortgage by making any overdue payments. Under standard loan servicing procedures, the filing of the formal notice of default does not occur unless at least three full monthly payments have become due and remain unpaid. The power of sale is exercised by posting and publishing a notice of sale for at least 20 days after expiration of the three-month reinstatement period. The debtor may reinstate the mortgage in the manner described above, up to five business days prior to the scheduled sale date. Therefore, the effective minimum period for foreclosing on a mortgage could be in excess of seven months after the initial default. Such time delays in collections could disrupt the flow of revenues available to an issuer for the payment of debt service on the outstanding obligations if such defaults occur with respect to a substantial number of mortgages or deeds of trust securing an issuer's obligations.

   In addition, a court could find that there is sufficient involvement of the issuer in the nonjudicial sale of property securing a mortgage for such private sale to constitute "state action," and could hold that the private-right-of-sale proceedings violate the due process requirements of the Federal or State Constitutions, consequently preventing an issuer from using the nonjudicial foreclosure remedy described above.

   Certain Debt Obligations in the Portfolio may be obligations which finance the acquisition of single family home mortgages for low and moderate income mortgagors. These obligations may be payable solely from revenues derived from the home mortgages, and are subject to California's statutory limitations described above applicable to obligations secured by real property. Under California antideficiency legislation, there is no personal recourse against a mortgagor of a single family residence purchased with the loan secured by the mortgage, regardless of whether the creditor chooses judicial or nonjudicial foreclosure.

   Under California law, mortgage loans secured by single-family owner-occupied dwellings may be prepaid at any time. Prepayment charges on such mortgage loans may be imposed only with respect to voluntary prepayments made during the first five years during the term of the mortgage loan, and then only if the borrower prepays an amount in excess of 20% of the original principal amount of the mortgage loan in a 12-month period; a prepayment charge cannot in any event exceed six months' advance interest on the amount prepaid during the 12-month period in excess of 20% of the original principal amount of the loan. This limitation could affect the flow of revenues available to an issuer for debt service on the outstanding debt obligations which financed such home mortgages.

COLORADO

   RISK FACTORS--Generally. The portfolio of the Colorado Trust consists primarily of obligations issued by or on behalf of the State of Colorado and its political subdivisions. The State's political subdivisions include approximately 1,600 units of local government in Colorado, including counties, statutory cities and towns, home-rule cities and counties, school districts and a variety of water, irrigation, and other special districts and special improvement districts, all with various constitutional and statutory authority to levy taxes and incur indebtedness.

   Following is a brief summary of some of the factors which may affect the financial condition of the State of Colorado and its political subdivisions. It is not a complete or comprehensive description of these factors or analysis of financial conditions and may not be indicative of the financial condition of issuers of obligations contained in the portfolio of the Colorado Trust or any particular projects financed by those obligations. Many factors not included in the summary, such as the national economy, social and environmental policies and conditions, and the national and international markets for petroleum, minerals and metals, could have an adverse impact on the financial condition of the State and its political subdivisions, including the issuers of obligations contained in the portfolio of the Colorado Trust. It is not possible to predict whether and to what extent those factors may affect the financial condition of the State and its political subdivisions, including the issuers of obligations contained in the portfolio of the Colorado Trust. Prospective investors should study with care the issues contained in the portfolio of the Colorado Trust, review carefully the information set out in Part B of the prospectus under the caption "Risk Factors" and consult with their investment advisors as to the merits of particular issues in the portfolio.

   The following summary is based on publicly available information which has not been independently verified by the Sponsor or its legal counsel.

   The State Economy. The State's economic growth is estimated to have surpassed that of the nation for the past eight consecutive years, including 1995. In recent years, above-average population growth and migration into the State have helped the State to post better performance in income growth, homebuilding and job creation. Per-capita income has increased 17.9% from 1991 through 1995. Retail trade sales has increased 40.1% from 1991 through 1995.

   Net migration into the State peaked in 1993 at 70,308 (an increase of approximately 15.9% over 1992's net migration), with the overall State population increasing 2.9% in 1993. Net migration into the State is estimated to be 48,306 in 1995 (a decrease of approximately 22.6% from 1994's net migration of $62,412, but with the overall State population still increasing approximately 2.2% in 1995. The State's job growth rate was 4.9% in 1994, compared to 3.0% at the national level, and is estimated to be 3.3% in 1995, compared to 2.3% at the national level. An estimated 57,900 net nonfarm new jobs were generated in the State economy in 1995. The State's unemployment rate remained below the national unemployment rate for 1995.

   State Revenues. The State operates on a fiscal year beginning July 1 and ending June 30. Fiscal year 1994 refers to the year ended June 30, 1994, and fiscal year 1995 refers to the year ended June 30, 1995.

   The State derives substantially all of its General Fund revenues from taxes. The two most important sources of these revenues are sales and use taxes and individual income taxes, which accounted for approximately 28.3% and 52.7%, respectively, of total General Fund revenues during fiscal year 1995. The Office of State Planning and Budgeting estimates that, during fiscal year 1996, sales and use taxes will account for approximately 31.3% of total General Fund revenues and individual income taxes will account for approximately 54.1% of total General Fund revenues. The ending General Fund balance for fiscal year 1994 was $405.1 million and for fiscal year 1995 was 483.5 million. The estimated ending General Fund balance for fiscal year 1996 is $502.8 million.

   The Colorado Constitution contains strict limitations on the ability of the State to create debt except under certain very limited circumstances. However, the constitutional provision has been interpreted not to limit the ability of the State to issue certain obligations which do not constitute debt, including short-term obligations which do not extend beyond the fiscal year in which they are incurred and lease purchase obligations which are subject to annual appropriation. Nevertheless, following passage by the voters of the State of a tax and spending limitation amendment, described below, the General Assembly adopted legislation prohibiting the State from entering into contracts for the purchase or lease of real or personal property if such contract involves the issuance of certificates of participation or other similar instruments, until a court of competent jurisdiction renders a final decision as to the constitutionality of such instruments. See the discussion below under "Tax and Spending Limitation Amendment."

   The State is authorized pursuant to State statute to issue short-term notes to alleviate temporary cash flow shortfalls. The most recent issue of such notes, issued on July 6, 1995 and maturing June 27, 1996, were given the highest rating available for short-term obligations by Standard & Poor's Corporation and Fitch Investors Service, Inc. Because of the short-term nature of such notes, their ratings should not be considered necessarily indicative of the State's general financial condition. It has not yet been determined whether the State will issue similar short-term notes for the beginning of the State's 1997 fiscal year.

   Tax and Spending Limitation Amendment. On November 3, 1992, Colorado voters approved a State constitutional amendment (the "Amendment") that restricts the ability of the State and local governments to increase taxes, revenues, debt and spending. The Amendment provides that its provisions supersede conflicting State constitutional, State statutory, charter or other State or local provisions.

   The provisions of the Amendment apply to "districts," which are defined in the Amendment as the State or any local government, with certain exclusions. Under the terms of the Amendment, districts must have prior voter approval to impose any new tax, tax rate increase, mill levy increase, valuation for assessment ratio increase and extension of an expiring tax. Prior voter approval is also required, except in certain limited circumstances, for the creation of "any multiple-fiscal year direct or indirect district debt or other financial obligation." The Amendment prescribes the timing and procedures for any elections required by the Amendment.

   On September 12, 1994, in Bickel v. City of Boulder (Case No. 94SA130), the State Supreme Court, among other things, determined that (i) ballot questions which authorized the issuance of bonds and the imposition of taxes to pay such bonds in the same proposition did not violate the provisions of the Amendment, and (ii) in approving the ballot questions, the voters could authorize property tax rates to be adjusted as necessary to repay the specific debt incurred, provided the tax rate increases are consistent with the "stated estimate of the final fiscal year dollar amount of the tax increase" set forth in the ballot questions.

   On February 6, 1995, in City of Aurora v. Acosta (Case No. 945C250), the State Supreme Court further determined that (i) a ballot question seeking a voter-approved revenue change (i.e., an exception to the revenue and spending limits of the Amendment) could describe the proposed revenue change to include all revenue attributable to a stated tax rate to be imposed, instead of a stated dollar amount, and (ii) in a mail ballot election, where all relevant information was presented to the voters in the election ballot and related election notice, the election materials substantially complied with the Amendment, even though the ballot omitted certain information required under Bickel. The State Supreme Court looked to three factors, first announced in Bickel, to determine substantial compliance. These factors include (i) the extent of a taxing district's noncompliance with the Amendment provisions with respect to the challenged ballot issue, (ii) the purpose of the provision violated and whether that purpose is substantially achieved despite the taxing district's noncompliance, and (iii) whether it can be reasonably inferred that the taxing district made a good faith effort to comply with the Amendment, or attempted to mislead the electorate.

   Other cases are expected to continue proceeding through the appeal process.

   Because the Amendment's voter approval requirements apply to any "multiple-fiscal year" debt or financial obligation, short-term obligations which do not extend beyond the fiscal year in which they are incurred are treated as exempt from the voter approval requirements of the Amendment. Case law prior to the adoption of the Amendment held that lease purchase obligations subject to annual appropriation do not constitute debt under the Colorado constitution.

   On January 6, 1994, in Board of County Commissioners of County of Boulder v. Dougherty, Dawkins, Strand & Bigelow Incorporated, the District Court for Boulder County, Colorado held, among other things, that a lease obligation that is expressly subject to annual appropriation cannot be characterized as a multiple-fiscal year obligation, and therefore is not subject to the voter approval requirements of the Amendment. This holding was affirmed by the State Court of Appeals on November 3, 1993. The decision of the Court of Appeals was not appealed to the State Supreme Court.

   The Amendment's voter approval requirements and other limitations (discussed in the following paragraph) do not apply to "enterprises" which term is defined to include government-owned businesses authorized to issue their own revenue bonds and receiving under 10% of annual revenue in grants from all Colorado state and local governments combined. Enterprise status under the Amendment has been and is likely to continue to be subject to legislative and judicial interpretation.

   On May 15, 1995, the State Supreme Court held, in Nicholl v. E-470 Public Highway Authority (Case No. 94SC307) that the remarketing of bonds outstanding prior to the adoption of the Amendment according to procedures specified in the original pre-Amendment bond documents did not constitute a new debt issuance requiring electoral approval. In the same case it held that a toll road has the character of a "business" for purposes of the enterprise provisions of the Amendment even though it held that the particular entity operating it was not an enterprise because it had access to, and had pledged, taxes.

   In Bolt v. Arapahoe County School District No. Six, (Case No. 94SC364), decided June 19, 1995, the Colorado Supreme Court held, among other things, that it was permissible to increase a school district's debt service mill levy without new voter approval to pay pre-Amendment bonds originally authorized under a very general bond question typical of pre-Amendment practices. This resolved a question as to whether the Amendment required specific voter approval of each individual increase in debt service mill levies for voted general obligation bonds.

   Among other provisions, the Amendment requires the establishment of emergency reserves, limits increases in district revenues and limits increases in district fiscal year spending. As a general matter, annual State fiscal year spending may change no more than inflation plus the percentage change in State population in the prior calendar year. Annual local district fiscal year spending may change no more than inflation in the prior calendar year plus annual local growth, as defined in and subject to the adjustments provided in the Amendment. The Amendment provides that annual district property tax revenues may change no more than inflation in the prior calendar year plus annual local growth, as defined in and subject to the adjustments provided in the Amendment. District revenues in excess of the limits prescribed by the Amendment are required, absent voter approval, to be refunded by any reasonable method, including temporary tax credits or rate reductions. In addition, the Amendment prohibits new or increased real property transfer taxes, new State real property taxes and new local district income taxes. The Amendment also provides that a local district may reduce or end its subsidies to any program (other than public education through grade 12 or as required by federal law) delegated to it by the State General Assembly for administration.

   The foregoing is not intended as a complete description of all of the provisions of the Amendment. Many provisions of the Amendment are ambiguous and will require judicial interpretation. Several statutes enacted or proposed during the 1993 and 1994 legislative sessions attempt to clarify the application of the Amendment with respect to certain governmental entities and activities. However, many provisions of the Amendment are likely to continue to be the subject of further legislation or judicial proceedings. The application of the Amendment may adversely affect the financial condition and operations of the State and local governments in the State to an extent which cannot be predicted.

CONNECTICUT

   RISK FACTORS--The State Economy. Manufacturing has historically been of prime economic importance to Connecticut. The manufacturing industry is diversified, with transportation equipment (primarily aircraft engines, helicopters and submarines) the dominant industry, followed by non-electrical machinery, fabricated metal products, and electrical machinery. From 1970 to 1994, however, there was a rise in employment in service-related industries. During this period, manufacturing employment declined 35.5%, while the number of persons employed in other non-agricultural establishments (including government) increased 66.3%, particularly in the service, trade and finance categories. In 1994, manufacturing accounted for only 18.5% of total non-agricultural employment in Connecticut. Defense-related business represents a relatively high proportion of the manufacturing sector. On a per capita basis, defense awards to Connecticut have traditionally been among the highest in the nation, and reductions in defense spending have had a substantial adverse impact on Connecticut's economy. Moreover, the State's largest defense contractors have announced substantial planned labor force reductions scheduled to occur over the next four years.

   The annual average unemployment rate (seasonally adjusted) in Connecticut decreased from 6.9% in 1982 to a low of 3.0% in 1988 but rose to 6.6% in 1993. While these rates were lower than those recorded for the U.S. as a whole for the same periods, as of May, 1993, the estimated rate of unemployment in Connecticut on a seasonably adjusted basis reached 7.4%, compared to 6.0% for the nation as a whole, and pockets of significant unemployment and poverty exist in some of Connecticut's cities and towns. Moreover, Connecticut is now in a recession, the depth and duration of which are uncertain.

   State Revenues and Expenditures. In 1991, to address a growing deficit in the State's General Fund, legislation was enacted by which the State imposed an income tax on individuals, trusts and estates for taxable years generally commencing in 1992. For each fiscal year starting with the 1991-92 fiscal year, the General Fund has operated at a surplus, with more than 60% of the State's tax revenues being generated by the income tax and the sales and use tax, each of which is sensitive to changes in the level of economic activity in Connecticut. The State's budgeted expenditures have more than doubled from approximately $4,300,000,000 for the 1986-87 fiscal year to approximately $9,800,000,000 for the 1995-96 fiscal year.

   For the four fiscal years ended June 30, 1991, the General Fund experienced operating deficits of approximately $115,600,000, $28,000,000, $259,000,000, and
$808,500,000, respectively. At the end of the 1990-91 fiscal year, the General Fund had an accumulated unappropriated deficit of $965,712,000. For the four fiscal years ended June 30, 1995, the General Fund ran operating surpluses of approximately $110,200,000, $113,500,000, $19,700,000, and $80,500,000,
respectively. General Fund budgets for the biennium ending June 30, 1997, were adopted in 1995. General Fund expenditures and revenues are budgeted to be approximately $9,800,000,000 and $10,150,000,000, for the 1995-96 and 1996-97
fiscal years, respectively.

   State Debt. The primary method for financing capital projects by the State is through the sale of the general obligation bonds of the State. These bonds are backed by the full faith and credit of the State. As of September 15, 1995, there was a total legislatively authorized bond indebtedness of $10,513,394,000, of which $9,068,876,000 had been approved for issuance by the State Bond Commission and $7,715,675,000 had been issued.

   To fund operating cash requirements, prior to the 1991-92 fiscal year the State borrowed up to $750,000,000 pursuant to authorization to issue commercial paper and on July 29, 1991, it issued $200,000,000 General Obligation Temporary Notes, none of which temporary borrowings were outstanding as of December 1, 1994. To fund the cumulative General Fund deficit for the 1989-90 and 1990-91 fiscal years, the legislation enacted August 22, 1991, authorized the State Treasurer to issue Economic Recovery Notes up to the aggregate amount of such deficit, which were to be payable no later than June 30, 1996.

However, as part of the budget for the biennium ending June 30, 1997, the scheduled payment of the remaining Notes in the 1995-96 fiscal year was rescheduled over the four fiscal years ending June 30, 1999. At least $50,000,000 of such Notes, but not more than a cap amount, is to be retired each fiscal year commencing with the 1991-92 fiscal year, and any unappropriated surplus up to $205,000,000 in the General Fund at the end of each of the three fiscal years commencing with the 1991-92 fiscal year must be applied to retire such Notes as may remain outstanding at those times. On September 25, 1991 and October 24, 1991, the State issued $640,710,000 and $325,000,000 respectively, of such Economic Recovery Notes, of which $315,710,000 were outstanding as of September 15, 1995.

   To meet the need for reconstructing, repairing, rehabilitating and improving the State transportation system (except Bradley International Airport), the State adopted legislation which provides for, among other things, the issuance of special tax obligation ("STO") bonds the proceeds of which will be used to pay for improvements to the State's transportation system. The STO bonds are special tax obligations of the State payable solely from specified motor fuel taxes, motor vehicle receipts, and license, permit and fee revenues pledged therefor and deposited in the special transportation fund. The cost of the infrastructure program for the twelve years beginning in 1984, to be met from federal, state, and local funds, was recently estimated at $11.2 billion. To finance a portion of the State's $4.7 billion share of such cost, the State expects to issue $4.2 billion of STO bonds over the twelve-year period.

   As of September 15, 1995, the General Assembly has authorized STO bonds for the program in the aggregate amount of $4,157,900,000, of which $3,269,700,000 had been issued. It is anticipated that additional STO bonds will be authorized by the General Assembly annually in an amount necessary to finance and to complete the infrastructure program. Such additional bonds may have equal rank with the outstanding bonds provided certain pledged revenue coverage requirements of the STO indenture controlling the issuance of such bonds are met. The State expects to continue to offer bonds for this program.

   In 1995, the State established the University of Connecticut as a separate corporate entity to issue bonds and construct certain infrastructure improvements. The improvements are to be financed by $18 million of general obligation bonds of the State and $962 million bonds of the University. The University's bonds will be secured by a State debt service commitment, the aggregate amount of which is limited to $382 million for the four fiscal years ending June 30, 1999, and $580 million for the six fiscal years ending June 30, 2005.

   The State's budget problems led to the ratings of its general obligation bonds being reduced by Standard & Poor's from AA+ to AA on March 29, 1990, and by Moody's from Aa1 to Aa on April 9, 1990. Because of concerns over Connecticut's lack of a plan to deal during the current fiscal year with the accumulated projected deficits in its General Fund, on September 13, 1991, Standard & Poor's further reduced its ratings of the State's general obligation bonds and certain other obligations that depend in part on the creditworthiness of the State to AA-. On March 7, 1995, Fitch reduced its rating of the State's general obligation bonds from AA+ to AA.

   Litigation. The State, its officers and employees are defendants in numerous lawsuits. According to the Attorney General's Office, an adverse decision in any of the cases summarized herein could materially affect the State's financial position: (i) litigation on behalf of black and Hispanic school children in the City of Hartford seeking "integrated education" and a declaratory judgment that the public schools within the greater Hartford metropolitan area are segregated and inherently unequal; (ii) litigation involving claims by Indian tribes to monetary recovery and ownership of portions of the State's land area; (iii) litigation challenging the State's method of financing elementary and secondary public schools on the ground that it denies equal access to education; (iv) an action on behalf of all persons with retardation or traumatic brain injury, claiming that their constitutional rights are violated by placement in State hospitals alleged not to provide adequate treatment and training, and seeking placement in community residential settings with appropriate support services;
(v) an action by the Connecticut Hospital Association and 33 hospitals seeking to require the State to reimburse hospitals for in-patient medical services on a basis more favorable to them; (vi) a class action by the Connecticut Criminal Defense Lawyers Association claiming a campaign of illegal surveillance activity over a period of years and seeking damages and injunctive relief;

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(vii) an action to enforce the spending cap provision of the State's constitution by seeking to require that the General Assembly define certain terms used therein and to enjoin certain increases in "general budget expenditures" until this is done; (viii) an action challenging the validity of the State's imposition of gross earnings taxes on hospital revenues to finance certain uncompensated care costs incurred by hospitals; (xiii) an action by inmates of the Department of Correction seeking damages and injunctive relief with respect to alleged violations of statutory and constitutional rights as a result of the monitoring and recording of their telephones from the State's correctional institutions. In addition, a number of corporate taxpayers have filed requests for refund of corporation business tax asserting that interest on federal obligations may not be included in the measure of that tax, alleging that to do so violates federal law because interest on certain State of Connecticut obligations is not included in the measure of the tax. The State has attempted to eliminate the basis for these refund requests by enacting legislation that takes by eminent domain rights of corporate holders to exclude the interest on such State obligations. The State will compensate the holders of such obligations.

   Municipal Debt Obligations. General obligation bonds issued by municipalities are usually payable from ad valorem taxes on property subject to taxation by the municipality. Certain Connecticut municipalities have experienced severe fiscal difficulties and have reported operating and accumulated deficits in recent years. The most notable of these is the City of Bridgeport, which filed a bankruptcy petition on June 7, 1991. The State opposed the petition. The United States Bankruptcy Court for the District of Connecticut has held that Bridgeport has authority to file such a petition but that its petition should be dismissed on the grounds that Bridgeport was not insolvent when the petition was filed.

   In addition to general obligation bonds backed by the full faith and credit of the municipality, certain municipal authorities may issue bonds that are not considered to be debts of the municipality. Such bonds may only be repaid from the revenues of projects financed by the municipal authority, which revenues may be insufficient to service the authority's debt obligations.

   Regional economic difficulties, reductions in revenues, and increased expenses could lead to further fiscal problems for the State and its political subdivisions, authorities, and agencies. This could result in declines in the value of their outstanding obligations, increases in their future borrowing costs, and impairment of their ability to pay debt service on their obligations.



FLORIDA

   The Portfolio of the Florida Trust contains different issues of long-term debt obligations issued by or on behalf of the State of Florida (the "State") and counties, municipalities and other political subdivisions and public authorities thereof or by the Government of Puerto Rico or the Government of Guam or by their respective authorities, all rated in the category A or better by at least one national rating organization (See Investment Summary in Part A of the Prospectus). Investment in the Florida Trust should be made with an understanding that the value of the underlying Portfolio may decline with increases in interest rates.

   RISK FACTORS--The State Economy. In 1980 Florida ranked seventh among the fifty states with a population of 9.7 million people. The State has grown dramatically since then and, as of April 1, 1994, ranked fourth with an estimated population of 13.9 million. Since the beginning of the eighties, Florida has surpassed Ohio, Illinois and Pennsylvania in total population. Florida's attraction, as both a growth and retirement state, has kept net migration fairly steady with an average of 235,600 new residents each year, from 1985 through 1994. Since 1985 the prime working age population (18-44) has grown at an average annual rate of 2.2%. The share of Florida's total working age population (18-59) to total State population is approximately 54%. Non-farm employment has grown by approximately 37.9% since 1985. Total non-farm employment in Florida is expected to increase 3.2% in 1995-96 and rise 3.0% in 1996-97. By the end of 1996-97, non-farm employment in the State is expected to reach an average of 6.1 million. The service sector is Florida's largest employment sector, presently accounting for 86.4% of total non-farm employment. Employment in the service sector should experience an increase of 5.3% in 1995-96, while growing 4.5% in 1996-97. Manufacturing jobs in Florida are concentrated in the area of high-tech and value-added sectors, such as electrical and electronic equipment, as well as printing and publishing. Florida's manufacturing sector has kept pace with the U.S., at about 2.7% of total U.S. manufacturing employment since the eighties. Foreign Trade has contributed significantly to Florida's employment growth. Trade is expected to expand 3.0% this year and 3.0% next year. Florida's dependence on highly cyclical construction and construction related manufacturing has declined. Total contract construction employment as a share of total non-farm employment has fallen from 10% in 1973, to 7.5% in 1980, and down to nearly 5% in 1994. Although the job creation rate for the State of Florida is almost twice the rate for the nation as a whole, in recent years the unemployment rate for the State has risen faster than the national average. The average rate of unemployment in Florida since 1985 is 6.3%, while the national average is 6.4%. Florida's unemployment rate is forecasted at 5.6% in 1995-96 and 5.7% in 1996-97. Because Florida has a proportionately greater retirement age population, property income (dividends, interest and rent) and transfer payments (Social Security and pension benefits) are a relatively more important source of income. In 1994, Florida employment income represented 61.5% of total personal income, while nationally, employment income represented 72.6% of total personal income. In the ten years ending in 1994, Florida's total nominal personal income grew by nearly 107% and per capita income by approximately 64.6%. For the nation, total and per capita personal income increased by roughly 80.7% and 63.7%, respectively. Real personal income in Florida is estimated to increase 4.6% in 1995-96 and increase 3.8% in 1996-97, while real personal income per capita in the State is projected to grow at 2.7% in 1995-96 and 1.1% in 1996-97.

   The ability of the State and its local units of government to satisfy the Debt Obligations may be affected by numerous factors which impact on the economic vitality of the State in general and the particular region of the State in which the issuer of the Debt Obligation is located. South Florida is particularly susceptible to international trade and currency imbalances and to economic dislocations in Central and South America, due to its geographical location and its involvement with foreign trade, tourism and investment capital. The central and northern portions of the State are impacted by problems in the agricultural sector, particularly with regard to the citrus and sugar industries. Short-term adverse economic conditions may be created in these areas, and in the State as a whole, due to crop failures, severe weather conditions or other agriculture-related problems. The State economy also has historically been somewhat dependent on the tourism and construction industries and is sensitive to trends in those sectors.

   The State Budget. The State operates under a biennial budget which is formulated in even numbered years and presented for approval to the Legislature in odd numbered years. A supplemental budget request process is utilized in the even numbered years for refining and modifying the primary budget. Under the State Constitution and applicable statutes, the State budget as a whole, and each separate fund within the State budget, must be kept in balance from currently available revenues during each State fiscal year. (The State's fiscal year runs from July 1 through June 30). The Governor and the Comptroller of the State are charged with the responsibility of ensuring that sufficient revenues are collected to meet appropriations and that no deficit occurs in any State fund.

   The financial operations of the State covering all receipts and expenditures are maintained through the use of three types of funds: the General Revenue Fund, Trust Funds and Working Capital Fund. The majority of the State's tax revenues are deposited in the General Revenue Fund and moneys in the General Revenue Fund are expended pursuant to appropriations acts. In fiscal year 1994-95, expenditures for education, health and welfare and public safety represented approximately 49%, 32% and 11%, respectively, of expenditures from the General Revenue Fund. The Trust Funds consist of moneys received by the State which under law or trust agreement are segregated for a purpose authorized by law. Revenues in the General Revenue Fund which are in excess of the amount needed to meet appropriations may be transferred to the Working Capital Fund.

   State Revenues. For fiscal year 1995-96 the estimated General Revenue plus Working Capital Fund and Budget Stabilization funds total $15,286.2 million, a 3.1% increase over 1994-95. The $14,577.7 million in Estimated Revenues (including revenue revisions) represent an increase of 6.8% over revenues for 1994-95. With combined General Revenue, Working Capital Fund and Budget Stabilization Fund appropriations at $14,808.2 million, unencumbered reserves at the end of 1995-96 are estimated at $478.0 million. For fiscal year 1995-96, the estimated General Revenue plus Working Capital and Budget Stabilization funds available total $15,922.0 million, a 4.2% increase over 1994-95. The $15,310.7 million in Estimated Revenues represent a 5.0% increase over the analogous figure in 1994-95.

   In fiscal year 1994-1995, the State derived approximately 66% of its total direct revenues for deposit in the General Revenue Fund, Trust Funds and Working Capital Fund from State taxes. Federal funds and other special revenues accounted for the remaining revenues. The greatest single source of tax receipts in the State is the 6% sales and use tax. For the fiscal year ended June 30, 1995, receipts from the sales and use tax totalled $10,672.0 million, an increase of approximately 6.0% over fiscal year 1993-94. The second largest source of State tax receipts is the tax on motor fuels including the tax receipts distributed to local governments. Receipts from the taxes on motor fuels are almost entirely dedicated to trust funds for specific purposes or transferred to local governments and are not included in the General Revenue Fund. Preliminary data for the fiscal year ended June 30, 1994, show collections of this tax totalled $1,733.4 million.

   The State currently does not impose a personal income tax. However, the State does impose a corporate income tax on the net income of corporations, organizations, associations and other artificial entities for the privilege of conducting business, deriving income or existing within the State. For the fiscal year ended June 30, 1994, receipts from the corporate income tax totalled $1,063.5 million, an increase of 1.5% from fiscal year 1992-93. The Documentary Stamp Tax collections totalled $695.3 million during fiscal year 1994-95, posting a 11.4% increase over fiscal year 1993-94. The Alcoholic Beverage Tax, an excise tax on beer, wine and liquor totalled $437.3 million in fiscal year 1994-95. The Florida lottery produced sales of $2.19 billion in fiscal year 1994-95 of which $853.2 million was used for education purposes.

   While the State does not levy ad valorem taxes on real property or tangible personal property, counties, municipalities and school districts are authorized by law, and special districts may be authorized by law, to levy ad valorem taxes. Under the State Constitution, ad valorem taxes may not be levied by counties, municipalities, school districts and water management districts in excess of the following respective millages upon the assessed value of real estate and tangible personal property: for all county purposes, ten mills; for all municipal purposes, ten mills; for all school purposes, ten mills; and for water management purposes, either 0.05 mill or 1.0 mill, depending upon geographic location. These millage limitations do not apply to taxes levied for payment of bonds and taxes levied for periods not longer than two years when authorized by a vote of the electors. (Note: one mill equals one-tenth of one cent.)

   The State Constitution and statutes provide for the exemption of homesteads from certain taxes. The homestead exemption is an exemption from all taxation, except for assessments for special benefits, up to a specific amount of the assessed valuation of the homestead. This exemption is available to every person who has the legal or equitable title to real estate and maintains thereon his or her permanent home. All permanent residents of the State are currently entitled to a $25,000 homestead exemption from levies by all taxing authorities, however, such exemption is subject to change upon voter approval.

   On November 3, 1992, the voters of the State of Florida passed an amendment to the Florida Constitution establishing a limitation on the annual increase in assessed valuation of homestead property commencing January 1, 1994, of the lesser of 3% or the increase in the Consumer Price Index during the relevant year, except in the event of a sale thereof during such year, and except as to improvements thereto during such year. The amendment did not alter any of the millage rates described above.

   Since municipalities, counties, school districts and other special purpose units of local governments with power to issue general obligation bonds have authority to increase the millage levy for voter approved general obligation debt to the amount necessary to satisfy the related debt service requirements, the amendment is not expected to adversely affect the ability of these entities to pay the principal of or interest on such general obligation bonds. However, in periods of high inflation, those local government units whose operating millage levies are approaching the constitutional cap and whose tax base consists largely

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




of residential real estate, may, as a result of the above-described amendment, need to place greater reliance on non-ad valorem revenue sources to meet their operating budget needs.

   At the November 1994 general election, voters approved an amendment to the State Constitution that limits the amount of taxes, fees, licenses and charges imposed by the Legislature and collected during any fiscal year to the amount of revenues allowed for the prior fiscal year, plus an adjustment for growth. Growth is defined as the amount equal to the average annual rate of growth in Florida personal income over the most recent twenty quarters times the state revenues allowed for the prior fiscal year. The revenues allowed for any fiscal year can be increased by a two-thirds vote of the Legislature. The limit is effective starting with fiscal year 1995-96 based on actual revenues from fiscal year 1994-95. Any excess revenues generated will be deposited in the budget stabilization fund until it is fully funded and then refunded to taxpayers. Included among the categories of revenues which are exempt from the proposed revenue limitation, however, are revenues pledged to state bonds.

   State General Obligation Bonds and State Revenue Bonds. The State Constitution does not permit the State to issue debt obligations to fund governmental operations. Generally, the State Constitution authorizes State bonds pledging the full faith and credit of the State only to finance or refinance the cost of State fixed capital outlay projects, upon approval by a vote of the electors, and provided that the total outstanding principal amount of such bonds does not exceed 50% of the total tax revenues of the State for the two preceding fiscal years. Revenue bonds may be issued by the State or its agencies without a vote of the electors only to finance or refinance the cost of State fixed capital outlay projects which are payable solely from funds derived directly from sources other than State tax revenues.

   Exceptions to the general provisions regarding the full faith and credit pledge of the State are contained in specific provisions of the State Constitution which authorize the pledge of the full faith and credit of the State, without electorate approval, but subject to specific coverage requirements, for: certain road projects, county education projects, State higher education projects, State system of Public Education and construction of air and water pollution control and abatement facilities, solid waste disposal facilities and certain other water facilities.

   Local Bonds. The State Constitution provides that counties, school districts, municipalities, special districts and local governmental bodies with taxing powers may issue debt obligations payable from ad valorem taxation and maturing more than 12 months after issuance, only (i) to finance or refinance capital projects authorized by law, provided that electorate approval is obtained; or (ii) to refund outstanding debt obligations and interest and redemption premium thereon at a lower net average interest cost rate.

   Counties, municipalities and special districts are authorized to issue revenue bonds to finance a variety of self-liquidating projects pursuant to the laws of the State, such revenue bonds to be secured by and payable from the rates, fees, tolls, rentals and other charges for the services and facilities furnished by the financed projects. Under State law, counties and municipalities are permitted to issue bonds payable from special tax sources for a variety of purposes, and municipalities and special districts may issue special assessment bonds.

   Bond Ratings. General obligation bonds of the State are currently rated Aa by Moody's and AA by Standard & Poor's.

   Litigation. Due to its size and its broad range of activities, the State (and its officers and employees) are involved in numerous routine lawsuits. The managers of the departments of the State involved in such routine lawsuits believed that the results of such pending litigation would not materially affect the State's financial position. In addition to the routine litigation pending against the State, its officers and employees, the following lawsuits and claims are also pending:

   A. In a suit, plaintiff has sought title to Hugh Taylor Birch State Recreation Area by virtue of a reverter clause in the deed from Hugh Taylor Birch to the State. A final judgment at trial was entered in favor of the State on August 2, 1993, when the judge denied a request for a new trial. The case was appealed to the Fourth District Court of Appeal and on November 30, 1994, the court affirmed the lower court decision. The loss exposure, therefore, has been eliminated in favor of the State.

   B. A class action suit brought against the Department of Corrections, alleging race discrimination in hiring and employment practices, originally went to trial in 1982 with the Department prevailing on all claims except a partial summary judgment to a plaintiff sub-class claiming a discriminatory impact on hiring caused by an examination requirement. Jurisdictional aspects of the testing issue were appealed to the Eleventh Circuit Court of Appeals which vacated the trial court's order and was upheld by the United States Supreme Court. The district court consolidated three successor lawsuits with this case and entered a final judgment in favor of the State. The judgment, however, was appealed to the Eleventh Circuit Court of Appeals which affirmed all but one issue in favor of the State. The remaining issue is pending appeal to the United States Supreme Court by the State. Should the State fail in such appeal, the liability of the State for back pay and other monetary relief could exceed $40 million.

   C. Complaints were filed in the Second Judicial Circuit seeking a declaration that Sections 624.509, 624.512 and 624.514, F.S. (1988) violate various U.S. and Florida Constitutional provisions. Relief was sought in the form of a tax refund. The Florida Supreme Court reversed the trial court in favor of the State. Plaintiffs have petitioned for certiorari with the United States Supreme Court. The State has settled all outstanding litigation in this area. Similar issues had been raised in the following cases which were part of the settlement: Ford Motor Company v. Bill Gunter, Case No. 86-3714, 2nd
                ---------------------------------
Judicial Circuit, and General Motors Corporation v. Tom Gallagher, Case Nos.
                      -------------------------------------------
90-2045 and 88-2925, 2nd Judicial Circuit, where the plaintiffs are challenging
Section 634.131, F.S., which imposes taxes on the premiums received for certain motor vehicle service agreements. Current estimates indicate that the State's potential refund exposure under the remaining refund application yet to be denied is approximately $150 million. However, the State hopes that refund exposure will be reduced as these refund requests begin to be denied based upon the Florida Supreme Court decision in the instant case.

   D. In two cases, plaintiffs have sought approximately $25 million in intangible tax refunds based partly upon claims that Florida's intangible tax statutes are unconstitutional. These cases are currently involved in ongoing discovery. A settlement offer is anticipated being made by the plaintiffs, which would result in a significant reduction in the refund claim.

   E. A lawsuit was filed against the Department of Health and Rehabilitative Services (DHRS) and the Comptroller of the State of Florida involving a number of issues arising out of the implementation of a DHRS computer system and seeking declaratory relief and money damages. The parties involved have agreed to be heard in one proceeding. The trial began January 9, 1995, in Circuit Court before a Special Master. The estimated potential liability to the State is in excess of $40 million.

   F. Plaintiffs in a case have sought a declaration that statutory assessments on certain hospital net revenues are invalid, unconstitutional, and unenforceable and request temporary and permanent injunctive relief be granted prohibiting the enforcement or collection of the assessment and that all monies paid to the State by the plaintiffs and the class members within the four years preceding the filing of the action be reimbursed by the defendants with interest. In a trial hearing on December 19, 1994, the court ordered that a final judgement be entered in favor of the State. An appeal was filed by the plaintiffs with the First District Court of Appeals on June 15, 1995 and is being briefed. An unfavorable outcome to this case could result in the possibility of refunds exceeding $100 million.

   G. In an inverse condemnation suit claiming that the actions of the State constitute a taking of certain leases for which compensation is due, the Circuit judge granted the State's motion for summary judgment finding that the State had not deprived plaintiff of any royalty rights they might have. Plaintiff has appealed. Additionally, plaintiff's request for a drilling permit was rejected after administrative proceedings before the Department of Environmental Protection. Plaintiff has appealed the decision.

   H. In an inverse condemnation suit alleging the regulatory taking of property without compensation in the Green Swamp Area of Critical State Concern, a motion for the plaintiff was denied

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




and the State's motion for dismissal for failure to prosecute is pending. As a result of the proceedings in this case, the loss exposure to the State has been greatly reduced.

   I. In 1990, the Florida Legislature passed an act imposing a $295 impact fee on cars purchased or titled in other states that are then registered in the State by persons having or establishing permanent residency in the State. Two separate groups filed suit challenging the fee. The circuit court consolidated the various cases and entered final summary judgment finding the fee unconstitutional under the Commerce Clause of the United States Constitution and ordered an immediate refund to all persons having paid the fee since the statute came into existence. The State noticed an appeal of the circuit court ruling which entitled the State to a stay of the effectiveness of such ruling, thus, the fee continued to be collected during the period of the pending appeal. On September 29, 1994, the Supreme Court of Florida reaffirmed the circuit court's decision by concluding that the statute results in discrimination against out of state economic interests in contravention of the Commerce Clause and that the proper remedy for such violation is a full refund to all persons who have paid the illegal fee. The case was directed to and is currently with the Orange County Circuit Court to oversee refund procedures. The State's refund exposure may be in excess of $188 million. Additionally, in a new suit, St. Lucie County alleges that those who were required to pay the $295 impact fee under the predecessor statute to the act described above are also due a refund, inasmuch as that statute too violates the Commerce Clause of the U.S. Constitution. The State has moved to dismiss this lawsuit, arguing that the plaintiffs have no standing; have failed to properly exhaust their administrative remedies; and have filed their suit beyond the statute of limitations. The trial court dismissed plaintiffs suit in August, 1995. Plaintiffs have appealed the trial court's order to the Fourth District Court of Appeals. Approximately $29 million was collected under this statute.

   J. Santa Rosa County has filed a complaint for declaratory relief against the State Department of Revenue requesting the Circuit Court to: (1) find that
Section 206.60(2)(a), F.S., does not allow the Department to deduct administrative expenses unrelated to the collection, administration, and distribution of the county gas tax; and (2) order the Department to pay Santa Rosa County all moneys shown to have been unlawfully deducted from the motor fuel tax revenues plus interest. A final judgment issued on February 18, 1994, enjoined the Department from deducting administrative expenses unrelated to the collection of the county motor fuel tax, beginning with the 1994-95 fiscal year and denied Santa Rosa County's request for the return of the amounts previously deducted with interest. There has been no appeal by either party. The Legislature changed the statute in accordance with the Court's decision.

   K. Lee Memorial Hospital has contested the calculation of its disproportionate share payment for the 1992-93 State fiscal year. The Division of Administrative Hearings has relinquished this case and ordered it back to the Agency for Health Care Administration for informal hearing procedures. An unfavorable outcome to this case could result in a possible settlement of $20 to $30 million.

   L. A lawsuit has challenged the freezing of nursing home reimbursement rates for the period January 1, 1990 through July 1, 1990. The First District Court of Appeal ruled against the Agency for Health Care Administration (AHCA). The AHCA petitioned the Florida Supreme Court for review of this decision which the court denied certiorari. This action affirmed the decision of the District Court of Appeals concluding this case with a loss to AHCA of approximately $40 million. In a related case, the plaintiffs seek class action certification for all nursing homes which were not plaintiffs in the above described case for the recovery of alleged underpayment for Medicaid care in nursing homes. If unfavorable, the potential liability for AHCA could be $29 million with the State responsible for $13 million and the federal government responsible for the balance. Management intends to fully litigate this matter.

   M. The Environmental Protection Agency (EPA) is seeking clean-up costs, regarding property which the EPA alleges is owned by the Florida Department of Transportation (FDOT). The FDOT has filed an action against the adjoining property owners seeking a declaratory judgement from the Dade County Circuit Court that the FDOT is not the owner of the property that is subject to such claim by the EPA. The case is in the preliminary pleading stage. The EPA has agreed to await the outcome of the

FDOT's declaratory action before proceeding further. If the FDOT is unsuccessful in its actions, the possible clean-up costs could exceed $25 million.

   N. A class action suit against the Florida Department of Health and Rehabilitative Services on behalf of clients of residential placement for the developmentally disabled seeks refunds for services where children were entitled to free education under the Education for Handicapped Act. The district court held that the State could not charge maintenance fees for children between the ages of 5 and 17 based on the Education for Handicapped Act. If unfavorable, the State's potential cost of refunding these charges could exceed $42 million.

   O. Plaintiff has brought a challenge against the $15.00 fee imposed pursuant to Florida law for securing a handicapped parking decal for a motor vehicle. Plaintiff seeks a declaration that the fee is unlawful as being in violation of the Americans with Disabilities Act. Plaintiff also seeks approximately $12 million in refunds. The State has filed a motion to dismiss this action based on the federal Tax Injunction Act which states that federal courts do not have jurisdiction in state tax cases.

   P. In a documentary stamp tax class action case, the potential exposure to the State has been estimated to be approximately $12 to $20 million. At issue in this case is whether Plaintiff and the class are entitled to a refund of documentary stamp taxes paid on transfers of real property as a result of marriage dissolutions where the parties claimed the property as an estate by the entireties and were jointly and severally liable on a mortgage encumbering the property. Final hearing was set for November 28, 1995. The Department of Revenue does not have an exact figure as to the potential exposure to the State.

   Q. In a class action brought against GTE Florida, Inc. and the State Department of Revenue, the plaintiff class and other telephone company customers allege that GTE and other telephone companies are collecting a 7%, instead of 6%, Florida sales tax on intrastate long distance calls. The Plaintiffs are seeking a refund of these taxes. The Department of Revenue does not have an exact figure as to the potential exposure of the State.

   Summary. Many factors including national, economic, social and environmental policies and conditions, most of which are not within the control of the State or its local units of government, could affect or could have an adverse impact on the financial condition of the State. Additionally, the limitations placed by the State Constitution on the State and its local units of government with respect to income taxation, ad valorem taxation, bond indebtedness and other matters, discussed above, as well as other applicable statutory limitations, may constrain the revenue-generating capacity of the State and its local units of government and, therefore, the ability of the issuers of the Debt Obligations to satisfy their obligations thereunder.

   The Sponsors believe that the information summarized above describes some of the more significant matters relating to the Florida Trust. For a discussion of the particular risks with each of the Debt Obligations, and other factors to be considered in connection therewith, reference should be made to the Official Statement and other offering materials relating to each of the Debt Obligations included in the portfolio of the Florida Trust. The foregoing information regarding the State, its political subdivisions and its agencies and authorities constitutes only a brief summary, does not purport to be a complete description of the matters covered and is based solely upon information drawn from official statements relating to offerings of certain bonds of the State. The Sponsors and their counsel have not independently verified this information, and the Sponsors have no reason to believe that such information is incorrect in any material respect. None of the information presented in this summary is relevant to Puerto Rico or Guam Debt Obligations which may be included in the Florida Trust.

   For a general description of the risks associated with the various types of Debt Obligations comprising the Florida Trust, see the discussion under "Risk Factors", above.








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GEORGIA

   RISK FACTORS--The following discussion regarding the financial condition of the State government may not be relevant to general obligation or revenue bonds issued by political subdivisions of and other issuers in the State of Georgia (the "State"). Such financial information is based upon information about general financial conditions that may or may not affect individual issuers of obligations within the State. Since 1973 the State's long-term debt obligations have been issued in the form of general obligation debt or guaranteed revenue debt. Prior to 1973 all of the State's long-term debt obligations were issued by ten separate State authorities and secured by lease rental agreements between such authorities and various State departments and agencies. Currently, Moody's Investors Service, Inc. and Fitch Investors Service, Inc. rate Georgia general obligation bonds AAA and Standard & Poor's Corporation rates such bonds AA+. There can be no assurance that the economic and political conditions on which these ratings are based will continue or that particular bond issues may not be adversely affected by changes in economic, political or other conditions that do not affect the above ratings.

   In addition to general obligation debt, the Georgia Constitution permits the issuance by the State of certain guaranteed revenue debt. The State may incur guaranteed revenue debt by guaranteeing the payment of certain revenue obligations issued by an instrumentality of the State. The Georgia Constitution prohibits the incurring of any proposed general obligation debt or guaranteed revenue debt if the highest aggregate annual debt service requirement for the then current year or any subsequent fiscal year for outstanding authority debt, guaranteed revenue debt, and general obligation debt, including the proposed debt, exceed 10% of the total revenue receipts, less refunds, of the State treasury in the fiscal year immediately preceding the year in which any proposed debt is to be incurred. As of July 1995, the total indebtedness of the State of Georgia consisting of general obligation debt, guaranteed revenue debt and remaining authority debt totalled $4,692,620,000 and the highest aggregate annual payment for such debt equalled 5.32% of fiscal year 1995 State estimated treasury receipts.

   The Georgia Constitution also permits the State to incur public debt to supply a temporary deficit in the State treasury in any fiscal year created by a delay in collecting the taxes of that year. Such debt must not exceed, in the aggregate, 5% of the total revenue receipts, less refunds, of the State treasury in the fiscal year immediately preceding the year in which such debt is incurred. The debt incurred must be repaid on or before the last day of the fiscal year in which it is to be incurred out of the taxes levied for that fiscal year. No such debt may be incurred in any fiscal year if there is then outstanding unpaid debt from any previous fiscal year which was incurred to supply a temporary deficit in the State treasury. No such short-term debt has been incurred under this provision since the inception of the constitutional authority referred to in this paragraph.

   The State operates on a fiscal year beginning July 1 and ending June 30. For example, "fiscal 1995" refers to the year ended June 30, 1995. Revenue collections of $9,409,526,943 for the fiscal 1994 showed an increase of 12.74% over collections for the previous fiscal year. In July 1995, the State estimated that fiscal 1995 revenue collections would be $9,997,715,177 with an estimated increase of 6.25% over collections for the previous fiscal year.

   Virtually all of the issues of long-term debt obligations issued by or on behalf of the State of Georgia and counties, municipalities and other political subdivisions and public authorities thereof are required by law to be validated and confirmed in a judicial proceeding prior to issuance. The legal effect of an approved validation in Georgia is to render incontestable the validity of the pertinent bond issue and the security therefor.

   Based on data of the Georgia Department of Revenue for fiscal 1994, income tax receipts and sales tax receipts of the State for fiscal 1994 comprised approximately 43.8% and 34.5%, respectively, of the total State tax revenues.

   The unemployment rate of the civilian labor force in the State as of May 1995 was 4.4% according to data provided by the Georgia Department of Labor. The Metropolitan Atlanta area, which is the largest





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employment center in the area comprised of Georgia and its five bordering states and which accounts for approximately 42% of the State's population, has for some time enjoyed a lower rate of unemployment than the State considered as a whole. In descending order, wholesale and retail trade, services, manufacturing, government and transportation comprise the largest sources of employment within the State.

   The State from time to time is named as a party in certain lawsuits, which may or may not have a material adverse impact on the financial position of the State if decided in a manner adverse to the State's interests. Certain of such lawsuits which could have a significant impact on the State's financial position are summarized below.

   Reich v. Collins. On December 6, 1994, the U.S. Supreme Court reversed the Georgia Supreme Court's decision in Reich v. Collins, 263 Ga. 602 (1993), which had determined that the plaintiff federal retiree was not entitled to a refund of taxes on federal retirement pension benefits for tax years before 1989. The plaintiff had sought refunds under the U.S. Supreme Court's decision in Davis v. Michigan Department of Treasury, 489 U.S. 803 (1989). The U.S. Supreme Court in Reich remanded the case to the Georgia Supreme Court for "the provision of meaningful backward-looking relief consistent with due process and the McKesson line of cases." On February 1, 1995, the Governor signed H.B. 90 into law, which provides for the payment of refunds to federal retirees who timely filed claims for any of the tax years 1985 through 1988, inclusive. The total amount payable is estimated at approximately $110 million, to be paid in four roughly equal annual installments beginning on or before October 15, 1995. Based on this legislation, Reich has been dismissed.

   James B. Beam Distilling Co. v. State; Heublein, Inc. v. State; Joseph E. Seagram & Sons, Inc. v. State. Three suits have been filed against the State of Georgia seeking refunds of liquor taxes under O.C.G.A. Sec. 48-2-35, in light of Bacchus Imports, Ltd. v. Dias, 468 U.S. 263 (1984) under Georgia's pre-Bacchus statute. In the Beam case, 501 U.S. 529 the Supreme Court indicated that Bacchus was retroactive, but only within the bounds of State statutes of limitations and procedural bars, and left State courts to determine any remedy in light of reliance interests, equitable considerations, and other defenses. Georgia's statute of limitations in O.C.G.A. Sec. 48-2-35 has run on all pre-Bacchus claims for refund except five pending claims seeking 31.7 million dollars in tax plus interest. On remand, the Fulton County Superior Court ruled that procedural bars and other defenses bar any recovery by taxpayers on Beam's claims for refund. The Georgia Supreme Court affirmed, and Beam's petition to the United States Supreme Court for a writ of certiorari was denied. Thus, the Beam case is now concluded. The State has filed a Motion for Summary Judgment, based upon Beam, in the remaining two suits for refund, i.e., Joseph E. Seagram & Sons, Inc. v. State and Heublein, Inc. v. State in DeKalb County Superior Court.

   Age International, Inc. v. State (two cases) and Age International, Inc. v. Miller. Three suits (two for refund and one for declaratory and injunctive relief) have been filed against the State of Georgia by out-of-state producers of alcoholic beverages. The first suit for refund seeks 96 million dollars in refunds of alcohol taxes imposed under Georgia's post-Bacchus (see previous note) statute, O.C.G.A. Sec. 3-4-60. These claims constitute 99% of all such taxes paid during the 3 years preceding these claims. In addition, the claimants have filed a second suit for refund for an additional 23 million dollars for later time periods. These two cases encompass all known or anticipated claims for refund of such type within the apparently applicable statutes of limitations. The two Age refund cases are still pending in the trial court. The Age declaratory/injunctive relief case was dismissed by the federal District Court. That dismissal was affirmed by the Eleventh
Circuit Court of Appeals, and plaintiffs have filed a petition for rehearing which is pending.
   Board of Public Education for Savannah/Chatham County v. State of Georgia. This case is based on the local school board's claim that the State finance the major portion of the costs of its desegregation program. The Savannah Board originally requested restitution in the amount of $30,000,000 but the Federal District Court set forth a formula which would require a State payment in the amount of approximately $8,900,000 computed through June 30, 1994. Plaintiffs, dissatisfied with the apportionment of desegregation costs between state and county, and an adverse ruling on the state funding formula for transportation costs, have appealed to the Eleventh Circuit Court of Appeals. The State has filed a responsive cross-appeal on the ground that there is no basis for any liability. Subsequently, the parties agreed to a settlement, which has been submitted to the Court for approval. The proposed settlement calls for the State to pay the amount awarded to the plaintiff and to offer an option regarding future funding methodology for pupil transportation. Because interest was accruing in the settlement, in March 1995, the State paid to the Plaintiffs $8,925,000 in partial satisfaction of the settlement agreement.

   DeKalb County v. State of Georgia. A similar complaint has been filed by DeKalb County. The Plaintiffs sought approximately $67,500,000 in restitution. The Federal District Court ruled that the State's funding formula for pupil transportation (which the District Court in the Savannah/Chatham County case upheld) was contrary to state law. This ruling would require a State payment of a state law funding entitlement in the amount of approximately $34,000,000 computed through June 30, 1994. Motions to reconsider and amend the Court's judgment were filed by both parties. The State's motion was granted, in part, which reduced the required state payment to approximately $28,000,000. Notices of appeal to the Eleventh Circuit Court of Appeals have been filed. There are approximately five other school districts which might file similar claims.

   Edgar Mueller v. Collins. Plaintiff in this case has filed suit in Superior Court of Fulton County, Georgia. Plaintiff challenges the constitutionality of Georgia's transfer fee provided by O.C.G.A. Sec. 40-3-21.1 (often referred to as "impact fee") by asserting that the fee violates the Commerce, Due Process, Equal Protection, and Privilege and Immunities Clauses of the United States Constitution. Plaintiff seeks to prohibit the State from further collections and to require the State to return to her and those similarly situated all fees previously collected. A similar lawsuit previously filed in the Superior Court of Chatham County, Georgia, Johnsen v. Collins, has been voluntarily dismissed and will likely be joined with the action currently pending in Fulton County. From May of 1992 to June 7, 1995, the State collected $24,168,202.72 under the transfer fee provision. All amounts collected after June 7, 1995, are being paid into an escrow account. As of July 25, 1995, the escrow account contains $46,070.00. The State continues to collect approximately $500,000 to $600,000 per month.

   Buskirk and Estill v. State of Georgia, et al. On September 1, 1994, plaintiffs in this case filed a civil action in the Superior Court of Fulton County, Georgia, (No. E-31547) on behalf of all "classified employees of the State of Georgia or its agencies and departments during all or part of fiscal years 1992 through 1995 who were eligible to receive within grade pay increases and who would have received same were it not for a freeze of within grade pay increases." Presently pending before the court is the plaintiffs' motion for class certification, which is not opposed by the State. Discovery as to liability issues has been completed, and, once the class has been certified and various local defendants have been added, the parties will likely file cross motions for summary judgment on liability issues. If the plaintiff prevail, the parties will conduct separate discovery on the issue of damages. The State believes that it has good and adequate defenses to the claims made, but, should the plaintiffs prevail in every aspect of their claims, the liability of the State in this matter could be as much as $295,000,000, based on best estimates currently available.

   The Sponsors believe that the information summarized above describes some of the more significant matters relating to the Georgia Trust. The sources of the information are the official statements of issuers located in Georgia, other publicly available documents and oral statements from various federal and State agencies. The Sponsors and their counsel have not independently verified any of the information contained in the official statements, other publicly available documents or oral statements from various State agencies and counsel have not expressed any opinion regarding the completeness or materiality of any matters contained in this Prospectus other than the tax opinions set forth below relating to the status of certain tax matters in Georgia.



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




ILLINOIS

   RISK FACTORS--Generally following is a brief summary of some of the factors which may affect the financial condition of the State of Illinois. It is not a complete or comprehensive description of these factors or an analysis of its financial condition and may not be indicative of the financial condition of issuers of obligations contained in the portfolio of the Illionis Trust or any particular projects financed by those obligations. Many factors not included in the summary, such as the national economy, social and environmental policies and conditions, and the national and international markets for agricultural and industrial products, could have an adverse impact on the financial conditions of the State and its political subdivisions. The following is based on publicly available information which has not been independently verified by the Sponsor or its legal counsel.

   Recent Proposed Legislation. In 1988, the Illinois General Assembly approved the Retail Rate Act which provided a state subsidy for Illinois waste-to-power incinerators. Bonds issued to finance certain of those facilities were expected to be repaid from the revenue of the state subsidized electricity sales. On January 11, 1996, the Illinois General Assembly passed legislation to repeal the Retail Rate Act. If the repeal of the Retail Rate Act is signed by the governor of Illinois without transition rules to preserve the state subsidy for outstanding bond issues, there may not be sufficient revenues to repay the bonds issued to finance the waste-to-power incinerators. Moreover, the recent failed sale of insured State of Illinois certificates of participation indicates that this proposed legislation may adversely affect the value of other Illinois bonds.

   The State Economy. The State operates on a fiscal year beginning July 1 and ending June 30. For example, "fiscal year 1994" refers to the year ended June 30, 1994.

   Much of the following information is based on the State's comprehensive annual financial report for fiscal year 1994 and the "Comptroller's Message" accompanying such annual report. A copy of the State's annual report for fiscal year 1994 may be obtained by contacting the State of Illinois Office of the Comptroller.

   In fiscal year 1994, there was GAAP basis excess of revenues over expenditures and net other sources (uses) of $321 million in the General Fund. The State's GAAP basis General Fund deficit was $1.6 billion at June 30, 1994, compared to a deficit of $1.9 billion at June 30, 1993.

   Using the budgetary basis of accounting, there was a fund deficit of $422 million in the General Fund at June 30, 1994. However, on a cash basis, end-of-year balances were higher than one year ago ($230 million at June 30, 1994 and $172 million at June 30, 1993). Fiscal year 1994 lapse period spending of $652 million was down from $802 million in fiscal year 1993. In each of the last three fiscal years, the budgetary fund deficit has meant that the State has had to use at least $600 million of the new fiscal year's resources to pay off the last of the expiring fiscal year's bills.

   In fiscal year 1994, Illinois experienced a reduction in its unemployment rate as the rate decreased from 7.4% for fiscal year 1993 to 6.5% for fiscal year 1994. The average number of unemployed decreased 51,675 or 11.7% from 440,908 (prior to revisions in the unemployment survey) during fiscal year 1993 to 389,233 during fiscal year 1994.

   Personal income by industrial source in Illinois is similar to that of the United States as a whole. Measured by per capita income, Illinois ranks ninth among the states. In 1993, Illinois ranked first in soybean and corn production, second in hog production and third among all states in agricultural exports. Also, Illinois ranks among the top five states in several measures of manufacturing activity. Chicago, the state's largest city, serves as the transportation center of the Midwest, is the second largest financial center in the country behind New York, and is the corporate headquarters of many of the world's leading corporations. Illinois ranks second (behind California) as headquarters for Fortune 500 companies with corporate headquarters of Amoco, Sara Lee, Caterpillar, Motorola, Archer Daniels Midland, and others





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




located in Illinois. Employment characteristics in Illinois are similar to those of the United States in terms of work force composition.

   Bonds. The State, authorities, counties, municipalities and other political subdivisions of the State are in certain instances authorized to issue bonds for certain purposes. Illinois bond issues generally are of one of three types of bonds: general obligation, revenue and special obligation.

   General Obligation Bonds. General obligation bonds have been authorized and issued by the State primarily to provide funds for acquisition and construction of capital facilities for higher education, public and mental health, correction and conservation purposes and for maintenance and construction of highway and waterway facilities. Bonds also have been issued to provide assistance to municipalities for construction of sewage treatment facilities, port districts, aquarium facilities, local schools, mass transportation and aviation purposes, and to fund research and development of coal as an energy source. In addition, bonds have been authorized to refund any general obligation bonds outstanding.

   The State Constitution provides that the State may issue general obligation bonds for specific purposes in such amounts as provided either by the General Assembly with a three-fifths vote of each house or by a majority of voters in a general election. The enabling acts pursuant to which the bonds are issued provide that all bonds issued thereunder shall be direct obligations of the State of Illionis and pledge the full faith and credit of the State. General obligation bonds are redeemed over a period not to exceed 30 years, from available resources in the debt service funds. However, the State of Illinois has generally issued 25 year serial bonds with equal amounts of principal maturing each year except for capital appreciation and refunding bonds which mature in varying amounts. Additionally, Illinois offerings, with the exception of antipollution bonds, have call provisions providing for early redemption at the option of the State, beginning 10 years following the date of issuance, in whole or in part, in such order as the State shall determine and at a redemption price not to exceed 103% of par value.

   The general obligation bonds of the State are currently rated "Aa1" by Moody's Investor Services, Inc. ("Moody's") and "AA-minus" by Standard & Poor's Corporation. There can be no assurance that the conditions on which such ratings are based will continue or that such ratings will not be revised downward or withdrawn entirely by either or both agencies.

   General obligation bonds of the State outstanding at June 30, 1994 totaled approximately $4.94 billion.

   Special Obligation Bonds. Special obligation bonds have been authorized and issued by the State to provide funds for the Build Illinois Program, the State's Metropolitan Civic Center Support Program, and to refund any bonds previously issued under these programs.

   The Build Illinois Program was implemented to expand the State's efforts in economic development by providing financing in certain areas. These areas include construction, reconstruction, modernization, and extension of the State's infrastructure; development and improvement of educational, scientific, technical and vocational programs and facilities; expansion of health and human services in the State; protection, preservation, restoration, and conservation of the State's environmental and natural resources; and provision of incentives for the location and expansion of businesses in Illinois resulting in increased employment. In June 1992, the State authorized the transfer of money from the Build Illinois General Reserve into the Common School Fund.

   In July 1984, and November 1985, the State amended the "Metropolitan Fair and Exposition Authority Act" (the "Exposition Act") to authorize the issuance of $265 million and $47.5 million, respectively, for a total authorization of $312.5 million, in additional bonds. Bond proceeds were used (1) to pay construction costs of completing the McCormick Place expansion, (2) to pay the construction costs of projects authorized by the Illinois General Assembly in the future, and (3) to refund any outstanding bonds of McCormick Place that were issued prior to July 1, 1984. The Exposition Act was further amended in July and August 1986 to authorize the issuance of refunding bonds either on a parity with or subordinated to the 1984 and 1985 bonds. In addition, in July 1989 the Exposition Act was amended to change the name to Metropolitan Pier and Exposition Authority and to expand its purposes to provide for the acquisition and improvement of the Navy Pier in Chicago.

   The Illinois General Assembly also amended certain tax laws in July 1984 and November 1985 to provide for 1.75% of total State sales tax revenues, 3% of 94% of total hotel room rental receipts, and $1.7 million per year out of 7% of State racing tax revenues to be deposited into the Build Illinois Fund, which replaced the Tourism Fund, as collected. The legislation provides for credits to separate accounts within the Build Illinois Fund of which the "McCormick Place Account" is one and has first priority credit of the amounts collected.

   Effective July 1, 1992, the Exposition Act was amended to authorize the issuance of $937 million in additional bonds to provide for the construction of a new McCormick Place Exhibition Hall, the renovation of existing McCormick Place facilities and the construction of related infrastructure projects. In order to fund the bonds, as so amended, the Exposition Act directs the Metropolitan Pier and Exposition Authority to impose by ordinance certain retailers' occupation taxes in certain taxes subdistricts. The constitutional validity of such tax was recently upheld by the Supreme Court of Illinois in Geja's Cafe v. The Metropolitan Pier and Exposition Authority.
--------------------------------------------------------------

   The State's Metropolitan Civic Center Support Act (Support Act) was amended on September 3, 1985, to allow the issuance of bonds to refinance the State's Metropolitan Civic Center Support Program and to provide additional capital for new projects to be financed under the Support Act. The Support Act was amended further on September 11, 1990 to allow the issuance of bonds for making construction and improvement grants by the Secretary of State, as State Librarian, to public libraries and library systems.

   Special obligation bonds are payable primarily from dedicated portions of the State's sales tax and the horse racing privilege tax and are redeemed over a period of not more than 30 years. Additionally, these bonds have call provisions providing for early redemption at the option of the State, beginning 10 years following the date of issuance, in whole or in part, in such order as the State shall determine and within any maturity by lot at varying premiums which decrease periodically.

   Special obligation bonds of the State outstanding at June 30, 1994 totaled approximately $1.76 billion.

   Revenue Bonds. The State Constitution empowers certain State agencies and authorities to issue bonds that are not supported by the full faith and credit of the State. These bonds pledge that income derived from acquired or constructed assets be used to retire the debt and service related interest. In addition, certain authorities have issued debt which is classified as "no commitment" debt of the State.

   Revenue bonds issued by individual agencies are supported by fees, rentals, tolls assessed to users and loan repayments. Issuing agencies include the Illinois Housing Development Authority, Illinois Development Finance Authority, Illinois Educational Facilities Authority, Illinois Student Assistance Commission, Illinois State Toll Highway Authority, Illinois Export Development Authority, Illinois Rural Bond Bank, State Universities Retirement System of Illinois and Board of Governors, Board of Regents, Southern Illinois University and the University of Illinois.


LOUISIANA

   RISK FACTORS. The following discussion regarding the financial condition of the State government may not be relevant to general obligation or revenue bonds issued by political subdivisions of and other issuers in the State of Louisiana (the "State"). Such financial information is based upon information about general financial conditions that may or may not affect issuers of the Louisiana obligations. The Sponsors have not independently verified any of the information contained in such publicly available documents, but are not aware of any facts which would render such information inaccurate.

   In July, 1995 Standard & Poor's downgraded the rating the State received for its general obligation bonds from A to A-. Standard & Poor's cited problems with the State's Medicaid program as the primary factor in its decision. The current Moody's rating on the State's general obligation bonds was not downgraded and remains at Baaa1. There can be no assurance that the economic conditions on which these ratings were based will continue or that particular bond issues may not be adversely affected by changes in economic or political conditions.

   The Revenue Estimating Conference (the "Conference") was established by Act No. 814 of the 1987 Regular Session of the State Legislature. The Conference was established by the Legislature to provide an official estimate of anticipated State revenues upon which the executive budget shall be based, to provide for a more stable and accurate method of financial planning and budgeting and to facilitate the adoption of a balanced budget as is required by
Article VII, Section 10(E) of the State Constitution. Act No. 814 provides that the Governor shall cause to be prepared an executive budget presenting a complete financial and programmatic plan for the ensuing fiscal year based only upon the official estimate of anticipated State revenues as determined by the Revenue Estimating Conference. Act No. 814 further provides that at no time shall appropriations or expenditures for any fiscal year exceed the official estimate of anticipated State revenues for that fiscal year. An amendment to the Louisiana Constitution was approved by the Louisiana Legislature in 1990 and enacted by the electorate which granted constitutional status to the existence of the Revenue Estimating Conference.

   State General Fund: The State General Fund is the principal operating fund of the State and was established administratively to provide for the distribution of funds appropriated by the Louisiana Legislature for the ordinary expenses of the State government. Revenue is provided from the direct deposit of federal grants and the transfer of State revenues from the Bond Security and Redemption Fund after general obligation debt requirements are met. The beginning accumulated State General Fund balance for fiscal year 1994-1995 was $212 million.

   The Revenue Estimating Conference's official forecast of recurring State General Fund revenues for the fiscal year ending June 30, 1993 (Revenue Estimating Conference October 1994 is $4.626 billion. The Revenue Estimating Conference adopted on October 27, 1994 its official forecast for Fiscal Year 1995-1996 to be $4.758 billion. Based upon that estimate, and assuring federal government approval of a Medicaid waiver request submitted by the State, the State Office of Planning and Budget has estimated a $192 million short fall in the amount needed to maintain State operations at a level of those for Fiscal Year 1994-95.

   Transportation Trust Fund: The Transportation Trust Fund was established pursuant to (i) Section 27 of Article VII of the State Constitution and (ii) Act No. 16 of the First Extraordinary Session of the Louisiana Legislature for the year 1989 (collectively the "Act") for the purpose of funding construction and maintenance of state and federal roads and bridges, the statewide flood-control program, ports, airports, transit and state police traffic control projects and to fund the Parish Transportation Fund. The Transportation Trust Fund is funded by a levy of $0.20 per gallon on gasoline and motor fuels and on special fuels (diesel, propane, butane and compressed natural gas) used, sold or consumed in the state (the "Gasoline and Motor Fuels Taxes and Special Fuels Taxes"). This levy was increased from $0.16 per gallon (the "Existing Taxes") to the current $0.20 per gallon pursuant to Act No. 16 of the First Extraordinary Session of the Louisiana Legislature for the year 1989, as amended. The additional tax of $0.04 per gallon (the "Act 16 Taxes") became effective January 1, 1990 and will expire on the earlier of January 1, 2005 or the date on which obligations secured by the Act No. 16 taxes are no longer outstanding. The Transportation Infrastructure Model for Economic Development Account (the "TIME Account") was established in the Transportation Trust Fund. Moneys in the TIME account will be expended for certain projects identified in the Act aggregating $1.4 billion and to fund not exceeding $160 million of additional capital transportation projects. The State issued $263,902,639.95 of Gasoline and




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




Fuels Tax Revenue Bonds, 1990 Series A, dated April 15, 1990 payable from the
(i) Act No. 16 Taxes, (ii) any Act No. 16 Taxes and Existing Taxes deposited in the Transportation Trust Fund, and (iii) any additional taxes on gasoline and motor fuels and special fuels pledged for the payment of said Bonds. As of December 31, 1994 the outstanding principal amount of said Bonds was $235,703,000.

   Louisiana Recovery District: The Louisiana Recovery District (the "Recovery District") was created pursuant to Act No. 15 of the First Extraordinary Session of the Legislature of Louisiana of 1988 to assist the State in the reduction and elimination of a deficit existing at that time and the delivery of essential services to its citizens and to assist parishes, cities and other units of local government experiencing cash flow difficulties. The Recovery District is a special taxing district the boundaries of which are coterminous with the State and is a body politic and corporate and a political subdivision of the State. The Recovery District issued $979,125,000 of Louisiana Recovery District Sales Tax Bonds, Series 1988, dated July 1, 1988 ("Series 1988 Bonds"), secured by (i) the revenues derived from the District's 1% statewide sales and use tax remaining after the costs of collection and (ii) all funds and accounts held under the Recovery District's General Bond Resolution and all investment earnings on such funds and accounts. The Recovery District issued 80,920,000 of Sales Tax Refunding Bonds, Series 1992 dated June 1, 1992 and 86,130,000 of Sales Tax Junior Lien Refunding Bonds, Series 1992, dated June 1, 1992 to refund a portion of the Recovery District's Series 1988 Bonds for the purpose of increasing cash flow available to the Recovery District and creating debt service savings. On December 31, 1994 the aggregate principal balance of the 1988 Series Bonds and the Series 1992 Bonds was $348,970,000 and $137,825,000, respectively.

   Ad Valorem Taxation: Only local governmental units presently levy ad valorem taxes. Under the 1921 State Constitution a $5.75 mills ad valorem tax was being levied by the State until January 1, 1973 at which time a constitutional amendment to the 1921 Constitution abolished the ad valorem tax. Under the 1974 State Constitution a State ad valorem tax of up to $5.75 mills was provided for but is not presently being levied. The property tax is underutilized at the parish level due to a constitutional homestead exemption from the property tax applicable to the first $75,000 of the full market value of single family residences. Homestead exemptions do not apply to ad valorem property taxes levied by municipalities, with the exception of the City of New Orleans.
Because local governments also are prohibited from levying an individual income tax by the constitution, their reliance on State government is increased under the existing tax structure.

   Litigation: In 1988 the Louisiana legislature created a Self-Insurance Fund within the Department of Treasury. That Fund consists of all premiums paid by State agencies under the State's Risk Management program, the investment earnings on those premiums and commissions retained. The Self-Insurance Fund may only be used for payment of losses incurred by State agencies under the Self-Insurance program, together with insurance premiums, legal expenses and administration costs. For fiscal year 1991-1992, the sum of $79,744,126.00 was paid from the Self-Insurance Fund as of December 31, 1991 to satisfy claims and judgments. Because of deletion of agency premium allocations from the State General Appropriations Bill for Fiscal Year 1991-1992 and 1992-1993, the Self-Insurance Fund did not receive full funding in those years. In Fiscal Year 1993-94, a partial funding (153,000,000) was provided to the Self Insurance Fund. However, due to the inadequacy of funding, virtually all claimants' payments, other than workers compensation payments, were eliminated and claimant payments were sent to the legislature for direct appropriation from the General Fund. It is the opinion of the Attorney General for the State of Louisiana that only a small portion of the dollar amount of potential liability of the State resulting from litigation which is pending against the State and is not being handled through the Office of Risk Management ultimately will be recovered by plaintiffs. It is the opinion of the Attorney General that the estimated future liability for existing claims is in excess of $81 million. However, there are other claims with future possible liabilities for which the Attorney General cannot make a reasonable estimate.

   The foregoing information constitutes only a brief summary of some of the financial difficulties which may impact certain issuers of Bonds and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of the Louisiana Trust are subject. Additionally, many factors including national economic, social and environmental policies and conditions, which are not within

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




the control of the issuers of Bonds, could affect or could have an adverse impact on the financial condition of the State and various agencies and political subdivisions located in the State. The Sponsors are unable to predict whether or to what extent such factors may affect the issuers of Bonds, the market value or marketability of the Bonds or the ability of the respective issuers of the Bonds acquired by the Louisiana Trust to pay interest on or principal of the Bonds.

   Prospective investors should study with care the Portfolio of Bonds in the Louisiana Trust and should consult with their investment advisors as to the merits of particular issues in that Trust's Portfolio.


MAINE

   RISK FACTORS--Prospective investors should consider the financial condition of the State of Maine and the public authorities and municipal subdivisions issuing the obligations to be purchased with the proceeds of the sale of units. Certain of the debt obligations to be purchased by and held in the Maine Trust are not obligations of the State of Maine and are not supported by its full faith and credit or taxing power. The type of debt obligation, source of payment and security for such obligations are detailed in the official statements produced by the issuers thereof in connection with the offering of such obligations. Reference should be made to such official statements for detailed information regarding each of the obligations and the specific risks associated with such obligations. This summary of risk factors relates to factors generally applicable to Maine obligations and does not address the specific risks involved in each of the obligations acquired by the Maine Trust.

   The Maine Economy.  The State's economy continues to be based on natural
   -----------------
resources, manufacturing related to natural resources, and tourism. Gradually the economy has begun to diversify with growth in relatively new industries such as health and business services and electronics manufacturing.

   Although some of the State's industries are independent from the regional economy, Maine's economy is, in large part, dependent upon overall improvements in both the regional and national economy. The northeast continues to be one of the nation's weaker economic regions, receiving little solace from the growth of the national economy. Following three years of severe economic contraction, however, the New England Region continues to pick up the pieces. Through the first 10 months of 1995, the Region returned to 95% of peak employment levels. Fortunately for Maine, the northern tier states of Maine, New Hampshire and Vermont have fared much better than Massachusetts and Connecticut to the south, actually recouping the jobs lost in the downturn. According to the New England Economic Project, employment growth in the region should average 1% over the next several years.

   As is the case throughout the northeast, Maine's economy weakened significantly from 1989 through 1991. By most measures, however, the State economy reached bottom by the first quarter of 1992, at the latest, and has been in a steady, if slow, recovery for the past 4 years. Despite the fact that Maine has enjoyed a much healthier recovery than the New England region as a whole, current economic growth would hardly be described as robust. Through the first 10 months of 1995, the Maine economy struggled to maintain forward momentum. After experiencing an economic slide that lasted through much of 1990 and 1991 and eliminated 6% of the employment base, Maine has been on a fairly fragile growth path. While typical recoveries are marked by a resurgence in economic activity over the 4-6 quarters following the downturn, this recovery has been painfully slow and sporadic. After 4 full years, the jobs that had been lost earlier this decade have finally been recouped. There is, however, growing concern over the quality of the jobs that have replaced those that had been lost.

   Consistent with the trends experienced over the past several decades, virtually all job growth will be in the nonmanufacturing sector, led by business and health services, retail trade and construction. Ongoing restructuring of Maine's 3 investor-owned utilities and state government will dampen the service sector job growth. In the manufacturing sector, only the fabricated metals, food, and instrument industries





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




are projected to see any job gains while the other goods-producing industries will experience stable employment or minor declines.

   As a result of the slow expansion of the Maine economy, the economic indicators present a mixed bag, with some increasing and others decreasing. The Maine Economic Growth Index (the "EGI") is a seasonally adjusted composite of resident employment, real taxable consumer retail sales, production hours worked in manufacturing, and services employment designed to measure real (inflation-adjusted) growth in the overall economy. The EGI reached 110.3 at the end of November 1995. Unfortunately, the EGI is of marginal utility this year. The Index is comprised of four components, one of which, resident employment, the State Planning Office expects to revise downward significantly for the months of 1995. Unfortunately, the revised data will not be available until March or April of 1996. The Maine EGI through September was up 2.6% over the same period of last year. After the spring 1996 data revisions, the EGI is likely to show a growth rate closer to 2% for the period. The Maine economic outlook calls for continued slow recovery, yielding payroll employment growth for 1996 through 1998 of 1.3% to 1.5% and personal income growth of about 5%. Major dampers to Maine economic growth over the near term are expected to include slow income growth and high family debt loads.

   Over the past few years, it has been difficult to gauge Maine's employment situation as the two major measures have been telling different stories. The number of Maine residents employed (includes the self-employed, commission workers and others, as well as people on payrolls) declined steadily from mid-1992 until late in 1994, while the number of persons on Maine payrolls was steadily increasing. Then, as the count of employed residents increased sharply in 1995, the payroll count nearly levelled off. As yet, these apparent discrepancies have not been adequately explained. The payroll employment data, however, is widely acknowledged to be the more accurate, thus it appears safe to say that Maine's job market improved very, very slowly during the first ten months of 1995.

   Thejobless rate in Maine fell from 7% in October 1994 to 6% in October 1995. As of October 1995, jobless rates among Maine counties ranged from 3.1% in Knox County to 7.7% in Aroostook, Somerset, and Washington Counties, with all counties showing improvement over the year except Franklin. The lowest jobless rates were found among the south-coast and mid-coast counties, with higher rates in the central counties, and the highest rates in the western mountains and northern and downeast coastal counties. Only 6 of Maine's 16 counties had rates below the 5.2% national average.

   Despite the continued weakness in the labor market, Maine taxable retail sales for the first three-quarters of 1995 were up 2.4% from the same period of last year. However, since retail inflation was about 2%, the actual change in the volume of goods passed over Maine counters was virtually nil. Further, there would have been no increase at all had Maine not enjoyed a strong summer tourism season in 1995. The strong increase in restaurant and lodging sales, with only modest growth in general merchandise and other retail, suggest that, for the most part, tourists came in substantial numbers but did not match their appearance with commensurate spending. This is in part attributed to the good weather during the summer season. The table below summarizes retail growth in by store-type group, comparing the first 3 quarters of 1995 with the same period of 1994:

                                               SALES
                                                CHG.      PCT.
                                              (mil.$)     CHG.
                                              -------    ------
          TOTAL CONSUMER SALES  . . . . . . .. $158        2.4%
          RESTAURANT/LODGING  . . . . . . . .   $70        6.1%
          GENERAL MERCHANDISE . . . . . . . .   $41        3.2%
          FOOD STORES . . . . . . . . . . . .   $23        2.8%
          BUILDING SUPPLY . . . . . . . . . .   $18        2.2%
          OTHER RETAIL  . . . . . . . . . . .    $6        0.8%
          AUTO TRANSPORTATION . . . . . . . . .  $1        0.1%


    Construction contract awards were up only 2.6% for the first three quarters of 1995.The principal drag has been the extremely weak residential construction sector, which was down nearly 17%. In contrast, the non-building (roads, bridges, etc.) and non-residential building sectors increased 9.5% and 28.9% over the same period in 1994. One weak spot noted in the Maine economy over recent months, however, is a declining trend in housing permits. According to the Institute for Real Estate Research and Education, the number of housing units sold through the first three-quarters of 1995 were down about 10% from the same period of 1994. The fourth quarter is expected to be very weak, but sale prices appear to have stabilized near the 1994 average of $104,000 and the average time on market has declined slightly.

   Among other weak spots noted in the Maine economy over recent months are rising bankruptcy rates since December 1994, a flattening trend of building supply sales since the end of 1994, and the fact that Maine payroll employment (seasonally adjusted) has nearly leveled off in 1995.

   In summary, the Maine economy has been quite weak in 1995, with real growth expected to be in the neighborhood of 2% as compared to 2.6% growth in 1994. Even more troubling than slow growth are the trends of declining housing permits and increasing bankruptcies and non-performing bank loans as the year has progressed. In short, by October, the State's economy appeared weaker than at the beginning of the year.

   An important unresolved question concerning the State's economy continues to be how the restructuring of the United States military will affect defense related industries in Maine. Loring Air Force Base ("LAFB") officially closed its doors as a military base on September 30, 1994, although most of the planes and personnel had been reassigned as much as a year earlier. The Loring Development Authority has begun the task of attracting public and private business to the facility. Base clean-up operations have begun and are expected to take several years to complete. The base closing, coupled with the shutdown of the Backscatter radar system in Bangor, will mean the loss of a substantial amount of military and civilian jobs in the region. Recent news has been more favorable. The selection of LAFB as a Defense Finance and Administration State and a JOBS Corps site mitigate the employment loss. In addition, although it will continue to downsize through 1995, Bath Iron Works, the State's largest employer, landed a major ship building contract for the construction of three Aegis Class Destroyers by 1998, bringing the yard's construction backlog to $2.4 billion. BIW was also recently awarded a $33 million contract to provide engineering, design and maintenance on the Navy's Arliegh Burke destroyer fleet. In addition, in August 1995, BIW was acquired for $300 million by General Dynamics Corp. a larger supplier of both defense and commercial products. The sale is seen as a stabilizing force for BIW and assures that BIW will continue to concentrate on the construction of ships for military use. Another major employer, the Portsmouth Naval Shipyard in Kittery, Maine staffed almost completely be a civilian work force, has taken drastic steps over the past year to become more competitive and efficient, and is considering re-focussing its mission and role in submarine repair. The shipyard laid off nearly one thousand workers in 1994, helping to shrink its staffing level by half from the eight thousand workers employed in the 1980s. It is now considering additional layoffs of approximately 450 additional employees. These measures paid off recently when the U.S. Base Closure Commission announced in mid-1995 that the Shipyard would not be on its base closing list. Thus, though trimmer today, the shipyard is assured stability over the next few years.

   There can be no assurances that the economic conditions discussed above will not have an adverse effect upon the market value or marketability of any of the debt obligations acquired by the Maine Trust or the financial or other condition of any of the issuers of such obligations.

   State Finances and Budget.  On November 8, 1994, Maine citizens elected an
   -------------------------
Independent candidate to be Governor of the State. The voters also elected a Republican controlled Senate and a Democrat controlled House of Representatives. Due to changes in party affiliation and mid-term special elections, however, the House is now evenly divided between Democrats and Republicans. The most immediate issue confronting the new Government is a preliminary 1996-97 biannual budget that exceeds expected revenues by nearly four hundred million dollars. The State operates under a biennial budget which is formulated by the Governor and the State Budget Office in even-numbered years and presented for approval to the Legislature in odd-numbered years.

   The budget passed during the summer of 1993 for the 1994-95 biennium included additional budget balancing measures, including making permanent the previously temporary 6% sales tax, deferring $102,000,000 in payments to the Maine State Retirement System, and assorted program cutting and cost shifting. With little growth projected for the Maine economy in the next few years, additional measures may become necessary to maintain a balanced budget.

   A recent decision of a State Superior Court holding that the State could not tax chemicals used to control pollution, means that the State no longer can count on collecting approximately $75 million in taxes that it had expected to collect from Champion International. That decision is on appeal to the State Supreme Court but the State Budget Office has advised against booking the money as revenue.

   On June 30, 1995, the Legislature approved and the Governor signed a budget for the 1996-97 biennium. The budget proposes, for fiscal year 1996, General Fund expenditures of $1,713,573,026 and Highway Fund expenditures of $224,514,277 and, for fiscal year 1997, General Fund expenditures of $1,785,543,156 and Highway Fund expenditures of $220,551,295. The Governor has proposed the establishment of a task force to make recommendations for effectively reducing the number of State employees and for reducing the size of the budget by $45 million. In addition, the Legislature adopted an income tax cap, effective in 1998, as part of the budget bill. The Governor has also proposed the creation, within the General Fund, of a budget stabilization fund to set aside revenues in excess of an index of real economic growth to be used only during periods of economic downturn. The budget leaves responsibility for the $110 million Medicaid reimbursement shortfall on the hospitals involved.
The budget also requires that the court ordered payments for the mentally ill be made within existing resources.

   Just 6 months into the biennium, however, State revenues are running approximately $16.2 million below projections while spending is running approximately $19.4 million above budgeted targets. The Governor currently anticipates submitting a $35.6 million budget balancing bill to the Legislature sometime in 1996. In addition, accounting changes may result in an additional $7 million shortfall. These deficit numbers are based on current projections and assumptions.

   The projection also does not include $465 million in new spending sought by the State for expanded service, such as new programs for the mentally ill required by a court order issued by the United States District Court for the district of Maine. The projection also does not include any money to fund a State employee pact when the current contract expires on June 30, 1995.








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




   The State Auditor had taken the position that significant adjusting entries necessary to report the financial condition of the State and the results of operations of the State in accordance with generally accepted accounting principles have not been included in the State Controller's annual financial reports. The Department of Audit has included those adjusting entries approved by the Department of Administrative and Financial Services and the State Controller in the audited financial statements that are part of the single audit report prepared by the Department of Audit. Therefore, amounts set forth in the State controller's annual financial reports may not agree with amounts reported in the single audit reports of the Department of Audit.

   In addition, the Department of Audit has qualified its most recent audit opinion on the adjusted financial statements of the State because of certain departures from generally accepted accounting principles. The most recent single audit report prepared by the Department of Audit is for the fiscal year ended June 30, 1993. Without limiting the generality of the foregoing, the Department of Audit has determined that there was a deficit balance in the General Fund at June 30, 1993 equal to $146,945,000, on the basis of generally accepted accounting principles. The Department of Audit also determined, on the basis of generally accepted accounting principles, that there were deficit balances in the General Fund at June 30, 1991 equal to $69,582,000 and at June 30, 1992 equal to $103,559,000. There can be no assurance that there will not be deficit balances in the General Fund in future fiscal years greater than the deficit balance in the General Fund at June 30, 1993. The State Auditor's report for the fiscal year ending June 30, 1994 has not been commenced. As of the date hereof, there are no plans to audit the financial statements of the General Fund for the fiscal year ended June 30, 1994.

   The financial condition of the State is, in large measure, a function of the state's and the region's economy and no assurances can be given regarding the future economy or financial condition of the State.

   The State of Maine's outstanding general obligations continues to be rated AA+ by Standard & Poor's and Aa by Moody's.

   As of May 31, 1995, there was outstanding approximately $516,355,000 general obligation bonds of the State and $31,900,000 bond anticipation notes. Such notes were selected to mature on June 1, 1995. As of May 1, 1995, there were outstanding $182,000,000 of tax anticipation notes of the State, to mature June 28, 1996. As of May 31, 1995, there were authorized by the voters of the State for certain purposes, but unissued, bonds in the aggregate principal amount of $36,800,600. As of March 31, 1995, the aggregate principal amount of bonds of the State authorized by the Constitution and implementing legislation for certain purposes, but unissued, was $99,000,000. In addition, on November 7, 1995, the voters of the State of Maine approved an additional $93 million in bonds for various purposes. Although increasing, the major rating agencies still consider debt to be at manageable levels.

   Lease-Purchase Agreements.  From time to time, the State enters into lease-
   -------------------------
purchase agreements for the purpose of acquiring capital equipment and buildings. A lease-purchase agreement is secured solely by the equipment or building which is the subject of such agreement. It is not a pledge of the full faith and credit of the State. Lease payment and obligations are subject to appropriation by the Legislature. In certain instances, the State has issued certificates of participation in the lease payments to be made pursuant to certain lease-purchase agreements. As of March 31, 1995, the aggregate principal amount of certificates of participation outstanding was $38,460,000.

   Litigation.  The State is a party to numerous lawsuits.  Such lawsuits
   ----------
include actions to recover monetary damages from the State, disputes over individual or corporate income taxes, disputes over sales or use taxes, and actions to alter the regulations or administrative practices of the State in such manner as to cause additional costs to the State. The Department of the Attorney General is not aware of any pending or threatened litigation of claim against the State, the outcome of which will, in his opinion, have a material adverse effect on the financial condition of the State.

   In 1994, as part of its plan to comply with the federal Clean Air Act, the State entered into an agreement with a company pursuant to which the company agreed to acquire, construct and operate, for




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




seven years, facilities at which automobiles licensed by the State would be tested for compliance with federal air emission standards and the State agreed that the company could collect from the automobile owners fees for performing the tests. The facilities began operation on a trial basis in late 1994. The Governor then postponed the effective date for commencement of mandatory testing and asked interested persons to propose modifications to the State's Clean Air Act compliance plan. On April 13, 1995, the Governor announced that he would, after approval by appropriate state authorities, file with the U.S. Environmental Protection Agency (the "USEPA") a modified Clean Air Act compliance plan which would not require automobile emission testing. The modified plan, after approval by appropriate state authorities, is subject to immediate review by a court of competent jurisdiction for failure to comply with the federal Clean Air Act. The modified plan has not been approved by the USEPA and any action by the USEPA on the plan is subject to modification by a court of competent jurisdiction. The company has stated that, if it is not permitted to operate its testing facilities for the seven-year term of its agreement with the State, it will sue the State for breach of contract and seek recovery of its damages which the company believes are approximately $40,000,000. In the opinion of the Department of the Attorney General of the State, the State has substantial defenses to the threatened claim of the company and the outcome of any such claim would not have a material adverse effect of the financial condition of the State.

   Maine Municipal Bond Bank.  The Portfolio may contain obligations of the
   -------------------------
Maine Municipal Bond Bank. All Bond Bank debt is secured by loan repayments of borrowing municipalities and the State's moral obligation pledge. The state of the economy in Maine could impact the ability of municipalities to pay debt service on their obligations. Maine Bond Bank debt is rated A+ by Standard & Poor's and Aa by Moody's.

   Solid Waste Disposal Facilities.  The Portfolio may contain obligations
   -------------------------------
issued by Regional Waste Systems, Inc., a quasi-municipal corporation organized pursuant to an interlocal agreement among approximately 20 Southern Maine communities ("RWS") or other quasi-municipal solid waste disposal facilities. RWS and other similar solid waste disposal projects operate regional solid waste disposal facilities and process the solid waste of the participating municipalities as well as the solid waste of other non-municipal users. The continued viability of such facilities is dependent, in part, upon the approach taken by the State of Maine with respect to solid waste disposal generally. Pursuant to a Public Law 1989 Chapter 585, the Maine Waste Management Agency is charged with preparation and adoption by rule of an analysis and a plan for the management, reduction and recycling of solid waste for the State of Maine. The plan developed by the Maine Waste Management Agency is based on the waste management priorities and recycling goals established by State law. Pursuant to State law, Maine has established minimum goals for recycling and composting requiring that a minimum of 50% of the municipal solid waste stream be recycled or composted by 1994. Although RWS may participate in the mandated recycling activities, its principal existing facility consists of a mass burn 250 ton per day furnace boiler with associated equipment for production of electric energy. Thus, the source material for RWS' primary facility could be substantially reduced as a result of implementation of the State's recycling goals. Other mass burn solid waste disposal facilities in the State have experienced seasonal shortages in waste fuel.

   Health Care Facilities.   Revenue bonds are issued by the Maine Health and
   ----------------------
Higher Education Facilities Authority to finance hospitals and other health care facilities. The revenues of such facilities consists, in varying but typically material amounts, of payment from insurers and third-party reimbursement programs, including Medicaid, Medicare and Blue Cross. The health care industry in Maine is becoming increasingly competitive. The utilization of new programs and modified benefits by third-party reimbursement programs and the advent of alternative health care delivery systems such as health maintenance organizations contribute to the increasingly competitive nature of the health care industry. This increase in competition could adversely impact the ability of health care facilities in Maine to satisfy their financial obligations.

   Further, health care providers are subject to regulatory actions, changes in law and policy changes by agencies that administer third-party reimbursement programs and regulate the health care industry. Any such changes could adversely impact the financial condition of such facilities.




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




MARYLAND

   RISK FACTORS--State Debt. The Public indebtedness of the State of Maryland and its instrumentalities is divided into three general types. The State issues general obligation bonds for capital improvements and for various State projects to the payment of which the State ad valorem property tax is exclusively pledged. In addition, the Maryland Department of Transportation issues for transportation purposes its limited, special obligation bonds payable primarily from specific, fixed-rate excise taxes and other revenues related mainly to highway use. Certain authorities issue obligations payable solely from specific non-tax, enterprise fund revenues and for which the State has no liability and has given no moral obligation assurance. The State and certain of its agencies also have entered into a variety of lease purchase agreements to finance the acquisition of capital assets. These lease agreements specify that payments thereunder are subject to annual appropriation by the General Assembly.

   General Obligation Bonds. General obligation bonds of the State are authorized and issued primarily to provide funds for State-owned capital improvements, including institutions of higher learning, and the construction of locally owned public schools. Bonds have also been issued for local government improvements, including grants and loans for water quality improvement projects and correctional facilities, and to provide funds for repayable loans or outright grants to private, non-profit cultural or educational institutions.

   The Maryland Constitution prohibits the contracting of State debt unless it is authorized by a law levying an annual tax or taxes sufficient to pay the debt service within 15 years and prohibiting the repeal of the tax or taxes or their use for another purpose until the debt is paid. As a uniform practice, each separate enabling act which authorizes the issuance of general obligation bonds for a given object or purpose has specifically levied and directed the collection of an ad valorem property tax on all taxable property in the State. The Board of Public Works is directed by law to fix by May 1 of each year the precise rate of such tax necessary to produce revenue sufficient for debt service requirements of the next fiscal year, which begins July 1. However, the taxes levied need not be collected if or to the extent that funds sufficient for debt service requirements in the next fiscal year have been appropriated in the annual State budget. Accordingly, the Board, in annually fixing the rate of property tax after the end of the regular legislative session in April, takes account of appropriations of general funds for debt service.

   In the opinion of counsel, the courts of Maryland have jurisdiction to entertain proceedings and power to grant mandatory injunctive relief to (i) require the Governor to include in the annual budget a sufficient appropriation to pay all general obligation bond debt service for the ensuing fiscal year;
(ii) prohibit the General Assembly from taking action to reduce any such appropriation below the level required for that debt service; (iii) require the Board of Public Works to fix and collect a tax on all property in the State subject to assessment for State tax purposes at a rate and in an amount sufficient to make such payments to the extent that adequate funds are not provided in the annual budget; and (iv) provide such other relief as might be necessary to enforce the collection of such taxes and payment of the proceeds of the tax collection to the holders of general obligation bonds, pari passu, subject to the inherent constitutional limitations referred to below.

   It is also the opinion of counsel that, while the mandatory injunctive remedies would be available and while the general obligation bonds of the State are entitled to constitutional protection against the impairment of the obligation of contracts, such constitutional protection and the enforcement of such remedies would not be absolute. Enforcement of a claim for payment of the principal of or interest on the bonds could be subject to the provisions of any statutes that may be constitutionally enacted by the United States Congress or the Maryland General Assembly extending the time for payment or imposing other constraints upon enforcement.

   There is no general debt limit imposed by the Maryland Constitution or public general laws, but a special committee created by statute annually submits to the Governor an estimate of the maximum amount of new general obligation debt that prudently may be authorized. Although the committee's responsibilities are advisory only, the Governor is required to give due consideration to the committee's




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findings in preparing a preliminary allocation of new general debt authorization for the next ensuing fiscal year.

   Department of Transportation Bonds. Consolidated Transportation Bonds are limited obligations issued by the Maryland Department of Transportation, the principal of which must be paid within 15 years from the date of issue, for highway, port, transit, rail or aviation facilities or any combination of such facilities. Debt service on Consolidated Transportation Bonds is payable from those portions of the excise tax on each gallon of motor vehicle fuel and the motor vehicle titling tax, all mandatory motor vehicle registration fees, motor carrier fees, and the corporate income tax as are credited to the Maryland Department of Transportation, plus all departmental operating revenues and receipts. Holders of such bonds are not entitled to look to other sources for payment.

   The Maryland Department of Transportation also issues its bonds to provide financing of local road construction and various other county transportation projects and facilities. Debt service on these bonds is payable from the subdivisions' share of highway user revenues held to their credit in a special State fund.

   The Maryland Transportation Authority operates certain highway, bridge and tunnel toll facilities in the State. The tolls and other revenues received from these facilities are pledged as security for revenue bonds of the Authority issued under and secured by a trust agreement between the authority and a corporate trustee.

   Maryland Stadium Authority Bonds. The Maryland Stadium Authority is responsible for financing and directing the acquisition and construction of one or more new professional sports facilities in Maryland. Currently, the Stadium Authority operates the newly opened Oriole Park at Camden Yards which opened in 1992.

   In connection with the construction of that facility, the Authority issued $155 million in notes and bonds. These notes and bonds, as well as any future financing for a football stadium, are lease-backed revenue obligations, the payment of which is secured by, among other things, an assignment of revenues received under a lease of the sports facilities from the Stadium Authority to the State. The Stadium Authority also has been assigned responsibility for constructing an expansion of the Convention Center in Baltimore. The Convention Center expansion is expected to cost $155 million and will be financed through a combination of funding from Baltimore City, Stadium Authority revenue bonds, and State general obligation bonds.

   Miscellaneous Revenue and Enterprise Financings.   Certain other
instrumentalities of the State government are authorized to borrow money under legislation which expressly provides that the loan obligations shall not be deemed to constitute a debt or a pledge of the faith and credit of the State. The Community Development Administration of the Department of Housing and Community Development, the Board of Trustees of St. Mary's College of Maryland, the Maryland Environmental Service, the Board of Regents of the University of Maryland System, the Board of Regents of Morgan State University, and the Maryland Food Center Authority have issued and have outstanding bonds of this type. The principal of and interest on bonds issued by these bodies are payable solely from various sources, principally fees generated from use of the facilities or enterprises financed by the bonds.

   The Water Quality Revolving Loan Fund is administered by the Water Quality Financing Administration in the Department of the Environment. The Fund may be used to provide loans, subsidies and other forms of financial assistance to local government units for wastewater treatment projects as contemplated by the 1987 amendments to the federal Water Pollution Control Act. The Administration is authorized to issue bonds secured by revenues of the Fund, including loan repayments, federal capitalization grants, and matching State grants.

   The University of Maryland System, Morgan State University, and St. Mary's College of Maryland are authorized to issue revenue bonds for the purpose of financing academic and auxiliary






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facilities.  Auxiliary facilities are any facilities that furnish a service to students, faculty, or staff, and that generate income. Auxiliary facilities include housing, eating, recreational, campus, infirmary, parking, athletic, student union or activity, research laboratory, testing, and any related facilities.

   On August 7, 1989, the Governor issued an Executive Order assigning to the Department of Budget and Fiscal Planning responsibility to review certain proposed issuances of revenue and enterprise debt other than private activity bonds. The Executive Order also provides that the Governor may establish a ceiling of such debt to be issued during the fiscal year, which ceiling may be amended by the Governor.

   Although the State has authority to make short-term borrowings in anticipation of taxes and other receipts up to a maximum of $100 million, in the past it has not issued short-term tax anticipation and bond anticipation notes or made any other similar short-term borrowings. However, the State has issued certain obligations in the nature of bond anticipation notes for the purpose of assisting several savings and loan associations in qualifying for Federal insurance and in connection with the assumption by a bank of the deposit liabilities of an insolvent savings and loan association.

   Lease and Conditional Purchase Financings. The State has financed the construction and acquisition of various facilities through conditional purchase, sale-leaseback, and similar transactions. All of the lease payments under these arrangements are subject to annual appropriation by the Maryland General Assembly. In the event that appropriations are not made, the State may not be held contractually liable for the payments.

   Ratings. The general obligation bonds of the State of Maryland have been rated by Moody's Investors Service, Inc. as Aaa, by Standard & Poor's Corporation as AAA, and by Fitch Investors Service, Inc. as AAA.

   Local Subdivision Debt. The counties and incorporated municipalities in Maryland issue general obligation debt for general governmental purposes. The general obligation debt of the counties and incorporated municipalities is generally supported by ad valorem taxes on real estate, tangible personal property and intangible personal property subject to taxation. The issuer typically pledges its full faith and credit and unlimited taxing power to the prompt payment of the maturing principal and interest on the general obligation debt and to the levy and collection of the ad valorem taxes as and when such taxes become necessary in order to provide sufficient funds to meet the debt service requirements. The amount of debt which may be authorized may in some cases be limited by the requirement that it not exceed a stated percentage of the assessable base upon which such taxes are levied.

   In the opinion of counsel, the issuer may be sued in the event that it fails to perform its obligations under the general obligation debt to the holders of the debt, and any judgments resulting from such suits would be enforceable against the issuer. Nevertheless, a holder of the debt who has obtained any such judgment may be required to seek additional relief to compel the issuer to levy and collect such taxes as may be necessary to provide the funds from which a judgment may be paid. Although there is no Maryland law on this point, it is the opinion of counsel that the appropriate courts of Maryland have jurisdiction to entertain proceedings and power to grant additional relief, such as a mandatory injunction, if necessary, to enforce the levy and collection of such taxes and payment of the proceeds of the collection of the taxes to the holders of general obligation debt, pari passu, subject to the same constitutional limitations on enforcement, as described above, as apply to the enforcement of judgments against the State.

   Local subdivisions, including counties and municipal corporations, are also authorized by law to issue special and limited obligation debt for certain purposes other than general governmental purposes. The source of payment of that debt is limited to certain revenues of the issuer derived from commercial activities operated by the issuer, payments made with respect to certain facilities or loans, and any funds pledged for the benefit of the holders of the debt. That special and limited obligation debt does not constitute a debt of the State, the issuer or any other political subdivision of either within the meaning of any constitutional or statutory limitation. Neither the State nor the issuer or any other political subdivision of either is obligated to pay the debt or the interest on the debt except from the revenues of the issuer


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specifically pledged to the payment of the debt.  Neither the faith and credit nor the taxing power of the State, the issuer or any other political subdivision of either is pledged to the payment of the debt. The issuance of the debt is not directly or indirectly or contingently an obligation, moral or other, of the State, the issuer or any other political subdivision of either to levy any tax for its payment.

   Washington Suburban Sanitary District Debt. The Washington Suburban Sanitary District operates as a public corporation of the State to provide, as authorized, water, sewerage and drainage systems, including water supply, sewage disposal, and storm water drainage facilities for Montgomery County, Maryland and Prince George's County, Maryland. For the purpose of paying the principal of and interest on bonds of the District, Maryland law provides for the levy, annually, against all the assessable property within the District by the County Council of Montgomery County and the County Council of Prince George's County of ad valorem taxes sufficient to pay such principal and interest when due and payable.

   Storm water drainage bonds for specific projects are payable from an ad valorem tax upon all of the property assessed for county tax purposes within the portion of the District situated in the county in which the storm water project was, or is to be, constructed. Storm water drainage bonds of the District are also guaranteed by such county, which guaranty operates as a pledge of the full faith and credit of the county to the payment of the bonds and obligates the county council, to the extent that the tax revenues referred to above and any other money available or to become available are inadequate to provide the funds necessary to pay the principal of and the interest on the bonds, to levy upon all property subject to taxation within the county ad valorem taxes in rate and in amount sufficient to make up any such deficiency.

   Substantially all of the debt service on the bonds, except storm water drainage bonds, is being paid from revenues derived by the District from water consumption charges, front foot benefit charges, and sewage usage charges. Notwithstanding the payment of principal of and interest on those bonds from those charges, the underlying security of all bonds of the District is the levy of ad valorem taxes on the assessable property as stated above.

   Special Authority Debt. The State and local governments have created several special authorities with the power to issue debt on behalf of the State or local government for specific purposes, such as providing facilities for non-profit health care and higher educational institutions, facilities for the disposal of solid waste, funds to finance single family and low-to-moderate income housing, and similar purposes. The Maryland Health and Higher Educational Facilities Authority, the Northeast Maryland Waste Disposal Authority, the Housing Opportunities Commission of Montgomery County, and the Housing Authority of Prince George's County are some of the special authorities which have issued and have outstanding debt of this type.

   The debts of the authorities issuing debt on behalf of the State and the local governments are limited obligations of the authorities payable solely from and secured by a pledge of the revenues derived from the facilities or loans financed with the proceeds of the debt and from any other funds and receipts pledged under an indenture with a corporate trustee. The debt does not constitute a debt, liability or pledge of the faith and credit of the State or of any political subdivision or of the authorities. Neither the State nor any political subdivision thereof nor the authorities shall be obligated to pay the debt or the interest on the debt except from such revenues, funds and receipts. Neither the faith and credit nor the taxing power of the State or of any political subdivision of the State or the authorities is pledged to the payment of the principal of or the interest on such debt. The issuance of the debt is not directly or indirectly an obligation, moral or other, of the State or of any political subdivision of the State or of the authority to levy or to pledge any form of taxation whatsoever, or to make any appropriation, for their payment. The authorities have no taxing power.

   Hospital Bonds. The rates charged by non-governmental Maryland hospitals are subject to review and approval by the Maryland Health Services Cost Review Commission. Maryland hospitals subject to regulation by the Commission are not permitted to charge for services at rates other than those established by the Commission. In addition, the Commission is required to permit any nonprofit institution subject



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to its jurisdiction to charge reasonable rates which will permit the institution to provide, on a solvent basis, effective and efficient service in the public interest.

   Under an agreement between Medicare and the Commission, Medicare agrees to pay Maryland hospitals on the basis of Commission-approved rates, less a 6% differential. Under this so-called "Medicare Waiver", Maryland hospitals are exempt from the Medicare Prospective Payment System which pays hospitals fixed amounts for specific services based upon patient diagnosis. No assurance can be given that Maryland will continue to meet any current or future tests for the continuation of the Medicare Waiver.

   In setting hospital rates, the Commission takes into account each hospital's budgeted volume of services and cash financial requirements for the succeeding year. It then establishes the rates of the hospital for the succeeding year based upon the projected volume and those financial requirements of the institution which the Commission has deemed to be reasonable. Financial requirements allowable for inclusion in rates generally include budgeted operating costs, a "capital facilities allowance", other financial considerations (such as charity care and bad debts) and discounts allowed certain payors for prompt payment. Variations from projected volumes of services are reflected in the rates for the succeeding year. The Commission, on a selective basis by the application of established review criteria, grants Maryland hospitals increases in rates to compensate for inflation experienced by hospitals and for other factors beyond the hospitals' control.

   Regulations of the Commission provide that overcharges will in certain circumstances be deducted from prospective rates. Similarly, undercharges will in certain circumstances not be recoverable through prospective rates.

   The Commission has entered into agreements with certain hospitals to adjust rates in accordance with a prospectively approved, guaranteed inpatient revenue per admission program. Those agreements are in addition to the rate adjustment methodology discussed above. Under the program, a hospital's revenue per admission is compared to the revenue per admission, as adjusted, for a base year. Variations from the adjusted base year revenues per admission are added or deducted, as the case may be, from the hospital's gross revenue and rates for the following year.

   There can be no assurance that the Commission will continue to utilize its present rate-setting methodology or approve rates which will be sufficient to ensure payment on an individual hospital's obligations. Future actions by the Commission or the loss of the Medicare Waiver may adversely affect the operations of individual hospitals.

   Other Risk Factors. The manufacturing sector of Maryland's economy, which historically has been a significant element of the State's economic health, has experienced severe financial pressures and an overall contraction in recent years. This is due in part to the reduction in defense-related contracts and grants, which has had an adverse impact that is substantial and is believed to be disproportionately large compared with the impact on most other states. The State has endeavored to promote economic growth in other areas, such as financial services, health care and high technology. Whether the State can successfully make the transition from an economy reliant on heavy industries to one based on service-and science-oriented businesses is uncertain. Moreover, future economic difficulties in the service sector and high technology industries could have an adverse impact on the finances of the State and its subdivisions, and could adversely affect the market value of the Bonds in the Maryland Trust or the ability of the respective obligors to make payments of interest and principal due on such Bonds.

   The State and its subdivisions, and their respective officers and employees, are defendants in numerous legal proceedings, including alleged torts and breaches of contract and other alleged violations of laws. Adverse decisions in these matters could require extraordinary appropriations not budgeted for, which could adversely affect the ability to pay obligations on indebtedness.








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MASSACHUSETTS

   RISK FACTORS--The Commonwealth of Massachusetts and certain of its cities and towns have at certain times in the recent past undergone serious financial difficulties which have adversely affected and, to some degree, continue to adversely affect their credit standing. These financial difficulties could adversely affect the market values and marketability of, or result in default in payment on, outstanding bonds issued by the Commonwealth or its public authorities or municipalities, including the Debt Obligations deposited in the Trust. The following description highlights some of the more significant financial problems of the Commonwealth and the steps taken to strengthen its financial condition. Generally, the amounts provided herein are calculated on a statutory basis which may sometimes differ materially from that reported on a GAAP basis.

   The effect of the factors discussed below upon the ability of Massachusetts issuers to pay interest and principal on their obligations remains unclear and in any event may depend on whether the obligation is a general or revenue obligation bond (revenue obligation bonds being payable from specific sources and therefore generally less affected by such factors) and on what type of security, if any, is provided for the bond. In order to constrain future debt service costs, the Executive Office for Administration and Finance established in November, 1988 an annual fiscal year limit on capital spending of $925 million, effective fiscal 1990. In January, 1990, legislation was enacted to impose a limit on debt service in Commonwealth budgets beginning in fiscal 1991. The law provides that no more than 10% of the total appropriations in any fiscal year may be expended for payment of interest and principal on general obligation debt of the Commonwealth (excluding the Fiscal Recovery Bonds discussed below). It should also be noted that Chapter 62F of the Massachusetts General Laws establishes a state tax revenue growth limit for each fiscal year equal to the average positive rate of growth in total wages and salaries in the Commonwealth, as reported by the federal government, during the three calendar years immediately preceding the end of such fiscal year. The limit could affect the Commonwealth's ability to pay principal and interest on its debt obligations.
It is possible that other measures affecting the taxing or spending authority of Massachusetts or its political subdivisions may be approved or enacted in the future.

   The Commonwealth has waived its sovereign immunity and consented to be sued under contractual obligations including bonds and notes issued by it. However, the property of the Commonwealth is not subject to attachment or levy to pay a judgment, and the satisfaction of any judgment generally requires legislative appropriation. Enforcement of a claim for payment of principal of or interest on bonds and notes of the Commonwealth may also be subject to provisions of federal or Commonwealth statutes, if any, hereafter enacted extending the time for payment or imposing other constraints upon enforcement, insofar as the same may be constitutionally applied. The United States Bankruptcy Code is not applicable to states.

   Cities and Towns. During recent years limitations were placed on the taxing authority of certain Massachusetts governmental entities that may impair the ability of the issuers of some of the Debt Obligations in the Massachusetts Trust to maintain debt service on their obligations. Proposition 2 1/2, passed by the voters in 1980, led to large reductions in property taxes, the major source of income for cities and towns. Between fiscal 1981 and fiscal 1995, the aggregate property tax levy grew from $3.347 billion to $5.702 billion, representing an increase of approximately 70%. By contrast, according to federal Bureau of Labor Statistics, the Consumer price index for all urban consumers in Boston grew during the same period by approximately 88%.

   During the 1980's, the Commonwealth increased payments to its cities, towns and regional school districts to mitigate the import of Proposition 2 1/2 on local programs and services. Direct local aid decreased from $2.608 billion in fiscal 1991 to $2.359 billion in 1992, increased to $2.547 billion in 1993 and increased to $2.727 billion in fiscal 1994. Fiscal 1995 expenditures for direct local aid were $2.976 billion, which is an increase of approximately 9.1% above the fiscal 1994 level. It is estimated that fiscal 1996 expenditures for direct local aid will be $3.242 billion, which is an increase of approximately 8.9% above the 1995 level. In addition to direct Local Aid, the Commonwealth has provided substantial indirect aid to local governments, including, for example, payments for MBTA assistance and debt service,



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pensions for teachers, pension cost-of-living allowances for municipal retirees, housing subsidies and the costs of courts and district attorneys that formerly had been paid by the counties.

   Many communities have responded to the limitations imposed by Proposition 2 1/2 through statutorily permitted overrides and exclusions. Override activity peaked in fiscal 1991, when 182 communities attempted votes on one of the three types of referenda questions (override of levy limit, exclusion of debt service, or exclusion of capital expenditures) and 100 passed at least one question, adding $58.5 million to their levy limits. In fiscal 1992, 65 communities had successful votes totalling $31.0 million. In fiscal 1993, 59 communities added $16.3 million through override votes and in fiscal 1994, only 48 communities had successful override referenda which added $8.4 million to their levy limits. In fiscal 1995, 32 communities added $8.8 million. Capital exclusions were passed by 24 communities in 1995 and totalled $3.7 million. In fiscal 1995, the impact of successful debt exclusion votes going back as far as fiscal 1983, was to raise the levy limits of 217 communities by $119 million.

   A statewide voter initiative petition which would effectively mandate that, commencing with fiscal 1992, no less than 40% of receipts from personal income taxes, sales and use taxes, corporate excise taxes and lottery fund proceeds be distributed to certain cities and towns in local aid was approved in the general election held November 6, 1990. Pursuant to this petition, the local aid distribution to each city or town was to equal no less than 100% of the total local aid received for fiscal 1989. Distributions in excess of fiscal 1989 levels were to be based on new formulas that would replace the current local aide distribution formulas. If implemented in accordance with its terms (including appropriation of the necessary funds), the petition as approved would shift several hundred million dollars to direct local aid. However, local aid payments expressly remain subject to annual appropriation, and fiscal 1992, fiscal 1993, fiscal 1994 and fiscal 1995 appropriations for local aid did not meet, and fiscal 1996 appropriations for local aid do not meet, the levels set forth in the initiative law.

   Pension Liabilities. Comprehensive pension funding legislation approved in January, 1988 requires the Commonwealth to fund future pension liabilities currently and to amortize the Commonwealth's accumulated unfunded liabilities over 40 years. The unfunded actuarial accrued liability, as of January 1, 1993, relative to the state employees' and teachers' systems and the State-Boston retirement system, to Boston teachers and to the cost-of-living allowances for local systems, is reported in the schedule to be approximately $7.445 billion, $372.6 million and $1.833 billion, respectively, for a total unfunded actuarial liability of $9.651 billion. As of December 31, 1994 the Commonwealth's pension reserves had grown to approximately $4.925 billion.

   Annual payments under the funding schedule through fiscal 1998 must be at least equal to the total estimated pay-as-you-go benefit cost in such year. As a result of this requirement, the funding requirements for fiscal 1995, 1996, 1997 and 1998 are estimated to be increased to approximately $959.9 million, $1.007 billion, $1.061 billion and $1.128 billion, respectively. Total pension expenditures increased from $703.9 million in fiscal 1991 to $969.2 million in 1995. The estimated pension expenditures for fiscal 1996 are approximately $1.032 billion.

   State Budget and Revenues. The Commonwealth's Constitution requires, in effect, that its budget be balanced each year. The Commonwealth's fiscal year ends June 30. The General Fund is the Commonwealth's primary operating fund; it also functions as a residuary fund to receive otherwise unallocated revenues and to provide monies for transfers to other funds as required. The condition of the General Fund is generally regarded as the principal indication of whether the Commonwealth's operating revenues and expenses are in balance; the other principal operating funds (the Local Aid Fund and the Highway Fund) are customarily funded to at least a zero balance.

   Limitations on Commonwealth tax revenues have been established by enacted legislation and by public approval of an initiative petition which has become law. The two measures are inconsistent in several respects, including the methods of calculating the limits and the exclusions from the limits. The initiative petition does not exclude debt service on the Commonwealth's notes and bonds from the limits. State tax revenues in fiscal 1991 through fiscal 1995 were lower than the limits. The Executive Office for



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Administration and Finance currently estimates that state tax revenues will not reach the limit imposed by either the initiative petition or the legislative enactment in fiscal 1996.

   On July 28, 1990, the legislature enacted Chapter 151 which provides, among other matters, for the Commonwealth Fiscal Recovery Loan Act of 1990 and grants authorization for the Commonwealth to issue bonds in an aggregate amount up to $1.42 billion for purposes of funding the Commonwealth's fiscal 1990 deficit and certain prior year Medicaid reimbursement payments. Chapter 151 also provides for the establishment of the Commonwealth Fiscal Recovery Fund, deposits for which are derived from a portion of the Commonwealth's personal income tax receipts, are dedicated for this purpose and are to be deposited in trust and pledged to pay the debt service on these bonds.

   Fiscal 1991 budgeted expenditures were approximately $13.659 billion. Total budgeted revenues and other sources for fiscal 1991 were $13.634 billion, resulting in an estimated $21.2 million operating loss. Application of the adjusted fiscal 1990 fund balances of $258.3 million resulted in a final fiscal 1991 budgetary surplus of $237.1 million. State finance law required that approximately $59.2 million of the fiscal year surplus be placed in the Stabilization Fund. This Fund limits the fiscal year-end surpluses in the Commonwealth's three principal budgeted operating funds which may be carried forward as a beginning balance for the next fiscal year and creates a reserve of such excess amounts to be used for specific purposes. Amounts credited to the Stabilization Fund are not generally available to defray current year expenses without subsequent specific legislative authorization.

   In fiscal 1992 budgeted revenues and other sources were $13.728 billion, an increase over fiscal 1991 revenues of .7%. (Actual fiscal 1992 tax revenues exceeded original estimates and totalled $9.484 billion, an increase over fiscal 1991 collections of 5.4%). Fiscal 1992 budgeted expenditures were approximately $13.420 billion, a decrease from fiscal 1991 expenditures by 1.7%. Fiscal year 1992 revenues and expenditures resulted in an operating gain of $312.3 million and with positive fund balances of $549.4 million. Total fiscal 1992 spending authority continued into fiscal 1993 amounted to $231.0 million.

   The budgeted operating funds of the Commonwealth ended fiscal 1993 with a surplus of revenues and other sources over expenditures and other uses of $13.1 million and aggregate ending fund balances in the budgeted operating funds of the Commonwealth of approximately $562.5 million. Budgeted revenues and other sources for fiscal 1993 totalled approximately $14.710 billion, including tax revenues of $9.940 billion. Total revenues and other sources increased by approximately 6.9% from fiscal 1992 to fiscal 1993, while tax revenues increased by 4.7% for the same period. Commonwealth budgeted expenditures and other uses in fiscal 1993 totalled approximately $14.696 billion, which is $1.280 billion or approximately 9.6% higher than fiscal 1992 expenditures and other uses.

   Fiscal year 1994 tax revenue collections were $10.607 billion, $87 million below the Department of Revenue's fiscal year 1994 tax revenue estimate of $10.694 billion. Budgeted revenues and other sources, including non-tax revenues, collected in fiscal 1994 totalled approximately $15.55 billion. Budgeted expenditures and other uses of funds in fiscal 1994 were $15.523 billion.

   In June, 1993, the Legislature adopted and the Governor signed in to law comprehensive education reform legislation. This legislation required an increase in expenditures for education purposes above fiscal 1993 base spending of $1.288 billion of approximately $175 million in fiscal 1994. The Executive Office for Administration and Finance expects the annual increases in expenditures above the fiscal 1993 base spending of $1.288 billion to be approximately $397 million in fiscal 1995, $629 million in fiscal 1996 and $872 million in fiscal 1997. Additional annual increases are also expected in later fiscal years.

   The Commonwealth has closed the fiscal 1995 financial records and published its audited 1995 Combined Financial Statements. Fiscal 1995 tax revenue collections were approximately $11.163 billion, approximately $12 million above the Department of Revenue's revised fiscal year 1995 tax revenue estimate of $11.151 billion, approximately $556 million, or 5.2%, above fiscal 1994 tax revenues of $10.607 billion. Budgeted revenues and other sources, including non-tax revenues, collected in fiscal 1995 were



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approximately $16.387 billion, approximately $837 million, or 5.4%, above fiscal
1994 budgeted revenues of $15.550 billion. Budgeted expenditures and other uses of funds in fiscal 1995 were approximately $16.251 billion, approximately $728 million, or 4.7%, above fiscal 1994 budgeted expenditures and uses of $15.523 billion. The Commonwealth ended fiscal 1995 with an operating gain of $137 million and an ending fund balance of $726 million.

   The fiscal 1996 budget is based on numerous spending and revenue estimates, the achievement of which cannot be assured. The budget was enacted by the Legislature on June 12, 1995 and signed by the Governor on June 21, 1995.
Fiscal 1996 appropriations in the Annual Appropriations Act total approximately $16.847 billion, including approximately $25 million in gubernatorial vetoes overridden by the legislature. In the final supplemental budget for 1995, approved on August 24, 1995, another $71.1 million of appropriations were continued for use in fiscal 1996. The Executive Office for Administration and Finance projects that fiscal 1996 spending will total approximately $16.935 billion, a $684 million, or 4.2%, increase over fiscal 1995 spending. The largest spending increase in the fiscal 1996 budget is approximately $232 million to continue funding the comprehensive education reform legislation enacted in 1993. Budgeted revenues and other sources to be collected in fiscal 1996 are estimated by the Executive Office for Administration of Finance to be approximately $16.762 billion. This amount includes estimated fiscal 1996 tax revenues of $11.604 billion, which is approximately $441 million, or 4.0%, higher than fiscal 1995 tax revenues. Fiscal 1996 non-tax revenues are projected to total approximately $5.158 billion, approximately $66 million, or 1.3%, less than fiscal 1995. The total revenues and other sources for fiscal 1996 are estimated to be $17.226 billion while total expenditures and other uses are estimated to be $17.399 billion.

   On January 23, 1996, the Governor submitted his fiscal 1997 budget recommendations to the Legislature. The proposal calls for budgeted expenditures of approximately $17.36 billion in fiscal year 1997, a $425 million, or 2.5% increase over anticipated fiscal year 1996 spending.
Proposed budgeted revenues for fiscal 1997 are approximately $17.429 billion, an increase of approximately $667 million, or 4.0%, over currently projected fiscal 1996 revenues. The Governor's budget recommendations are based on a fiscal 1997 tax revenue estimate of $11.968 billion. The Governor's fiscal 1997 tax revenue estimate of $11.968 billion. The Governor's fiscal 1997 budget recommendations will now be taken up by the House Ways and Means Committee as the first step in the legislative consideration of the fiscal 1997 budget.

   As of June 30, 1992, the Commonwealth showed a year-end cash position of approximately $731 million for fiscal year 1992. The ending balance compares favorably with the cash balance of $182.3 million at the end of fiscal 1991. The Commonwealth showed a year-end cash position of $622.2 million and approximately $757 million for fiscal year 1993 and fiscal year 1994, respectively. As of June 30, 1995, the Commonwealth showed a year-end cash position of approximately $372.5 million, based on unaudited figures, not including the Stabilization Fund. The current cash flow projection prepared by the office of the State Treasurer estimates that the fiscal 1996 year-end cash position will be approximately $453.7 million.

   During fiscal years 1991, 1992, 1993 and 1994, Medicaid expenditures were $2.765 billion, $2.818 billion, $3.151 billion and $3.313 billion, respectively. The Comptroller's Preliminary Financial Report for fiscal 1995 indicates that fiscal 1995 Medicaid expenditures were $3.399 billion. The average annual growth rate from fiscal 1991 to fiscal 1995 was 5.1% compared to an average annual growth of approximately 17% between fiscal 1987 and fiscal 1991. The growth rate from fiscal 1994 to fiscal 1995 was 2.6%. The Executive Office for Administration and Finance estimates that fiscal 1996 Medicaid expenditures will be approximately $3.388 billion. Factoring out one-time payments in fiscal 1995 and fiscal 1996 to settle bills from hospitals and nursing homes dating back to the 1980's, and adjusting for a change in the account structure of the Medicaid program, this represents an increase from fiscal 1995 to fiscal 1996 of 2.6%. The decrease in the rate of growth is due to a number of savings and cost control initiatives that the Division of Medical Assistance continues to implement and refine, including managed care, utilization review and the identification of third party liabilities.


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   The liabilities of the Commonwealth with respect to outstanding bonds and notes payable as of January 1, 1996 totalled $13.884 billion. These liabilities consisted of $9.305 billion of general obligation debt, $619 million of dedicated income tax debt (the Fiscal Recovery Bonds), $395 million of special obligation debt, $3.313 billion of supported debt, and $252 million of guaranteed debt.

   Capital spending by the Commonwealth rose from approximately $600 million in fiscal 1987 to $971 million in fiscal 1989. In November 1988, the Executive Office for Administration and Finance established an administrative limit on state financed capital spending in the Capital Projects Funds of $925.0 million per fiscal year. Capital expenditures were $847 million, $694.1 million, $575.9 million, $760.6 million and $902.2 million in fiscal 1991, 1992, 1993, 1994 and fiscal 1995, respectively. Commonwealth financed capital expenditures are projected to be approximately $894 million in fiscal 1996. The growth in capital spending in the 1980's accounts for a significant rise in debt service expenditures since fiscal 1989. Payments for the debt service on Commonwealth general obligation bonds and notes in fiscal 1992 were $898.3 million, representing a 4.7% decrease from $942.3 million in fiscal 1991. This decrease resulted from a $261 million one-time reduction achieved through the issuance of refunding bonds in September and October of 1991. Debt service expenditures were $1.140 billion, $1.149 billion, and $1.230 billion for fiscal 1993, fiscal 1994 and fiscal 1995, respectively, and are projected to be $1.196 billion for fiscal 1996. These amounts represent debt service payments on direct Commonwealth debt and do not include debt service on notes issued to finance the fiscal 1989 deficit and certain Medicaid-related liabilities, which were paid in full from non-budgeted funds. Also excluded are debt service contract assistance to certain state agencies and the municipal school building assistance program. In addition to debt service on bonds issued for capital purposes, the Commonwealth is obligated to pay the principal of and interest on the Fiscal Recovery Bonds described above. The estimated annual debt service on such Bonds currently outstanding (a portion of which were issued as variable rate bonds) is approximately $278 million per year in fiscal 1996 and fiscal 1997 and approximately $130 million in fiscal 1998, at which time the entire amount of the Fiscal Recovery Bonds will be paid.

   In January, 1990 legislation was enacted to impose a limit on debt service in Commonwealth budgets beginning in fiscal 1991. The law provides that no more than 10% of the total appropriations in any fiscal year may be expended for payment of interest and principal on general obligation debt (excluding the Fiscal Recovery Bonds) of the Commonwealth. This law may be amended or appealed by the legislature or may be superseded in the General Appropriation Act for any year. From fiscal year 1991 through fiscal year 1996 estimated, this percentage has been substantially below the limited established by this law.

   Legislation enacted in December, 1989 imposes a limit on the amount of outstanding direct bonds of the Commonwealth. The limit for fiscal 1996 is $8.679 billion; as of July 1, 1995, there were $7.584 billion of outstanding direct bonds. The law provides that the limit for each subsequent fiscal year shall be 105% of the previous fiscal year's limit. The Fiscal Recovery Bonds will not be included in computing the amount of bonds subject to this limit. Since this law's inception, the limit has never been reached.

   In August, 1991, the Governor announced a five-year capital spending plan. The policy objective of the Five-Year Capital Spending Plan is to limit the debt burden of the Commonwealth by controlling the relationship between current capital spending and the issuance of bonds by the Commonwealth. For fiscal 1996 through 2000, the plan forecasts total capital spending for the Commonwealth of $4.498 billion, which is significantly below legislatively authorized spending levels.

   Unemployment. The Massachusetts unemployment rate averaged 9.0%, 8.5%, 6.9%, 6.0% and 5.4% in calendar year 1991, 1992, 1993, 1994 and 1995, respectively.
The Massachusetts unemployment rate in December, 1995 was 5.2% as compared to 5.1% in November, 1995 and 5.7% in December, 1994, although the rate has been volatile throughout this period. The Massachusetts unemployment rates from and after 1994 are not comparable to prior rates due to a new procedure for computation which became effective in 1994.



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




   In September 1991 the reserves in the Commonwealth's Unemployment Compensation Trust fund were exhausted due to the continued high level of unemployment. Between September 1991 and May 1994, benefit payments in excess of contributions were financed through repayable advances from the federal unemployment loan account. Legislation enacted in 1992 significantly increased employer contributions in order to reduce advances from the federal loan account and 1993 contributions exceeded benefit outlays by more than $200 million. All federal advances were paid in May 1994 and since that time, the trust fund has been solvent. As of December 31, 1995, the Massachusetts Unemployment Trust Fund was running a surplus of $514 million.

   The Department of Employment and Training's January 1996 quarterly report indicates that the additional increases in contributions provided by the 1992 legislation should result in a private contributory account balance of $704 million in the Unemployment Compensation Trust Fund by December, 1996 and rebuild reserves in the system to $1.593 billion by the end of 2000.

   Litigation. The Attorney General of the Commonwealth is not aware of any cases involving the Commonwealth which in his opinion would affect materially its financial condition. However, certain cases exist containing substantial claims, among which are the following.

   The United States has brought an action on behalf of the U.S. Environmental Protection Agency alleging violations of the Clean Water Act and seeking to enforce the clean-up of Boston Harbor. The Massachusetts Water Resources Authority (the "MWRA") has assumed primary responsibility for developing and implementing a court approved plan and time table for the construction of the treatment facilities necessary to achieve compliance with the federal requirements. The MWRA currently projects the total cost of construction of the waste water facilities required under the court's order as approximately $3.551 billion in current dollars, with approximately $1.046 billion to be spent after June 1, 1995. Under the Clean Water Act, the Commonwealth may be liable for any costs of complying with any judgment in this case to the extent that the MWRA or a municipality is prevented by state law from raising revenues necessary to comply with such a judgment. On October 18, 1995, the court entered an order which reduced the MWRA's obligation to build certain additional secondary treatment facilities which could save rate payers approximately $165 million.

   A suit was brought by associations of bottlers challenging the 1990 amendments to the bottle bill which escheat abandoned deposits to the Commonwealth, a case involving approximately $120 million. In March of 1993, the Supreme Judicial Court upheld the amendments except for the initial funding requirement, which the Court held severable. The Superior Court recently ruled that the Commonwealth is liable for a certain amount, including interest, as a result of the Supreme Judicial Court's decision, such amount to be determined in further proceedings.

   In a suit filed against the Department of Public Welfare, plaintiffs allege that the Department has unlawfully denied personal care attendant services to severely disabled Medicaid recipients. The Court has denied plaintiffs' motion for a preliminary injunction and class certification. If plaintiffs prevail on their claims, the suit could cost the Commonwealth as much as $200 million per year. In September 1995, the parties argued cross motions for summary judgment, which are now under advisement.

   There are currently two eminent domain cases pending against the Commonwealth with potential liability aggregating $90 million.

   The Commonwealth has appealed a decision of the Appellate Tax Board which granted abatements to 12 Massachusetts banks in 102 consolidated appeals for tax years from 1984 to 1990. The Appellate Tax Board decision held that the measure of the bank excise tax did not include the amounts paid by the banks in excess of face value to acquire federally exempt bonds. The Commissioner of Revenue contends that these payments to not qualify for any deductions allowable under the Internal Revenue Code and, accordingly, cannot be deducted from gross income subject to the bank excise. The Supreme Judicial Court will hear oral arguments in the appeal in October, 1995. The potential liability is approximately $55 million.






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




   In March 1995, the Supreme Judicial Court held that certain deductions from the net worth measure of the Massachusetts corporate excise tax violate the Commerce Clause of the United States Constitution. In October 1995, the United States Supreme Court denied the Commonwealth's petition for a writ of certiorari. The Department of Revenue estimates that tax revenues in the amount of $40 million to $55 million may be abated as a result of this decision.

   There are also several other tax matters in litigation which may result in an aggregate liability in excess of $70 million.

   Ratings. Beginning on May 17, 1989, Standard & Poor's downgraded its ratings on Massachusetts general obligation bonds and certain agency issues from AA+ to AA. The ratings were downgraded three additional times to a low of BBB on December 31, 1989. On July 14, 1989, Standard & Poor's also downgraded its rating on temporary general obligation notes and various agency notes from SP-1+ to SP-1 and on general obligation short-term notes and on short-term agency debt from SP-1 to SP-2. Bonds rated BBB may have speculative characteristics. The rating remained at BBB until September 9, 1992 when Standard & Poor's raised its rating to A. At this same time, such bonds were removed from CreditWatch. On October 14, 1993, Standard & Poor's raised its rating from A to A+.

   On June 21, 1989, Moody's Investors Service downgraded its rating on Massachusetts general obligation bonds from Aa to A. The ratings were further reduced on two occasions to a low on March 19, 1990 of Baa where it remained until September 10, 1992 when Moody's increased its rating to A. On November 14, 1994, Moody's again increased its rating to A1.

   Fitch Investors Service, Inc. lowered its rating on the Commonwealth's bonds from AA to A on September 29, 1989. As of December 5, 1991, its qualification of the bonds changed from Uncertain Trends to Stabilizing Credit Trend. On October 13, 1993, Fitch Investors raised its rating from A to A+.
   Ratings may be changed at any time and no assurance can be given that they will not be revised or withdrawn by the rating agencies, if in their respective judgments, circumstances should warrant such action. Any downward revision or withdrawal of a rating could have an adverse effect on market prices of the bonds.


MICHIGAN

   RISK FACTORS--Due primarily to the fact that the leading sector of the State's economy is the manufacturing of durable goods, economic activity in the State has tended to be more cyclical than in the nation as a whole. While the State's efforts to diversify its economy have proven successful, as reflected by the fact that the share of employment in the State in the durable goods sector has fallen from 33.1 percent in 1960 to 15.8 percent in 1994, durable goods manufacturing still represents a sizable portion of the State's economy. As a result, any substantial national economic downturn is likely to have an adverse effect on the economy of the State and on the revenues of the State and some of its local governmental units. Historically, the average monthly unemployment rate in the State has been higher than the average figures for the United States. More recently, the State's unemployment rate has remained near the national average. During 1994, the average monthly unemployment rate in this State was 5.9% as compared to a national average of 6.1% in the United States.

   The State's economy could be affected by changes in the auto industry, notably consolidation and plant closings resulting from competitive pressures and over-capacity. The financial impact on the local units of government in the areas in which plants are or have been closed could be more severe than on the State as a whole. State appropriations and State economic conditions in varying degrees affect the cash flow and budgets of local units and agencies of the State, including school districts and municipalities, as well as the State of Michigan itself.




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




   The Michigan Constitution limits the amount of total revenues of the State raised from taxes and certain other sources to a level for each fiscal year equal to a percentage of the State's personal income for the prior calendar year. In the event the State's total revenues exceed the limit by 1% or more, the Constitution requires that the excess be refunded to taxpayers. The State Constitution does not prohibit the increasing of taxes so long as revenues are expected to amount to less than the revenue limit and authorizes exceeding the limit for emergencies when deemed necessary by the governor and a two-thirds vote of the members of each house of the legislature. The State Constitution further provides that the proportion of State spending paid to all local units to total spending may not be reduced below the proportion in effect in the 1978-79 fiscal year. The Constitution requires that if the spending does not meet the required level in a given year an additional appropriation for local units is required for the following fiscal year. The State Constitution also requires the State to finance any new or expanded activity of local units mandated by State law. Any expenditures required by this provision would be counted as State spending for local units for purposes of determining compliance with the provisions cited above.

   The State Constitution limits State general obligation debt to (i) short-term debt for State operating purposes; (ii) short-and long-term debt for purposes of making loans to school districts; and (iii) long-term debt for a voter-approved purpose. Short-term debt for operating purposes is limited to an amount not in excess of fifteen (15%) percent of undedicated revenues received by the State during the preceding fiscal year and must mature in the same fiscal year in which it is issued. Debt incurred by the State for purposes of making loans to school districts is recommended by the Superintendent of Public Instruction who certifies the amounts necessary for loans to school districts for the ensuing two (2) calendar years. These bonds may be issued without vote of the electors of the State and in whatever amount required. There is no limit on the amount of long-term voter-approved State general obligation debt. In addition to the foregoing, the State authorizes special purpose agencies and authorities to issue revenue bonds payable from designated revenues and fees. Revenue bonds are not obligations of the State and in the event of shortfalls in self-supporting revenues, the State has no legal obligation to appropriate money to meet debt service payments. The Michigan State Housing Development Authority has a capital reserve fund pledged for the payment of debt service on its bonds derived from State appropriation. The act creating this Authority provides that the Governor's proposed budget include an amount sufficient to replenish any deficiency in the capital reserve fund. The legislature, however, is not obligated to appropriate such moneys and any such appropriation would require a two-thirds vote of the members of the legislature. Obligations of all other authorities and agencies of the State are payable solely from designated revenues or fees and no right to certify to the legislature exists with respect to those authorities or agencies.

   The State finances its operations through the State's General Fund and special revenue funds. The General Fund receives revenues of the State that are not specifically required to be included in the Special Revenue Fund. General Fund revenues are obtained approximately 59% from the payment of State taxes and 41% from federal and non-tax revenue sources. The majority of the revenues from State taxes are from the State's personal income tax, single business tax, use tax, sales tax and various other taxes. Approximately 60% of total General Fund expenditures have been for State support of public education and for social services programs. Other significant expenditures from the General Fund provide funds for law enforcement, general State government, debt service and capital outlay. The State Constitution requires that any prior year's surplus or deficit in any fund must be included in the next succeeding year's budget for that fund.

   In recent years, the State of Michigan has reported its financial results in accordance with generally accepted accounting principles. For the fiscal years ended September 30, 1990 and 1991, the State reported negative year-end General Fund balances of $310.3 million and $169.4 million, respectively, but ended the 1992, 1993 and 1994 fiscal years with its General Fund in balance after transfers in 1993 and 1994 from the General Fund to the Budget Stabilization Fund of $283 million and $464 million, respectively. Those transfers raised the balances in the Budget Stabilization fund to $779 million as of September 30, 1994. A positive cash balance in the combined General Fund/School Aid Fund was recorded at September 30, 1990. In each of the three prior fiscal years the State had undertaken mid-year actions to address projected year-end budget deficits, including expenditure cuts and deferrals and one-time expenditures or revenue recognition adjustments. From 1991 through 1993 the State experienced

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




deteriorating cash balances which necessitated short-term borrowings and the deferral of certain scheduled cash payments to local units of government. The State borrowed between $500 million and $900 million for cash flow purposes in the 1991 to 1993 fiscal years, $500 million in the 1995 fiscal year and $900 million in the 1996 fiscal year. The State did not require any short-term cash flow borrowing for the 1994 fiscal year due to improved cash balances.

   In 1992, Standard & Poor's confirmed its AA rating on the State's general obligation bonds. In July 1995, Moody's raised the State's general obligation credit rating to AA. Fitch Investor's Service has issued a rating of AA on the State's general obligation bonds.

   Amendments to the Michigan Constitution which place limitations on increases in State taxes and local ad valorem taxes (including taxes used to meet debt service commitments on obligations of taxing units) were approved by the voters of the State of Michigan in November 1978 and became effective on December 23, 1978. To the extent that obligations in the Portfolio are tax-supported and are for local units and have not been voted by the taxing unit's electors and have been issued on or subsequent to December 23, 1978, the ability of the local units to levy debt service taxes might be affected.

   State law provides for distributions of certain State collected taxes or portions thereof to local units based in part on population as shown by census figures and authorizes levy of certain local taxes by local units having a certain level of population as determined by census figures. Reductions in population in local units resulting from periodic census could result in a reduction in the amount of State collected taxes returned to those local units and in reductions in levels of local tax collections for such local units unless the impact of the census is changed by State law. No assurance can be given that any such State law will be enacted. In the 1991 fiscal year, the State deferred certain scheduled payments to municipalities, school districts, universities and community colleges. While such deferrals were made up at later dates, similar future deferrals could have an adverse impact on the cash position of some local units. Additionally, the State reduced revenue sharing payments to municipalities below that level provided under formulas by $10.9 million in the 1991 fiscal year, $34.4 million in the 1992 fiscal year, $45.5 million in the 1993 fiscal year, $54.5 million in the 1994 fiscal year and $67.0 million (budgeted) in the 1995 fiscal year.

   On March 15, 1994, the electors of the State voted to amend the State's Constitution to increase the State sales tax rate from 4% to 6% and to place an annual cap on property assessment increases for all property taxes. Companion legislation also cut the State's income tax rate from 4.6% to 4.4%, reduced some property taxes for school operating purposes and shifted the balance of school funding sources among property taxes and state revenues, some of which are being provided from new or increased State taxes. The legislation also contains other provisions that may reduce or alter the revenues of local units of government and tax increment bonds could be particularly affected. While the ultimate impact of the constitutional amendment and related legislation cannot yet be accurately predicted, investors should be alert to the potential effect of such measures upon the operations and revenues of Michigan local units of government.


   The State is a party to various legal proceedings seeking damages or injunctive or other relief. In addition to routine litigation, certain of these proceedings could, if unfavorable resolved from the point of view of the State, substantially affect State or local programs or finances. These lawsuits involve programs generally in the area of corrections, highway maintenance, social services, tax collection, commerce and budgetary reductions to school districts and governmental units an court funding.

   The foregoing financial conditions and constitutional provisions could adversely affect the State's or local unit's ability to continue existing services or facilities or finance new services or facilities, and, as a result, could adversely affect the market value or marketability of the Michigan obligations in the Portfolio and indirectly affect the ability of local units to pay debt service on their obligations, particularly in view of the dependency of local units upon State aid and reimbursement programs.

   The Portfolio may contain obligations of the Michigan State Building Authority. These obligations are payable from rentals to be paid by the State as part of the State's general operating budget. The


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




foregoing financial conditions and constitutional provisions could affect the ability of the State to pay rentals to the Authority and thus adversely affect payment of the State Building Authority Bonds.

   The Portfolio may contain obligations issued by various school districts pledging the full faith and credit of the school district. The ability of the school district to pay debt service may be adversely affected by those factors described above for general obligation bonds and, if the obligations were not voted by that school's electors by the restructuring of school operating funding as described above. The school district obligations also may be qualified for participation in the Michigan School Bond Loan Fund. If the bonds are so qualified, then in the event the school district is for any reason unable to pay its debt service commitments when due, the school district is required to borrow the deficiency from the School Bond Loan Fund and the State is required to make the loan. The School Bond Loan Fund is funded by means of debt obligations issued by the State. In the event of fiscal and cash flow difficulties of the State the availability of sufficient cash or the ability of the State to sell debt obligations to fund the School Bond Loan Fund may be adversely affected and this could adversely affect the ability of the State to make loans it is required to make to school districts issuing qualified school bonds in the event the school district's tax levies are insufficient therefor.


MINNESOTA

   RISK FACTORS--The State of Minnesota and other governmental units and agencies, school systems and entities dependent on government appropriations or economic activity in Minnesota have, in recent years, suffered cash deficiencies and budgetary difficulties due to changing economic conditions. Unfavorable economic trends, such as a decline in economic activity or recession, and other factors described below could adversely affect the Debt Obligations and the value of the Portfolio.

   Recessions in the national economy and other factors have had an adverse impact on the economy of Minnesota and State budgetary balances. As a consequence, during the budgetary bienniums ended in 1981, 1983, 1987, 1991 and 1993, the State found it necessary to revise revenue forecasts downward and the State legislature was required to take remedial action to bring the State's budget into balance on a number of occasions. The State is constitutionally required to maintain a balanced budget.

   Addressing the 1993-1995 biennium, the 1993 legislative session, including a special session called to resolve budgetary differences between the Governor and legislature following appropriation vetoes, enacted revenue and expenditure proposals which provided for revenues of $16.2 billion, expenditures of $16.5 billion and maintenance of the budgetary reserve at $360 million. The major revenue increase was in the health care provider tax. The principal expenditure increases were for elementary and secondary education and health and human services. During the biennium, increased income tax receipts and lower spending resulted in an improvement in estimates used for budgetary purposes. The State completed the biennium on June 30, 1995 with a budgetary reserve of $500 million and an unrestricted balance of $458 million.

   In May 1995, the legislature adopted the budget for the 1995-1997 biennium which attempted to anticipate federal budget reductions and the likelihood of decreased federal aid for programs maintained by the State. The general fund budget provided for revenues of $17.9 billion, expenditures of $18.2 billion and maintenance of cash flow and budgetary reserve accounts at $350 million and $204 million, respectively. Spending increases focused on education, health and human services and criminal justice.

   In January 1996 the State Department of Finance reported that strong economic growth and health care cost savings have resulted in an $824 million interim surplus in the budget for the 1995-1997 biennium. The Governor proposed that the legislature allocate the surplus by reducing taxes by $24 million, making a variety of appropriations amounting to $160 million, increasing the budget reserve by $140 million and establishing a $500 million school cash flow account to provide school districts with a source of short-term interest-free funding.






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




   A final decision in a case which held the Minnesota excise tax on banks to be unconstitutional resulted in an estimated judgment, including interest to the date of judgment in 1994, of $327 million. The legislature authorized the Commissioner of Finance to issue up to $400 million in State revenue bonds to pay this obligation. The debt service on the bonds would be secured by and payable from a portion of State lottery proceeds, federal and third party reimbursements for medical expenses, and non-dedicated departmental receipts, all of which have previously been credited to the State general fund. Receipts from these sources would be held in a special reserve fund with the expected excess over debt service requirements being transferred to the general fund. Bonds issued for this purpose would not be general obligations of the State and the revenue sources supporting the bonds would be subject to risks of adverse legislative, executive or judicial action and economic conditions. The State planned to sell $155 million of the bonds in January 1996. However, bills proposed in the legislature to withdraw the collateral securing the bonds caused the cancellation of the bond sale. It is not presently clear whether or when the bonds might be sold or the manner in which the obligation will be funded if the bonds are not sold.

   Authorizations for bonding to support capital expenditures have raised concern about the cost of debt service and the capacity of the State to authorize additional major bonding. The legislature has directed a portion of receipts from the State's lottery to assist in servicing bonded debt. As of August 1, 1995, the total of State general obligation bonds outstanding was approximately $1.8 billion and the total authorized but unissued was $764 million.

   Economic and budgetary difficulties could require the State, its agencies, local units of government, schools and other instrumentalities which depend for operating funds and debt service on State revenues or appropriations or on other sources of revenue which may be affected by economic conditions to expand revenue sources or curtail services or operations in order to meet payments on their obligations. The Sponsors are unable to predict whether or to what extent adverse economic conditions may affect the State, other units of government, State agencies, school districts and other affected entities and the impact thereof on the ability of issuers of Debt Obligations in the Portfolio to meet payment obligations. To the extent any difficulties in making payment are perceived, the market value and marketability of Debt Obligations in the Portfolio, the asset value of the Minnesota Trust and interest income to the Minnesota Trust could be adversely affected.

   In action related to the budgetary and funding difficulties experienced by the State during the 1980-1983 recession, Standard & Poor's reduced its rating on the State's outstanding general obligation bonds from AAA to AA+ in August 1981 and to AA in March 1982. Moody's lowered its rating on the State's outstanding general obligation bonds from Aaa to Aa in April 1982. In January 1985, Standard & Poor's announced an upgrading in its rating for the State's outstanding general obligation bonds from AA to AA+. In July 1993, Fitch raised its rating for the State's bonds from AA+ to AAA. In March 1994, Moody's announced an upgrading in its rating from Aa to Aa1. These improved ratings were applied to the State's issuance of $215 million in general obligation bonds dated August 1, 1995.

   Certain issuers of obligations in the State, such as counties, cities and school districts, rely in part on distribution, aid and reimbursement programs allocated from State revenues and other governmental sources for the funds with which to provide services and pay those obligations. Accordingly, legislative decisions and appropriations have a major impact on the ability of such governmental units to make payments on any obligations issued by them. In addition, certain State agencies, such as the Minnesota Housing Finance Agency, University of Minnesota, Minnesota Higher Education Coordinating Board, Minnesota State University Board, Minnesota Higher Education Facilities Authority, Minnesota State Armory Building Commission, Minnesota State Zoological Board, Minnesota Rural Finance Authority, Minnesota Public Facilities Authority, Minnesota Agricultural and Economic Development Board and Iron Range Resources and Rehabilitation Board, also issue bonds which generally are not debts of the State. The payment of these obligations is generally subject to revenues generated by the agencies themselves, the projects funded or discretionary appropriations of the legislature. The particular source of payment and security is detailed in the instruments themselves and related offering materials. In one instance, after default by the Minnesota State Zoological Society in installment payments supporting tax-exempt certificates of participation issued to construct a monorail system, the legislature refused to appropriate funds to supply


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

the deficiency. A subsequent decision of the Minnesota Supreme Court sustained the legislature's position that no State obligation had been created.

   The State is also a party to other litigation in which a contrary decision could adversely affect the State's tax revenues or fund balances, the most significant of which are as follows. First, the State's corporate alternative minimum tax in effect from 1987 to 1989 has been challenged on constitutional grounds. An initial decision in favor of the State was issued by a State District Court in June 1995. Taxes collected under the law amounted to approximately $160 million. Second, thirteen union-based self-insured ERISA health plans have sued certain State agencies for declaratory and injunctive relief to the effect that the 2% gross revenues tax on health providers under the Minnesota Care law may not be passed on to such plans due to preemption of the Minnesota law by ERISA and the Federal Labor-Management Relations Act. The United States District Court granted summary judgment to the State agencies and the plaintiffs have appealed to the Eighth Circuit Court of Appeals. The potential fiscal impact of the suit is unclear but the portion of the tax that is estimated to come from self-insured ERISA plans is in excess of $50 million per year. Adverse decisions in the foregoing and other cases which individually or collectively may exceed several million dollars in amount could require extraordinary appropriations or expenditure reductions and could have a material adverse effect on the financial condition of the State, its agencies or subdivisions. The Sponsors are unable to make any prediction concerning the ultimate outcome or impact of decisions in these cases.


MISSISSIPPI

   RISK FACTORS--The financial condition of the State may be affected by international, national and regional economic, political and environmental conditions beyond the State's control, which in turn could affect the market value and income of the obligations of the Mississippi Trust and could result in a default with respect to such obligations. The following information constitutes a brief summary of certain legal, governmental, budgetary and economic matters which may or may not affect the financial condition of the State, but does not purport to be a complete listing or description of all such factors. None of the following information is relevant to Puerto Rico or Guam Debt Obligations which may be included in the Mississippi Trust. Such information was compiled from publicly available information as well as from oral statements from various State agencies. Although the Sponsors and their counsel have not verified the accuracy of the information, they have no reason to believe that such information is not correct.

   Budgetary and Economic Matters. The State operates on a fiscal year beginning July 1 and ending June 30, with budget preparations beginning on approximately August 1, when all agencies requesting funds submit budget requests to the Governor's Budget Office and the Legislative Budget Office. The budgets, in the form adopted by the legislature, are implemented by the Department of Finance and Administration.

   State operations are funded by General Fund revenues, Educational Enhancement Fund revenues and Special Fund receipts. For the fiscal year ending June 30, 1995, approximately $4.85 billion in revenues were collected by the Special Fund. The major source of such receipts was $2.24 billion from federal grants-in-aid, including $1.44 billion for public health and welfare and $387.6 million for public education.

   The General Fund revenues are derived principally from sales, income, corporate and excise taxes, profits from wholesale sales of alcoholic beverages, interest earned on investments, proceeds from sales of various supplies and services, and license fees. For the fiscal year ending June 30, 1995, of the $2.62 billion in General Fund receipts, sales taxes accounted for 40.5%, individual income taxes for 26.1%, and corporate income taxes for 10.0%. Sales taxes, the largest source of General Fund revenues, can be adversely affected by downturns in the economy.

   Mississippi's recent legalization of dockside gaming is having a substantial impact on the State's revenues. With 28 casinos operating in the State as of June 30, 1995, fiscal year 1995 gaming license fees





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and gaming tax revenues transferred to the General Fund for the State amounted to $128.8 million as compared to $94.9 million in fiscal year 1994.

   Each year the legislature appropriates all General Fund, Educational Enhancement Fund and most Special Fund expenditures. Those Special Funds that are not appropriated by the legislature are subject to the approval of the Department of Finance and Administration. In the fiscal year ending June 30, 1995, approximately 57.2% of the General Fund was expended on public and higher education. The areas of public health and public works were the two largest areas of expenditures from the Special Fund. The Education Enhancement Fund collections (funded from a 1% increase in sales and use taxes enacted in 1992) totalled approximately $152.05 million in fiscal year 1995. These funds are appropriated by the Legislature for the purpose of providing additional funding for grades K-12, community colleges and institutions of higher learning.

   The Department of Finance and Administration has the authority to reduce allocations to agencies if revenues fall below the amounts projected during the budgeting phase and may also, in its discretion, restrict a particular agency's monthly allotment if it appears that an agency may deplete its appropriations prior to the close of the fiscal year. Despite budgetary controls, the State has experienced cash flow problems in the past. In the 1991 fiscal year, because State revenue collections fell below projections and due to a General Fund cash balance on July 1, 1991 below expectations, across-the-board budget reductions totaling approximately $85.1 million were suffered by State agencies to avoid a year-end deficit. In fiscal year 1992, total revenue collections were nearly $48 million below projections. As a result of this shortfall, State agencies were forced to implement an estimated 3.5% cut in their respective budgets. However, fiscal year 1994 revenue collections were nearly $259.2 million or 12.15% above projections. For 1995, revenue collections nearly matched the estimated revenues with a 0.01% shortfall. In an effort to prevent agencies from being forced to implement budget cuts, the Mississippi legislature authorized the Working Cash-Stabilization Fund in order to provide a safeguard during stressed economic times. The Working Cash-Stabilization Fund which reached its maximum balance of $201.0 million or 7.5% of the General Fund appropriations for fiscal year 1996 can be used to meet revenue and cash flow shortfalls as well as provide funds during times of national disasters in the State.

   Despite this growth, Mississippi ranks 31st among the 50 states, with a population of 2.67 million people for 1995. As of November 1995, Mississippi's unemployment rate was 5.5%, slightly below the State's 1994 level of 6.5%. The nation's unemployment rate for 1995 was 5.6%.

   As of November 1995 the manufacturing sector of the economy, the largest employer in the State, employed approximately 247,000 persons or 23.3% of the total nonagricultural employment. Within the manufacturing sector, the four leading employers by product category were the lumber industry, the apparel industry, the food products industry, and the furniture industry. For 1995, the average employment for these industries was 27,700, 27,000, 30,000, and 29,000, respectively. Agriculture contributes significantly to the State's economy as agriculture-related cash receipts amounted to $3.15 billion for 1994. The average number of persons employed by the agricultural sector of the State's labor force was 30,300 for 1995. The State continues to be a large producer of cotton and timber and, as a result of research and promotion, the agricultural sector has diversified into the production of poultry, catfish, rice, blueberries and muscadines.

   Mississippi has not been without its setbacks; for instance, the NASA solid fuel rocket motor plant in Tishomingo County, which was originally scheduled to open in 1995 and expected to result in approximately 3,500 jobs, was closed due to recent federal budget cuts. Additionally, since the inception of legalized dockside gambling, six casinos located in Mississippi have sought protection under federal bankruptcy laws.

   Total personal income in Mississippi increased 6.3% in 1994 as compared to a 6.1% increase for the United States. However, Mississippi's per capita income of $15,793 in 1994 was well below the national average of $21,699. The number of bankruptcies filed in Mississippi for 1995 was 11,831, a 19.6% increase over the 1994 level of 9,892.





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   Bonds.  The State, counties, municipalities, school districts, and various other districts are authorized to issue bonds for certain purposes. Mississippi has historically issued four types of bonds: general obligation, revenue, refunding and self-supporting general obligation. In the 1993 and 1994 fiscal years, the State issued general obligation and revenue bonds in amounts totaling $217.0 million and $279.6 million, respectively. In fiscal year 1995, the State issued bonds totalling approximately $311.9 million. The total bond indebtedness of the State has increased from a level of $432.5 million on July 1, 1987 to $1.03 billion as of July 1, 1995.

   The issuance of bonds must be authorized by legislation governing the particular project to be financed. Such legislation provides the State Bond Commission, comprised of the Governor as Chairman, the State Attorney General as Secretary and the State Treasurer as a member, with the authority to approve and authorize the issuance of bonds.

   The general obligation bonds of the State are currently rated Aa by Moody's Investors Service, Inc. and AA-by Standard and Poor's Ratings Group. There can be no assurance that the conditions such ratings are based upon will continue or that such ratings will not be revised downward or withdrawn entirely by either or both agencies.

   Litigation. The Attorney General's Office has reviewed the status of cases in which the State is a defendant wherein the obligations of the State's financial resources may be materially adversely affected. The following cases, though not an entire list, are a representative sampling of the most significant cases which could materially affect the State's financial position: (1) a suit against the State regarding conditions at its penal institutions; and (2) an action against the State Tax Commission challenging the apportionment formula for taxation of multi-state corporations.

   Summary. The financial condition of the State of Mississippi may be affected by numerous factors, most of which are not within the control of the State or its subdivisions. The Sponsors are unable to predict to what extent, if any, such factors would affect the ability of the issuers of the Debt Obligations to meet payment requirements.


MISSOURI

   RISK FACTORS--Revenue and Limitations Thereon. Article X, Sections 16-24 of the Constitution of Missouri (the "Hancock Amendment"), imposes limitations on the amount of State taxes which may be imposed by the General Assembly of Missouri (the "General Assembly") as well as on the amount of local taxes, licenses and fees (including taxes, licenses and fees used to meet debt service commitments on debt obligations) which may be imposed by local governmental units (such as cities, counties, school districts, fire protection districts and other similar bodies) in the State of Missouri in any fiscal year.

   The State limit on taxes is tied to total State revenues for fiscal year 1980-81, as defined in the Hancock Amendment, adjusted annually in accordance with the formula set forth in the amendment, which adjusts the limit based on increases in the average personal income of Missouri for certain designated periods. The details of the amendment are complex and clarification from subsequent legislation and further judicial decisions may be necessary. Generally, if the total State revenues exceed the State revenue limit imposed by
Section 18 of Article X by more than one percent, the State is required to refund the excess. The State revenue limitation imposed by the Hancock Amendment does not apply to taxes imposed for the payment of principal and interest on bonds, approved by the voters and authorized by the Missouri Constitution. The revenue limit also can be exceeded by a constitutional amendment authorizing new or increased taxes or revenue adopted by the voters of the State of Missouri.

   The Hancock Amendment also limits new taxes, licenses and fees and increases in taxes, licenses and fees by local governmental units in Missouri. It prohibits counties and other political subdivisions (essentially all local governmental units) from levying new taxes, licenses and fees or increasing the current





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levy of an existing tax, license or fee without the approval of the required majority of the qualified voters of that county or other political subdivision voting thereon.

   When a local government unit's tax base with respect to certain fees or taxes is broadened, the Hancock Amendment requires the tax levy or fees to be reduced to yield the same estimated gross revenue as on the prior base. It also effectively limits any percentage increase in property tax revenues to the percentage increase in the general price level (plus the value of new construction and improvements), even if the assessed valuation of property in the local governmental unit, excluding the value of new construction and improvements, increases at a rate exceeding the increase in the general price level.

   School Desegregation Lawsuits. Desegregation lawsuits in St. Louis and Kansas City continue to require significant levels of state funding and are sources of uncertainty; litigation continues on many issues, notwithstanding a 1995 U.S. Supreme Court decision favorable to the State in the Kansas City desegregation litigation, court orders are unpredictable, and school district spending patterns have proven difficult to predict. The State paid $282 million for desegregation costs in fiscal 1994 and for fiscal 1995 provided $315 million. This expense accounts for close to 7% of total state General Revenue Fund spending.

   Industry and Employment. While Missouri has a diverse economy with a distribution of earnings and employment among manufacturing, trade and service sectors closely approximating the average national distribution, the national economic recession of the early 1980's had a disproportionately adverse impact on the economy of Missouri. During the 1970's, Missouri characteristically had a pattern of unemployment levels well below the national averages. However, since the 1980 to 1983 recession periods Missouri unemployment levels generally approximated or slightly exceeded the national average. A return to a pattern of high unemployment could adversely affect the Missouri debt obligations acquired by the Missouri Trust and, consequently, the value of the Units in the Trust.

   The Missouri portions of the St. Louis and Kansas City metropolitan areas contain approximately 1,938,400 and 1,007,000 residents, respectively, constituting over fifty percent of Missouri's 1995 population census of approximately 5,237,825. St. Louis is an important site for banking and manufacturing activity, as well as a distribution and transportation center, with eight Fortune 500 industrial companies (as well as other major educational, financial, insurance, retail, wholesale and transportation companies and institutions) headquartered there. Kansas City is a major agribusiness center and an important center for finance and industry. Economic reversals in either of these two areas would have a major impact on the overall economic condition of the State of Missouri. Additionally, the State of Missouri has a significant agricultural sector which is experiencing farm-related problems comparable to those which are occurring in other states. To the extent that these problems were to intensify, there could possibly be an adverse impact on the overall economic condition of the State of Missouri.

   Defense related business plays an important role in Missouri's economy.
There are a large number of civilians employed at the various military installations and training bases in the State and recent action by the Defense Base Closure and Realignment Commission will result in the loss of a substantial number of civilian jobs in the St. Louis Metropolitan Area. Further, aircraft and related businesses in Missouri are the recipients of substantial annual dollar volumes of defense contract awards. The contractor receiving the largest dollar volume of defense contracts in the United States in 1994 was McDonnell Douglas Corporation. McDonnell Douglas Corporation is the State's largest employer, currently employing approximately 24,000 employees in Missouri.
Recent changes in the levels of military appropriations and the cancellation of the A-12 program has affected McDonnell Douglas Corporation in Missouri and over the last four years it has reduced its Missouri work force by approximately 30%. There can be no assurances there will not be further changes in the levels of military appropriations, and, to the extent that further changes in military appropriations are enacted by the United States Congress, Missouri could be disproportionately affected.


NEW JERSEY


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   RISK FACTORS--Prospective investors should consider the recent financial difficulties and pressures which the State of New Jersey and certain of its public authorities have undergone.

   The State's 1996 Fiscal Year budget became law on June 30, 1995.

   Effective January 1, 1994, New Jersey personal income tax rates were cut 5% for all taxpayers. Effective January 1, 1995, the personal income tax rates were cut by an additional 10% for most taxpayers. By a bill signed into law on July 4, 1995, New Jersey personal income tax rates have been further reduced so that coupled with prior rate reductions, beginning with tax year 1996, personal income tax rates will be, depending on a taxpayer's level of income and filing status, 30%, 15% or 9% lower than 1993 rates. At this time, the effect of the tax reductions cannot be evaluated.

   The New Jersey State Constitution prohibits the legislature from making appropriations in any fiscal year in excess of the total revenue on hand and anticipated, as certified by the Governor. It additionally prohibits a debt or liability that exceeds 1% of total appropriations for the year, unless it is in connection with a refinancing to produce a debt service savings or it is approved at a general election. Such debt must be authorized by law and applied to a single specified object or work. Laws authorizing such debt provide the ways and means, exclusive of loans, to pay as it becomes due and the principal within 35 years from the time the debt is contracted. These laws may not be repealed until the principal and interest are fully paid. These Constitutional provisions do not apply to debt incurred because of war, insurrection or emergencies caused by disaster.

   Pursuant to Article VIII, Section II, par. 2 of the New Jersey Constitution, no monies may be drawn from the State Treasury except for appropriations made by law. In addition, the monies for the support of State government and all State purposes, as far as can be ascertained, must be provided for in one general appropriation law covering one and the same fiscal year. The State operates on a fiscal year beginning July 1 and ending June 30. For example, "fiscal 1996" refers to the year ending June 30, 1996.
   In addition to the Constitutional provisions, the New Jersey statutes contain provisions concerning the budget and appropriation system. Under these provisions, each unit of the State requests an appropriation from the Director of the Division of Budget and Accounting, who reviews the budget requests and forwards them with his recommendations to the Governor. The Governor then transmits his recommended expenditures and sources of anticipated revenue to the legislature, which reviews the Governor's Budget Message and submits an appropriations bill to the Governor for his signature by July 1 of each year.
At the time of signing the bill, the Governor may revise appropriations or anticipated revenues. That action can be reversed by a two-thirds vote of each House. No supplemental appropriation may be enacted after adoption of the act, except where there are sufficient revenues on hand or anticipated, as certified by the Governor, to meet the appropriation. Finally, the Governor may, during the course of the year, prevent the expenditure of various appropriations when revenues are below those anticipated or when he determines that such expenditure is not in the best interest of the State.

   Reflecting the downturn in the National and State economy, the rate of unemployment in the State rose from a low of 3.6 percent during the first quarter of 1989 to a recessionary peak of 8.4% during 1992. Since then, the unemployment rate fell to 6.4% during the first ten months of 1995.

   For the recovery period as a whole, May 1992 to October 1995, (latest available), service-producing employment in New Jersey has expanded by 188,300 jobs. Hiring has been reported by food stores, autodealers, wholesale distributors, trucking and warehousing firms, utilities, business and engineering/management service firms, hotels/hotel-casinos, social service agencies and health care providers other than hospitals. Employment growth was particularly stong in business services and its personnel supply component with increases of 14,400 and 5,800, respectively, in the 12-month period ending October 1995.

   The manufacturing sector showed evidence of improvement through 1994. Factory employment losses slowed between 1992 and 1994, as the plant closings and layoffs of the recessionary period tapered




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off and were increasingly counterbalanced by the expansionary impact of rising industrial demand. After totaling about 134,000 over the four-year period through the end of 1992 (an average of 33,500 per year), New Jersey's factory job losses tapered off to 11,100 during 1993 and 5,400 during 1994. During 1995, however, manufacturing job losses appeared to have accelerated, reflecting a slowdown in nationial manufacturing production activity, with an employment loss of 16,600 for the 112-month period ending October 1995. After having enjoyed actual growth in the number of production workers in 1994, the number of blue-collar workers resumed their decline in 1995 at the same time that managerial and office staff were also reduced as part of nationwide downsizing.

   Conditions have slowly improved in the construction industry, where employment has risen by 21,200 since its low in May 1992. When it began during the late spring of 1992, this sector's hiring rebound was driven primarily by increased homebuilding and public work projects. Nonresidential construction activity has begun to increase in the last two years. Contract awards in this sector posted a 9.7% gain in 1993 and 19.8% in 1994. More recently, nonresidential building construction contracts increased by 9.0% in the first three quarters of 1995 compared with the same period in 1994.

   Residential construction contracts throutgh September 1995, despite monthly fluctuations, stayed almost even with 1994 ($1,671 million in the first three quarters of 1995 versus $1,677 million in the same period of 1994). Despite a 7.2% decline in nonbuilding or infrastructure construction, largely due to a slowing in public construction projects, total construction contracts rose by 1.6% when comparing the first nine months of 1994 and 1995.

   Another indicator of economic improvement is increased consumer spending as evidenced by rising retail sales. While overall retail sales in New Jersey grew by only 1.5% during 1993, they performed much better in 1994 and continued to increase, despite some fall off in the winter of 1995. Sales advanced briskly with retail receipts up 8.1% during 1994 compared with 1993, which was somewhat higher than the 7.8% growth registered nationwide. Consumer spending was sluggish during the winter months of 1995 both nationally and in the State. Statewide sales of retail stores regained momentum in May 1995 and were on a moderately upward trend through August 1995, resulting in sales growth of 3.1% when comparing the first eight months of 1994 with those of 1995. The rising trend in retail sales has translated into steady increases in retail trade jobs (both full and part-time) and, in September and October 1995, retail employment rose by a total of 5,600 jobs.

   Total new vehicle registrations (new passenger cars and light trucks and vans) rose robustly in 1993 by more than 18%, and in 1994 by 5.5%. Through August 1995 however, total new vehicle registrations were down by 2.3% compared to the same time period in 1994.

   The insured unemployment rate, i.e., the number of individuals claiming benefits as a percentage of the number or workers covered by unemployment insurance, peaked at 4.2% in October 1991 and remained stable at about 4.0% through June 1992. It then began a gradual decline, reaching 3.0% in December 1994 and has since stabilized in the range of 3.0% to 3.2%.

   Just as New Jersey was hurt by the national recession, the State is now in its fourth year of recovery which appears to be sustainable. The economy is in a period of steady, moderate growth, having slowed enough during the second quarter of 1995 to avoid inflation, but not enough to slip into a recession. Reasons for cautious optimism in New Jersey are increasing employment levels, a declingin jobless rate, and a higher than antional level of per capita personal income.

   If the nation's economic growth rate slows from the relatively robust 4.2% in the third quarter of 1995 as expected by most forecasters, business expansion could become somewhat subdued in New Jersey. In addition, both the nation and the State will continue to be impacted by downsizing and other cost-cutting measures, which at least in the short run will dampen growth. However, the State's economy should have enough momentum to keep its trend line pointing upwards. Although it may fall a bit short of its pace of the past year, economic recovery should continue.






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   Of the $16,109.1 million appropriated in Fiscal Year 1996 from the General
Fund, the Property Tax Relief Fund, the Gubernatorial Elections Fund, the Casino Control Fund and the Casino Revenue Fund, $6,446.8 million (40.0%) was appropriated for State Aid to Local Governments, $3,745.6 million (23.3%) is appropriated for Grants-in-Aid, $5,233.3 million (32.5%) for Direct State Services, $466.3 million (2.9%) for Debt Service on State general obligation bonds and $217.1 million (1.3%) for Capital Construction.

   State Aid to Local Governments is the largest portion of Fiscal Year 1996 appropriations. In Fiscal Year 1996, $6,446.8 million of the State's appropriations consisted of funds which are distributed to municipalities, counties and school districts. The largest State Aid appropriation, in the amount of $4,772.8 million, is provided for local elementary and secondary education programs. Of this amount, $2,713.1 million is provided as foundation aid to school districts by formula based upon the number of students and the ability of a school district to raise taxes from its own base. In addition, the State provides
$601.0 million for special education programs for children with disabilities. A $292.9 million program is also funded for pupils at risk of educational failure, including basic skills improvement. The State appropriated $612.9 million on behalf of school districts as the employer share of the teachers' pension and benefits programs, $249.4 million to pay for the cost of pupil transportation and $38.2 million for transition aid, which guaranteed school districts a 6.5% increase over the aid received in Fiscal Year 1991 and is being phased out over six years, $69.9 million for debt on school districts and $69.9 million for aid to non-public schools.

   Appropriations to the State Department of Community Affairs ("DCA") total $840.2 million in State Aid monies for Fiscal Year 1996. Many of the DCA State Aid programs and many Treasury State Aid programs are consolidated into a single appropriation, Consolidated Municipal Property Tax Relief Act in the amount of $857.6 million. In addition, there is $16.7 million for housing programs, $33.0 million for a block grant program, $30 million for discretionary aid and $3.6 million in other aid. These appropriations are offset by $103.0 million in pension funding savings, resulting in a net appropriation for DCA State Aid of $840.2 million.

   Appropriations to the State Department of the Treasury total $69.3 million in State Aid monies for Fiscal Year 1996. The principal programs funded by these appropriations are the cost of senior citizens, disabled and veterans property tax deductions and exemptions ($40.7 million); and aid to densely populated municipalities ($17.0 million) and the State contribution to the Consolidated Police and Fireman's Pension Fund ($9.2 million).

   Other appropriations of State Aid in Fiscal Year 1996 include welfare programs ($467.6 million); aid to county colleges ($128.0 million); and aid to county mental hospitals ($78.3 million).

   The second largest portion of appropriations in Fiscal Year 1996 is applied to Direct State Services: which supprorts the operation of State government's 17 departments, the Executive Office, several commissions, the State Legislature and the Judiciary. In Fiscal Year 1996, appropriations for Direct State Services aggregate $5,233.3 million. Some of the major appropriations for Direct State Services during Fiscal Year 1996 are detailed below.

   $591.4 million is appropriated for programs administered by the State Department of Human Services. Of that amount, $456.9 million is appropriated for mental health and mental retardation programs, including the operation of seven psychiatric institutions and nine schools for the retarded.

   $29.3 million is appropriated for administration of the Medicaid, the pharmaceutical assistance to the aged and disabled and the Lifeline programs; $13.4 million for administration of the various income maintenance programs, including Aid to Families with Dependent Children (AFDC); and $73.6 million for the Division of Youth and Family Services, which protect the children of the State from abuse and neglect.








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   The State Department of Labor is appropriated $58.3 million for the administration of programs for workers' compensation, unemployment and disability insurance, manpower development, and health safety inspection.

   The State Department of Health is appropriated $33.6 million for the prevention and treatment of diseases, alcohol and drug abuse programs, regulation of health care facilities and the uncompensated care program.

   $771.2 million is appropriated for the support of nine State colleges, Rutgers University, the New Jersey Institute of Technology, and the University of Medicine and Dentistry of New Jersey.

   $848.4 million is appropriated to the State Department of Law and Public Safety (excluding the Division of Juvenile Service) and the State Department of Corrections. Among the programs funded by this appropriation are the administration of the State's correctional facilities and parole activities, and the investigative and enforcement activities of the State Police.

   $50.2 million is appropriated for the programs operated by the Division of Juvenile Services, including $18.1 million for the New Jersey Training School for Boys and $11.7 million for the Juvenile Medium Security Center.

   $189.6 million is appropriated to the State Department of Transportation for the various programs it administers, such as the maintenance and improvement of the State highway system and the registration and regulation of motor vehicles and licensed drivers.

   $185.7 million is appropriated to the State Department of Environmental Protection for the protection of air, land, water, forest, wildlife and shellfish resources and for the provision of outdoor recreational facilities.

   The primary method for State financing of capital projects is through the sale of the general obligation bonds of the State. These bonds are backed by the full faith and credit of the State. State tax revenues and certain other fees are pledged to meet the principal and interest payments and if provided, redemption premium payments required to pay the debt fully. No general obligation debt can be issued by the State without prior voter approval, except that no voter approval is required for any law authorizing the creation of a debt for the purpose of refinancing all or a portion of outstanding debt of the State, so long as such law requires that the refinancing provide a debt service savings.

   In addition to payment from bond proceeds, capital construction can also be funded by appropriation of current revenues on a pay-as-you-go basis. This amount represents 1.3 percent of the total budget for fiscal year 1996. In fiscal year 1996, the amount appropriated to this purpose is $217.1 million.

   The aggregate outstanding general obligation bonded indebtedness of the State as of June 30, 1995 was $3.65 billion. The appropriation for the service obligation on outstanding indebtedness is $466.3 million for fiscal year 1996.

   All appropriations for capital projects and all proposals for State bond authorizations are subject to the review and recommendation of the New Jersey Commission on Capital Budgeting and Planning. This permanent commission was established in November 1975, and is charged with the preparation of the State Capital Improvement Plan, which contains proposals for State spending for capital projects.

   At any given time, there are various numbers of claims and cases pending against the State, State agencies and employees, seeking revovery of monetary damages that are primarily paid out of the fund created pursuant to the New Jersey Tort Claims Act (N.J.S.A. 59:1-1, ET SEQ.). The State does not formally estimate its reserve representing potential exposure for these claims and cases. The State is unable to estimate its exposure for these claims and cases.



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   The State routinely receives notices of claims seeking substantial sums of money. The majority of those claims have historically proven to be of substantially less value than the amount originally claimed. Under the New Jersey Tort Claims Act, any tort litigation against the State must be preceded by a notice of claim, which affords the State the opportunity for a six-month investigation prior to the filing of any suit against it.

   In addition, at any given time, there are various numbers of contract and other claims against the State and State Agencies, including environmental claims asserted against the State, among other parties, arising from the alleged disposal of hazardous waste. Claimants in such matters are seeking recovery of monetary damages or other relief which, if granted, would require the expenditure of funds. The State is unable to estimate its exposure for these claims.

    New Jersey is involved in a number of other lawsuits in which adverse decisions could materially affect revenue or expenditures. Such cases include challenges to the constitutionality of certain hazardous and solid waste license renewal fees and the methods by which the State Department of Human Services shares with county governments the maintenance recoveries and costs for residents in state psychiatric hospitals and residential facilities for the developmentally disabled and a suit alleging violations of laws allegedly resulting from the existence of chromium contamination in the State owned Liberty State Park.
   Other lawsuits, that could materially affect revenue or expenditures, include a challenge to amendments to the pension laws enacted on June 30, 1994, a challenge by certain hospitals of the adequacy of Medicaid reimbursement for hospital services and a challenge by certain hospitals to certain hospital assessments authorized by the Health Care Reform Act of 1992.

   Bond Ratings--Moody's rates new Jersey general obligation bonds Aa-1. The Aa-1 rating from Moody's is equivalent to Standard & Poor's AA rating. On November 9, 1994, Standard & Poor's affirmed its AA+ ratings on New Jersey's general obligation and various lease and appropriation backed debt. Its ratings outlook was revised to stable for the longer term horizon (beyond four months).


NEW MEXICO

   RISK FACTORS--Driven by its private sector, the New Mexico state economy and the economy of Albuquerque and its metropolitan area have enjoyed vigorous growth. The short term outlook continues to be good. However, the strong job growth of recent years has slowed and future spending cuts by the federal government are expected, which will further dampen the rate of economic growth.

   The State Economy.  The Debt Obligations included in the Portfolio of the New
   -----------------
Mexico Trust may include special or general obligations of the State or of the municipality or authority which is the issuer. Special obligations are not supported by taxing powers. The risks, particular source of payment and security for each of the Debt Obligations are detailed in the instruments themselves and in related offering materials. There can be no assurance concerning the extent to which the market value or marketability of any of the Debt Obligations will be affected by the financial or other condition of the State, or by changes in the financial condition or operating results of underlying obligors. Further, there can be no assurance that the discussion of risks disclosed in related offering materials will not become incomplete or inaccurate as a result of subsequent events.

   According to reports of the Bureau of Business and Economic Research of the University of New Mexico ("BBER") through November 1995 and covering reports of economic results for 1994 and estimated results for the first two quarters of 1995, New Mexico's economy continued to perform well during the period, with diversified growth by sector and region throughout the state. However, the rate of growth in the economies of the State of New Mexico and the Albuquerque metropolitan area has slowed. Although each remains healthy, and personal income continued to increase, as well, further growth in employment and personal income is expected to be below the levels of the recent past.







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   New Mexico is benefitting from an influx of new manufacturing and business services firms into the Rocky Mountain states, drawn by the region's low wages, productive work force, relatively low tax burden and quality of life. Although New Mexico is highly dependent on defense spending, the State has so far escaped any major defense cuts. Indeed, U.S. Air Force facilities have seen a limited expansion, and the two national laboratories have gained additional funds for environmental, arms control and technology transfer research. Job losses in defense related activities which have occurred to date have been fairly minor from an overall state perspective. Employment in the federal government sector has declined, however, and over the longer term, further job losses are expected as a result of anticipated spending cutbacks by the Department of Energy which will impact the national laboratories at Sandia in Albuquerque and at Los Alamos.

   Growth in New Mexico's construction sector continued through the second quarter of 1995. At the same time, housing construction continued to slow, with authorizations for single-family units and multi-family units, as well, declining from the levels of the second quarter of 1994. Nevertheless, construction employment overall grew by 7.7%.

   Manufacturing has seen robust growth recently, and this sector continued to show rapid growth during 1995's second quarter. About 5,000 new jobs have been added by the manufacturing sector since 1990, led by expansion of the Intel plant, Motorola, Sumitomo, Philips Semiconductor and Sumitomo in the Albuquerque MSA and numerous new food processing operations in the eastern part of the State.

   Mining employment increased during the second quarter of 1995, after a year of declines, and services and trade also saw increases in employment. The sector with slowest growth was government.

   The Economy of Albuquerque and its Metropolitan Area.  A significant
   ----------------------------------------------------
proportion of the New Mexico Trust's Portfolio may consist of Debt Obligations of issuers located in, or whose activities may be affected by economic conditions in, the Albuquerque MSA. (As of January 1, 1994, the Albuquerque Metropolitan Statistical Area ("MSA") was redefined to include Sandoval County, the location of Rio Rancho, as well as Valencia County and Bernalillo County). Albuquerque is the largest city in the State of New Mexico, accounting for roughly one-quarter of the State's population. Located in the center of the State at the intersection of two major interstate highways and served by both rail and air, Albuquerque is the major trade, commercial and financial center of the State.

   According to BBER reports, although its rate of growth appears to have peaked, the economy of the Albuquerque MSA continues to expand at a "brisk" pace. The Albuquerque MSA accounts for almost 47% of the jobs in New Mexico, and in 1993 accounted for 55% of all new jobs statewide.

   Non-agricultural employment in the Albuquerque MSA has seen quarter-to-quarter gains for sixteen consecutive quarters through the second quarter of 1995. Over half of nonagricultural civilian employment in the Albuquerque MSA is in the trade and service sectors. Historically, the service sector has grown at roughly twice the rate of growth of the trade sector. During 1993, the services sector rate of growth slowed from historical levels, reflecting the influence of a reduction in the rate of growth in the health services sector and
a decrease in hotel/lodging employment.   Both sectors grew during 1995's second
quarter. The importance of trade and services reflects Albuquerque's continuing role as the trade and service center for the State and the larger region, which includes southern Colorado and parts of eastern Arizona. People from these areas continue to come to Albuquerque for major purchases and to shop at retail and warehouse stores. Albuquerque's concentration of health care facilities and medical personnel has made it a regional medical center, and despite the uncertainty about future healthcare reforms, employment in the health services industry has continued to grow. The significance of trade and service also reflects the continued importance of tourism to the Albuquerque economy. Albuquerque has benefitted from the recent fascination with the Southwest and from efforts to promote the City and to attract major conventions to the expanded Convention Center.

   While it has declined in importance as a direct employer, the government sector still accounts for 20 percent of the Albuquerque MSA's total nonagricultural employment. Not included in this calculation


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




are the 7,500 jobs at Sandia National Laboratories and about 6,200 military jobs at Kirtland Air Force Base. As of June 1995, the University of New Mexico, the Albuquerque Public Schools system, Sandia and Kirtland are the largest employers in the Albuquerque area. However, there is considerable uncertainty over future funding for operations at Kirtland and Sandia. At Sandia, employment has remained steady. However, potential future cuts in spending cast a cloud over the outlook. Many Sandia employees are at or near retirement age and are believed to be likely to remain in the Albuquerque area after retirement.

   The Albuquerque economy experienced a construction boom during the mid-1980's, but construction employment decreased in every year from 1985 to 1991. A major increase in jobs occurred during 1992 and the construction sector led the Albuquerque economy in 1993 and 1994, spurred by low interest rates, pent up demand for housing and retail and public works construction projects. During the second quarter of 1995, construction employment continued to increase, at a rate of approximately 14%, to almost 24,000 jobs. However, residential construction results were mixed in the Albuquerque MSA, with housing authorizations down in the City of Albuquerque, but strong in other areas. For the MSA overall, the dollar value of residential contracts fell more than 20% during the second quarter of 1995.

   The manufacturing employment sector within the Albuquerque MSA has added more than 5,000 jobs since the first quarter of 1992, a significant portion of which related to high-tech and electronics manufacturing at Intel, Motorola, Semitomo and Philips Semiconductors. Employment in the manufacturing sector continued to increase during the second quarter of 1995. Rio Rancho, which is located approximately 20 miles northwest of downtown Albuquerque in Sandoval County, has had considerable success in attracting new manufacturing facilities. Employment at Intel Corporation's Rio Rancho plant has seen steady, significant increases since 1988, and the current expansion is expected to add 2,400 new manufacturing jobs.

   Income. According to U.S. Department of Commerce data, Albuquerque MSA personal income grew at an annual rate of not less than 6.5% from 1986 through
1993, the most recent year for which the statistic is available.   In 1993,
annual per capita personal income for the Albuquerque MSA, the State of New Mexico and the United States was $18,899, $16,295 and $20,809, respectively. According to BBER, New Mexico's average wage in 1993 was 83.9 percent of the average U.S. wage ($21,703 versus $23,866) a fall from the 93.1 percent level which existed in 1981. This trend shows that with the exception of the new jobs in the durable manufacturing sector, the new jobs generated in recent periods have in many cases been low paying ones and even in sectors such as retail trade and state and local government, average wages have not kept pace with national averages.

   Population. Population in the Albuquerque MSA is estimated at 645,525 for 1994. (The population of the State is estimated at 1,653,521.)

   Outlook.  As of November 1995, BBER projected a good near-term outlook for
   -------
the New Mexico state economy and very good prospects for the Albuquerque MSA. Further increases in employment and personal income were expected for the balance of 1995, although at lesser rates than during the recent past. Weakness in the federal sector was expected, however, both with regard to civilian (Department of Energy) employment levels at the national laboratories at Sandia and Los Alamos, and the military sector as well. With strong growth in personal income and disposable income, in a low inflation environment, retail trade and consumer services businesses are expected to do well.

   A variety of public and private sector construction projects in the Albuquerque MSA, coupled with moderate expansion in the manufacturing and services sectors, is expected to support a continuation of economic growth into early 1996.

   According to BBER's analysis, New Mexico has enjoyed a competitive advantage over other states in attracting manufacturing, business services and retail trade jobs since 1981, although the sharp declines in mining throughout the 1980's and construction's bust in the second half of the 1980's tended to obscure this phenomenon. The State's recent economic performance in the face of weakness in important sectors was impressive.





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




   The Sponsors believe that the information summarized above describes some of the more significant general considerations relating to Debt Obligations included in the New Mexico Trust. For a discussion of the particular risks associated with each of the Debt Obligations and other factors to be considered in connection therewith, reference should be made to the Official Statements and other offering materials relating to each of the Debt Obligations which are included in the portfolio of the New Mexico Trust. The sources of the information set forth herein are official statements, other publicly available documents, and statements of public officials and representatives of the issuers of certain of the Debt Obligations. While the Sponsors have not independently verified this information, they have no reason to believe that such information is incorrect in any material respect.


NEW YORK

   RISK FACTORS--Prospective investors should consider the financial difficulties and pressures which the State of New York and several of its public authorities and municipal subdivisions have undergone. The following briefly summarizes some of these difficulties and the current financial situation, based principally on certain official statements currently available; copies may be obtained without charge from the issuing entity, or through the Agent for the Sponsors upon payment of a nominal fee. While the Sponsors have not independently verified this information, they have no reason to believe that it is not correct in all material respects.

   New York State. In recent fiscal years, there have been extended delays in adopting the State's budget, repeated revisions of budget projections, significant revenue shortfalls (as well as increased expenses) and year-end borrowing to finance deficits. These developments reflect faster long-term growth in State spending than revenues and that the State was earlier and more severely affected by the recent economic recession than most of the rest of the country, as well as its substantial reliance on non-recurring revenue sources. The State's general fund incurred cash basis deficits of $775 million, $1,081 million and $575 million, respectively, for the 1990-1992 fiscal years.
Measures to deal with deteriorating financial conditions included transfers from reserve funds, recalculating the State's pension fund obligations (subsequently ruled illegal), hiring freezes and layoffs, reduced aid to localities, sales of State property to State authorities, and additional borrowings (including issuance of additional short-term tax and revenue anticipation notes payable out of impounded revenues in the next fiscal year). The general fund realized a $671 million surplus for the fiscal year ended March 31, 1993, and a $1.54 billion surplus for the fiscal year ended March 31, 1994. Disbursements exceeded receipts by $241 million for the fiscal year ended March 31, 1995.

   Approximately $5.2 billion of State general obligation debt was outstanding at March 31, 1995. State supported debt (restated to reflect LGAC's assumption of certain obligations previously funded through issuance of short-term debt) was $27.9 billion at March 31, 1995, up from $9.8 billion in 1986. Standard & Poor's reduced its rating of the State's general obligation bonds on January 13, 1992 to A- (its lowest rating for any state). Moody's reduced its ratings of State general obligation bonds from A1 to A on June 6, 1990 and to Baa1, its rating of $14.2 billion of appropriation-backed debt of the State and State agencies (over two-thirds of the total debt) on January 6, 1992.

   In May 1991 (nearly 2 months after the beginning of the 1992 fiscal year), the State Legislature adopted a budget to close a projected $6.5 billion gap (including repayment of $905 million of fiscal 1991 deficit notes). Measures included $1.2 billion in new taxes and fees, $0.9 billion in non-recurring measures and about $4.5 billion of reduced spending by State agencies (including layoffs), reduced aid to localities and school districts, and Medicaid cost containment measures. After the Governor vetoed $0.9 billion in spending, the State adopted $0.7 billion in additional spending, together with various measures including a $100 million increase in personal income taxes and $180 million of additional non-recurring measures. Due primarily to declining revenues and escalating Medicaid and social service expenditures, $0.4 billion of administrative actions, $531 million of year-end short-term borrowing and a $44 million withdrawal from the Tax Stabilization Reserve Fund were required to meet the State's cash flow needs.





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




   The State budget to close a projected $4.8 billion gap for the State's 1993 fiscal year (including repayment of the fiscal 1992 short-term borrowing) contained a combination of $3.5 billion of spending reductions (including measures to reduce Medicaid and social service spending, as well as further employee layoffs, reduced aid to municipalities and schools and reduced support for capital programs), deferral of scheduled tax reductions, and some new and increased fees. Nonrecurring measures aggregated $1.18 billion.

   To close a projected budget gap of nearly $3 billion for the fiscal year ended March 31, 1994, the State budget contained various measures including further deferral of scheduled income tax reductions, some tax increases, $1.6 billion in spending cuts, especially for Medicaid, and further reduction of the State's work force. The budget increased aid to schools, and included a formula to channel more aid to districts with lower-income students and high property tax burdens. State legislation requires deposit of receipts from the petroleum business tax and certain other transportation-related taxes into funds dedicated to transportation purposes. Nevertheless, $516 million of these monies were retained in the general fund during this fiscal year. The Division of the Budget has estimated that non-recurring income items other than the $671 million surplus from the 1993 fiscal year aggregated $318 million.

   The budget for the fiscal year ended March 31, 1995, increased spending by 3.8% (greater than inflation for the first time in six years). It provided a tax credit for low income families and increased aid to education, especially in the poorer districts. The State reduced coverage and placed additional restrictions on certain health care services. Over $1 billion savings resulted from postponement of scheduled reductions in personal income taxes for a fifth year and in taxes on hospital income; another $1.5 billion came from non-recurring measures. The Governor in January 1995 instituted $188 million in spending reductions (including a hiring freeze) and $71 million of other measures to address a widening gap.

   More than two months after the fiscal year that began April 1, 1995, the State adopted a budget to close a projected gap of approximately $5 billion, including a reduction in income and business taxes. The financial plan projects nearly $1.6 billion in savings from cost containment, disbursement reestimates and reduced funding for social welfare programs and $2.2 billion from State agency actions. Approximately $1 billion of the gap-closing measures are non-recurring and some of the revenue and cost-cutting estimates are considered optimistic. The State Comptroller sued to prevent reallocation of $110 million of reserves from a special pension fund. State and other estimates are subject to uncertainties including the effects of Federal tax legislation and economic developments. In October 1995, the Governor released a plan to reduce State spending by $148 million to offset risks that have developed, including proposed reductions in Federal aid and possible adverse court decisions. A $290 million surplus was projected in December.

   The Governor has proposed a budget for the State's fiscal year commencing April 1, 1996 to address a projected $3.9 billion budget gap. It would eliminate 7,400 State jobs (largely through buyouts) to save $250 million annually and reduce Medicaid ($1.1 billion), welfare ($240 million) and higher education ($265 million) spending, but would reduce taxes by $2.1 billion, increase prison, road and bridge construction and divert $100 million of State lottery proceeds from education to reduce property taxes. The proposal assumes receipt of $1.3 billion from Federal Medicaid revisions presently pending in Congress and could also be adversely affected by pending Federal legislation to reduce tax rates on capital gains. Non-recurring savings are estimated at $123 million. The proposed reductions are likely to add financial pressure to State municipalities. The proposed budget would also move the State to cash accounting but would increase use of appropriation-backed debt.

   The State normally adjusts its cash basis balance by deferring until the first quarter of the succeeding fiscal year substantial amounts of tax refunds and other disbursements. For many years, it also paid in that quarter more than 40% of its annual assistance to local governments. Payment of these annual deferred obligations and the State's accumulated deficit was substantially financed by issuance of short-term tax and revenue anticipation notes shortly after the beginning of each fiscal year. The New York Local Government Assistance Corporation ("LGAC") was established in 1990 to issue $4.7 billion of long-term




                                       98






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bonds over several years, payable from a portion of the State sales tax, to fund certain payments to local governments traditionally funded through the State's annual seasonal borrowing. The legislation will normally prevent State seasonal borrowing until an equal amount of LGAC bonds are retired. The State's last seasonal borrowing, in May 1993, was $850 million. Voters in November 1995 failed to ratify a proposed constitutional amendment which would have eliminated lease-purchase and contractual financing. The Governor has proposed a constitutional amendment to require the State to adopt balanced budgets.

   Generally accepted accounting principles ("GAAP") for municipal entities apply modified accrual accounting and give no effect to payment deferrals. On an audited GAAP basis, the State's government funds group recorded operating deficits of $1.2 billion and $1.4 billion for the 1990 and 1991 fiscal years. For the same periods the general fund recorded deficits (net of transfers from other funds) of $0.7 billion and $1.0 billion. Reflecting $1.6 billion, $881 million and $875 million of payments by LGAC to local governments out of proceeds from bond sales, the general fund surpluses of $1.7 billion, $2.1 billion and $0.9 billion for the 1992, 1993 and 1994 fiscal years and a deficit of $1.4 billion for the fiscal year ended March 31, 1995, for an accumulated deficit of $3.3 billion. The Governor projects a $1.4 billion budget gap for fiscal 1998 and $1 billion for fiscal 1999. The State Comptroller had projected a $3.9 billion gap for fiscal 1998.

   For decades, the State's economy has grown more slowly than that of the rest of the nation as a whole. Part of the reason for this decline has been attributed to the combined State and local tax burden, which is among the highest in the nation. The State's dependence on Federal funds and sensitivity to changes in economic cycles, as well as the high level of taxes, may continue to make it difficult to balance State and local budgets in the future. The total employment growth rate in the State has been below the national average since 1984. The State lost 524,000 jobs in 1990-1992. It regained approximately 185,000 jobs between November 1992 and June 1995.

   New York City (the "City"). The City is the State's major political subdivision. In 1975, the City encountered severe financial difficulties, including inability to refinance $6 billion of short-term debt incurred to meet prior annual operating deficits. The City lost access to the public credit markets for several years and depended on a variety of fiscal rescue measures including commitments by certain institutions to postpone demands for payment, a moratorium on note payment (later declared unconstitutional), seasonal loans from the Federal government under emergency congressional legislation, Federal guarantees of certain City bonds, and sales and exchanges of bonds by The Municipal Assistance Corporation for the City of New York ("MAC") to fund the City's debt.

   MAC has no taxing power and pays its obligations out of sales taxes imposed within the City and per capita State aid to the City. The State has no legal obligation to back the MAC bonds, although it has a "moral obligation" to do so. MAC is now authorized to issue bonds only for refunding outstanding issues and up to $1.5 billion should the City fail to fund specified transit and school capital programs. The State also established the Financial Control Board ("FCB") to review the City's budget, four-year financial plans, borrowings and major contracts. The FCB is required to impose a review and approval process of the proposals if the City were to experience certain adverse financial circumstances. The City's fiscal condition is also monitored by a Deputy State Comptroller.

   From 1989 through 1993, the gross city product declined by 10.1% and employment, by almost 11%, while the public assistance caseload grew by over 25%. Unemployment averaged 10.8% in 1992, 10.1% in 1993 and 8.7% in 1994.
While the City's unemployment rate averaged 8.1% for the first 11 months of 1995, it is still above the rest of the State and the nation as a whole. The number of persons on welfare exceeds 1.1 million, and one in seven residents is currently receiving some form of public assistance.

   While the City, as required by State law, has balanced its budgets in accordance with GAAP since 1981, this has required exceptional measures in recent years. City expenditures grew faster than revenues each year from 1986 through 1994, masked in part by a large number of non-recurring gap closing actions. To eliminate potential budget gaps of $1-$3 billion each year since 1988 the City has taken a wide variety



                                        99






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of measures.  In addition to increased taxes and productivity increases, these have included hiring freezes and layoffs, reductions in services, reduced pension contributions, and a number of nonrecurring measures such as bond refundings, transfers of surplus funds from MAC, sales of City property and tax receivables. The FCB concluded that the City has neither the economy nor the revenues to do everything its citizens have been accustomed to expect.

   The City closed a budget gap for the 1993 fiscal year (estimated at $1.2 billion) through actions including service reductions, productivity initiatives, transfer of $0.5 billion surplus from the 1992 fiscal year and $100 million from MAC. A November 1992 revision offset an additional $561 million in projected expenditures through measures including a refunding to reduce current debt service costs, reduction in the reserve and an additional $81 million of gap closing measures. Over half of the City's actions to eliminate the gap were non-recurring.

   The Financial Plan for the City's 1994 fiscal year relied on increases in State and Federal aid, as well as the 1993 $280 million surplus and a partial hiring freeze, to close a gap resulting primarily from labor settlements and decline in property tax revenues. The Plan contained over $1.3 billion of one-time revenue measures including bond refundings, sale of various City assets and borrowing against future property tax receipts. Interim expenditure reductions of approximately $300 million were implemented. The FCB reported that although a $98 million surplus was projected for the year (the surplus was actually $81 million), a $312 million shortfall in budgeted revenues and $904 million of unanticipated expenses (including an unbudgeted increase of over 3,300 in the number of employees and a record level of overtime), net of certain increased revenues and other savings, resulted in depleting prior years' surpluses by $326 million.

   The City's original Financial Plan for the fiscal year ended June 30, 1995, proposed to eliminate a projected $2.3 billion budget gap through measures including reduction of the City's workforce (achieved in substantial part through voluntary severance packages funded by MAC),increased State and Federal aid, a bond refinancing, reduced contributions to City pension funds and sale of certain City assets. The Mayor's proposals include efforts toward privatization of certain City services and agencies, greater control of independent authorities and agencies, and reducing social service expenditures. He also sought concessions from labor unions representing City employees. In 1995, an initiative to replace city school custodians with private workers was implemented in 52 of the City's 1,100 schools. As several of these measures failed to implemented, the City experienced lower than anticipated tax collections and higher than budgeted costs (particularly overtime and liability claims) during the year, and various alternative measures were implemented, for an aggregate of more than $3 billion of gap closing measures. $1.9 billion of these were non-recurring and, in the case of a second bond refinancing, will increase City expenses for future years. Reduced maintenance of City infrastructure could also lead to increased future expenses. In December 1994, the City Council rejected the Mayor's recommendations, adopted its own budget revisions and sued to enforce them; the suit was dismissed and the Mayor impounded funds to achieve his proposed expense reductions.

   The City projected a $3.1 billion budget gap for the fiscal year that began July 1, 1995, attributed to large use of non-recurring measures in the 1995 fiscal year, a $500 million decline in tax revenues and a $630 million shortfall in anticipated State aid, as well as higher Medicaid and agency spending, failure to negotiate increased lease payments for City airports, additional funding for pensions and State failure to adopt a tort reform measure. The Financial Plan approved in June has reduced a wide range of City services. City agency and labor savings are projected at $1.2 billion and $600 million respectively. The City Comptroller identified $0.7 to $1.0 billion of risks for the current fiscal year, including anticipated State and Federal aid increases, savings in welfare expenditures through increased fraud detection, proposed gap closing measures by the Board of Education and a substantial projected deficit for the Health and Hospitals Corporation, labor concessions (including health insurance costs) and increased rental payments for the City's airports. Estimates of non-recurring measures range from $500-800 million. The Mayor separately proposed selling the City's water system the New York Water Board, which would issue $2.3 billion of bonds for the purpose. Issuance of bonds by the Water Board would also permit the City to issue more bonds as it approaches its debt limit. The Mayor recently invited bids from non-profit entities for



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long-term leases on three City hospitals. However, a City counsel report questions the projected savings and whether the plan would provide adequate care for the indigent. It has also been suggested that City Council approval is needed. In October 1995 S&P reduced its rating on Health and Hospitals Corporation debt to BBB- (its lowest investment-grade rating), citing City failure to articulate a coherent strategy for the hospital system. Following conflicts with the City's Board of Education and the previous Schools Chancellor, the Mayor recently proposed to disband the Board and replace the Chancellor with an Education Commissioner whom he would appoint. These proposals would require implementing legislation by the State. The City Council President subsequently proposed a Superintendent appointed jointly by the Mayor and the Council. The Mayor has imposed fingerprinting and workfare requirements for certain welfare recipients. A recently filed suit seeks an injunction to suspend the City's Eligibility Verification Review program which began in January 1995 to detect welfare fraud. Other proposals including mandatory managed care programs for Medicaid recipients have been blocked. Most of the proposed gap-closing measures depend on cooperation of Federal or State governments, of which there can be no assurance. The City Comptroller predicted that certain reductions in Medicaid and welfare expenditures may lead to job reductions and higher costs for other programs. In November 1995 the Mayor submitted a revised fiscal plan which would reduce expenses by $100 million in the current fiscal year; another $123 million would be obtained from a debt refinancing. The State Comptroller noted that use of one-time resources nearly doubled (to $1.4 billion) from the plan approved in June. The revision reduces reliance on further union concessions and increases the reserve by $100 million. The Mayor stated that the Governor's December 1995 budget proposal will provide only $150 million of the $675 million State assistance requested to close the City's fiscal 1997 budget gap. In January 1996 the Mayor ordered preparation of $100 million additional reductions in agency spending for the current fiscal year to offset higher social service spending and projected reductions in State and Federal aid. On January 31, the Mayor presented a preliminary budget to close a projected $2 billion budget gap for fiscal 1997. Rating agency representatives questioned the proposal's assumptions of $800 million of additional State and Federal assistance, $300 million from sale of City assets (including parking meters), and $244 million in retroactive additional airport rent (two thirds of the gap-closing measures). The proposal includes $349 million in further tax reductions. In addition to $691 million of spending reductions in the preliminary budget (including $181 million by the Board of Education), on February 1 the Mayor ordered City agencies to prepare $200 million in additional reductions. On February 8, the City's budget director directed the agencies to prepare for an additional $500 million in reductions. The Board of Education is also facing proposed reductions of $265 million in State aid and $189 million in Federal aid. The January proposal projected a remaining gap of $750 million for the current fiscal year (the City Comptroller assessed the risks at close to $1 billion). The Mayor is seeking $150 million in assistance from MAC to fund a further worker severance program and legislation to authorize selling as a package of $281 million of tax liens. Gaps of $3.3 billion and $4.1 billion are projected for the 1998 and 1999 fiscal years. Fiscal monitors have commented that the City needs to take significant additional actions to work toward structural balance.

   A major uncertainty is the City's labor costs, which represent about 50% of its total expenditures. Although the City workforce was reduced by 17,000 workers in the year and a half since January 1994, with wage and benefit increases and overtime, wage costs continue to grow. Contracts with virtually all of the City's labor unions expired in 1995, and the current Financial Plan assumes no further wage increases. A tentative agreement with labor leaders in June 1995 proposed to realize $440 million of the $600 million in savings sought for the current fiscal year, mostly from reduced health care costs and spreading out City contributions to pension funds. Certain of these actions will increase City costs in future years. The agreement did not include layoffs or changes in productivity work rules. Substantially better than anticipated earnings on City pension funds in the latest fiscal year will allow the City to reduce pension fund contributions over the next several years. In November 1995, the City reached tentative five-year agreements with the United Federation of Teachers and with unions representing 140,000 city civilian employees. The proposed contracts would postpone wage increases for two years, and would protect members (other than hospital and certain other workers) from layoffs through 1998, but do not provide any significant productivity savings. However, the civil unions pledged to cooperate with the Mayor on competing with private companies to provide services and on use of welfare recipients for routine work. The contracts would cost an estimated $772 million and $830 million additional, respectively, over the next three years. The Mayor in December signed legislation increasing the salaries of 64 elected

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




officials by up to 28%. The teachers rejected the first contract; the public employees approved the second. Negotiations for new contracts with police and fire unions are at an impasse. On February 12, 1996, the State legislature overrode the Governor's veto of legislation that will transfer arbitration of City labor disputes with police and fire unions from the Office of Collective Bargaining to the State's Public Employment Relations Board. The transfer is expected to result in awards of higher salaries to City workers, commensurate with those paid suburban officers. The City would also be adversely affected by a labor-sponsored proposal to increase the minimum wages paid by contractors serving the City.

   Budget balance may also be adversely affected by the effect of the economy on economically sensitive taxes. Reflecting the downturn in real estate prices and increasing defaults, estimates of property tax revenues have been reduced. If this trend continues, the City's ability to issue additional general obligation bonds could be limited. The City also faces uncertainty in its dependence on State aid. Other uncertainties include additional expenditures to combat deterioration in the City's infrastructure (such as bridges, schools and water supply), costs of developing alternatives to ocean dumping of sewage sludge (which the City expects to defray through increased water and sewer charges), cost of the AIDS epidemic and problems of drug addiction and homelessness. Elimination of any additional budget gaps will require various actions, including by the State, a number of which are beyond the City's control.

   The City sold $1.8 billion, $2.2 billion and $2.4 billion of short-term notes, respectively, during the 1994, 1995 and current fiscal years. At June 30, 1995, there were outstanding $23.3 billion of City bonds (not including City debt held by MAC), $4.0 billion of MAC bonds and $1.1 billion of City-related public benefit corporation indebtedness, each net of assets held for debt service. Standard & Poor's and Moody's during the 1975-80 period either withdrew or reduced their ratings of the City's bonds. Standard & Poor's reduced its rating of the City's general obligation debt to BBB+ on July 10, 1995, citing the City's economy, substantial retention of non-recurring revenues and optimistic revenue projections in the budget. Moody's rates City bonds Baa1. City-related debt almost doubled since 1987, although total debt declined as a percentage of estimated full value of real property. The City's financing program projects long-term financing during fiscal years 1996-1999 to aggregate $15.2 billion, including $1 billion from the proposed sale of the City's water system. An addition $0.8 billion is to be derived from other sources, principally use of restricted cash balances. Assuming sale of the City's water system, from fiscal year 1999 through fiscal year 2005, debt service is estimated to average 18.2% of tax revenues, up from 12.3% in fiscal year 1990 and 14% in fiscal year 1995. If the sale is not consummated, the debt service ratio would increase. The City's latest Ten Year Capital Strategy plans capital expenditures of $45.6 billion during 1994-2003 (93% to be City funded).

   Other New York Localities. In 1993, other localities had an aggregate of approximately $17.7 billion of indebtedness outstanding. In recent years, several experienced financial difficulties. A March 1993 report by Moody's Investors Service concluded that the decline in ratings of most of the State's largest cities in recent years resulted from the decline in the State's manufacturing economy. $105 million was for deficit financing. Any reductions in State aid to localities may cause additional localities to experience difficulty in achieving balanced budgets. County executives have warned that reductions in State aid to localities to fund future State tax reductions are likely to require increased local taxes. If special local assistance were needed from the State in the future, this could adversely affect the State's as well as the localities' financial condition. Most localities depend on substantial annual State appropriations. Legal actions by utilities to reduce the valuation of their municipal franchises, if successful, could result in localities becoming liable for substantial tax refunds.

   State Public Authorities. In 1975, after the Urban Development Corporation ("UDC"), with $1 billion of outstanding debt, defaulted on certain short-term notes, it and several other State authorities became unable to market their securities. Since 1975 the State has provided substantial direct and indirect financial assistance to UDC, the Housing Finance Agency ("HFA"), the Environmental Facilities Corporation and other authorities. Practical and legal limitations on these agencies' ability to pass on rising costs through rents and fees could require further State appropriations. Refundings by the State's Jobs Development Authority and UDC have been proposed to avert a projected deficity by the Authority. 18 State authorities had an aggregate of $70.3 billion of debt outstanding at September 30, 1994. At March

31, 1995, approximately $0.4 billion of State public authority obligations was State-guaranteed, $7.0 billion was moral obligation debt (including $4.6 billion of MAC debt) and $22.7 billion was financed under lease-purchase or contractual obligation financing arrangements with the State. Various authorities continue to depend on State appropriations or special legislation to meet their budgets.


   The Metropolitan Transportation Authority ("MTA"), which oversees operation of the City's subway and bus system by the City Transit Authority (the "TA") and operates certain commuter rail lines, has required substantial State and City subsidies, as well as assistance from several special State taxes. Measures to balance the TA's 1993 budget included increased funding by the City, increased bridge and tunnel tolls and allocation of part of the revenues from the petroleum business tax. The New York City Transit Financial plan submitted in May 1995 projects a TA deficit of $150 million for 1995 (reflecting a $113 million reduction in City funding), and cash basis budget gaps of $262 million, $547 million, $673 million and $731 million for 1996 through 1999. An MTA budget gap of $388 million is projected for 1996. In August 1995, the MTA Chairman proposed an ambitious program of fare increases (20% for the TA) and a five-year program of $2.85 billion in expense reductions which he urged was needed to restore the MTA budget to a sound financial basis. Fares were increased in November 1995. In a draft budget released in October 1995, the TA proposed to eliminate 1600 jobs in 1996, in addition to 1500 jobs previously eliminated. The workforce serving the commuter railroads would also be reduced.

    Substantial claims have been made against the TA and the City for damages from a 1990 subway fire and a 1991 derailment. The MTA infrastructure, especially in the City, needs substantial rehabilitation. In December 1993, a $9.5 billion MTA Capital Plan was finally approved for 1992-1996; however, $500 million was contingent on increased contributions from the City, which it declined to approve. In November 1995 the MTA board approved a $12 million capital plan for 1996 through 1999, which includes $4.5 billion to be raised by bonds backed by fares and a portion of the State's petroleum business tax, as well as excess revenues of the Triborough Bridge and Tunnel Authority. The plan does not contemplate further fare increases until 2000. The plan is subject to approval by the State's Capital Program Review Board. The plan also projects $2.85 billion in expense reductions over the five years. Critics have questioned whether many of the projected labor and other savings can be achieved. It is anticipated that the MTA and the TA will continue to require significant State and City support. Moody's reduced its rating of certain MTA obligations to Baa on April 14, 1992.

   Litigation. The State and the City are defendants in numerous legal proceedings, including challenges to the constitutionality and effectiveness of various welfare programs, alleged torts and breaches of contract, condemnation proceedings and other alleged violations of laws. Adverse judgments in these matters could require substantial financing not currently budgeted. For example, in addition to real estate certiorari proceedings, claims in excess of $286 billion were outstanding against the City at June 30, 1994, for which it estimated its potential future liability at $2.6 billion. City settlements were $275 million in fiscal 1994, up from $247 million the preceding year and $175 million in fiscal 1990. It was recently reported that settlement of claims against the City for the effects of lead poisoning may cost $500 million during the next several years. Another action seeks a judgment that, as a result of an overestimate by the State Board of Equalization and Assessment, the City's 1992 real estate tax levy exceeded constitutional limits. In March 1993, the U.S. Supreme Court ruled that if the last known address of a beneficial owner of accounts held by banks and brokerage firms cannot be ascertained, unclaimed funds therein belong to the state of the broker's incorporation rather than where its principal office is located. New York has agreed to pay $351 million by the 2003 fiscal year.

   Final adverse decisions in any of these cases could require extraordinary appropriations at either the State or City level or both.


NORTH CAROLINA

   RISK FACTORS--See Portfolio for a list of the Debt Obligations included in the North Carolina Trust. The portions of the following discussion regarding the financial condition of the State government may not be relevant to general obligation or revenue bonds issued by political subdivisions of the State. Those portions and the sections which follow regarding the economy of the State, are included for the purpose of providing information about general economic conditions that may or may not affect issuers of the North Carolina Obligations. None of the information is relevant to any Puerto Rico or Guam Debt Obligations which may be included in the portfolio of the North Carolina Trust.

   General obligations of a city, town or county in North Carolina are payable from the general revenues of the entity, including ad valorem tax revenues on property within the jurisdiction. Revenue bonds issued by North Carolina political subdivisions include (1) revenue bonds payable exclusively from revenue-producing governmental enterprises and (2) industrial revenue bonds, college and hospital revenue bonds and other "private activity bonds" which are essentially non-governmental debt issues and which are payable exclusively by private entities such as non-profit organizations and business concerns of all sizes. State and local governments have no obligation to provide for payment of such private activity bonds and in many cases would be legally prohibited from doing so. The value of such private activity bonds may be affected by a wide variety of factors relevant to particular localities or industries, including economic developments outside of North Carolina.

   Section 23-48 of the North Carolina General Statutes appears to permit any city, town, school district, county or other taxing district to avail itself of the provisions of Chapter 9 of the United States Bankruptcy Code, but only with the consent of the Local Government Commission of the State and of the holders of such percentage or percentages of the indebtedness of the issuer as may be required by the Bankruptcy Code (if any such consent is required). Thus, although limitations apply, in certain circumstances political subdivisions might be able to seek the protection of the Bankruptcy Code.

   State Budget and Revenues. The North Carolina State Constitution requires that the total expenditures of the State for the fiscal period covered by each budget not exceed the total of receipts during the fiscal period and the surplus remaining in the State Treasury at the beginning of the period. The State's fiscal year runs from July 1st through June 30th.

   In 1990 and 1991 the State had difficulty meeting its budget projections. The General Assembly responded by enacting a number of new taxes and fees to generate additional revenue and reduce allowable departmental operating expenditures and continuation funding. The spending reductions were based on recommendations from the Governor, the Government Performance Audit Committee and selected reductions identified by the General Assembly.

   The State, like the nation, has experienced economic recovery since 1991. In the opinion of the State Controller, the growth in the economy and the legislative actions taken in 1991 had a positive effect on the State's revenue collections over the past several years. The State had a budget surplus of approximately $865 million at the end of fiscal 1993-94. After review of the 1994-95 continuation budget adopted in 1993, the General Assembly approved spending expansion funds, in part to restore certain employee salaries to budgeted levels, which amounts had been deferred to balance the budgets in 1989-1993, and to authorize funding for new initiatives for economic development, education, human services and environmental programs. (The cutback in funding for infrastructure and social development projects had been cited by agencies rating State obligations, following the 1991 reductions, as cause for concern about the long-term consequences of those reductions on the economy of the State and the State's fiscal prospects).

   Because of projected growth in State tax and fee revenues, the General Fund balance at the end of the 1994-95 fiscal year was reported at approximately $300 million.

   The state budget is based upon estimated revenues and a multitude of existing and assumed State and non-State factors, including State and national economic conditions, international activity and federal government policies and legislation. The Congress of the United States is considering a number of matters affecting the federal government's relationship with state governments that, if enacted into law, could affect fiscal and economic policies of the states, including North Carolina.




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




   In April 1995, the North Carolina General Assembly repealed, effective for taxable years beginning on or after January 1, 1995, the tax levied on various forms of intangible personal property. The intangibles tax revenues receivable by counties and municipalities will no longer be received. Instead, the legislature has provided for specific appropriations to counties and municipalities.

   It is unclear what effect these developments at the State level may have on the value of the Debt Obligations in the North Carolina Trust.

   Litigation.  Litigation against the State includes the following.
   -----------

   Leandro, et al. v. State of North Carolina and State Board of Education - In May 1994, students and boards of education in five counties in the State filed suit in state court requesting a declaration that the public education system of North Carolina,including its system of funding, violates the State constitution by failing to provide adequate or substantially equal educational opportunities and denying due process of law and violates various statutes relating to public education. The suit is similar to a number of suits in other states, some of which resulted in holdings that the respective systems of public education funding were unconstitutional under the applicable state law. The defendants in such suit have filed a motion to dismiss, which was denied. After trial at the Superior Court level, the Plaintiff petitioned the North Carolina Supreme Cout for discretionary review prior to a determination by the Court of Appeals; this motion was denied. The North Carolina Attorney General's Office believes that sound legal arguments supports the state's position, but no significant financial impact is expected to result from the ultimate resolution of this case, even if adverse to the State.

   Francisco Case - In August 1994, a class action lawsuit was filed in state court against the Superintendent of Public Instruction and the State Board of Education on behalf of a class of parents and their children who are characterized as limited English proficient. The complaint alleges that the State has failed to provide funding for the education of these students and has failed to supervise local school systems in administering programs for them.
The complaint does not allege an amount in controversy, but asks the Court to order the defendants to fund a comprehensive program to ensure equal educational opportunities for children with limited English proficiency. The North Carolina Attorney General's Office believes that sound legal arguments supports the state's position, but no significant financial impact is expected to result from the ultimate resolution of this case, even if adverse to the State.

   Faulkenbury v. Teachers' and State Employees' Retirement System; Peele v. Teachers' and State Employees' Retirement System; Woodard v. Local Government Employees' Retirement System -- Plaintiffs are disability retirees who brought class actions in state court challenging changes in the formula for payment of disability retirement benefits and claiming impairment of contract rights, breach of fiduciary duty, violation of other federal constitutional rights, and violation of state constitutional and statutory rights. The State estimates that the cost in damages and higher prospective benefit payments to class members would probably amount of $50 million or more in Faulkenbury, $50 million or more in Peele, and $15 million or more in Woodward, all ultimately payable, at least initially, from the state retirement systems funds.

   Upon review in Faulkenbury, the North Carolina Court of Appeals and Supreme Court have held that claims made in Faulkenbury substantially similar to those in Peele and Woodward -- for breach of fiduciary duty and violation of federal constitutional rights brought under the federal Civil Rights Act -- either do not state a cause of action or are barred by the statute of limitations. In 1994 plaintiffs took voluntary dismissals of their claims for impairment of contract rights in violation of the United States Constitution and filed new actions in federal court asserting the same claims, along with claims for violation of constitutional rights in the taxation of retirement benefits. The remaining state court claims in all cases are yet to be heard. The federal court actions have been stayed pending the trial in state court. The North Carolina Attorney General's Office believes that sound legal arguments support the State's position.

   Fulton Corporation v. Justus, Secretary of Revenue -- The State's intangible personal property tax levied on certain shares of stock (repealed as of the tax year beginning January 1, 1995) has been challenged by the plaintiff on grounds that it violates the Commerce Clause of the united States Constitution by discriminating against stock issued by corporations that do all or part of their business outside the State. The plaintiff, a North Carolina corporation, paid the intangibles tax on stock it owns in other corporations. The plaintiff seeks to invalidate the tax in its entirety and to recover the intangibles taxes it paid for the 1990 tax year.

   The North Carolina Court of Appeals invalidated the taxable percentage deduction and excised it from the statute beginning with the 1994 tax year. The effect of this ruling was to increase collections by rendering all stock taxable on 100% of its value. The North Carolina Supreme Court reversed the Court of Appeals and held that the tax is valid and constitutional. The plaintiff's petition for review by the U.S. Supreme Court was granted; after argument, a decision is expected in 1996. The North Carolina Attorney General's Office believes that sound legal arguments support the State's position.

   Other Tax Cases. In Davis v. Michigan (1989), the United States Supreme Court ruled that a Michigan income tax statute which taxed federal retirement benefits while exempting those paid by state and local governments violated the constitutional doctrine of intergovernmental tax immunity. At the time of the Davis decision, North Carolina law contained similar exemptions in favor of state and local retirees. Those exemptions were repealed prospectively, beginning with the 1989 tax year. All public pension and retirement benefits are now entitled to a $4,000 annual exclusion.

   The Swanson Cases -- Following Davis, federal retirees filed a class action suit in federal court in 1989 seeking damages equal to the North Carolina income tax paid on federal retirement income by the class members. A companion suit was filed in state court in 1990. The complaints alleged that the amount in controversy exceeded $140 million. The North Carolina Department of Revenue estimated refunds and interest liability of $280.89 million as of June 30, 1994.

   The North Carolina Supreme Court ultimately held in favor of the State in the case brought in State court, and the United States Supreme Court denied the plaintiffs' request for review of that decision, thereby concluding the State litigation. Plaintiffs also were unsuccessful in the federal court action. The federal retirees continue to seek relief through State legislation.

   Patton v. State -- In connection with the legislature's repeal of the tax exemption for state retirees in 1989, certain adjustments were adopted that reduced the state retirees' tax burden. In May 1995, federal retirees filed a lawsuit in State court for tax refunds for the years 1989 through 1994 alleging that these adjustments also constitute unlawful discrimination against federal retirees. The amount of the claim has not been set forth. This case is still pending in superior court.

   The Bailey Cases -- State and local government retirees filed a class action suit in 1990 as a result of the repeal of the income tax exemptions for state and local government retirement benefits. The original suit was dismissed after the North Carolina Supreme Court ruled in 1991 that the plaintiffs had failed to comply with state law requirements for challenging unconstitutional taxes and the United States Supreme Court denied review.

   In 1992, many of the same plaintiffs filed a new lawsuit alleging essentially the same claims, including breach of contract, unconstitutional impairment of contract rights by the State in taxing benefits that were allegedly promised to be tax-exempt, and violation of several state constitutional provisions. Although the Superior Court ruled largely in the plaintiffs' favor, appeals are expected from both sides. Additional suits have been filed to recover taxes subsequently paid. The North Carolina Attorney General's Office estimates that the amount in controversy is approximately $40-$45 million annually for the tax years 1989 through 1992. The North Carolina Attorney General's Office believes that sound legal arguments support the State's position.

   General. The population of the State has increased 13% from 1980, from 5,880,095 to 6,657,106 as reported by the 1990 federal census and the State rose from twelfth to tenth in population. The State's estimate of population as of June 30, 1995 is 7,165,298. Notwithstanding its rank in population size, North Carolina is primarily a rural state, having only five municipalities with populations in excess of 100,000. The labor force has undergone significant change during recent years as the State has moved from an agricultural to a service and goods producing economy. Those persons displaced by farm mechanization and farm consolidations have, in large measure, sought and found employment in other pursuits. Due to the wide dispersion of non-agricultural employment, the people have been able to maintain, to a large extent, their rural habitation practices. During the period 1980 to 1994, the State labor force grew about 26% (from 2,855,200 to 3,609,000). Per capita income during the period 1980 to 1993 grew from $7,999 to $18,702, an increase of 133.8%.

   The current economic profile of the State consists of a combination of industry, agriculture and tourism. As of November 1994, the State was reported to rank ninth among the states in non-agricultural employment and eighth in manufacturing employment. Employment indicators have varied somewhat in the annual periods since June of 1990, but have demonstrated an upward trend since 1991. The following table reflects the fluctuations in certain key employment categories.

















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




Category (all seasonally
  adjusted)                   June 1991  June 1992   June 1993  June 1994  June 1995
                                                                =========  =========
Civilian Labor Force          3,228,000  3,495,000   3,504,000  3,560,000  3,578,000
                                                                =========  =========
Nonagricultural Employment    3,059,000  3,135,000   3,203,400  3,358,700  3,419,100
                                                                =========  =========
Goods Producing Occupations
   (mining, construction and
   manufacturing)               973,600    980,800     993,600  1,021,500  1,036,700
                                                                =========  =========
Service Occupations           2,085,400  2,154,200   2,209,800  2,337,200  2,382,400
                                                                =========  =========
Wholesale/Retail Occupations    704,100    715,100     723,200    749,000    776,900
                                                                  =======    =======
Government Employees            496,700    513,400     515,400    554,600    555,300
                                                                  =======    =======
Miscellaneous Services          596,300    638,300     676,900    731,900    742,200
                                                                  =======    =======
Agricultural Employment          88,700    102,800      88,400     53,000     53,000
                                                                   ======     ======

   The seasonally adjusted unemployment rate in June 1995 was estimated to be 4.4% of the labor force, as compared with 5.6% nationwide.

   As of 1994, the State was ninth in the nation in gross agricultural income, of which nearly the entire amount (approximately $5.5 billion) was from commodities. According to the State Commissioner of Agriculture, in 1994 the State ranked first in the nation in the production of flue-cured tobacco, total tobacco, turkeys and sweet potatoes; second in hog production, trout and the production of cucumbers for pickles; third in the value of poultry and egg products, peanuts and net farm income; fourth in commercial broilers, blueberries and strawberries; fifth in burley tobacco; and sixth in peaches.

   The diversity of agriculture in North Carolina and a continuing push in marketing efforts have protected farm income from some of the wide variations that have been experienced in other states where most of the agricultural economy is dependent on a small number of agricultural commodities. North Carolina is the third most diversified agricultural state in the nation.

   Tobacco production, which has been the leading source of agricultural income in the State, declined in 1994, based on preliminary figures. For 1994, commercial broiler production and pork production surpassed tobacco among sources of agricultural income, providing 30% and 15.5%, respectively. Tobacco farming in North Carolina has been and is expected to continue to be affected by major Federal legislation and regulatory measures regarding tobacco production and marketing and by international competition. Measures adverse to tobacco farming could have negative effects on farm income and the North Carolina economy generally.

   The number of farms has been decreasing; in 1994 there were approximately 58,000 farms in the State (down from approximately 72,000 in 1987, a decrease of about 19% in seven years). However, a strong agribusiness sector supports farmers with farm inputs (fertilizer, insecticide, pesticide and farm machinery) and processing of commodities produced by farmers (vegetable canning and cigarette manufacturing). North Carolina's agriculture industry, including food, fiber and forest products, contributes over $42 billion annually to the State's economy.

   The State Department of Commerce, Travel and Tourism Division, statistics office, reports that in 1993 approximately $8.3 billion was spent on tourism in the State. The Department estimates that two-thirds of total expenditures came from out-of-state travelers and that approximately 250,000 people were employed in tourism-related jobs.

   Bond Ratings. Currently, Moody's rates North Carolina general obligation bonds as Aaa and Standard & Poor's rates such bonds as AAA. Standard & Poor's also reaffirmed its stable outlook for the State in January 1994.

   Standard & Poor's reports that North Carolina's rating reflects the State's strong economic characteristics, sound financial performances, and low debt levels.

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




   The Sponsors believe the information summarized above describes some of the more significant events relating to the North Carolina Trust. The sources of this information are the official statements of issuers located in North Carolina, State agencies, publicly available documents, publications of rating agencies and statements by, or news reports of statements by State officials and employees and by rating agencies. The Sponsors and their counsel have not independently verified any of the information contained in the official statements and other sources and counsel have not expressed any opinion regarding the completeness or materiality of any matters contained in this Prospectus other than the tax opinions set forth below under North Carolina Taxes.


OHIO

   RISK FACTORS--The following summary is based on publicly available information which has not been independently verified by the Sponsors or their legal counsel.

   Employment and Economy.  Economic activity in Ohio, as in many other
   ----------------------
industrially developed states, tends to be more cyclical than in some other states and in the nation as a whole. Ohio ranked fourth in the nation in 1990 gross state product derived from manufacturing. Although manufacturing (including auto-related manufacturing) remains an important part of Ohio's economy, the greatest growth in employment in Ohio in recent years, consistent with national trends, has been in the non-manufacturing area. Payroll employment in Ohio peaked in the summer of 1993, decreased slightly but is now near the new high reached in the summer of 1995. Growth in recent years has been concentrated among non-manufacturing industries, with manufacturing tapering off since its 1969 peak. Over three-fourths of the payroll workers in Ohio are employed by non-manufacturing industries.

   The average monthly unemployment rate in Ohio was 5.3% in November, 1995.

   With 14.2 million acres in farm land, agriculture is a very important segment of the economy in Ohio, providing an estimated 750,000 jobs or approximately 15.9% of total Ohio employment. By many measures, agriculture is Ohio's leading industry contributing nearly $5.7 billion to the state's economy each year.

   Ohio continues to be a major "headquarters" state. Of the top 500 corporations (industrial, commercial and service) based on 1994 sales as reported in 1995 by Fortune magazine, 48 had headquarters in Ohio, placing Ohio fifth as a "headquarters" state for corporations.

   The State Budget, Revenues and Expenditures and Cash Flow.  Ohio law
   ---------------------------------------------------------
effectively precludes the State from ending a fiscal year or a biennium with a deficit. The State Constitution provides that no appropriation may be made for more than two years and consistent with that provision the State operates on a fiscal biennium basis. The current fiscal biennium runs from July 1, 1995 through June 30, 1997.

   Under Ohio law, if the Governor ascertains that the available revenue receipts and balances for the general revenue fund or other funds for the then current fiscal year will probably be less than the appropriations for the year, he must issue orders to the State agencies to prevent their expenditures and obligations from exceeding the anticipated receipts and balances. The Governor implemented this directive in some prior years, including fiscal years 1992 and 1993.

   Consistent with national economic conditions, the 1990-91 and 1992-93 bienniums presented a greater challenge to Ohio's finances. In the 1990-91 biennium, Ohio experienced an economic slowdown producing some significant changes in certain general revenue fund revenue and expenditure levels for the fiscal year 1991. Several executive and legislative measures were taken to address the anticipated shortfall in revenues and increase in expenditures. As a result, the OBM reported a positive general revenue fund balance of approximately $135.4 million at the end of fiscal year 1991.







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   State and national fiscal uncertainties during the 1992-93 biennium required several actions to achieve the ultimate positive general revenue fund ending balances. As an initial action, to address a subsequently projected fiscal year 1992 imbalance, the Governor ordered most state agencies to reduce general revenue fund appropriation spending in the final six months of that year by a total of approximately $184 million. Debt service obligations were not affected by this order. Then in June 1992, $100.4 million was transferred to the general revenue fund from the budget stabilization fund and certain other funds. Other revenue and spending actions, legislative and administrative, resolved the remaining general revenue fund imbalance for fiscal year 1992.

   As a first step toward addressing a then estimated $520 million general revenue fund shortfall for fiscal year 1993, the Governor ordered, effective July 1, 1992, selected general revenue fund appropriations reductions totalling $300 million (but such reductions did not include debt service). Subsequent executive and legislative actions provided for positive biennium-ending general revenue fund balances. The general revenue fund ended the 1992-93 biennium with a fund balance of approximately $111 million and a cash balance of approximately $394 million.

   The GRF appropriations act for the 1994-95 biennium provided for total GRF biennial expenditures of approximately $30.7 billion. Authorized expenditures in fiscal year 1994 were 9.2% higher than in fiscal year 1993, and for fiscal year 1995 were 6.6% higher than in fiscal year 1994. Fiscal year 1994 ended with a GRF fund balance of over $560 million. The 1994-95 biennium ending GRF fund balance was $928 million.

   The GRF appropriations act for the current biennium was passed on June 28, 1995 and promptly signed (with selected vetoes) by the Governor. That act provides for total GRF biennial expenditures of approximately $33.5 billion.

   Because the schedule of general revenue fund cash receipts and disbursements do not precisely coincide, temporary general revenue fund cash flow deficiencies often occur in some months of a fiscal year, particularly in the middle months. Statutory provisions provide for effective management of these temporary cash flow deficiencies by permitting adjustment of payment schedules and the use of total operating funds. In fiscal year 1992 there were general revenue fund cash flow deficiencies in ten months, with the highest being approximately $743.1 million. In fiscal year 1993, general revenue fund cash flow deficiencies occurred in August 1992 through May 1993, with the highest being approximately $768.6 million in December. General revenue fund cash flow deficiencies occurred in six months of fiscal year 1994, with the highest being approximately $500.6 million. In fiscal year 1995, a general revenue fund cash flow deficiency occurred in four months with the highest being approximately $338 million in November 1994.

   State and State Agency Debt.  The Ohio Constitution prohibits the incurrence
   ---------------------------
or assumption of debt by the State without a popular vote except for the incurrence of debt to cover causal deficits or failures in revenue or to meet expenses not otherwise provided for which are limited to $750,000 and to repel invasions, suppress insurrection or defend the State in war. Under interpretations by Ohio courts, revenue bonds of the State and State agencies that are payable from net revenues of or related to revenue producing facilities or categories of such facilities are not considered "debt" within the meaning of these constitutional provisions.

   At various times between 1921 and 1993, Ohio voters, by thirteen specific constitutional amendments, authorized the incurrence of up to $6.764 billion in State debt to which taxes or excises were pledged for payment. Of that amount, $715 million was for veterans' bonuses. As of January 4, 1996, of the total amount authorized by the voters, excluding highway obligations and general obligation park bonds discussed below, approximately $3.405 billion has been issued, of which approximately $2.624 billion has been retired and approximately $777.9 million remains outstanding. The only such State debt still authorized to be incurred are portions of the Highway Obligation Bonds, the general obligation Coal Development Bonds, local infrastructure bonds and natural resources capital facilities bonds.







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   No more than $1.2 billion in state highway obligations may be outstanding at any time and not more than $220 million can be issued in a fiscal year. As of January 4, 1996, approximately $457.7 million of highway obligations were outstanding. No more than $100 million in State obligations for coal development may be outstanding at any one time. As of January 4, 1996, approximately $45.3 million of such bonds were outstanding. Not more than $2.4 billion of State general obligation bonds to finance local capital infrastructure improvements may be issued at any one time, and no more than $120 million can be issued in a calendar year. As of January 4, 1996, approximately $685.4 million of those bonds were outstanding.

   The Ohio Constitution authorizes State bonds for certain housing purposes, but tax moneys may not be obligated or pledged to those bonds. In addition, the Ohio Constitution authorizes the issuance of obligations of the State for certain purposes, the owners or holders of which are not given the right to have excises or taxes levied by the State legislature to pay principal and interest. Such debt obligations include the bonds and notes issued by the Ohio Public Facilities Commission, the Ohio Building Authority and the Treasurer of State.

   The Treasurer of State has been authorized to issue bonds to finance approximately $138.6 million of capital improvements for local elementary and secondary public school facilities. Debt service on the obligations is payable from State resources.

   A statewide economic development program assists with loans and loan guarantees, and the financing of facilities for industry, commerce, research and distribution. The law authorizes the issuance of State bonds and loan guarantees secured by a pledge of portions of the State profits from liquor sales. The General Assembly has authorized the issuance of these bonds by the State Treasurer, with a maximum amount of $300 million, subject to certain adjustments, currently authorized to be outstanding at any one time. Of an approximate $147.7 million issue in 1989, approximately $69.3 million is outstanding. The highest future year annual debt service on those 1989 bonds, which are payable through 2000, is approximately $18.3 million.

   An amendment to the Ohio Constitution authorizes revenue bond financing for certain single and multifamily housing. No State resources are to be used for the financing. As of January 12, 1996, the Ohio Housing Financing Agency, pursuant to that constitutional amendment and implementing legislation, had sold revenue bonds in the aggregate principal amount of approximately $234.32 million for multifamily housing and approximately $3.996 billion for single family housing.

   A constitutional amendment adopted in 1990 authorizes greater State and political subdivision participation in the provision of housing for individuals and families in order to supplement existing State housing assistance programs. The General Assembly could authorize State borrowing for the new programs and the issuance of State obligations secured by a pledge of all or a portion of State revenues or receipts, although the obligations may not be supported by the State's full faith and credit. Also, a constitutional amendment approved in November 1994 pledges the full faith and credit and taxing power of the State to meet certain guarantees under the State's tuition credit program. Under the amendment, to secure the tuition guarantees, the General Assembly is required to appropriate moneys sufficient to offset any deficiency that may occur from time to time in the trust fund that provides for the guarantee and at any time necessary to make payment of the full amount of any tuition payment or refund required by a tuition payment contract.

   A 1986 act, amended in 1994 (the "Rail Act"), authorizes the Ohio Rail Development Commission (the "Rail Commission") to issue obligations to finance the costs of rail service projects within the State either directly or by loans to other entities. The Rail Commission has considered financing plan options and the possibility of issuing bonds or notes. The Rail Act prohibits, without express approval by joint resolution of the General Assembly, the collapse of any escrow of financing proceeds for any purpose other than payment of the original financing, the substitution of any other security, and the application of any proceeds to loans or grants. The Rail Act authorizes the Rail Commission, but only with subsequent General Assembly action, to pledge the full faith and credit of the State but not the State's power to levy





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and collect taxes (except ad valorem property taxes if subsequently authorized by the General Assembly) to secure debt service on any post-escrow obligations and, provided it obtains the annual consent of the State Controlling Board, to pledge to and use for the payment of debt service on any such obligations, all excises, fees, fines and forfeitures and other revenues (except highway receipts) of the State after provision for the payment of certain other obligations of the State.

   Schools and Municipalities.  The 612 public school districts and 49 joint
   --------------------------
vocational school districts in the State receive a major portion (approximately 46%) of their operating funds from State subsidy appropriations, the primary portion known as the Foundation Program. They also must rely heavily upon receipts from locally-voted taxes. Some school districts in recent years have experienced varying degrees of difficulty in meeting mandatory and discretionary increased costs. Current law prohibits school closings for financial reasons.

   Original State basic aid appropriations for the 1992-93 biennium provided for an increase in school funding over funding for the preceding biennium. The reduction in appropriations spending for fiscal year 1992 included a 2.5% overall reduction in the annual Foundation Program appropriations and a 6% reduction in other primary and secondary education programs. The reductions were in varying amounts, and had varying effects, with respect to individual school districts. State appropriations for primary and secondary education for the 1994-95 biennium provided for 2.4% and 4.6% increases in basic aid for the two fiscal years of the biennium. State appropriations for primary and secondary education for the 1996-97 biennium provide for a 13.6% increase in school funding appropriations over those in the preceding biennium.

   In previous years school districts facing deficits at year end had to apply to the State for a loan from the Emergency School Advancement Fund. This Fund met all the needs of the school districts with potential deficits in fiscal years 1979 through 1989. Legislation replaced the Fund with enhanced provisions for individual district local borrowing, including direct application of Foundation Program distributions to repayment if needed. In fiscal year 1993, there were 27 loans made for an approximate aggregate amount of $94.5 million. In fiscal year 1994, 28 school districts took down loans aggregating approximately $41.1 million. In fiscal year 1995, 29 school districts have received approvals for loans totaling approximately $71.1 million. In fiscal year 1996, 6 school districts have received approvals for loans totaling approximately $19.6 million.

   Litigation contesting the Ohio system of school funding is pending on appeal with defendants being the State and several State agencies and officials. In August 1995, a court of appeals reversed the trial court's findings for plaintiffs. The complaints essentially request a declaratory judgment that the State's statutory system of funding public elementary and secondary education violates various provisions of the Ohio Constitution and request the State to devise a constitutionally acceptable system of school funding. In July 1994, the trial court concluded that certain provisions of current law violated provisions of the Ohio constitution. The trial court directed the State to provide for and fund a system of funding public elementary and secondary education in compliance with the Ohio Constitution. Defendants appealed this ruling and applied for a stay until the case is resolved on appeal. In November 1994, the trial court granted a stay of its findings and conclusions, and certain of its orders. It is not possible at this time to state whether the suit will be successful or, if plaintiffs should prevail, the effect on the State's present school funding system, including the amount of and criteria for State basic aid allocations to school districts.

   Various Ohio municipalities have experienced fiscal difficulties. Due to these difficulties, the State established an act in 1979 to identify and assist cities and villages experiencing defined "fiscal emergencies". A commission appointed by the Governor monitors the fiscal affairs of municipalities facing substantial financial problems. To date, this act has been applied to eleven cities and twelve villages. The situations in nine cities and ten villages have been resolved and their commissions terminated.

   State Employees and Retirement Systems.  The State has established five
   --------------------------------------
public retirement systems which provide retirement, disability retirement and survivor benefits. Federal law requires newly-hired




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State employees to participate in the federal Medicare program, requiring matching employer and employee contributions, each now 1.45% of the wage base. Otherwise, State employees covered by a State retirement system are not currently covered under the federal Social Security Act. The actuarial evaluations reported by these five systems showed aggregate unfunded accrued liabilities of approximately $17,275.2 billion covering both State and local employees.

   The State engages in employee collective bargaining and currently operates under staggered two-year agreements with all of its 21 bargaining units. The bargaining unit agreements with the State expire at various times in

   Health Care Facilities Debt.  Revenue bonds are issued by Ohio counties and
   ---------------------------
other agencies to finance hospitals and other health care facilities. The revenues of such facilities consist, in varying but typically material amounts, of payment from insurers and third-party reimbursement programs, such as Medicaid, Medicare and Blue Cross. Consistent with the national trend, third-party reimbursement programs in Ohio have begun new programs, and modified benefits, with a goal of reducing usage of health care facilities. In addition, the number of alternative health care delivery systems in Ohio has increased over the past several years. For example, the number of health maintenance organizations licensed by the Ohio Department of Insurance increased from 12 on February 14, 1983 to 37 as of January 11, 1996. Due in part to changes in the third-party reimbursement programs and an increase in alternative delivery systems, the health care industry in Ohio has become more competitive. This increased competition may adversely affect the ability of health care facilities in Ohio to make timely payments of interest and principal on the indebtedness.


OREGON

   RISK FACTORS--Introduction. Oregon's public finances were dramatically altered in November 1990 by the adoption of Ballot Measure No. 5 by the voters of the State of Oregon. The Measure, which amended the Oregon Constitution by the addition of a new Article XI, Section 11b, limited property taxes for non-school government operations to $10 per $1,000 of real market value beginning in the 1991-92 fiscal year. Property taxes for school operations were limited to $15 per $1,000 of real market value in the 1991-92 fiscal year, while ultimately declining to $5 per $1,000 of real market value in the 1995-96 fiscal year. The Measure also required the State of Oregon to use the State General Fund revenues to pay school districts replacement dollars through the 1995-96 fiscal year for most of the revenues lost by the school districts because of the Measure's limitations on their tax levies.

   The State Legislative Revenue Office reports that, as a result of Ballot Measure No. 5, non-school districts lost approximately $59.0 million of revenues during the 1993-95 fiscal biennium, and school districts lost $1.604 billion of tax revenues in the 1993-95 fiscal biennium.

   The Measure contains many confusing and ill-defined terms, which may ultimately be resolved by litigation in Oregon courts. In an attempt to define some of these terms, and to provide guidance to Oregon municipalities, the 1991 Oregon Legislature approved a comprehensive revision of the statutes applicable to the issuance of municipal debt in Oregon. A section of the 1991 legislation, which excluded tax increment financing for urban renewal bonds indebtedness from the limits of Ballot Measure No. 5, was declared invalid by the Oregon Supreme Court in September, 1992. The Court, which affirmed an earlier ruling of the Oregon Tax Court, determined that tax increment financing plans imposed a "tax" on property subject to the limitations of Ballot Measure No. 5. A proposed State constitutional amendment which would have revalidated tax increment financing was referred to the Oregon voters in May 1993 and rejected. The City of Portland has outstanding $73.6 million in principal amount of urban renewal bonds as of December 31, 1995. The Portland City Council has committed the City to honor the payment of the urban renewal bonds from alternative sources.

   The Measure defines the term "tax" as "any charge imposed by a governmental unit upon property or upon a property owner as a direct consequence of ownership of that property," excepting only from that






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




definition "incurred charges and assessments for local improvements." All Oregon issuers are required to analyze the charges they assess to determine if they constitute "taxes," which are then limited by the constraints of the Measure. Moreover, debt service payments for revenue and special assessment bonds are required to be reviewed in the light of the Measure to determine if the charges made by the municipal issuer for these debt service payments will constitute "taxes" limited by the Measure. The comprehensive legislative revision of Oregon municipal debt contains statutory guidelines to assist a municipality in determining if the charges assessed are "taxes" limited under the Measure.

   Debt service on bonded indebtedness may be adversely affected by Ballot Measure No. 5 if the tax levied to provide funds for the servicing of the debt will be included in the calculation of the maximum permitted tax levy under the Measure. Taxes levied to pay for bonded debt will generally be included in the limitations prescribed by the Measure, unless

   * The bonded indebtedness was specifically authorized by the Oregon Constitution (as, for example, the Oregon Veterans' Bonds), or

   * (i) The bonded indebtedness was incurred or will be incurred "for capital construction or improvements," (ii) the bonds issued for the capital construction or improvements are general obligation bonds, and (iii) the bonds were either issued before November 6, 1990, or, if issued after that date, were approved by the electors of the issuer.

   To provide for this limitation on the authority to tax, the Oregon legislation creates two classifications of bonds secured by the taxing authority of a municipal issuer: "general obligation bonds," which are bonds secured by an authority to tax unlimited by the Measure, and "limited tax bonds," which are bonds secured by an authority to levy taxes only within the overall limits imposed on a municipal issuer by the Measure.

   Fiscal Matters. The State Department of Administrative Services expects continued growth in Oregon's economy during 1996, although the Department expects job growth to slow to 3.0 percent in 1996 and to 2.7 percent in 1997, after exceeding 4 percent in both 1994 and 1995, due in part to a shortage of workers. The Department projects that net in-migration should provide some additional skilled workers, but movement to Oregon from other states is likely to be limited by higher home prices in Oregon and a continuing economic recovery in California. The Department projects that high technology manufacturing will remain the driving force behind Oregon's economic growth, while growth in the service-producing sectors should, according to the Department, contribute the bulk of new Oregon jobs. The Department expects that income, population and employment growth will exceed the national average for the six-year period between 1995 and 2001.

   The Department of Administrative Services reports that Oregon wage and salary employment for the third quarter of 1995 increased at an annual rate of 4.5 percent, and employment at the end of the third quarter of 1995 was 59,300 above the level existing at the end of the third quarter of 1994. The Department projects that Oregon wage and salary income growth will increase 6.4 percent in 1996, down from an estimated 8.1 in 1995. The Department estimates that personal income increased 7.6 percent in 1995 and projects an increase of 5.9 percent in 1996.

   The Oregon Constitution requires that the State budget be balanced during each fiscal biennium. Should the State experience budgetary difficulties similar to the effects of the national recession on Oregon during the first half of the 1980's, the State, its agencies, local units of government, schools and private organizations which depend on State revenues and appropriations for both operating funds and debt service could be required to expand revenue sources or curtail certain services or operations in order to meet payments on their obligations. To the extent any difficulties in making payments are perceived, the market value and marketability of outstanding debt obligations in the Oregon Trust, the asset value of the Oregon Trust and interest income to the Oregon Trust could be adversely affected.








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




   The budget for the 1995-97 biennium includes a General Fund budget of $7.373 billion, representing an increase of 15.2% over 1993-95 expenditures. Total appropriations for all funds in the 1995-97 budget are $22.260 billion, representing an increase of 8.9% over the 1993-95 expenditures. This total includes, in addition to the General Fund, $10.917 billion in Other Funds and $3.970 billion in Federal Funds.

   The obligation of the State under Ballot Measure No. 5 to replace most of the lost revenues of school districts has had an adverse effect on the State's General Fund. These replacement dollars are estimated by the State Legislative Revenue Office to total $461.0 million during the 1991-93 fiscal biennium, $1.499 billion during the 1993-95 biennium, and $1.309 billion during the 1995-96 fiscal year. Under Ballot Measure No. 5, the State's obligation to replace school revenues terminates after fiscal year 1995-96.

   Debt Obligations. The State of Oregon issued $440.8 million in bonds, notes and certificates of participation ("COPs") during the fiscal year ended June 30, 1995, an increase of 12.7% from the $391.1 million in bonds, notes and COPs issued in the fiscal year ended June 30, 1994. Of the fiscal year 1994-95 total, $148.0 million were general obligations, $265.2 million were revenue obligations, and $27.6 million were COPs. During fiscal year ended June 30, 1995, local Oregon governments issued approximately $1.317 billion in debt, a decrease of approximately 5.6% from the fiscal year ended June 30, 1995 issuances of $1.395 billion.

   The State of Oregon had outstanding $3.870 billion in general obligations at December 31, 1995 representing a decrease of 12.3% from the total outstanding of $4.411 billion at December 31, 1994. Oregon local governments had $7.273 billion in total debt outstanding at December 31, 1995, representing an increase of 12.5% from the total outstanding of $6.468 billion at December 31, 1994.

   At December 31, 1995, the State of Oregon had outstanding approximately $2.953 billion of Oregon Veterans' Welfare Bonds and Notes, representing a decrease of 15.4 percent from the total outstanding of $3.491 billion at December 31, 1994. The Veterans' Bonds and Notes, which are utilized to finance the veterans' mortgage loan program, administered by the Oregon Department of Veterans' Affairs, are general obligations of the State of Oregon.

   General obligation bonds of the State of Oregon are currently rated Aa by Moody's and AA- by Standard & Poor's.

   Taxes and Other Revenues. The State relies heavily on the personal income tax. The personal income tax generated $5.381 billion of the total 1993-95 biennium General Fund revenues of $6.536 billion. The State's Department of Revenue estimates that the personal income tax will generate $5.950 billion of the total General Fund revenues of $7.035 billion projected for the 1995-97 biennium. The State corporate income and excise tax generated $575.8 million in revenues during the 1993-95 biennium, and is projected by the Department of Revenue to generate $457.3 million in revenues during the 1995-97 biennium.

   Revenues generated by the State lottery are currently dedicated to economic development and education. State lottery officials report that revenues generated from the regular lottery sales for the 1994-95 fiscal year totaled $339.8 million, with $78.1 million of that amount having been made available to the State. State lottery officials also report that the State's video poker program, which commenced operation in March 1992, generated revenues of $331.7 million during the 1994-95 fiscal year, with $183.2 million of that amount being made available to the State. State lottery officials currently forecast $335.2 million from regular lottery sales and $352.4 million from video poker sales for the 1995-96 fiscal year, with $74.7 million and $201.5 million of those amounts, respectively, projected to be available to the State. State lottery officials project that revenues for the 1995-1997 biennium from regular lottery sales will be $676.2 million and from video poker sales will be $718.5 million, with $151.6 million and $409.5 million of those amounts, respectively, projected to be available to the State. State lottery officials have revised


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




downward projected revenues from video poker sales for the 1995-1997 biennium due to a substantial decline in sales per video terminal and increased competition from tribal gambling casinos.

   Under existing state tax programs, if the actual corporate income and excise taxes received by the State in a fiscal biennium exceed by two percent or more the amount estimated to be received from such taxes for the biennium, the excess must be refunded as a credit to corporate income and excise taxpayers in a method prescribed by statute. Similarly, if General Fund revenue sources (other than corporate income and excise taxes) received in the biennium exceed by two percent or more the amount estimated to be received from such sources during the biennium, the excess must be refunded as a credit to personal income taxpayers.

   Authority to levy property taxes is presently vested with the governing body of each local government unit. In addition to the restrictions of Ballot Measure No. 5, other constitutional and statutory provisions exist which limit the amount that a governing body may levy:

   1. Levy Within 6 Percent Limitation (Tax Base Levy). A tax base, approved by a majority of voters at a statewide general or primary election, represents permanent authority to annually levy a dollar amount which cannot exceed the highest amount levied in the three most recent years in which a levy was made, PLUS six percent thereof. A local unit is permitted to have but one tax base levy and proceeds may be used for any purpose for which the unit may lawfully expend funds.

   2. Levy Outside 6 Percent Limitation (Special, Serial or Continuing Levy). Special and serial levies are temporary taxing authorities permitting the levy of a specific dollar amount for one year (Special) or for two or more years up to ten years (Serial). Continuing levies are those approved by voters prior to 1953, are permanent in nature and are limited in amount by the product of the voted tax rate and the assessed value of the unit. Since 1978 Serial levies may also be established based on a specified tax rate but the term may not exceed three years. Not more than four serial levy measures may be proposed in a given year.

   3. Levy Not Subject to 6 Percent Limitation (Debt Levy). Local units are required to annually levy an amount sufficient to pay principal and interest costs for a bonded debt. Bond measures to be paid from future tax levies must first be approved by a majority of those voting unless otherwise provided by law.

   Responding to a number of school closures occurring as a result of tax levy failures during the last decade, Oregon voters approved a school "safety Net" measure in 1987 designed to prevent future closures and maintain schools at the standards required by the State. The law provides that in the event a school district levy is defeated, upon making a finding that schools may close for lack of funds, the school board is authorized to levy property taxes no greater than the amount levied in the prior year and to adjust the district budget accordingly for the period through the next date set to vote on the levy.

   Litigation. The following summary of litigation relates only to matters as to which the State of Oregon is a party and as to which the State of Oregon has indicated that the individual claims against the State exceed $5 million. Other litigation may exist with respect to individual municipal issuers as to which the State of Oregon is not a party, but which, if decided adversely, could have a materially adverse effect on the financial condition of the individual municipal issuer.

   1. SAIF Fund Transfers. During 1983, three special sessions of the Legislature were convened to balance the previously approved budget for the 1981-83 fiscal biennium. Among the actions required to balance the budget were the reduction of expenditures during the biennium by more than $215 million and the transfer to the State's General Fund in June 1983 of $81 million from the surplus of the State Accident Insurance Fund ("SAIF"). The State was sued in litigation challenging the legality of the transfer of this surplus from SAIF to the General Fund. The Oregon Supreme Court held that the transfer of the $81 million was not proper. The Court did not, however, require that the funds be repaid to SAIF, nor did the Court award the plaintiff any damages.





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   As a result of the decision, a coalition of Oregon businesses filed companion class action lawsuits in 1988 against the State seeking the return of the entire $81 million, plus interest accrued. The lawsuit alleged that 30,000 Oregon businesses were denied potential dividend payments when the Legislature improperly transferred the SAIF reserves to the General Fund.

   After a series of appeals, on November 19, 1993, the Oregon Supreme Court ruled that the State must return to SAIF the $81 million that the Legislature transferred to the General Fund. The Oregon Supreme Court remanded the case to the trial court to fashion a decree based upon evidence of what SAIF would have done with the money if it had not been transferred to the General Fund. On remand, the trial court ordered the State to return the $81 million to SAIF, with interest, but the trial court did not determine the rate of interest. Initial estimates by the State indicate that the amount of principal and interest owing under the court's ruling will be approximately $280 million. In its 1995 session, the Legislative Assembly appropriated $60 million to the Industrial Accident Fund. To date, the State has repaid $65 million of the $81 million principal amount, but has not yet paid any of the interest obligation.

   The parties have drafted a proposed settlement agreement which the trial court has tentatively approved. A final hearing on the approval is scheduled to occur at the end of February 1996. Under the agreement, the State would be obligated to pay a total of $225 million to the Industrial Accident Fund. Of that amount, $65 million has already been paid, $80 million would be paid at the end of the 1997 legislative session, and an additional $80 million would be paid at the end of the 1999 legislative session. If the State Legislature failed to appropriate the required amounts, the State would be in breach of the agreement and subject to additional court action from the plaintiffs.

   2. Spotted Owl Timber Sale Cases. The State is currently facing potential claims in connection with twenty-two State timber sales involving timber lands that spotted owls may be using as habitats. Although only a few suits have been brought against the State at this time, the State anticipates that other similar cases will be filed. While the State has indicated that it is not now possible to estimate the probable outcome of these claims, it estimates that the total potential exposure to the State exceeds $11.6 million.

   3.  State Employee Claims for Overtime Pay.   Two cases have been brought on
behalf of state employees who had been deemed exempt from the federal Fair Labor Standards Act overtime provisions. In the first case, plaintiffs sought class status for state employees who claim that they are not salaried employees exempt from the federal Fair Labor Standards Act overtime provisions. In November 1995, judgment was entered in this case against the State in the amount of $705,802, plus $84,801 in prejudgment interest. In the second case, filed on behalf of all state management service employees, plaintiffs claim that employees who are subject to disciplinary pay reduction are entitled to payment for overtime. The plaintiff class consists of approximately 50 individuals. The State estimates that the amount of damages the plaintiff class could recover equals approximately $1 million plus attorneys' fees.

   4. Taxation of Federal Retiree Pension Benefits. Several cases have been filed in the Oregon Tax Court and the State Circuit Courts alleging that a 1991 increase in the Public Employes' Retirement System ("PERS") benefits, to offset State taxation of the PERS benefits violates a holding by the United States Supreme Court in Davis v. Michigan Dept. of Treasury. The Davis case holds that state statutes may not provide disparate tax treatment of state and federal pension benefits. The State has indicated that it is not possible to estimate the potential impact of liability under these cases at this time. The Oregon Supreme Court upheld a ruling by the Oregon Tax Court in one of the cases that the increase in PERS benefits did not violate the Davis holding, and is constitutional. A petition for review in a related case is pending before the United States Supreme Court.

   5. Taxation of State Retiree Benefits. Class action certification has been granted in an action filed against the State and other public entities regarding the taxation of Oregon public employment retirement benefits. The defendant class is composed of all employers participating in PERS. The plaintiffs seek enforcement of the Oregon Supreme Court's decision in Hughes v. State. In Hughes, the Court ruled that a statutory amendment repealing a tax exemption for retirement benefits violated the constitutional provision




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against impairment of contract for benefits received from work performed prior to the date of amendment. The Court in Hughes deferred to the Oregon Legislature to fashion a remedy. Plaintiffs filed this action, therefore, to seek to require public employers to pay breach of contract damages or to increase benefits due to taxation of previously untaxed pensions.

   The 1995 Oregon Legislature enacted House Bill 3349 ("HB 3349"), which provides a remedy to the PERS beneficiaries. Under the bill, PERS members are entitled to increased benefits as compensation for damages resulting from the taxation of the PERS benefits. The bill also prohibits any class action suit for damages based upon such taxation and, according to the State, effectively renders the claims of the PERS beneficiaries moot. The fiscal impact statement submitted with this bill indicated that State agencies will be obligated to pay increased employer contributions of approximately $27 million in the 1995-97 biennium and approximately $36 million in the 1997-99 biennium to fund the benefits increase.

   Local governments have asserted claims that they should not be required to provide funds for the remedy provided in HB 3349 based upon breach of contract theories, and are seeking indemnification from the State. The passage of HB 3349 does not moot the claims of the local government. If the local governments are successful, liability would be imposed directly on the General Fund for the amount of increased benefits that the local governments must pay as a result of HB 3349. According to the State, the amount of liability imposed on the State as a result of the local governments' claims is uncertain. The trial court has ruled in favor of local governments on the breach of contract issues

   In November 1995, the Circuit Court ruled on the State's motions for reconsideration of the Court's earlier ruling with respect to the local governments' claims and on HB 3349. The Court upheld its ruling with respect to local governments. The Court also found that the effect of HB 3349 was to require local governments to pay breach of contract damages in violation of the Court's prior ruling, because the local governments would be required to pay increased contribution amounts to fund the remedy provided in HB 3349. The Court also found that because the source of funds for the increased benefit payments was an integral part of HB 3349, and could not be severed from the rest of the bill, HB 3349 was void in its entirety. The Court enjoined the payment of increased benefits, scheduled to begin in January 1996, to PERS retirees under HB 3349. The State has indicated that it will appeal the Circuit Court's ruling.

   6. Out-of-State Insurance Company Claims. In August 1993, several out-of-state insurance companies filed a lawsuit against the State challenging the State's gross premiums tax on out-of-state insurers. The lawsuit alleges that the tax violates the Equal Protection Clause of the 14th Amendment to the United States Constitution because the tax treats domestic and "foreign" insurers differently. The insurance companies seek a declaration that the Oregon gross premium tax is unconstitutional, refunds of all premiums paid from 1982 to date, and the recovery of their attorney's fees. According to the State, if claims were brought by all affected foreign insurers, the State's possible refund liability exposure could exceed $30 million. In hearings before the 1993 Oregon Legislative Assembly concerning the gross premium tax laws, the estimates of the State's potential refund liability in such a case ranged from $174.6 million to $27.4 million. Although the State has indicated that the possibilities of a result adverse to the State are substantial, on May 19, 1994, the trial court granted motions by the State that limit the time for which refunds must be paid to 1993 and subsequent years. According to the State, under the trial court's ruling, the State's exposure would be limited to approximately $10-20 million per year covering a two to three year period. Plaintiffs have filed an amended complaint in response to the trial court ruling. According to the State, motions for summary judgment have been filed that may partially or completely dispose of the case. Oral arguments on those motions were set for January 1996, and trial is set for February 1996. The State has indicated, however, it is impossible to predict a probable outcome of this case at this time.

   7. Liability for PERS Losses. Four separate plaintiffs have filed lawsuits against the State seeking reimbursement on behalf of the Public Employes' Retirement Fund for losses in excess of $5 million allegedly suffered by the Fund as a result of investment actions taken by former Oregon State Treasury employees. The plaintiffs seek recovery of the losses from the issuers of certain fidelity bonds or, in the



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alternative, a transfer from the State's general fund to the Fund of any losses that are not recoverable under the fidelity bonds. The State has now recovered on the fidelity bond an amount that offsets part of the losses to the Fund. According to the State, plaintiffs' claims that are based upon recovery under the bond are now moot. The remaining claims were dismissed by the trial court. In February 1995 the Oregon Court of Appeals upheld the trial court's decision. The Oregon Supreme Court has granted review of the case on several issues. According to the State, while many of the plaintiffs' claims are subject to the limits of the Oregon Tort Claims Act, the plaintiffs' breach of contract claim would not be subject to Oregon tort claims limits. At this time, therefore, the State believes that it would be premature to estimate the actual exposure of the State's General Fund if the plaintiffs were ultimately to prevail on any of their claims.


   8. Challenge to Oregon Health Plan. A class action suit has been filed in federal court seeking to add certain Medicare beneficiaries, consisting of disabled and elderly persons, to the group of persons covered under the Oregon Health Plan (the "Plan"). The plaintiff class is seeking additional services offered under the Plan which they do not receive under the Federal Medicare program. If plaintiffs are successful, the State estimates that costs under the Plan would increase an additional $30 million per biennium. The Court has ruled in favor of the State on its motion for summary judgment and dismissed the case. The time within which the plaintiffs may appeal the ruling has not yet expired.


PENNSYLVANIA

   RISK FACTORS--Potential purchasers of Units of the Pennsylvania Trust should consider the fact that the Trust's portfolio consists primarily of securities issued by the Commonwealth of Pennsylvania (the "Commonwealth"), its municipalities and authorities and should realize the substantial risks associated with an investment in such securities. Although the General Fund of the Commonwealth (the principal operating fund of the Commonwealth) experienced deficits in fiscal 1990 and 1991, tax increases and spending decreases have resulted in surpluses the last four years; as of June 30, 1994, the General Fund had a surplus of $892.9 million. The deficit in the Commonwealth's unsecured/undesignated funds also has been eliminated, and there was a surplus of $79.2 million as of June 30, 1994.

   Pennsylvania's economy historically has been dependent upon heavy industry, but has diversified recently into various services, particularly into medical and health services, education and financial services. Agricultural industries continue to be an important part of the economy, including not only the production of diversified food and livestock products, but substantial economic activity in agribusiness and food-related industries. Service industries currently employ the greatest share of nonagricultural workers, followed by the categories of trade and manufacturing. Future economic difficulties in any of these industries could have an adverse impact on the finances of the Commonwealth or its municipalities and could adversely affect the market value of the Bonds in the Pennsylvania Trust or the ability of the respective obligors to make payments of interest and principal due on such Bonds.

   Certain litigation is pending against the Commonwealth that could adversely affect the ability of the Commonwealth to pay debt service on its obligations including suit relating to the following matters: (i) the ACLU has filed suit in federal court demanding additional funding for child welfare services; the Commonwealth settled a similar suit in the Commonwealth Court of Pennsylvania and is seeking the dismissal of the federal suit, inter alia because of that settlement. After its earlier denial of class certification was reversed by the Third Circuit Court of Appeals, the district court granted class certification to the ACLU, and the parties are proceeding with discovery (no available estimate of potential liability); (ii) in 1987, the Supreme Court of Pennsylvania held the statutory scheme for country funding of the judicial system to be in conflict with the constitution of the Commonwealth, but stayed judgment pending enactment by the legislature of funding consistent with the opinion, and the legislature has yet to consider legislation implementing the judgment. In 1992, a new action in mandamus was filed seeking to compel the Commonwealth to comply with the original decision; (iii) litigation has been filed in both state and federal court by an association of rural and small
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parents challenging the constitutionality of the Commonwealth's system for funding local school districts--the federal case has been stayed pending the resolution of the state case, and the state case is in the pre-trial stage (no available estimate of potential liability); and (iv) Envirotest/Synterra Partners ("Envirotest") has filed suit against the Commonwealth asserting that it sustained damages in excess of $350 million, as a result of investments it made in reliance on a contract to conduct emissions testing before the emission testing program was suspended. Envirotest has entered into a Standstill Agreement to resolve Envirotest's claims (no available estimate of potential liability).

   Although there can be no assurance that such conditions will continue, the Commonwealth's general obligation bonds are currently rated AA- by Standard & Poor's and A1 by Moody's and Philadelphia's general obligation bonds are currently rated BBB- by Standard & Poor's and Baa by Moody's.

   The City of Philadelphia (the "City") experienced a series of General Fund deficits for Fiscal Years 1998 through 1992 and, while its general financial situation has improved, the City is still seeking a long-term solution for its economic difficulties. The audited balance of the City's General Fund as of June 30, 1994 was a surplus of $15.4 million and preliminary unaudited financial statements as of June 30, 1995 project a surplus of approximately $59.6 million.

   In recent years an authority of the Commonwealth, the Pennsylvania Intergovernmental Cooperation Authority ("PICA"), has issued approximately $1.4 billion of Special Revenue Bonds on behalf of the City to cover budget shortfalls, to eliminate projected deficits and to fund capital spending. As one of the conditions of issuing bonds on behalf of the City, PICA exercises oversight of the City's finances. The City is currently operating under a five year plan approved by PICA in 1995. PICA's power to issue further bonds to finance capital projects expired on December 31, 1994. PICA may continue to issue bonds to finance cash flow deficits until December 31, 1996, and its authority to refund existing debt will not expire.

TENNESSEE

   RISK FACTORS--In 1978, the voters of the State of Tennessee approved an amendment to the State Constitution requiring that (1) the total expenditures of the State for any fiscal year shall not exceed the State's revenues and reserves, including the proceeds of debt obligations issued to finance capital expenditures and (2) in no year shall the rate of growth of appropriations from State tax revenues exceed the estimated rate of growth of the State's economy. That amendment also provided that no debt obligation may be authorized for the current operation of any State service or program unless repaid within the fiscal year of issuance.

   In response to public demand for better public education throughout the State, the 1992 Tennessee General Assembly temporarily raised the State sales tax by one-half of one percent to 6%, effective April 1, 1992. This increase became permanent as a result of the 1993 legislative session. This increase establishes the maximum total State and local sales tax rate at 8.75%. Although the issue of instituting a new State income tax scheme remains a matter of discussion amongst legislators, most political observers in Tennessee doubt such a proposal will be passed within the next two-three years.

   The Tennessee economy generally tends to rise and fall in a roughly parallel manner with the U.S. economy. Like the U.S. economy, the Tennessee economy entered recession in the last half of 1990 which continued throughout 1991 and into 1992 as the Tennessee index of coincident and leading economic indicators trended downward throughout the period. However, the Tennessee economy gained strength during the latter part of 1992 and this renewed vitality steadily continued through 1993, 1994 and into 1995. Although some of the most recent economic data reveal some downward movement in the leading economic index, most experts believe that the State will continue the moderate economic gains it has achieved in 1993, 1994 and the first half of 1995. The State's fiscal year runs from July 1 through June 30.








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   The Tennessee index of coincident economic indicators, which gauges current economic conditions throughout the State, has steadily risen each quarter since the third calendar quarter of 1991. For calendar year 1994 the coincident index rose approximately 6.20% over 1993 figures, while 1993 figures increased approximately 4.29% over 1992 figures and 1992 figures showed a 2.45% increase over the previous year's figures. In 1995, figures for the coincident index are up over 1994 figures for every month from January through September, the most recent monthly period for which data is available.

   Tennessee taxable sales were approximately $44.16 billion in 1991, approximately $46.96 billion in 1992, approximately $50.65 billion in 1993, and approximately $55.34 billion in 1994, representing percentage increases of 1.4%, 6.4%, 7.9% and 9.3%, respectively, over the previous year's total. Tennessee taxable sales for the first nine months of 1995 were as follows: approximately $4.78 billion in January, $4.78 billion in February, $5.12 billion in March, $4.98 billion in April, $4.90 billion in May, $5.04 billion in June, $4.89 billion in July, $5.14 billion in August, and $5.07 billion in September. These figures represent the following percentage increases over figures for the same months in 1994: January (15.39%), February (8.68%), March (7.33%), April (10.83%), May (8.03%), June (9.26%), July (6.02%), August (7.33%) and September
(8.42%).

   Current data indicate that seasonally-adjusted personal income in Tennessee has grown approximately $5.34 billion from calendar year 1992 averages to calendar year 1993 averages, representing an approximate 5.90% increase, and grown approximately $6.89 billion from calendar year 1993 averages to calendar year 1994 averages, representing an approximate 7.03% increase. Comparative figures for 1994 to 1995 are not currently available. From 1983 to 1993 Tennessee's per capita income has increased approximately 87.1% to $18,434, compared to the national per capita income of $20,817 which translates into a ten-year increase of approximately 70.3%. For the fiscal year ended June 30, 1993, however, Tennessee still led the nation in household bankruptcy filings (1 in every 49) with a rate twice the national average (1 in 102).

   Tennessee's unemployment rate stood at 4.0% for December 1994, the lowest figure since the 1980's. The unemployment rate has slowly risen over the December 1994 low, and at September 1995, the State's unemployment rate stood at 5.2% with the national rate at 5.6%. By December 1993, only one Tennessee county had an unemployment rate over 10% for the first time since 1974. Over the past four years, average annual unemployment in Tennessee has steadily decreased, from 6.6% in 1991, to 6.4% in 1992, to 5.7% in 1993 and to 4.8% in
1994. Figures for 1995 are not currently available. The Tennessee Department of Employment Security has projected minimum growth of approximately 23% in Tennessee's total employment by the year 2005, with an increase of approximately 550,000-600,000 new jobs as compared to the projection for national employment growth of 20.5% over the same period.

   Historically, the Tennessee economy has been characterized by a slightly greater concentration in manufacturing employment than the U.S. as a whole. The Tennessee economy, however, has been undergoing a structural change in the last 15-20 years through increases in service sector and trade sector employment. Service sector employment has climbed steadily since 1973, increasing its share of overall state non-agricultural employment from 14.5% to 24.7% in 1993. Over the same period, employment in manufacturing has declined from 33.9% to 22.7%, and employment in the trade sector has increased from 1973 to 1993 from 20.4% to 23.0% of non-agricultural employment. Recently, overall Tennessee non-agricultural employment has grown in the period from 1991 to 1994 from approximately 2.18 million persons to approximately 2.42 million persons, representing percentage increases of approximately 2.8%, 3.7% and 4.0% for 1992, 1993 and 1994, respectively, over the previous year's figure. Accordingly, non-agricultural employment in Tennessee is relatively uniformly diversified today with approximately 23% in the manufacturing sector, approximately 25% in the trade and service sectors and approximately 16% in government. Figures for 1995 are not currently available.

   Manufacturing employment is one component of non-agricultural employment. Tennessee manufacturing employment averaged approximately 503,000 persons in 1991; 515,000 persons in 1992; 529,000 persons in 1993 and 538,000 persons in
1994, with the 1992, 1993 and 1994 figures representing





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percentage increases of approximately 2.4%, 2.7% and 1.9%, respectively, over the previous year's average.  Figures for 1995 are not currently available.

   The Tennessee index of leading economic indicators acts as a signal of the health of the State's economy six to nine months ahead. In 1994, figures for the leading index rose approximately 2.40% over 1993 figures while 1993 figures were up approximately 1.38% over 1992 figures. Thus far in 1995, monthly figures for the leading index rose in January (2.42%), February (1.67%), March (.48%), April (.61%) and May (.09%), as compared to figures for the same months in 1994. However, with respect to the most recent four months for which 1995 data is available, the leading index has shown a negative trend with each month reflecting a decrease in the index as compared to the 1994 figures for those same months: June (-.34%), July (-.16%), August (-.12%) and September (-.73%). Monthly figures for the leading index for the remainder of 1995 are not currently available.

   Tennessee Department of Revenue collections for calendar year 1995 increased to approximately $5.91 billion, an increase of approximately $410 million, or 6.84% over 1994 figures. The State's rainy-day fund remained constant from December 1994 to December 1995 at $101 million.

   Tennessee's population increased approximately 6.2% from 1980 to 1990, less than the national increase of 10.2% for the same period. As of July 1, 1995, the State's population was estimated at approximately 5.2 million. A U.S. census study projects that Tennessee will be the fifth most popular destination for new residents coming from other states during the period from 1990-2020. Population growth in Tennessee is expected to come mostly in the major metropolitan areas (Memphis, Nashville, Knoxville and Chattanooga) over the next 10-15 years. The overall state population is expected to grow 5.5% between 1990 and 2000, then 4.6% for the period between 2000 and 2010. Greatest growth is expected to occur in the Nashville MSA, which, in 1995, and for the first time, passed the Memphis MSA as the largest metropolitan population center in Tennessee. The largest population decline is expected in the rural counties of northwest Tennessee. This declining rate of the rural population, coupled with the structural changes in the Tennessee economy and the increased competition from domestic and international trading partners, comprise three trends that are likely to influence the State's long-term economic outlook.
   Tennessee's general obligation bonds are rated Aaa by Moody's and AA+ by Standard & Poor's. Tennessee's smallest counties have Moody's lower ratings ranging from Baa to B, in part due to these rural counties' limited economies that make them vulnerable to economic downturns. Tennessee's four largest counties (Shelby, Davidson, Knox and Hamilton) have the second highest of Moody's nine investment grades, Aa. There can be no assurance that the economic conditions on which these ratings are based will continue or that particular obligations contained in the Portfolio of the Tennessee Trust may not be adversely affected by changes in economic or political conditions.

   The Sponsors believe that the information summarized above describes some of the more significant matters affecting the Tennessee economy and relating to the Tennessee Trust. For a discussion of the particular risks with each of the Debt Obligations, and other factors to be considered in connection therewith, reference should be made to the Official Statements and other offering materials relating to each of the Debt Obligations included in the Portfolio of the Tennessee Trust. The foregoing information regarding the State does not purport to be a complete description of the matters covered and is based solely upon information provided by State agencies, publicly available documents and news reports of statements by State officials and employees. The Sponsors and their counsel have not independently verified this information, however, the Sponsors have no reason to believe that such information is incorrect in any material respect. None of the information presented in this summary is relevant to Puerto Rico or Guam Debt Obligations which may be included in the Tennessee Trust.


TEXAS

   RISK FACTORS--The State Economy. Over the last decade, the Texas economy has become more like the national economy, and, as it has done so, the nature of the Texas work force has also





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changed.  The Texas economy has become more concentrated in the service and trade industries, with over half of the Texans working in non-farm jobs being employed in those industries. Furthermore, Texas has continued to add many new jobs in "high-tech" industries over the past years, with employment in that segment growing by approximately 319,000 jobs from 1983 to 1993. At the same time, the oil and gas industry, which has traditionally been one of the most important contributors to the state economy, providing both jobs and substantial amounts of tax revenue, has become of reduced importance to the Texas economy. During 1995, oil and gas comprised only 11% of Texas' total gross state product and accounted for approximately 1.9% of the jobs in Texas and, with production levels of oil and gas in Texas being less than historical high levels, oil and gas severance taxes now make up 5% of state tax revenue, down from 27% in 1982. In addition, as the job force has grown in Texas and jobs have been added in most major industry segments in the past few years, the size of the agricultural work force has remained relatively unchanged.

   Various economic indicators showed significant improvement in the Texas economy during 1995. The gross state product is estimated by the State Comptroller of Public Accounts to have increased by approximately 4% in 1995 over the 1994 levels, while industrial production in Texas is estimated to have increased by 2.5% during the same period. Retail sales as of October 31, 1995 were approximately 7.7% ahead of levels during the comparable period in 1994. During 1994, Texas exports rose to approximately $60 billion, an increase of almost $20 billion from 1993 value of exported goods. Approximately two-thirds of the exports in 1994 were electronic equipment and components, scientific instruments, industrial machinery, computers, transportation equipment, and chemicals and related products. Much of the increase in exports during 1994 was as a result of trade with Mexico and Latin American countries.

   During 1995, Texas experienced a net job gain of almost 250,000 jobs, an increase in the job base of approximately 3.2%. From April 1994 to April 1995, non-farm employment in Texas grew at a faster rate in almost every major industry division employed by the United Department of Labor, Bureau of Labor Statistics than did employment in those divisions in the United States as a whole. During that period, however, statewide mining employment in Texas, which includes employment in the oil and gas industry, declined by 7,500, or 4.6%, to leave mining employment at its lowest level since 1977. Total non-farm jobs in the state were estimated to be approximately 8.06 million at the end of September 1995, while manufacturing jobs grew by 15,000 jobs, or 1.5%, during fiscal year 1995. During fiscal 1995, the construction industry in Texas was for the second consecutive year the fastest growing segment of the state economy, albeit at a lesser rate of gain than in 1994, with employment in that segment growing by approximately 24,000 jobs in fiscal 1995, a 6.3% increase compared with 1994 employment levels. In large measure the growth in construction jobs was the result of new construction of residential units and commercial buildings and an increase in nonbuilding construction fueled in part by state highway construction programs in the Dallas-Fort Worth and Houston areas. Preliminary labor statistics from November 1995 indicate that unemployment in Texas has increased slightly from the previous year to 6.1% on a seasonally adjusted basis and was still higher than the unemployment rate for the United States as a whole. This increase in the Texas unemployment rate and its deviation from the national rate may be attributable in large measure to the failure of job growth in Texas to keep pace with the increase in the growing labor force in Texas.

   As a consequence of the changes in the Texas economy, it has become more vulnerable to changes in the value of the dollar and the federal budget deficit. In addition, as is shown by the effect of the recent economic crisis in Mexico, international economic events and trade policies now have a heightened effect on the economic activity in Texas. In March, 1995 state government officials estimated that as much as one-half of a percentage point in the growth of the Texas economy forecasted for 1995 by the state Comptroller of Public Accounts could be lost as a result of the recent fiscal crisis in Mexico. That loss would be the result of a decrease in exports to Mexico as well as a slowdown in retail trade and economic activities in the important region along the Texas-Mexico border. Trade with Mexico was estimated in March 1995 to support directly and indirectly more than 464,000 jobs in Texas, about 6% of the total Texas employment. Although Texas exports to Mexico in the first quarter of 1995 (the period for which the most recent data is readily attainable) dropped less than 1% from the comparable period in 1994, the failure of the Mexican economy to recover fully from its recent economic crisis could result in additional



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unemployment, less growth in the Texas gross state product during 1996 and reduced tax revenue for the state.

   Recent Congressional proposals to replace assistance and Medicaid funding programs for the states with block grants could adversely affect states such as Texas. Any program adopted that makes little or no allowance for varying population growths and poverty rates among the states could penalize Texas and other states with high population growth and high poverty rates. In Texas' fiscal year 1995,Texas received over $11.4 billion in federal funding, which constituted 29.5% of all state revenues for that fiscal year. It is estimated by state officials that one formula contained in legislation under consideration by the United States Congress could reduce funding for discretionary programs such as education, job training, and highway programs by over $530 million from amounts currently assumed in the state budget for fiscal year 1996 and reduce funding for entitlement or mandatory spending on such items as family assistance, food stamps and social services by over $309 million from the amounts currently assumed in the state biennial revenue estimate for its fiscal years 1996 and 1997. Although there is no assurance that legislation providing for any block grant program will be enacted by the United States Congress or, if enacted, will be signed into law by the President, adoption of such a program could result in budgetary shortfalls for Texas if the social services programs mandated for the states and otherwise provided by Texas are not subject to corresponding cuts. The Comptroller of Public Accounts in Texas is working with the Texas Congressional delegation to ensure that any block grant program adopted would not penalize Texas or result in any substantial decease in federal funding.

   The recent decisions of the federal Base Closure and Realignment Commission may affect certain regions in Texas significantly. Most notably, Kelly Air Force Base in San Antonio, Texas, is slated for closure over the next several years with the resulting direct job loss estimated to be 13,000 jobs. Local officials in San Antonio have asserted that loss of those jobs would increase unemployment of Hispanics in San Antonio area by 73%. In addition, three other metropolitan areas in Texas may be affected by the actions of the commission. State officials and members of the Texas Congressional delegation are working to reduce the adverse effect of the commission's actions, both through attempts to save jobs and by otherwise reducing community dependence on defense establishments. There is no way to predict accurately at this time the effect of these closures on the Texas economy generally and economy of the San Antonio region in particular.

   The state government of Texas still faces significant financial challenges as demands for state and social services increase and spending of state funds for certain purposes is mandated by the courts and federal law and is required by growing social services caseloads. The population of Texas has grown significantly in the recent past and is estimated now to be approximately 18.7 million persons. Illegal immigration into Texas continues to be problematic for the state, creating additional demand for governmentally provided social services. In addition, among the ten most populous states, Texas has the highest percentage of its population living below the poverty line, a total of almost 18% of its populace. Some state officials are concerned that Texas' growth pattern and the number of persons living in poverty in Texas are not and will not be recognized properly by programs distributing federal funds available for social assistance programs to the states, resulting in Texas having fewer funds than a fair allocation of federal funding would otherwise provide to Texas. As a result, unless funding is appropriately allocated or additional sources of funding can be found, the growing need for social services will further strain the limited state and local resources for these programs.

   Bond Ratings. The state's credit ratings have been unchanged over recent periods, although such ratings have caused the state to pay higher interest rates on state bonds than those historically enjoyed by the state. Some local governments and other political subdivisions also have had their credit ratings lowered from their historical levels. As of December 31, 1995, general obligation bonds issued by the State of Texas were rated AA by Standard & Poor's, Aa by Moody's and AA+ by Fitch's Investor Services.

   State Finances. The finances of the State of Texas suffered a setback during the state's fiscal year ended August 31, 1995. After a number of fiscal years in which the state enjoyed a budgetary surplus,




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in fiscal 1995, the state's net expenditures exceeded net revenue for general and special funds by approximately $655 million. Although revenues increased by 5.4% from fiscal 1994, they failed to keep pace with expenditures, which increased by 10.4%. The largest increases in expenditures were in spending on health and human services, which increased by 12.8% or $1.5 billion, and education, which increased 8.2% or $1.1 billion from fiscal 1994 levels. This budgetary shortfall appears to have been the result of inaccurate forecasting of revenues and expenditures during the biennial budgeting process in 1993. Although Texas continued to maintain cash surplus in the state treasury that state officials believe to be adequate to meet the state's spending requirements, this cushion against budget overruns dropped from $4.985 billion in 1994 to $4.202 billion in 1995. There is no assurance that sufficient cash funds will be available in the state treasury to make up for any budgetary shortfall in future years.

   The state budget for the 1996-1997 biennium adopted by the 74th Legislature provides for expenditures of $78.9 billion which represents a $4.7 billion or 6.2% increase over the 1994-1995 biennium budget. Much of the increase in the next biennium's budget is related to increased spending for public education, health and human services and public safety and criminal justice. While state government officials have based this budget on forecasts of the revenues that will be available from all sources during the two fiscal year period, there is no assurance that revenues in the estimated amounts will be received by the State of Texas during that period or that the State will not have a budget deficit for that two-year period. The revenue estimates on which the budget is based assume aggregate receipts of almost $23.5 billion from the federal government during the biennium, which will be 29.4% of the state's budget for the period. As noted above, changes in federal law could result in the amounts of federal funding being less than those assumed by the state government for budgeting purposes.

   The two major sources of state revenue are state taxes and federal funds. Other revenue sources include income from licenses, fees and permits, interest and investment income, the state lottery, income from sales of goods and services and land income (which includes income from oil, gas and other mineral royalties as well as from leases on state lands). The major sources of state government tax collection are the sales tax, the sales and rentals taxes on motor vehicles and interstate carriers, and the franchise tax.

   Limitations on Bond Issuances and Ad Valorem Taxation. Although Texas has few debt limits on the incurrence of public debt, certain tax limitations imposed on counties and cities are in effect debt limitations. The requirement that counties and cities in Texas provide for the collection of an annual tax sufficient to retire any bonded indebtedness they create operates as a limitation on the amount of indebtedness which may be incurred as counties and cities may never incur indebtedness which cannot be satisfied by revenue received from taxes imposed within the tax limits. The same requirement is generally applicable to indebtedness of the State of Texas. However, voters have authorized from time to time, by constitutional amendment, the issuance of general obligation bonds of the state for various purposes.

   The State of Texas cannot itself impose ad valorem taxes. Although the state franchise tax system does function as an income tax on corporations, limited liability companies and certain banks, the State of Texas does not impose an income tax on personal income. Consequently, the state government must look to sources of revenue other than state ad valorem taxes and personal income taxes to fund the operations of the state government and to pay interest and principal on outstanding obligations of the state and its various agencies.

   To the extent the Texas Debt Obligations in the Portfolio are payable, either in whole or in part, from ad valorem taxes levied on taxable property, the limitations described below may be applicable. The Texas Constitution limits the rate of growth of appropriations from tax revenues not dedicated to a particular purpose by the Constitution during any biennium to the estimated rate of growth for the Texas economy, unless both houses of the Texas Legislature, by a majority vote in each, find that an emergency exists. In addition, the Texas Constitution authorizes cities having more than 5,000 inhabitants to provide further limitations in their city charters regarding the amount of ad valorem taxes which can be assessed. Furthermore, certain provisions of the Texas Constitution provide for exemptions from ad valorem taxes, of which some are mandatory and others are available at the option of the particular county, city, town,


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school district or other political subdivision of the state.  The following is only a summary of certain laws which may be applicable to an issuer of the Texas Debt Obligations regarding ad valorem taxation.

   Counties and political subdivisions are limited in their issuance of bonds for certain purposes (including construction, maintenance and improvement of roads, reservoirs, dams, waterways and irrigation works) to an amount up to one-fourth of the assessed valuation of real property. No county, city or town may levy a tax in any one year for general fund, permanent improvement fund, road and bridge fund or jury fund purposes in excess of $.80 on each $100 assessed valuation. Cities and towns having a population of 5,000 or less may not levy a tax for any one year for any purpose in excess of 1-1/2% of the taxable property ($1.50 on each $100 assessed valuation), and a limit of 2 1/2% ($2.50 on each $100 assessed valuation) is imposed on cities having a population of more than 5,000. Hospital districts may levy taxes up to $.75 on each $100 assessed valuation. School districts are subject to certain restrictions affecting the issuance of bonds and the imposition of taxes.

   Governing bodies of taxing units may not adopt tax rates that exceed certain specified rates until certain procedural requirements are met (including, in certain cases, holding a public hearing preceded by a published notice thereof). Certain statutory requirements exist which set forth the procedures necessary for the appropriate governmental body to issue and approve bonds and to levy taxes. To the extent that such procedural requirements are not followed correctly, the actions taken by such governmental bodies could be subject to attack and their validity and the validity of the bonds issued questioned.

   Property tax revenues are a major source of funding for public education in Texas. The method for funding public education in Texas has undergone material changes over the last five years and has been the subject of rancorous litigation during that period. In response to challenges to prior laws relating to the funding of public education in Texas, the Texas legislature adopted new legislation in 1993 that attempts to reduce the disparity of revenues per student between low-wealth school districts and high-wealth school districts by causing the high-wealth school districts to share their ad valorem tax revenues with the low-wealth school districts. In January 1995, the Texas Supreme Court affirmed the constitutionality of that legislation. Subsequently, the Texas Legislature created a new $170 million school facilities construction funding program designed primarily to help property-poor school districts build and renovate school facilities. The money for this program will come from the General Revenue Fund of the State of Texas. There is no assurance that further challenges to this method of funding public education will not be mounted in Texas. In fact, the Governor has appointed a tax reform task force to study the possibility of a complete restructuring or replacement of the current property tax system and to analyze alternatives to the current system for funding public education; however, no proposals have been made by the task force, and it is not possible to predict if or when the current property tax structure may be amended or replaced.


VIRGINIA

   RISK FACTORS--The Constitution of Virginia limits the ability of the Commonwealth to create debt. An amendment to the Constitution requiring a balanced budget was approved by the voters on November 6, 1984.

   General obligations of cities, towns or counties in Virginia are payable from the general revenues of the entity, including ad valorem tax revenues on property within the jurisdiction. The obligation to levy taxes could be enforced by mandamus, but such a remedy may be impracticable and difficult to enforce. Under section 15.1--227.61 of the Code of Virginia, a holder of any general obligation bond in default may file an affidavit setting forth such default with the Governor. If, after investigating, the Governor determines that such default exists, he is directed to order the State Comptroller to withhold State funds appropriated and payable to the entity and apply the amount so withheld to unpaid principal and interest. The Commonwealth, however, has no obligation to provide any additional funds necessary to pay such principal and interest.






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   Revenue bonds issued by Virginia political subdivisions include (1) revenue bonds payable exclusively from revenue producing governmental enterprises and
(2) industrial revenue bonds, college and hospital revenue bonds and other "private activity bonds" which are essentially non-governmental debt issues and which are payable exclusively by private entities such as non-profit organizations and business concerns of all sizes. State and local governments have no obligation to provide for payment of such private activity bonds and in many cases would be legally prohibited from doing so. The value of such private activity bonds may be affected by a wide variety of factors relevant to particular localities or industries, including economic developments outside of Virginia.

   Virginia municipal securities that are lease obligations are customarily subject to "non-appropriation" clauses. See "Municipal Revenue Bonds - Lease Rental Bonds." Legal principles may restrict the enforcement of provisions in lease financing limiting the municipal issuer's ability to utilize property similar to that leased in the event that debt service is not appropriated.

   No Virginia law expressly authorizes Virginia political subdivisions to file under Chapter 9 of the United States Bankruptcy Code, but recent case law suggests that the granting of general powers to such subdivisions may be sufficient to permit them to file voluntary petitions under Chapter 9.

   Virginia municipal issuers are generally not required to provide ongoing information about their finances and operations, although a number of cities, counties and other issuers prepare annual reports.

   Although revenue obligations of the Commonwealth or its political subdivisions may be payable from a specific project or source, including lease rentals, there can be no assurance that future economic difficulties and the resulting impact on Commonwealth and local government finances will not adversely affect the market value of the Virginia Series portfolio or the ability of the respective obligors to make timely payments of principal and interest on such obligations.

   The Commonwealth has maintained a high level of fiscal stability for many years due in large part to conservative financial operations and diverse sources of revenue. The budget for the 1994-96 biennium submitted by Governor Allen does not contemplate any significant new taxes or increases in the scope or amount of existing taxes.

   The economy of the Commonwealth is based primarily on manufacturing, the government sector (including defense), agriculture, mining and tourism. Defense spending is a major component. Defense installations are concentrated in Northern Virginia, the location of the Pentagon, and the Hampton Roads area, including the Cities of Newport News, Hampton, Norfolk and Virginia Beach, the locations of, among other installations, the Army Transportation Center (Ft. Eustis), the Langley Air Force Base, Norfolk Naval Base and the Oceana Naval Air Station, respectively. Any substantial reductions in defense spending generally or in particular areas, including base closings, could adversely affect the state and local economies. In addition both residential and non-residential construction have not fully recovered from recessionary conditions which caused a major contraction in real estate, construction and related activities in Northern Virginia and resulted in substantial financial deterioration for many participants in these activities.

     In Davis v. Michigan (decided March 28, 1989), the United States Supreme Court ruled unconstitutional Michigan's statute exempting from state income tax the retirement benefits paid by the state or local governments and not exempting retirement benefits paid by the federal government. At the time of this ruling, under legislation subsequently amended in 1989 to provide uniform exemptions for all retirees, Virginia exempted state and local but not federal government retirement benefits. A number of suits for refunds were filed by federal retirees in state courts in 1989.

     During pendency of an appeal to the Virginia Supreme Court in the principal refund suit, Harper v. Department of Taxation, the General Assembly enacted legislation intended to settle the retirees' litigation by providing for payments of $60 million on March 1, 1995, and (subject to appropriation) $70 million




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on each March I thereafter through March 31, 1999, to retirees who accept the settlement, release the Commonwealth from all claims based on taxation of federal retirement benefits during 1985-88 and dismiss all related lawsuits to which they are parties. The settlement amount is reduced by a percentage of the dollar amount of claims of retirees who opt out. Approximately 91% of the retirees accepted the settlement.

     On September 15, 1995, the Virginia Supreme Court decided the Harper appeal in favor of the retirees and ordered refunds with interest. The Commonwealth will not seek an appeal or rehearing of this decision and has issued refund checks to the retirees who opted out of the legislative settlement. The cost of the refund is approximately $78.4 million, including interest.

   The Commonwealth has a Standard & Poor's rating of AAA and a Moody's rating of Aaa on its general obligation bonds. There can be no assurance that the economic conditions on which these ratings are based will continue or that particular bond issues may not be adversely affected by changes in economic or political conditions.





















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